    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1998

                                                      Registration No. 333-60129
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               ________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________
                            MICRON TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)
                                     3674
           (Primary standard industrial classification code number)



          DELAWARE                                         75-1618004
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

  8000 SOUTH FEDERAL WAY                             WILBUR G. STOVER, JR.
        P.O. BOX 6                                VICE PRESIDENT OF FINANCE AND
  BOISE, IDAHO 83707-0006                            CHIEF FINANCIAL OFFICER
      (208) 368-4000                                  MICRON TECHNOLOGY, INC.
(Address, including zip code,                         8000 SOUTH FEDERAL WAY
and telephone number, including                       BOISE, IDAHO 83707-0006

area code, of registrant's principal                       (208) 368-4000
      executive offices)                            (Name, address, including
                                                     zip code, and telephone
                                                    number, including area code,
                                                       of agent for service)


                               ________________
                                  Copies to:



P. CHRISTIAN ANDERSON                                   SUSAN DUNN
 DAVID G. ANGERBAUER                                    DAVID HEALY
  Holland & Hart LLP                                  FENWICK & WEST LLP
      Suite 500                                      TWO PALO ALTO SQUARE
 215 SOUTH STATE STREET                           PALO ALTO, CALIFORNIA 94306
SALT LAKE CITY, UTAH 84111-2346                         (650) 494-0600
    (801) 595-7800


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of certain other conditions under the Agreement and Plan of Reorganization described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ___________

================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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                                RENDITION, INC.
                            999 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086

                                                             August 27, 1998

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Rendition Special Meeting") of Rendition, Inc., a California corporation ("Rendition"), to be held on September 10, 1998 at 9:00 a.m., Pacific Daylight Savings Time, at the principal executive offices of Rendition located at 999 East Arques Avenue, Sunnyvale, California 94086. Enclosed are a document entitled Notice of Special Meeting of Shareholders, a document entitled Proxy Statement/Prospectus containing information about the matters to be acted upon, and a proxy card.

     At the Rendition Special Meeting, you will be asked to consider and vote upon the approval and adoption of (i) the Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Reorganization Agreement"), between Rendition and Micron Technology, Inc., a Delaware corporation ("Micron"), and (ii) the Merger (as defined below). A copy of the Reorganization Agreement appears as Appendix A to the accompanying Proxy Statement/Prospectus.

     Pursuant to the Reorganization Agreement, Rendition will be merged with and into Micron (the "Merger"), in a merger in which Micron will be the surviving corporation. At that time, each outstanding share of Rendition Common Stock (other than dissenting shares) will be converted into that number of shares of Micron Common Stock equal to a fraction (the "Conversion Ratio"), the numerator of which is 3,676,471 and the denominator of which is the sum of (i) the number of shares of Rendition Common Stock outstanding immediately prior to the effective time of the Merger, excluding shares of Rendition Common Stock as to which Rendition has a right of repurchase at cost, plus (ii) the number of shares of Rendition Common Stock issuable (as determined immediately prior to the effective time of the Merger) upon (A) the conversion of all outstanding shares of Rendition Preferred Stock (each share of which is currently convertible into one share of Rendition Common Stock), (B) the exercise of all outstanding vested options to purchase Rendition Common Stock, and (C) the conversion to Rendition Common Stock of all Rendition Preferred Stock issuable upon exercise of all warrants to purchase shares of Rendition Preferred Stock.

     Based upon the capitalization of Rendition on July 31, 1998, it is currently anticipated that each share of Rendition Common Stock and each share of Rendition Preferred Stock (other than dissenting shares) will convert into
 .1827510 shares of Micron Common Stock. Holders of Rendition Common Stock and Rendition Preferred Stock will receive cash in lieu of any fractional shares of Micron Common Stock to which such holders would have been entitled. Each outstanding option to purchase Rendition Common Stock will be converted into an option to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock subject to the option by the Conversion Ratio, rounded down to the next lowest whole number of shares, at an exercise price equal to the exercise price of such option at the time of the Merger divided by the Conversion Ratio, rounded up to the next highest cent. It is a condition to Micron's obligation to effect the Merger that all warrants for Rendition Preferred Stock be either exercised or terminated prior to the Merger. If the requisite approval of the shareholders of Rendition is received, the Merger is expected to be consummated on or about September 11, 1998.

     It is anticipated that holders of a majority of shares of Rendition Series A Preferred Stock and Rendition Series B Preferred Stock, and holders of a majority of Rendition Series C Preferred Stock, will convert all then outstanding shares of Rendition Series A Preferred Stock, Rendition Series B Preferred Stock and Rendition Series C Preferred Stock into shares of Rendition Common Stock immediately prior to the effective time of the Merger. This conversion, if it occurs, will not change the aggregate number of shares of Micron Common Stock to be issued in the Merger, nor the number of shares of Micron Common Stock to be issued to each Rendition shareholder in the Merger. Based on the closing price of Micron Common Stock of $32-1/4 per share on August 20, 1998 (the latest practicable date before the printing of this Proxy Statement/Prospectus), and assuming the exercise of all warrants to purchase shares of Rendition Preferred Stock prior to the closing of the Merger and no dissenting shareholders, the aggregate value of the shares of Micron Common Stock expected to be issued in the Merger to holders of outstanding shares of Rendition Preferred Stock and Rendition Common Stock is approximately $118,709,000, and the aggregate value of the shares of Micron Common Stock to be reserved for issuance upon exercise of options for Rendition Common Stock that are assumed or replaced by Micron in the Merger is approximately
$17,291,000.

     The Reorganization Agreement includes representations, warranties and covenants of Rendition. Pursuant to the Reorganization Agreement, the Indemnity and Escrow Agreement to be entered into by Micron, a representative on behalf of all Rendition shareholders, the escrow agent, and affiliates and certain principal shareholders of Rendition (such affiliates and principal shareholders to be referred to hereinafter collectively as the "Principal Rendition Shareholders") provides, among other things, that ten percent (10%) of the Micron Common Stock received by all Rendition shareholders in the Merger will be held in escrow to secure indemnification obligations under the Reorganization Agreement in connection with breaches of such representations, warranties and covenants. In addition, the Principal Rendition Shareholders will be liable for indemnification obligations up to an additional amount equal to an aggregate amount of five percent (5%) of the total value of the Micron Common Stock received by Rendition shareholders in the Merger. The indemnification obligations will expire one year following the effective date of the Merger, and at that time any shares remaining in the escrow will be released to the Rendition shareholders.

     After the Merger, the executive officers and directors of Micron will continue as the executive officers and directors of the surviving corporation. John Zucker, the current Chief Executive Officer of Rendition, will become an officer of Micron.

     THE RENDITION BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF RENDITION AND ITS SHAREHOLDERS AND HAS APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF RENDITION VOTE FOR THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE MERGER.

     The affirmative vote of the holders of a majority of the outstanding shares of Rendition Common Stock, Rendition Preferred Stock and Rendition Series C Preferred Stock, voting as separate classes and series, is necessary to approve and adopt the Reorganization Agreement and the Merger. Shareholders of Rendition holding a majority of the issued and outstanding shares of Rendition Common Stock, Rendition Preferred Stock and Rendition Series C Preferred Stock have entered into a voting agreement pursuant to which they have agreed to vote in favor of the Reorganization Agreement and the Merger and have granted Micron irrevocable proxies to vote their shares. Therefore, it is anticipated that the proxies granted to Micron by such persons will be voted in favor of the Reorganization Agreement and the Merger and that the Reorganization Agreement and the Merger will be approved by Rendition's shareholders. The issuance of shares of Micron Common Stock in connection with the Merger will also require the satisfaction or waiver of other conditions as described in the enclosed Proxy Statement/Prospectus.

     We urge you to read the enclosed material carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Rendition Special Meeting. If you attend the Rendition Special Meeting in person, you may, if you wish, vote your shares personally on all matters whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.

     Please do not send your share certificates with your proxy card. If the Reorganization Agreement is approved and adopted by the Rendition shareholders and all other conditions to the Merger are satisfied, you will receive a transmittal form and instructions for the surrender and exchange of your shares.


                                    Sincerely yours,

                                    /s/ John Zucker

                                    John Zucker
                                    Chief Executive Officer

                                RENDITION, INC.
                            999 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Rendition Special Meeting") of Rendition, Inc., a California corporation ("Rendition"), will be held at the principal executive offices of Rendition located at 999 East Arques Avenue, Sunnyvale, California 94086, on Thursday, September 10, 1998, at 9:00 a.m., Pacific Daylight Savings Time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Reorganization Agreement"), between Rendition and Micron Technology, Inc. ("Micron"), and (ii) the merger of Rendition with and into Micron (the "Merger"), whereby, among other things, Micron will survive the Merger; and

     2. To transact such other business as may properly come before the Rendition Special Meeting or any adjournments or postponements thereof.

     Pursuant to the Reorganization Agreement, each outstanding share of Rendition Common Stock (other than dissenting shares) will be converted into that number of shares of Micron Common Stock equal to a fraction (the "Conversion Ratio"), the numerator of which is 3,676,471 and the denominator of which is the sum of (i) the number of shares of Rendition Common Stock outstanding immediately prior to the effective time of the Merger, excluding shares of Rendition Common Stock as to which Rendition has a right of repurchase at cost, plus (ii) the number of shares of Rendition Common Stock issuable (as determined immediately prior to the effective time of the Merger) upon (A) the conversion of all outstanding shares of Rendition Preferred Stock (each of which is currently convertible into one share of Rendition Common Stock), (B) the exercise of all outstanding vested options to purchase Rendition Common Stock, and (C) the conversion to Rendition Common Stock of all Rendition Preferred Stock issuable upon exercise of all warrants to purchase shares of Rendition Preferred Stock.

     Based upon the capitalization of Rendition on July 31, 1998, it is currently anticipated that each share of Rendition Common Stock and each share of Rendition Preferred Stock (other than dissenting shares) will convert into
 .1827510 shares of Micron Common Stock. Holders of Rendition Common Stock and Rendition Preferred Stock will receive cash in lieu of any fractional shares of Micron Common Stock to which such holders would have been entitled. Each outstanding option to purchase Rendition Common Stock will be converted into an option to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock subject to the option by the Conversion Ratio, rounded down to the next lowest whole number of shares, at an exercise price equal to the exercise price of such option at the time of the Merger divided by the Conversion Ratio, rounded up to the next highest cent. It is a condition to Micron's obligation to effect the Merger that all warrants for Rendition Preferred Stock be either exercised or terminated prior the Merger.

     The Reorganization Agreement includes certain representations, warranties and covenants of Rendition. Pursuant to the Reorganization Agreement, the Indemnity and Escrow Agreement to be entered into by Micron, a representative on behalf of all Rendition shareholders, the escrow agent, and affiliates and certain principal shareholders of Rendition (such affiliates and principal shareholders to be referred to hereinafter collectively as the "Principal Rendition Shareholders") provides, among other things, that ten percent (10%) of the Micron Common Stock received by all Rendition shareholders in the Merger will be held in escrow to secure indemnification obligations under the Reorganization Agreement in connection with breaches of such representations, warranties and covenants. In addition, the Principal Rendition Shareholders will be liable for indemnification obligations up to an additional amount equal to an aggregate amount of five percent (5%) of the total value of the Micron
Common Stock received by Rendition shareholders in the Merger.   The
indemnification obligations will expire one year following the effective date of the Merger, and at that time any shares remaining in the escrow will be released to the Rendition shareholders.

     In accordance with Chapter 13 of the California General Corporation Law, a copy of which is enclosed as Appendix D to the accompanying Proxy
Statement/Prospectus, the holders of Rendition Common Stock and Rendition Preferred Stock have dissenters' rights with respect to such stock in connection with the Merger.

     Only shareholders of record at the close of business on July 31, 1998 are entitled to notice of, and to vote at, the Rendition Special Meeting, or at any adjournment(s) or postponement(s) thereof. The affirmative vote of the holders of a majority of the outstanding shares of Rendition Common Stock, Rendition Preferred Stock and Rendition Series C Preferred Stock, voting as separate classes and series, is necessary to approve and adopt the Reorganization Agreement and the Merger.

     The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this Notice.


                              By Order of the Board of Directors

                              /s/ Laura Perrone

                              Laura Perrone
                              Vice President, Finance and Administration and Chief Financial Officer
Sunnyvale, California
August 27, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                          PROXY STATEMENT/PROSPECTUS

                      PROXY STATEMENT OF RENDITION, INC.
                                  __________

                     PROSPECTUS OF MICRON TECHNOLOGY, INC.
                                  __________

     Micron Technology, Inc. ("Micron") has filed a Registration Statement on Form S-4 (File No. 333-60129) (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of its Common Stock, $0.10 par value per share (the "Micron Common Stock"), issuable in connection with a transaction in which Rendition, Inc. ("Rendition") will be merged with and into Micron (the "Merger").

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") constitutes a part of the Registration Statement and is being furnished to shareholders of Rendition as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Rendition for use at its special meeting of shareholders (or any adjournment or postponement thereof) to be held on September 10, 1998 (the "Rendition Special Meeting"). At the Rendition Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Reorganization Agreement"), between Micron and Rendition, pursuant to which the Merger shall occur. A copy of the Reorganization Agreement is attached as Appendix A to this Proxy Statement/Prospectus. This Proxy Statement/Prospectus also constitutes the Prospectus of Micron filed as part of the Registration Statement. The information contained herein with respect to Micron and its subsidiaries has been supplied by Micron, and the information contained herein with respect to Rendition has been supplied by Rendition.

     Based upon the number of shares of Micron Common Stock and Rendition capital stock outstanding as of July 31, 1998 and assuming there are no dissenting shareholders of Rendition, approximately 217,060,747 shares of Micron Common Stock will be outstanding immediately after the Merger is consummated, of which approximately 98.3% and 1.7% of the total will be held by persons who were stockholders of Micron prior to the Merger and by former shareholders of Rendition, respectively.

     Since the announcement of the proposed Merger on June 22, 1998 through August 20, 1998, the trading price of the Micron Common Stock has ranged from a high of $36-7/16 per share to a low of $22-7/16 per share, and on August 20, the latest practicable date before the printing of this Proxy Statement/Prospectus, the closing sale price was $32-1/4 per share. This Proxy Statement/Prospectus and the accompanying Notice of Rendition Special Meeting and form of proxy are first being mailed to shareholders of Rendition on or about August 27, 1998.

                               ________________

     See "Risk Factors" on page 12 for a discussion of certain factors that should be considered carefully by shareholders of Rendition.

                               ________________

     THE SHARES OF MICRON COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is August 27, 1998.

                               TABLE OF CONTENTS

                                                                                          PAGE


AVAILABLE INFORMATION..................................................................     vii

TRADEMARKS.............................................................................    viii

FORWARD-LOOKING STATEMENTS.............................................................    viii

SUMMARY................................................................................       1

 The Parties to the Merger.............................................................       1
 The Rendition Special Meeting.........................................................       1
 The Merger............................................................................       2
 Interests of Certain Persons in the Merger............................................       7
 Comparative Rights of Rendition Shareholders and Micron Stockholders..................       7
 Risk Factors..........................................................................       8
 Recent Developments...................................................................       8
 Selected Financial Information........................................................       8
 Comparative Per Share Data of Micron and Rendition....................................      10
 Market Prices and Dividends Paid......................................................      11

RISK FACTORS...........................................................................      12

 Risks Relating to the Merger..........................................................      12
 Risks Relating to Micron..............................................................      15
 Risks Relating to Rendition...........................................................      19

THE RENDITION SPECIAL MEETING..........................................................      25

 Introduction..........................................................................      25
 Purpose...............................................................................      25
 Date, Time and Place of Special Meeting...............................................      25
 Record Date and Outstanding Shares....................................................      25
 Voting of Proxies.....................................................................      25
 Vote Required.........................................................................      26
 Dissenters' Rights of Appraisal.......................................................      26
 Expenses; Solicitation of Proxies.....................................................      26

THE PARTIES TO THE REORGANIZATION AGREEMENT............................................      27

 Micron Technology, Inc................................................................      27
 Rendition, Inc........................................................................      27

THE MERGER.............................................................................      27

 The Reorganization Agreement..........................................................      27
 The Agreement of Merger...............................................................      28
 Merger Consideration..................................................................      28
 Conditions To The Merger..............................................................      32
 Representations And Warranties........................................................      33
 Covenants.............................................................................      33
 Non-Solicitation......................................................................      35

 Indemnification Of Rendition Officers And Directors.......................   35
 Termination...............................................................   35
 Expenses And Termination Fees.............................................   36
 Survival Of Representations And Warranties................................   36
 Indemnification...........................................................   37
 Amendment; Waiver.........................................................   38
 Governing Law; Jurisdiction; Costs And Attorneys' Fees....................   38
 Certain Ancillary Agreements..............................................   38
 Interests of Certain Persons in the Merger................................   39

BACKGROUND OF THE MERGER...................................................   40

REASONS FOR THE MERGER.....................................................   42

 Joint Reasons for the Merger..............................................   42
 Micron's Reasons for the Merger...........................................   42
 Rendition's Reasons for the Merger........................................   43
 Recommendation of the Rendition Board.....................................   45
 Opinion of Rendition Financial Advisor....................................   45

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................   49

ACCOUNTING TREATMENT.......................................................   50

GOVERNMENTAL AND REGULATORY APPROVALS......................................   51

DISSENTERS' RIGHTS.........................................................   51

COMPARATIVE RIGHTS OF RENDITION SHAREHOLDERS AND MICRON STOCKHOLDERS.......   53


 Limitation of Director Liability..........................................   53
 Indemnification...........................................................   54
 Anti-Takeover Laws........................................................   55
 Classification of Board of Directors......................................   55
 Size of Board of Directors................................................   56
 Cumulative Voting for Directors...........................................   56
 Removal of Directors......................................................   57
 Board of Directors Vacancies..............................................   57
 Notice of Special Meetings of the Board of Directors......................   57
 Special Shareholders or Stockholders Meetings; Shareholder or Stockholder
    Action by Written Consent..............................................   58
 Amendment of Certificate or Articles of Incorporation.....................   58
 Amendment of Bylaws.......................................................   58
 Shareholder Vote for Mergers and Other Corporate Reorganizations..........   59
 Dissenters' Rights in Mergers and Reorganizations.........................   59
 Loans to Directors, Officers and Employees................................   60
 Inspection of Shareholder or Stockholder Lists............................   60
 Payment of Dividends......................................................   60
 Interested Director Transactions..........................................   61

 Notice of Board Nominations and Other Shareholder or Stockholder Business -
    Special and Annual Meetings.............................................  61
 Notice of Board Nominations and Other Shareholder or Stockholder Business -
    Special Meetings........................................................  62
 Derivative Suits...........................................................  62
 Dissolution................................................................  62
 Percentage of Voting Stock; Influence Over Affairs.........................  63

MATERIAL CONTACTS BETWEEN MICRON AND RENDITION..............................  63

 Loan from Micron to Rendition..............................................  63
 Additional Loan from Micron to Rendition...................................  63
 Joint Product Development..................................................  63
 Semiconductor Industry Standard Initiative.................................  63
 Sales Representative Agreement.............................................  64

BUSINESS OF MICRON..........................................................  65

BUSINESS OF RENDITION.......................................................  65

 Introduction...............................................................  65
 Rendition Strategy.........................................................  65
 Rendition Technology.......................................................  66
 Products...................................................................  66
 Rendition Products under Development.......................................  68
 Research and Development...................................................  68
 Sales and Marketing........................................................  69
 Customers..................................................................  69
 Market Conditions..........................................................  70
 International Operations...................................................  71
 Manufacturing and Backlog..................................................  71
 Competition................................................................  72
 Proprietary Rights.........................................................  74
 Employees..................................................................  75
 Facilities.................................................................  75
 Legal Proceedings..........................................................  75

SELECTED CONSOLIDATED FINANCIAL DATA OF MICRON..............................  76

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF MICRON.......................................................  77

SELECTED FINANCIAL DATA OF RENDITION........................................  77

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
 OPERATIONS OF RENDITION....................................................  78

 Overview...................................................................  78
 Results of Operations......................................................  79
 Liquidity and Capital Resources............................................  83
 Year 2000 Compliance.......................................................  83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF MICRON.....................................................   84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF RENDITION..................................................   87

MARKET PRICE AND DIVIDENDS ON MICRON COMMON STOCK..........................   91

 Market for Micron Common Stock............................................   91
 Holders of Record.........................................................   91
 Dividends.................................................................   91

MARKET PRICE AND DIVIDENDS ON RENDITION STOCK..............................   92

ADDITIONAL INFORMATION REGARDING MICRON....................................   92

 Financial Statements......................................................   92
 Other Financial Matters...................................................   92
 Management and Related Matters............................................   92
 Recent Developments.......................................................   93

DESCRIPTION OF MICRON COMMON STOCK.........................................   94
LEGAL MATTERS..............................................................   94

EXPERTS....................................................................   94

RENDITION FINANCIAL STATEMENTS.............................................  F-1

APPENDIX A
  Agreement and Plan of Reorganization

APPENDIX B
  Agreement of Merger

APPENDIX C
  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

APPENDIX D
  Chapter 13 - California General Corporation Law

APPENDIX E
  Micron's Annual Report on Form 10-K for the Fiscal Year Ended
  August 28, 1997

APPENDIX F
  Selected Portions of Micron's Proxy Statement for its Annual Meeting of Stockholders Held on November 25, 1997

APPENDIX G
  Micron's Quarterly Report on Form 10-Q for the Quarter Ended
  November 27, 1997

APPENDIX H
  Micron's Quarterly Report on Form 10-Q for the Quarter Ended
  February 26, 1998

APPENDIX I
  Micron's Quarterly Report on Form 10-Q for the Quarter Ended
  May 28, 1998

                             AVAILABLE INFORMATION

     Micron is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549, and the regional offices of the Commission at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. The Micron Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the reports, proxy statements and other information concerning Micron can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Web site can be found at http://www.sec.gov.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made herein as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying at the Commission's offices as described above.

     Rendition is a privately-held company and is not subject to the information requirements or the proxy rules of the Exchange Act.


                                 ------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MICRON OR RENDITION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MICRON OR RENDITION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  TRADEMARKS

     Micron and NetFrame are registered trademarks and RAMCore and Socket X are trademarks of Micron. Rendition is a registered trademark and Vrit is a trademark of Rendition. Micron and Rendition have various other registered trademarks and trademarks that are not referred to herein. This Proxy Statement/Prospectus also contains registered trademarks and trademarks of persons other than Micron and Rendition.

                          FORWARD-LOOKING STATEMENTS

     Statements contained in this Proxy Statement/Prospectus that are not purely historical are forward-looking statements and are being provided in reliance upon the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "estimate," "anticipate," "intend" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are made as of the date hereof, and are based on current management expectations and information available to Micron and/or Rendition as of such date. Neither Micron nor Rendition assumes any obligation to update any forward-looking statement, expect as may be required pursuant to the Securities Act in connection with the Registration Statement. It is important to note that actual outcomes and actual results could differ materially from those contemplated in such forward-looking statements. Factors that could cause actual results to differ materially include various risks and uncertainties, including those discussed under the heading "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

                                    SUMMARY

     The following contains a brief summary of certain information contained in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to the Merger and the Reorganization Agreement, and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the appendices hereto. Shareholders of Rendition are urged to read in their entirety this Proxy Statement/Prospectus, the Reorganization Agreement, a copy of which is attached hereto as Appendix A, and the other materials attached hereto.


     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF AND ELSEWHERE HEREIN.

THE PARTIES TO THE MERGER

     Micron Technology, Inc. Micron and its subsidiaries design, develop, manufacture and market DRAMs, very fast SRAMs, Flash, other semiconductor components, memory modules, personal computer ("PC") systems, and radio frequency identification ("RFID") products. Micron was incorporated in Idaho in 1978 and reincorporated in Delaware in 1984. Micron's principal executive offices and principal manufacturing operations are located at 8000 South Federal Way, Boise, Idaho 83707-0006, and its telephone number is (208) 368-4000.

     Rendition, Inc. Rendition designs, develops and markets high-performance, low-cost, multi-function graphics processors and related software to the mainstream PC market. Rendition was incorporated in Oregon in January 1993 and reincorporated in California in April 1994. Rendition's principal executive offices are located at 999 East Arques Avenue, Sunnyvale, California 94086, and its telephone number is (408) 822-0100.

THE RENDITION SPECIAL MEETING

     Date, Place, Time and Purpose. The Rendition Special Meeting will be held on September 10, 1998 at 9:00 a.m., Pacific Daylight Savings Time, at the principal executive offices of Rendition located at 999 East Arques Avenue, Sunnyvale, California 94086, for the purpose of considering and voting upon a proposal to approve and adopt the Reorganization Agreement and the Merger and to transact such other business as may properly come before the Rendition Special Meeting.

     Record Date, Voting Rights and Vote Required. Only holders of record of Common Stock, no par value, of Rendition ("Rendition Common Stock"), Series A Preferred Stock, no par value, of Rendition ("Rendition Series A Preferred"), Series B Preferred Stock, no par value, of Rendition ("Rendition Series B Preferred") and Series C Preferred Stock, no par value, of Rendition ("Rendition Series C Preferred" and, collectively with the Rendition Series A Preferred and the Rendition Series B Preferred, the "Rendition Preferred") at the close of business on July 31, 1998 (the "Rendition Record Date") are entitled to receive notice of and to vote at the Rendition Special Meeting. The holders of a majority of three separate voting groups, the Rendition Common Stock, the Rendition Preferred and the Rendition Series C Preferred, must be present in person or represented by proxy at the Rendition Special Meeting in order for a quorum to be present. Approval of the Reorganization Agreement and the Merger requires the affirmative vote of a majority of the issued and outstanding shares of each of these separate voting groups. Accordingly, abstentions will have the effect of a negative vote.

     Outstanding Shares held by Rendition's Directors, Executive Officers and their Affiliates; Voting Agreement. As of the Rendition Record Date, Rendition's directors, executive officers and their affiliates held, or had the right to acquire beneficial ownership of within 60 days, an aggregate of 6,711,093 shares of Rendition Preferred, 9,354,467 shares of Rendition Common Stock and 2,088,047 shares of Rendition Series C Preferred, representing 41.97% of the Rendition Preferred, 89.34% of the Rendition Common Stock and 27.23% of the Rendition Series C Preferred. Shareholders of Rendition holding a majority of the issued and outstanding shares of the Rendition Common Stock, Rendition Preferred and Rendition Series C Preferred have entered into a voting agreement (the "Voting Agreement") pursuant to which they have agreed to vote in favor of the Reorganization Agreement and the Merger and have granted Micron irrevocable proxies to vote their shares. Therefore, it is anticipated that the proxies granted to Micron by such persons will be voted in favor of the Reorganization Agreement and the Merger and that the Reorganization Agreement and the Merger will be approved by Rendition's shareholders.

THE MERGER

     Effect of the Merger. Pursuant to the Reorganization Agreement, Rendition will merge with and into Micron, with Micron being the surviving corporation. Subject to the terms and conditions of the Reorganization Agreement, the closing of the transactions contemplated by the Reorganization Agreement (the "Closing") will take place on the first business day after all conditions to Closing thereunder are satisfied or waived or on such other day as the parties may agree (such date, the "Closing Date"). The Merger will become effective upon the filing of an Agreement of Merger with both the Secretary of State of the State of California and the Secretary of State of the State of Delaware, which will occur concurrently with the Closing. The date on which the Merger becomes effective is referred to herein as the "Effective Time." As a result of the Merger, the separate existence of Rendition will cease, the Certificate of Incorporation of Micron (the "Micron Charter") and Micron's Bylaws in effect immediately prior to the Effective Time will govern the combined corporation and the executive officers and directors of Micron immediately prior to the Effective Time will be the executive officers and directors of the combined corporation. See "THE MERGER - The Agreement of Merger."

     Conversion of Shares. At the Effective Time, the outstanding shares of Micron Common Stock will be unaffected by the Merger. Pursuant to the Merger, each outstanding share of Rendition Common Stock, other than shares for which dissenters' rights have been properly perfected (the "Dissenting Shares") pursuant to Chapter 13 of the California General Corporation Law (the "CGCL"), will be converted into that number of shares of Micron Common Stock equal to a fraction (the "Conversion Ratio"), the numerator of which is 3,676,471 and the denominator of which is the sum of (i) the number of shares of Rendition Common Stock outstanding immediately prior to the Effective Time, excluding shares of Rendition Common Stock as to which Rendition has a right of repurchase at cost (the "Rendition

Unvested Shares"), plus (ii) the number of shares of Rendition
Common Stock issuable (as determined immediately prior to the Effective Time) upon (A) the conversion of all outstanding shares of Rendition Preferred (each share of which is currently convertible into one share of Rendition Common Stock), (B) the exercise of all outstanding options to purchase Rendition Common Stock (the "Rendition Options") pursuant to Rendition's 1994 Equity Incentive Plan (the "Plan"), other than Rendition Options that have not vested as of such time, and (C) the conversion to Rendition Common Stock of all Rendition Preferred issuable upon exercise of all warrants to purchase shares of Rendition Preferred (the "Rendition Warrants").

     If prior to the Effective Time Micron undertakes certain actions to recapitalize itself or issues a dividend payable in shares or securities convertible into shares, the Conversion Ratio will be adjusted appropriately to maintain the proportionate interests of shareholders and optionholders of Rendition, as contemplated by the Reorganization Agreement.

     Each share of Rendition Preferred issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will automatically be converted at the Effective Time into the right to receive a fraction of a share of Micron Common Stock equal to the Conversion Ratio multiplied by the number of shares of Rendition Common Stock into which such share of Rendition Preferred was convertible immediately prior to the Effective Time. It is anticipated that holders of a majority of shares of Rendition Series A Preferred and Rendition Series B Preferred, and holders of a majority of Rendition Series C Preferred, will convert all then outstanding shares of Rendition Preferred into shares of Rendition Common Stock immediately prior to the Effective Time of the Merger. This conversion, if it occurs, will not change the aggregate number of shares of Micron Common Stock to be issued in the Merger, nor the number of shares of Micron Common Stock to be issued to each Rendition shareholder in the Merger. See "THE MERGER - Merger Consideration - Conversion of Shares."

     Fractional Shares. Each Rendition shareholder who would otherwise be entitled to receive a fraction of a share of Micron Common Stock (after aggregating all fractional shares to be received by such shareholder) will receive promptly after the Effective Time an amount of cash equal to the per share market value of Micron Common Stock (based on the average closing sale price of Micron Common Stock as quoted on the NYSE for the twenty (20) day period preceding (but not including) the Closing Date, as reported in The Wall
                                                                      --------
Street Journal) multiplied by the fraction of a share of Micron Common Stock to
--------------
which such shareholder would otherwise be entitled. See "THE MERGER - Merger Consideration - Fractional Shares."

     Conversion of Rendition Options. At the Effective Time, each outstanding Rendition Option will automatically be converted into an option (a "Micron Option") to purchase a number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock otherwise issuable upon the exercise of such Rendition Option immediately prior to the Effective Time by the Conversion Ratio. Such Micron Options shall have a per share exercise price equal to the exercise price of the converted Rendition Option immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent. If a Micron Option received at the Effective Time by a former holder of a Rendition Option would be exercisable for a fractional share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Option will be rounded down to the nearest whole number, with no cash being payable for such fractional share. A new option agreement (or an addendum to the existing option agreement) evidencing the number of shares of Micron Common Stock subject to the option and the exercise price per share will be issued with respect to each converted Rendition Option. The term, exercisability, vesting schedule, and status as an "Incentive Stock Option" under the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, of each such converted Rendition Option will remain unchanged. Continuous employment with Rendition will be credited to a holder of a converted Rendition Option for the purpose of determining the number of shares of Micron Common Stock subject to exercise after the Effective Time. As of July 31, 1998, there were outstanding options to purchase an aggregate of 2,933,870 shares of Rendition Common Stock, of which 346,190 shares were represented by vested options.

     Micron has agreed (i) to use its best efforts to cause the Micron Common Stock issuable upon exercise of the converted Rendition Options to be registered with the Commission on Form S-8 within thirty (30) days after the Effective Time, (ii) to use its reasonable best efforts to maintain the effectiveness of such registration for as long as any such converted Rendition Options remain outstanding, and (iii) to reserve a sufficient number of shares of Micron Common Stock for issuance upon exercise thereof. If applicable, Micron will administer the Plan in compliance with Rule 16b-3 under the Exchange Act.

     Treatment of Rendition Warrants. Rendition has agreed to use its reasonable best efforts to cause all Rendition Warrants to be exercised prior to the Effective Time. It is a condition to Micron's obligation to effect the Merger that all Rendition Warrants be either exercised or terminated in accordance with their terms prior to the Effective Time. If such condition is waived by Micron, each Rendition Warrant will be converted at the Effective Time into a warrant to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock otherwise issuable upon the exercise of such Rendition Warrant (treating any Rendition Preferred issuable upon exercise of such Rendition Warrant as though converted to Rendition Common Stock) at the Effective Time by the Conversion Ratio. If a Micron Warrant received at the Effective Time by a former holder of a Rendition Warrant would be exercisable for a fractional share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Warrant will be rounded down to the nearest whole number, with no cash being payable for such fractional share. Such Micron Warrants shall have a per share exercise price equal to the exercise price of the converted Rendition Warrant (treating any Rendition Preferred issuable upon exercise of such Rendition Warrant as though converted to Rendition Common Stock) immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent.

     Escrow Arrangement. At the Closing, Micron will withhold ten percent (10%) of the shares of Micron Common Stock issuable to each of the Rendition shareholders in the Merger (the "Escrow Shares") and will deliver such shares to an escrow agent (the "Escrow Agent"). The Escrow Shares will serve as collateral for and a non-exclusive source of payment of certain indemnification obligations under the Reorganization Agreement. See "THE MERGER - Indemnification" and "THE MERGER - Certain Ancillary Agreements - Escrow Agreement." The Escrow Shares will be held by the Escrow Agent until the first anniversary of the Closing Date (the "Escrow Release Date'), at which time any Escrow Shares and other property remaining in the escrow account will be delivered to the Shareholder Representative (as defined below) for allocation among and delivery to the Rendition shareholders immediately prior to the Effective Time (the "Former Rendition Shareholders") in proportion to their respective contributions to the shares comprising the Escrow Shares at the Effective Time.

     The terms of the escrow will be governed by the Reorganization Agreement and an Indemnity and Escrow Agreement (the "Escrow Agreement"), to be entered into by Micron, the Shareholder Representative (as defined below), the Principal Rendition Shareholders (as defined below) and the Escrow Agent. The approval of the Merger by the shareholders of Rendition will be deemed also to constitute their approval of the Escrow Agreement, the use of the Escrow Shares as collateral for Rendition's indemnification obligations under the Reorganization Agreement, the appointment of John Zucker (the "Shareholder Representative") as the legal representative, attorney-in-fact and agent of the Former Rendition Shareholders (other than holders of Dissenting Shares) to take certain actions on behalf of such Former Rendition Shareholders in connection with the escrow arrangement, certain limitations of the liability of, and agreement to indemnify under certain circumstances, the Shareholder Representative, and the payment of certain expenses of the Shareholder Representative. Under certain circumstances, a successor or additional Shareholder Representative may be appointed. In addition to the indemnification obligation secured by the Escrow Shares, affiliates and certain principal shareholders of Rendition (collectively, the "Principal Rendition Shareholders") will, until the first anniversary of the Closing Date, be liable for indemnification obligations that exceed the value of the Escrow Shares, up to an aggregate amount equal to five percent (5%) of the amount determined by multiplying the number of shares of Micron Common Stock to be issued to all shareholders of Rendition at the Effective Time, by the average closing sale price of Micron Common Stock on the NYSE during the twenty (20) day period immediately preceding (but not including) the Closing Date. This additional obligation owed by the Principal Rendition Shareholders will not be secured by any shares of Micron Common Stock. See "THE MERGER - Indemnification" and "THE MERGER - Certain Ancillary Agreements - Escrow Agreement."


      Exchange of Rendition Stock Certificates. After the Closing, each Rendition shareholder will surrender certificates representing shares of Rendition Common Stock and Rendition Preferred held by such shareholder, duly endorsed to Rendition or to Micron's transfer agent, for cancellation as of the Effective Time. Promptly thereafter, Micron's transfer agent will issue a certificate for the number of shares of Micron Common Stock that such holder is entitled to receive in the Merger (less the Escrow Shares). Micron or its transfer agent will also pay by check to each tendering Rendition shareholder cash in lieu of fractional shares as provided in the Reorganization Agreement. See "THE MERGER - Merger Consideration - Exchange of Certificates."

     Conditions to the Merger. The obligations of Rendition and Micron to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of a number of conditions, each of which must be satisfied or waived in order for the Merger to proceed. See "THE MERGER - Conditions to the Merger."

     Non-Solicitation. From and after the date of the Reorganization Agreement until the earlier of the Effective Time or the termination of the Reorganization Agreement in accordance with its terms, Rendition will not authorize, encourage or permit any person, on its or their behalf, directly or indirectly to solicit or encourage any offer or consider any inquiries or proposals received from any person or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Micron), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of Rendition's business, assets or capital stock. Nor will Rendition enter into any agreement with respect to such a transaction. See "THE MERGER - Non-Solicitation."

     Indemnification of Rendition Officers and Directors. The Reorganization Agreement provides that all rights to indemnification in favor of officers and directors of Rendition existing prior to the Effective Time for acts and omissions of such persons occurring prior to the Effective Time (other than for breach of the Reorganization Agreement) and the elimination of personal liability for monetary damages applicable to such persons prior to the Effective Time will survive the Merger and be maintained by Micron for a period of not less than five (5) years after the Effective Time. Such obligations shall be binding on any successors and assigns of Micron.

     Termination or Amendment of Reorganization Agreement. The Reorganization Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written agreement of Rendition and Micron; or (ii) by either party if (A) the Effective Time does not occur on or before December 15, 1998, (B) at any time before the Effective Time, the consummation of the Merger would be illegal or otherwise prohibited under applicable law or a final and nonappealable order of a court or governmental authority enjoining or otherwise prohibiting the consummation of the Merger, (C) there has been a breach by Micron (in the case of a termination by Rendition) or Rendition (in the case of a termination by Micron) of any representation, warranty or agreement set forth in the Reorganization Agreement and specified other conditions are met, or (D) Rendition's shareholders do not approve the Merger at the Rendition Special Meeting. See "THE MERGER - Termination."

     Approval of Micron's Board of Directors. The Board of Directors of Micron (the "Micron Board") has unanimously approved the Reorganization Agreement and the Merger. See "BACKGROUND OF THE MERGER" and "REASONS FOR THE MERGER."

     Approval and Recommendation of Rendition's Board of Directors. The Board of Directors of Rendition (the "Rendition Board") has unanimously approved the Reorganization Agreement and the Merger and recommends that the Rendition shareholders vote in favor of the Reorganization Agreement and the Merger. See "BACKGROUND OF THE MERGER" and "REASONS FOR THE MERGER."

     Opinion of Rendition Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered its oral opinion to the Rendition Board on June 16, 1998, confirmed in writing by a written opinion dated as of June 22, 1998 (the "DLJ Opinion"), to the effect that the Conversion Ratio is fair to the shareholders of Rendition from a financial point of view. The full text of the written opinion of DLJ, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Appendix C. Rendition shareholders are urged to, and should, read such opinion in its entirety. See "REASONS FOR THE MERGER - Opinion of Rendition's Financial Advisor."


     Other Agreements. In addition to the Voting Agreement and Escrow Agreement referred to above, various affiliates of Rendition will enter into certain Affiliate Agreements, Severance Agreements and a Non-Competition Agreement. See "THE MERGER - Certain Ancillary Agreements."


     Certain Federal Income Tax Considerations. The Merger is intended to qualify as a tax-free reorganization under the Code, so that no gain or loss would be recognized by Micron, Rendition or the shareholders of Rendition, except for gain or loss attributable to cash received by such shareholders in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

     Accounting Treatment. It is intended that the Merger will be accounted for under the pooling of interests method in accordance with generally accepted accounting principles. See "ACCOUNTING TREATMENT."

     Governmental and Regulatory Approvals. On July 14, 1998, Micron and Rendition filed notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice ("DOJ"). Effective July 27, 1998, the FTC granted requests for early termination of the waiting periods under the HSR Act, satisfying one of the conditions to the Merger. See "GOVERNMENTAL AND REGULATORY APPROVALS." Micron and Rendition are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws.

     Dissenters' Rights. California law affords dissenters' rights to shareholders of Rendition who do not vote in favor of the Merger. Holders of Rendition Common Stock and Rendition Preferred have the right to dissent from the Merger and to receive payment of the fair market value of their shares upon full compliance with Chapter 13 of the CGCL. A copy of Chapter 13 of the CGCL is attached hereto as Appendix D. See "DISSENTERS' RIGHTS" and Appendix D attached hereto. It is a condition to Micron's obligation to consummate the Merger that the Dissenting Shares constitute no more than two percent (2%) of the shares of Rendition stock outstanding at the Effective Time. See "THE MERGER - Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Rendition Board and certain executive officers of Rendition have certain interests respecting the Merger separate from their interests as holders of Rendition Common Stock or Rendition Preferred, including those referred to above under "THE MERGER - Indemnification of Rendition Directors and Officers." After the Merger, John Zucker, Chief Executive Officer and a director of Rendition, will become an officer of Micron. Micron has also entered into various severance agreements with Mr. Zucker and other executive officers of Rendition, which agreements will become effective following the Merger. See "THE MERGER - Interests of Certain Persons in the Merger" for additional information.

COMPARATIVE RIGHTS OF RENDITION SHAREHOLDERS AND MICRON STOCKHOLDERS

     Rights of shareholders of Rendition are currently governed by California law, the Rendition Amended and Restated Articles of Incorporation (the "Rendition Charter") and Rendition's Restated Bylaws. Upon consummation of the Merger, holders of Rendition Common Stock and Rendition Preferred will become common stockholders of Micron and their rights as common stockholders of Micron will be governed by Delaware law, the Micron Charter and Micron's Bylaws. There are various differences between the rights of holders of Rendition Common Stock and Rendition Preferred and the rights of holders of Micron Common Stock. See "COMPARATIVE RIGHTS OF RENDITION SHAREHOLDERS AND MICRON STOCKHOLDERS."

RISK FACTORS

     Rendition shareholders are urged to consider carefully the matters set forth under "RISK FACTORS" IN DECIDING WHETHER TO VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER.

RECENT DEVELOPMENTS

     On June 18, 1998, Micron entered into an acquisition agreement with Texas Instruments Incorporated ("TI") to purchase substantially all of TI's memory operations through the issuance of debt and equity securities. The agreement has been approved by the Board of Directors of Micron and TI, and the closing is subject to several conditions and approvals, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. There can be no assurance that the pending transaction with TI will be consummated. See "ADDITIONAL INFORMATION REGARDING MICRON - Recent Developments."

SELECTED FINANCIAL INFORMATION

     Micron Selected Consolidated Financial Data. The following selected consolidated financial data for Micron for the five years ended August 28, 1997 are derived from the audited consolidated financial statements of Micron. The consolidated statements of operations data for the fiscal years ended August 28, 1997, August 29, 1996 and August 31, 1995 and the consolidated balance sheet data at August 28, 1997 and August 29, 1996 are derived from audited consolidated financial statements included elsewhere herein. The consolidated statements of operations data for the fiscal years ended September 1, 1994 and September 2, 1993 and the consolidated balance sheet data at August 31, 1995, September 1,1994 and September 2, 1993 are derived from audited consolidated financial statements which are not included herein. The financial data for the nine month periods ended May 28, 1998 and May 29,1997 are derived from unaudited consolidated financial statements included elsewhere herein. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which management of Micron considers necessary for a fair presentation of its financial position and its results of operations for these periods.

     Operating results for the nine months ended May 28, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 3, 1998. The data should be read in conjunction with the information included under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MICRON" and the consolidated financial statements and related notes of Micron included elsewhere herein.

                            Micron Technology, Inc.
                  (Amounts in millions, except per share data)

                                       Nine Months Ended                         Fiscal Year Ended
                                   ----------------------------------------------------------------------------------
                                      May 28,     May 29,      August 28,  August 29,  August 31,  Sept. 1,  Sept. 2,
                                       1998        1997           1997        1996        1995       1994      1993
                                     ---------  -----------    ----------  ----------  ----------  --------  --------
                                          (unaudited)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales..........................  $2,320.0     $2,569.3       $3,515.5    $3,653.8    $2,952.7  $1,628.6    $828.3
Gross margin.......................     239.2        689.0          976.3     1,455.4     1,624.0     839.2     311.1

                                       8

Operating income (loss)............    (362.2)       277.1          402.4       940.5     1,307.8     625.7     167.7
Net income (loss)..................    (144.7)       260.2          332.2       593.5       844.1     400.5     104.1
Diluted earnings (loss)
per share..........................     (0.68)        1.22           1.55        2.78        4.00      1.94      0.52
Cash dividends declared per share..        --           --             --        0.15        0.15      0.06      0.01


                                                   May 28,      August 28,  August 29,  August 31,  Sept. 1,  Sept. 2,
                                                    1998           1997        1996        1995      1994       1993
                                                  --------       --------    --------    --------  --------    ------
                                                (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Current assets.....................               $1,571.9       $1,972.4    $  964.0    $1,274.1  $  793.2    $440.1
Property,  plant and
   equipment, net..................                2,995.8        2,761.2     2,708.1     1,385.6     663.5     437.8
Total assets.......................                4,733.3        4,851.3     3,751.5     2,774.9   1,529.7     965.7
Current liabilities................                  751.8          749.9       664.5       604.8     274.2     210.8
Long-term debt.....................                  718.0          762.3       314.6       129.4     124.7      54.4
Shareholders' equity...............                2,773.9        2,883.1     2,502.0     1,896.2   1,049.3     639.5

     Rendition Selected Financial Data. The following selected financial data for Rendition for the five years ended December 31, 1997 are derived from the audited financial statements of Rendition. The statements of operations data for the three year period ended December 31, 1997 and the balance sheet data at December 31, 1997 and 1996 are derived from audited financial statements included elsewhere herein. The statements of operations data for the two year period ended December 31, 1994 and the balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited financial statements which are not included herein. The financial data for the six month periods ended June 30, 1998 and 1997 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which management of Rendition considers necessary for a fair presentation of its financial position and its results of operations for these periods.


     Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the information included under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION" and the financial statements and related notes of Rendition included elsewhere herein.


                                Rendition, Inc.
                  (Amounts in millions, except per share data)

                                          Six Months Ended
                                              June 30,               Fiscal Year Ended December 31,
                                       --------------------    ------------------------------------------
                                           1998      1997       1997     1996     1995     1994     1993
                                         --------  --------    -------  -------  -------  -------  -------
                                           (unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales..............................   $  7.2    $  2.7     $  8.4   $  5.1   $   --   $   --   $   --
Gross margin (loss)....................      0.7      (0.6)      (1.8)    (0.7)      --       --       --
Operating loss.........................    (10.4)     (8.1)     (18.2)   (11.3)    (4.6)    (1.4)    (0.2)
Net loss...............................    (10.9)     (8.6)     (19.0)   (11.2)    (4.5)    (1.3)    (0.2)
Basic and diluted net loss per share...    (4.04)    (4.68)     (9.85)   (7.05)   (2.89)   (0.98)   (0.19)
Cash dividends declared per share......       --        --         --       --       --       --       --

                                                                              December 31,
                                                    June 30,   ------------------------------------------
                                                     1998       1997     1996     1995     1994     1993
                                                    ------     ------   ------   ------   ------   ------
                                                  (unaudited)
BALANCE SHEET DATA:
Current assets.........................             $  7.5     $  9.8   $  4.5   $ 10.2   $  3.8   $   --
Property,  plant and
   equipment, net......................                4.3        4.0      2.0      1.1      0.4       --
Total assets...........................               12.1       14.1      6.6     11.3      4.2       --
Current liabilities....................               19.3        9.3      6.8      0.9      0.2       --
Long-term debt.........................                1.3        2.6      0.9      0.5      0.2       --
Shareholders' equity (deficit).........               (8.5)       2.2     (1.1)     9.9      3.8       --

     Pro Forma Financial Data. No pro forma financial statements or selected data (other than certain pro forma per share data included below) have been included in this Proxy Statement/Prospectus as Rendition would not constitute a "significant subsidiary" of Micron pursuant to applicable accounting rules adopted by the Commission under the Securities Act.

COMPARATIVE PER SHARE DATA OF MICRON AND RENDITION

     The following table sets forth certain historical per share data of Micron and Rendition, as well as unaudited pro forma per share data of Micron and Rendition based upon the historical financial statements of Micron and Rendition. The pro forma data is not necessarily indicative of the actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented should be read in conjunction with the Micron consolidated financial statements, including the notes thereto, and the Rendition financial statements, including the notes thereto, included elsewhere herein.

                                                          At or for the       At or for the      At or for the      At or for the
                                                       Nine Months Ended    Fiscal Year Ended  Fiscal Year Ended  Fiscal Year Ended
                                                          May 28, 1998       August 28, 1997    August 29, 1996    August 31, 1995
                                                       -------------------  -----------------  -----------------  -----------------

MICRON HISTORICAL:
   Basic earnings (loss) per common share..............  $(0.68)              $ 1.58             $ 2.86             $ 4.12
   Diluted earnings (loss) per common share............   (0.68)                1.55               2.78               4.00
   Book value per common share (1).....................   13.02                13.64                N/A                N/A
   Cash dividends declared per common share............      --                   --               0.15               0.15


                                                         At or for the       At or for the     At or for the       At or for the
                                                         Six Months Ended  Fiscal Year Ended  Fiscal Year Ended   Fiscal Year Ended
                                                         June 30, 1998       Dec. 31, 1997     Dec. 31, 1996       Dec. 31, 1995
                                                       -------------------  -----------------  -----------------  -----------------
RENDITION HISTORICAL:
   Basic and diluted net loss per common share.........  $(4.04)              $(9.85)            $(7.05)            $(2.89)
   Book value per common share (1).....................   (2.41)                0.85                N/A                N/A
   Cash dividends declared per common share............      --                   --                 --                 --




                                                         At or for the        At or for the      At or for the      At or for the
                                                       Nine Months Ended    Fiscal Year Ended  Fiscal Year Ended  Fiscal Year Ended
                                                         May 28, 1998        August 28, 1997    August 29, 1996    August 31, 1995
                                                       -------------------  -----------------  -----------------  -----------------
Micron Pro Forma Combined (2):
 Pro forma basic earnings (loss) per common share......  $(0.71)              $ 1.53             $ 2.81              $4.08
 Pro forma diluted earnings (loss) per common share....   (0.71)                1.50               2.74               3.97
 Pro forma book value per common share.................   12.88                13.53                N/A                N/A
 Pro forma cash dividends declared per common share....      --                   --               0.15               0.15

RENDITION PRO FORMA EQUIVALENT (3):

                                                        At or for the       At or for the      At or for the       At or for the
                                                      Nine Months Ended   Fiscal Year Ended  Fiscal Year Ended  Fiscal Year Ended
                                                         May 28, 1998       August 28, 1997   August 29, 1996    August 31, 1995
                                                      -----------------   -----------------  -----------------  ------------------
 Pro forma basic earnings (loss) per common share......     $(0.13)             $0.28              $0.51                $0.75
 Pro forma diluted earnings (loss) per common share....      (0.13)              0.27               0.50                 0.73
 Pro forma book value per common share.................       2.35               2.47                N/A                  N/A
 Pro forma cash dividends declared per common share....
                                                                --                 --               0.03                 0.03

(1) The historical book value per share is computed by dividing stockholders' or shareholders' equity as of the end of each period for which such computation is made by the number of shares of common stock outstanding at the end of each period.

(2) The Micron pro forma combined financial data gives effect to the Merger by combining the Micron per share data at or for the nine months ended May 28, 1998 and at or for the fiscal year ended August 28, 1997, August 29, 1996 and August 31, 1995 with the Rendition per share data at or for the nine months ended March 31, 1998 and at or for the twelve months ended June 30, 1997, 1996 and 1995, respectively, on a pooling of interests basis of accounting.


(3) The Rendition pro forma equivalent financial data was calculated by multiplying the pro forma combined per share amounts by an assumed Conversion Ratio of 0.1827510 to each share of Rendition Common Stock. The assumed Conversion Ratio was calculated as of July 31, 1998.

MARKET PRICES AND DIVIDENDS PAID

     Micron Common Stock is traded on the NYSE under the symbol "MU." See "MARKET PRICE AND DIVIDENDS ON MICRON COMMON STOCK." There is no established public trading market for the Rendition Common Stock or the Rendition Preferred. See "MARKET PRICE AND DIVIDENDS ON RENDITION STOCK."

     On June 19, 1998, the last trading day prior to the announcement by Micron and Rendition that they had reached an agreement concerning the Merger, the closing sale price per share of Micron Common Stock, as reported in the Wall
                                                                        ----
Street Journal, was $23-3/8 and there were 213,075,706 shares of Micron Common
--------------
Stock issued and outstanding. As of such date, the market values of the Micron Common Stock, based on such closing price, and of the Rendition Common Stock and Rendition Preferred, on an equivalent per share basis, assuming the Merger had occurred, were as indicated in the following table:

                   SECURITY                            MARKET VALUE (AND BASIS OF VALUE)
                   --------                            ---------------------------------
Micron Common Stock...............................    $23.375 (historical)
Rendition Common Stock............................    $4.297 (equivalent per share basis)
Rendition Preferred...............................    $4.297 (equivalent per share basis)

     Rendition most recently issued shares of Rendition Series C Preferred on July 29, 1997 at a purchase price of $3.00 per share in a private placement. Rendition most recently issued shares of Rendition Common Stock on November 12, 1997 at a purchase price of $0.35 per share in a sale to an employee. Rendition has not issued any shares of Rendition capital stock since such times except in connection with the exercise of employee stock options.

     Following the Merger, Micron Common Stock will continue to be traded on the NYSE. Following the Merger, Rendition Common Stock and Rendition Preferred will cease to exist, and so there will be no market for such stock.

                                  RISK FACTORS

     Holders of Rendition Common Stock and Rendition Preferred should carefully consider all of the information contained in this Proxy Statement/Prospectus including, in particular, the following risk factors.

RISKS RELATING TO THE MERGER

     No Effect on Conversion Ratio of Change in Price of Micron Common Stock. Under the terms of the Reorganization Agreement, the shares of Rendition Common Stock and Rendition Preferred outstanding at the Effective Time will be converted into shares of Micron Common Stock. The Reorganization Agreement does not contain any provisions for adjustment of the Conversion Ratio based on fluctuations in the trading price of Micron Common Stock, which had a closing sale price per share of $23-3/8 on the last trading day prior to the announcement of the Merger, a closing sale price per share of $33-5/16 on the Rendition Record Date, and a closing sale price per share of $32-1/4 on August 20, 1997, the latest practicable date before the printing of this Proxy Statement/Prospectus. The value of the consideration to be received by shareholders of Rendition upon the Merger will depend on the market price of the Micron Common Stock at the Effective Time.

     THERE CAN BE NO ASSURANCE WITH RESPECT TO ANY MARKET PRICE OF MICRON COMMON STOCK. THE MARKET PRICE OF MICRON COMMON STOCK ON THE NYSE AT THE EFFECTIVE TIME OF THE MERGER OR THEREAFTER MAY VARY SIGNIFICANTLY FROM THE MARKET PRICE ON THE DATE OF EXECUTION OF THE REORGANIZATION AGREEMENT, THE DATE HEREOF OR THE DATE OF THE RENDITION SPECIAL MEETING DUE TO, AMONG OTHER FACTORS, CHANGES IN PRICING FOR MICRON'S PRIMARY DRAM MEMORY PRODUCTS, CHANGES IN THE BUSINESS, OPERATIONS OR PROSPECTS OF MICRON AND MARKET ASSESSMENTS OF THE LIKELIHOOD THAT MICRON'S ACQUISITION OF SUBSTANTIALLY ALL OF TI'S MEMORY OPERATIONS WILL BE CONSUMMATED AND THE TIMING, MERITS AND RISKS THEREOF. BROAD MARKET FLUCTUATIONS, AS WELL AS GENERAL ECONOMIC OR POLITICAL CONDITIONS, MAY ALSO ADVERSELY AFFECT THE MARKET PRICE OF THE MICRON COMMON STOCK, REGARDLESS OF THE ACTUAL PERFORMANCE OF MICRON.

     The market prices of Micron Common Stock as of certain dates are set forth herein under "MARKET PRICE AND DIVIDENDS ON MICRON COMMON STOCK." Rendition shareholders voting on the Merger are urged to obtain recent market quotations for Micron Common Stock. Micron Common Stock historically has been subject to substantial price volatility.

     Integration of Operations. The managements of Micron and Rendition have entered into the Reorganization Agreement with the expectation that the Merger will result in beneficial synergistic effects for Micron, as the surviving corporation. See "REASONS FOR THE MERGER." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in a timely, efficient and effective manner, and there can be no assurance that this will occur. The difficulty of integrating Rendition's and Micron's businesses is increased by the fact that Micron may also be integrating substantially all of TI's memory operations. See "- Risks Relating to Micron - Pending Acquisition." The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their research and development efforts. There can be no assurance that such integration and coordination will be accomplished successfully. The ability to integrate may be adversely affected by a variety of factors, including: the necessity of coordinating geographically separated organizations; differences between the corporate cultures of Micron and Rendition; and integrating personnel with disparate business backgrounds. The process of combining the companies may cause an interruption of, or a loss of momentum in, the development of next generation Rendition products. furthermore, the process of combining the companies could have an adverse effect on Rendition employee morale and on the ability of Micron to retain the key management, technical and sales and marketing personnel who are critical to Micron's future operation of Rendition's business. there can be no assurance that employees of Rendition will continue to work for Micron, and Rendition employees will continue to be recruited by competitors.

     Integration of Products. both Micron and Rendition expect that the merger will enable them to develop new semiconductor products that integrate Rendition's graphics accelerator technology with Micron's DRAM products and the core logic products of Micron Electronics, Inc. ("MEI"). There can be no assurance that the integrated products are technologically feasible, that they will meet anticipated performance standards, that they can be manufactured at acceptable cost, that they will be available for sale when customers are prepared to purchase them, or that they will provide features that are in demand by customers. Furthermore, even if successfully developed, there can be no assurance that such products will be accepted in the market place. The failure of the integrated products to be successfully developed or accepted in the marketplace would reduce the benefits sought to be achieved by the Merger.
There can be no assurance that either company will retain its key technical personnel or that the engineering teams of the two companies will successfully cooperate and realize any technological benefits.

     Execution by Combined Sales and Marketing Forces; Disruption of Customer Relationships. Following the Merger, Micron and Rendition expect the combined sales forces of Micron and Rendition to be able to sell the products of both Micron and Rendition, and the planned integrated products, to the existing customer bases of each. There can be no assurance that either company's customers will be receptive to sales and marketing efforts on behalf of the other company's products or the integrated products. In addition, sales personnel not accustomed to the other company's products or the integrated products may experience delays and difficulties in selling them due to the different sales approaches required. Moreover, the announcement and consummation of the Merger could cause customers or potential customers to delay or cancel orders for products developed by Rendition as a result of uncertainty over the integration and continued support by Micron of products developed by Rendition.

     Rights of Holders of Micron Common Stock and Rendition Common Stock Following the Merger. in the Merger, holders of Rendition Common Stock and Rendition Preferred will become holders of Micron Common Stock. Certain material differences exist between the rights of holders of Micron Common Stock under the Micron Charter and Bylaws and Rendition Common Stock and Rendition Preferred under the Rendition Charter and Bylaws. In addition, certain material differences exist with respect to the rights of shareholders under California law as compared with the rights of stockholders under Delaware law. See "COMPARATIVE RIGHTS OF RENDITION SHAREHOLDERS AND MICRON STOCKHOLDERS."

     Escrow of Shares and Indemnity Obligations. Under the Reorganization Agreement and the Escrow Agreement, ten percent (10%) of the shares of Micron Common Stock to be delivered to each Rendition shareholder at the Effective Time will be placed in escrow with the Escrow Agent and will be available to satisfy the indemnity obligations of Rendition and the Rendition shareholders. Such Escrow Shares will be deposited, pro rata, based on the number of shares of Micron Common Stock which would otherwise be delivered to Rendition shareholders following the Effective Time. The value of the Escrow Shares surrendered to satisfy the indemnity obligations shall be determined by the average of the closing price per share of Micron Common Stock on the NYSE during the twenty day period immediately preceding (but not including) the date on which the Effective Time occurs. In the event such Escrow Shares are delivered to Micron from the escrow pursuant to the indemnification provisions in the Reorganization Agreement and the Escrow Agreement, the number of shares of Micron Common Stock ultimately received by each Rendition shareholder would be reduced pro rata according to the number of shares so delivered.

     In addition to the indemnity obligations to which all Rendition shareholders will be subject, the Reorganization Agreement and Escrow Agreement provide that the Principal Rendition Shareholders will be liable for indemnity obligations that exceed the value of the Escrow Shares, up to an aggregate amount equal to five percent (5%) of the amount determined by multiplying the number of shares of Micron Common Stock to be issued to all shareholders of Rendition at the Effective Time, by the average closing sale price of Micron Common Stock during the twenty (20) day period immediately preceding (but not including) the Closing Date. If the Principal Rendition Shareholders are liable for indemnity obligations pursuant to the Reorganization Agreement and the escrow agreement, the net value of the consideration received by the Principal Rendition Shareholders would be reduced.

     The indemnity obligations discussed above will terminate on the first anniversary of the Closing Date, and all Escrow Shares free of any pending indemnification claims will be released to the Former Rendition Shareholders at that time.

     Change in Nature of Investment. Rendition shareholders currently hold a capital interest in Rendition, a privately-held company engaged in a single business: the design, development and marketing of graphics processors. the value of a capital interest in Rendition is primarily related to the success or decline of that single business. if the Merger is completed, at the Effective Time the Rendition shareholders will have their shares of Rendition Common Stock and Rendition Preferred automatically converted into shares of Micron Common Stock. Following the Merger, Micron will be engaged in multiple lines of business, principally its historic semiconductor memory business, and the relative success or decline of any of those lines of business, particularly the semiconductor memory business, could impact the operating results of Micron and the value of the Micron Common Stock received in the Merger. In addition, holders of Rendition Preferred currently have liquidation and other preferences over Rendition Common Stock. Such preferences will terminate as a result of the conversion of shares of Rendition Preferred into shares of Micron common stock.

     Lock-up of Affiliates' Shares. In order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes, affiliates of Rendition and Micron may not sell any shares of stock of either Rendition or Micron during the period beginning 30 days preceding the Effective Time and ending on the date that Micron publishes financial statements which reflect 30 days of combined operations of Micron and Rendition. Assuming that the Merger is completed and the Effective Time occurs on or about September 11, 1998, it is not expected that such combined financial results would be published until the latter part of December 1998. The affiliates of Rendition and Micron would, therefore, bear the risk of any decline in the price of Micron Common Stock until such publication without being able to sell or otherwise reduce their economic interest in their Micron common stock. As a condition to consummation of the merger, affiliates of Rendition must enter into agreements setting forth the restrictions described above.

RISKS RELATING TO MICRON

     Pending Acquisition. Micron has entered into an acquisition agreement with TI to purchase substantially all of TI's memory operations and assume certain related liabilities, but this transaction has not yet been consummated. The transaction is subject to several conditions, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. In particular, Micron and TI need to obtain the consent of the Italian government as well as each of the partners and bank syndicates to the TECH Semiconductor Singapore ("TECH") and KTI Semiconductor ("KTI") joint ventures. The transaction is subject to customary regulatory approvals (including Hart-Scott-Rodino and European antitrust reviews). There can be no assurance that the conditions required to effect the transaction will be met or that the transaction will ever be consummated.

     The integration and successful operation of TI's business to be acquired is dependent upon a number of factors, including, but not limited to: Micron's ability to transfer its product and process technology into the acquired facilities in a timely and cost-effective manner; the availability of sufficient funds to upgrade certain equipment at the facilities, particularly should the actual cost exceed Micron's current estimates; the ability of TECH and KTI to restructure each of their existing financing arrangements and secure adequate additional financing to provide equipped facilities capable of utilizing Micron's manufacturing processes; Micron's receipt of adequate assistance, service and support from TI during the transition period following consummation of the transaction; Micron's ability to effectively manage global semiconductor manufacturing operations and distribution channels and expand its sales and marketing programs; Micron's ability to retain key employees of the acquired operations; Micron's success in transitioning the key business relationships from TI's memory operations to Micron; Micron's ability to implement and/or integrate information systems capable of handling the expanded operations, including Year 2000 compliance; and Micron's ability to successfully integrate differing management structures, all of which require significant management time and resources. In addition, the long-term successful operation of the business to be acquired is dependent upon the market for Micron's semiconductor memory products and Micron's long-term ability to reduce manufacturing costs at a rate commensurate with the decline in average selling prices ("ASPs") for such products.

     If consummated, it is expected that the pending acquisition will substantially increase Micron's share of the worldwide DRAM market, and as a result Micron would become even more sensitive to fluctuations in pricing for semiconductor memory products. Many customers prefer multiple sources of supply for semiconductor memory products, therefore, Micron may not retain all of TI's semiconductor memory market as some of TI's customers are currently customers of Micron. It may become difficult to increase Micron's customer base to a level required to sell the expected increase in production of semiconductor memory products as a result of the transfer of its product and process technology into the TI semiconductor memory production facilities. If Micron is successful in the transfer of its product and process technology into the acquired production facilities, the amount of worldwide semiconductor memory capacity could increase, resulting in further downward pricing pressure on Micron's semiconductor memory products.

     The pending acquisition is expected to have a significant effect on Micron's future results of operations and cash flows, including, but not limited to: a considerable negative impact on gross margin in the near-term due in part to significantly higher per unit manufacturing costs at the acquired facilities; costs related to the assimilation of the acquired operations; increased interest expense associated with the $740 million principal amount of convertible subordinated notes (the "Convertible Notes") and $210 million principal amount of subordinated notes (the "Subordinated Notes") to be issued and the Italian debt to be assumed in the transaction; an increase in capital spending relating to the newly acquired facilities; and the potential for further downward pressure on the ASPs Micron receives on its semiconductor memory products. Micron will account for the pending acquisition as a purchase, which could result in a write-off related to in-process research and development at the time of closing of the acquisition and the creation of intangible assets that could result in significant future amortization expense.

     Industry and Selling Price Risks. The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are Micron's primary semiconductor memory products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time, as evidenced by the 75% decline in ASPs for Micron's semiconductor memory products for fiscal 1997 and the sequential 25%, 26% and 30% declines in ASPs in the first, second and third quarters of fiscal 1998 as compared to the preceding quarters.

     The selling prices for Micron's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in ASPs for Micron's semiconductor memory products. For most of fiscal 1997, the rate at which Micron was able to decrease per unit manufacturing costs exceeded the rate of decline in ASPs, due mainly to a transition to a higher density product. However, in the fourth quarter of fiscal 1997 and the first nine months of fiscal 1998 Micron was unable to decrease per unit manufacturing
costs at a rate commensurate with the decline in ASPs.   In the event that ASPs
continue to decline at a faster rate than that at which Micron is able to decrease per unit manufacturing costs, Micron could be materially adversely affected in its operations, cash flows and financial condition. The amount of capacity to be placed into production and future yield improvements by Micron and its competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, Micron has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

     In the event that ASPs continue to decline at a faster rate than that at which Micron is able to decrease per unit manufacturing costs, Micron would likely be required to make changes in its operations, including but not limited to, reduction of the amount or changes in the timing of its capital expenditures, renegotiation of existing debt agreements, reduction of production and workforce levels, reduction of research and development, or changes in the products produced.

     Fluctuations in Foreign Currency. Worldwide semiconductor pricing can be and has been influenced by currency fluctuations. In the last twelve months, the Korean Won, the New Taiwan Dollar and the Japanese Yen were devalued significantly, dropping approximately 55%, 24% and 21%, respectively, compared to the U.S. dollar. Micron believes the Asian economic crisis, particularly in Korea, has prompted Asian competitors to price DRAM products significantly lower in an attempt to increase exports and realize U.S. dollars to service their near term debts. Micron believes these currency devaluations may have a significant adverse impact on DRAM pricing if Micron's Asian competitors effectively offer products at significantly lower prices as a result of their respective currency devaluations. While Micron cannot predict the overall impact of the Asian currency devaluations, Micron's products may be subject to further downward pricing pressure. If ASPs for semiconductor memory products continue to decline, Micron's results of operations and cash flow will continue to be adversely affected.

     Market Demand Risk. Approximately 68% of Micron's sales of semiconductor memory products during the third quarter of fiscal 1998 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for Micron's semiconductor memory products. Micron is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for Micron's semiconductor memory products. In recent periods, the PC industry has seen a shift in demand towards sub-$1000 PCs.
While Micron cannot predict with any degree of accuracy the future impact on the PC and semiconductor industry of this shift, possible effects include, but are not limited to, further downward pricing pressure on PC systems and further downward pricing pressure on semiconductor memory products.

     Impact of Subsidiary Operations. Micron's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly MEI. MEI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, MEI's ability to accurately forecast demand and selling prices for its PC products, fluctuating market pricing for PCs and semiconductor memory products, seasonal government purchasing cycles, inventory obsolescence, MEI's ability to effectively manage inventory levels, changes in product mix, manufacturing and production constraints, fluctuating component costs, the effects of product reviews and industry awards, critical component availability, seasonal cycles common in the PC industry and the timing of new product introductions by MEI and its competitors. Changing circumstances, including but not limited to, changes in Micron's core operations, uses of capital, strategic objectives and market conditions, could result in Micron changing its ownership interest in its subsidiaries.

     Manufacturing Risks. Micron is engaged in ongoing efforts to enhance its semiconductor production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that Micron will be able to maintain or approximate increases in megabit production at a level approaching that experienced in recent periods or that Micron will not experience decreases in production volume as it attempts to implement future technologies. Further, from time to time, Micron experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. Micron's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

     New Products and Technology. The semiconductor memory industry is characterized by frequent product introductions and enhancements. Micron's transition to SDRAM products reached approximately 70% of DRAM wafer starts at the end of the third quarter of fiscal 1998. Micron's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in the fourth quarter of calendar 1998. It is not unusual to encounter difficulties in manufacturing while transitioning to shrink versions of existing
products or new generation products.   Future gross margins will be adversely
impacted if Micron is unable to efficiently transition to shrink versions of the 64 Meg SDRAM.

     Capital and Liquidity Risks. DRAM manufacturers generally have substantial ongoing capital requirements to maintain or increase manufacturing capacity. Historically, Micron has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. Micron's cash flows from operations are significantly affected by ASPs and variable cost per megabit for Micron's semiconductor memory products. For the first nine months of fiscal 1998, the rate of decline in ASPs for semiconductor memory products surpassed the rate at which Micron was able to decrease costs per megabit, and as a result Micron's cash flows have been significantly and adversely affected. If for any extended period of time ASPs decline faster than the rate at which Micron is able to decrease per unit manufacturing costs, Micron may not be able to generate sufficient cash flows from operations to
sustain operations.   Micron anticipates that it will spend approximately $900
million in fiscal 1998 for purchases of equipment and construction and improvement of buildings at Micron's existing facilities. However, in the event current market conditions continue, Micron does not expect to have sufficient internal sources of liquidity to effect its current operational plan and will need to secure additional financing from external sources. Micron has a $500 million revolving credit agreement, which is available to finance its semiconductor operations. However, the agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio and a maximum operating losses covenant. On June 16, 1998, Micron amended the agreement to collateralize the facility with certain accounts receivable, inventory and equipment at its Boise facility and modify the maximum operating loss covenant for the third quarter of fiscal 1998. There can be no assurance that Micron will be able to meet the terms of the covenants and conditions in the agreement, borrow under the agreement, renegotiate a satisfactory new agreement, or replace the existing agreement with a satisfactory replacement, in which event Micron may not have access to the credit facility. Cash generated by, and credit lines available to, MEI are not anticipated to be available to finance other MTI operations. Micron is currently evaluating a number of financing alternatives. There can be no assurance that external sources of liquidity will be available to fund Micron's ongoing operations or Micron's capacity enhancement program. The failure to obtain financing would hinder Micron's ability to make continued investments in its capacity enhancement program, which could materially adversely affect Micron's business and results of operations.

     Completion of Micron's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in ASPs for semiconductor memory products. As of May 28, 1998, Micron had invested approximately $700 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.6 billion.

Completion of the Lehi production facilities is dependent upon market conditions. Test capacity previously expected to be provided by the Lehi facility in 1998 has been further delayed and Micron does not plan to complete the Lehi facility until market conditions warrant. Market conditions which Micron expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and Micron's operations, cash flows and alternative uses of capital and production facilities. There can be no assurance that Micron will be able to fund the completion of the Lehi manufacturing facility. The failure by Micron to complete the facility would likely result in Micron being required to write off all or a portion of the facility's cost, which could have a material adverse effect on Micron's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that Micron can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

     Litigation and Intellectual Property Risks. The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to Micron, to protect trade secrets or know-how owned by Micron, or to defend Micron against claimed infringement of the rights of others. Micron has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. Micron has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for Micron to obtain additional patent licenses or to renew existing license agreements. Micron is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to Micron. Adverse determinations that Micron's manufacturing processes or products have infringed on the product or process rights held by others could subject Micron to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on Micron's business, results of operations and financial condition.

     Dependence on Personnel. Micron is dependent upon a limited number of key management and technical personnel. In addition, Micron's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as Micron engages in worldwide operations and adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. Micron competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, Micron has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that Micron will be successful in hiring or retaining qualified personnel. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on Micron's business and results of operations.

RISKS RELATING TO RENDITION

     Need for Additional Financing; Liquidity Issues. Rendition is dependent upon external sources of financing, anticipated cash flow from operations, if any, and currently available and anticipated equipment financing, to continue its business operations on an ongoing basis. At its current cash consumption rate, Rendition will require additional working capital, in the form of equity or debt financing, prior to attaining profitability. There can be no assurance as to whether the additional capital needed would be available from the capital markets when needed and on acceptable terms. Consequently, if the Merger is not consummated in a timely fashion, or at all, there is a significant risk that Rendition would have to curtail its operations and expenses, which could have a significant adverse impact on its business. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     History of Operating Losses; No Assurance of Future Profitability. In fiscal 1993, 1994, 1995, 1996, 1997 and for the six months ending June 30, 1998, Rendition incurred operating losses of $0.2 million, $1.3 million, $4.5 million, $11.2 million, $19.0 million and $10.9 million, respectively. As of June 30, 1998, Rendition had an accumulated deficit of approximately $47.1 million.
There can be no assurance that Rendition will achieve profitability on an annual or quarterly basis in the future.

     Historically, ASPs in the semiconductor industry in general have decreased over the life of a particular product. Rendition expects that the ASPs of its products will be subject to significant pricing pressures in the future. In addition, Rendition expects to continue to increase its operating expenses for personnel and new product development. Rendition believes that it will be required to increase its wafer capacity significantly to satisfy customer demand and sustain its growth. Securing additional wafer capacity may increase manufacturing costs as a percentage of revenues. Yield or other production problems or shortages of supply may further increase Rendition's manufacturing costs.

     If Rendition does not achieve increased levels of revenues commensurate with these increased levels of operating expenses, Rendition's operating results will be materially adversely affected. There can be no assurance as to the level of sales or earnings experienced by Rendition in any given period in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     Potential Fluctuations in Future Operating Results. Rendition's operating results are also expected to be subject to quarterly and other fluctuations due to a variety of factors, including increased competitive pressures (particularly from Intel Corporation ("Intel"), which recently introduced its i740 line of graphics products), availability of foundry capacity and raw materials, fluctuations in manufacturing yields, availability and cost of products from Rendition's suppliers, the timing of new product announcements and introductions by Rendition, its customers or its competitors, changes in the mix of products sold, the cyclical nature of both the semiconductor industry and the markets addressed by Rendition's products, the gain or loss of significant customers, increased research and development expenses associated with new product introductions, market acceptance of Rendition's and its customers' products and new or enhanced versions of Rendition's and its customers' products, product obsolescence, anticipated seasonal customer demand, the timing of significant orders, and changes in pricing policies by Rendition, its competitors or its suppliers, including anticipated decreases in unit ASPs of Rendition's products. Rendition's operating results also could be adversely affected by economic conditions generally or in various geographic areas where Rendition or its customers do business, other conditions affecting the timing of customer orders, a downturn in the market for PCs, or order cancellations or rescheduling. Many of the factors listed above are outside the control of Rendition, are difficult to forecast, and could materially affect Rendition's quarterly or annual operating results. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     Market Acceptance of 3D Graphics Accelerators; Dependence on New Product Introductions. Rendition's success depends on the continued market acceptance by PC manufacturers and consumers of 3D graphics requiring high-quality, high-performance and relatively low-cost 3D graphics accelerators as well as the timely completion by Rendition of new products to address this market.
Rendition has committed and intends to continue to commit substantial resources to the development of new products. Rendition's V3000 family of graphics accelerators, scheduled for introduction in the first quarter of 1999, provides higher performance than its existing products through additional architectural features, faster memory technologies and advanced process technology. Delays in commencing shipment of the V3000 products or in developing other new products with anticipated technological advances could have a material adverse effect on Rendition's business. In addition, there can be no assurance that such products, if and when introduced, will gain market acceptance. The success of new products depends on a number of additional factors, including proper selection of such products, successful and timely completion of product development, judging product demand correctly, market acceptance of Rendition's and its customers' new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable, wafer fabrication yields by Rendition's independent foundries and Rendition's ability to offer new products at competitive prices. Many of these factors are outside the control of Rendition. Incorporating Rendition's new products into its customers' new product designs often requires significant expenditures by Rendition, which expenditures may precede volume sales of the new product. There can be no assurance that Rendition will be able to identify new product opportunities successfully, will develop and bring to market new products, will achieve design wins or will be able to respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on Rendition's business, financial condition and operating results. See "BUSINESS OF RENDITION - Market Conditions."

     Competition. The markets in which Rendition competes are intensely competitive and are characterized by rapid technological change, declining ASPs and rapid product obsolescence. Rendition expects competition to increase in the future from existing competitors and from other companies that may enter Rendition's existing or future markets with solutions that may be less costly or provide higher performance or additional features. Rendition's existing and potential competitors include Intel and many other large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than Rendition. In particular, Rendition is facing new competition from Intel, which recently introduced its i740 line of graphics products. Rendition's competitors also include a number of emerging companies. Certain of Rendition's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. Rendition believes its ability to compete successfully depends on a number of factors, both within and beyond its control, including the price, quality and performance of Rendition's and its competitors' products, the timing and success of new product introductions by Rendition, its customers and its competitors, the emergence of new PC standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which Rendition's customers design Rendition's products into their products, the number and nature of Rendition's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that Rendition will be able to compete successfully in the future. See "BUSINESS OF RENDITION - Competition."

     Dependence on Independent Foundries. Rendition currently relies on independent foundries to manufacture all of its products. Rendition's reliance on independent foundries involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. In the event any of Rendition's foundries are unable or unwilling to continue to manufacture Rendition's key products in required volumes, Rendition will have to identify and qualify acceptable additional foundries. The loss of any of Rendition's foundries as a supplier, the inability of Rendition in a period of increased demand for its products to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity, the inability to obtain timely and adequate deliveries from Rendition's current or future suppliers or any other circumstances that would require Rendition to seek alternative sources of supply could delay shipments of Rendition's products, which could damage relationships with its current and prospective customers, provide an advantage to Rendition's competitors and have a material adverse effect on Rendition's business, financial condition and operating results. See "BUSINESS OF RENDITION
- Manufacturing and Backlog."

     Dependence on Personal Computer Industry and Software Developers. All of Rendition's products are currently sold or will be sold for use with PC systems. Rendition's 3D graphics accelerators are currently sold to add-in card ("AIC") manufacturers for resale into the retail channel for use in multimedia upgrade kits. Rendition also expects to sell its products in the future to AIC and motherboard manufacturers for resale to PC systems companies, for incorporation on either an AIC or directly onto the motherboard. Since all of Rendition's 3D graphics accelerators are sold into the market for multimedia PCs, Rendition is heavily dependent on the PC industry's shift toward 3D graphics and the continued growth of this market. PC demand has historically been seasonal and cyclical. There can be no assurance that growth will continue in future periods or that Rendition's products will claim a significant share of the market. A decline in demand in the PC industry would result in a decline in demand for Rendition' products, which would have a material adverse effect on Rendition's business, financial condition and operating results. The PC market is also characterized by rapidly changing technology and evolving industry standards. Lack of success in developing new markets or new products, or evolution of industry standards toward standards that are not compatible with Rendition's products, could also have a material adverse effect on Rendition's business, financial condition and operating results. Rendition's success also relies on the availability of application software developed for use with its 3D graphics accelerators. There can be no assurance that software developers will continue to develop application software to optimize the features of Rendition's products. A decline in the number of software applications available for use with Rendition's products would have a material adverse effect on Rendition's products, which would have a material adverse effect on Rendition's business, financial condition and operating results. See "BUSINESS OF RENDITION - Market Conditions."

     Product Concentration on 3D Graphics Accelerator. Rendition currently offers one 3D graphics accelerator product family to its customers, the V2000. In fiscal 1998, sales of 3D graphics accelerators will account for 100% of Rendition's revenues. Reduction in demand for Rendition's 3D graphics accelerators, whether because of a reduction in demand for add-in graphics cards or PCs, increased competition or otherwise, would have a material adverse effect on Rendition's business, financial condition and operating results. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     Customer Concentration. Rendition also has a limited number of customers. In fiscal 1997, sales to one customer accounted for approximately 65% of net revenues. For the six months ended June 30, 1998, sales to three customers accounted for 58%, 18% and 12% of net revenues. Although Rendition expects to expand it customer base during the second half of 1998 and in 1999, it expects sales to a limited number of customers to continue to account for a substantial portion of its revenues for the foreseeable future. The loss of or significant reduction in purchases by major customers would have a material adverse effect on Rendition's business, financial condition and operating results, and there can be no assurance that Rendition will be able to maintain and expand its customer base in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     Patents and Proprietary Rights. The success of Rendition may depend in part on its ability to obtain patents to protect its intellectual property rights. There can be no assurance that Rendition's pending patent applications or any future applications will be approved, that any issued patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on Rendition's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate Rendition's products, or if patents are issued to Rendition, design around the patents issued to Rendition.

     The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. There can be no assurance that third parties will not assert claims against Rendition with respect to existing or future products or that licenses will be available on reasonable terms, or at all, with respect to any third-party technology. Litigation to determine the validity of any third-party claims could result in significant expense to Rendition and divert the efforts of Rendition's technical and management personnel, whether or not such litigation is resolved in favor of Rendition. In the event of an adverse result in any such litigation, Rendition could be required to devote significant resources to develop non-infringing technology or to obtain costly licenses to the technology which is the subject of the litigation. There can be no assurance that Rendition would be successful in such development or that any such licenses would be available. In the event any third party makes a valid claim against Rendition or its customers and a license is not made available to Rendition on commercially reasonable terms, Rendition could be adversely affected.

     Rendition also relies upon copyright, mask work right, trademark, trade secret protection, employee and third-party non-disclosure agreements and other intellectual property protection methods to protect its confidential and proprietary information. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Rendition's trade secrets or disclose such technology or that Rendition can meaningfully protect its trade secrets. See "BUSINESS OF RENDITION - Proprietary Rights."

     Management of Growth. Rendition has recently experienced and may continue to experience growth in the number of its employees and the scope of its operating and financial systems, resulting in increased responsibilities for Rendition's existing personnel and the hiring of additional personnel. To manage future growth effectively, Rendition will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate, manage and retain its employees. There can be no assurance that Rendition will be able to manage such growth effectively, and failure to do so could have a material adverse effect on Rendition's business, financial condition and operating results.

     Dependence on Key Personnel. Rendition's success depends to a significant degree upon the continued contributions of members of its senior management, as well as other officers and key development, marketing and sales personnel, many of whom would be difficult to replace. The future success of Rendition also depends on its ability to identify, attract and retain additional qualified technical and management personnel, particularly highly skilled semiconductor design personnel and software developers, for whom competition is intense. The loss of any member of senior management, key design personnel or software engineers could delay product development cycles or otherwise have a material adverse effect on Rendition's business, financial condition and operating results. Although the Rendition officers have entered into Severance Agreements with Micron Technology, none of the officers or other Rendition employees have entered into an employment agreement with Rendition, and there can be no assurance that Rendition will be able to retain these employees. Rendition currently maintains key man life insurance on the life of its President and Chief Operating Officer John Payne, and its Chief Technical Officer, James Peterson.

     International Operations. A portion of Rendition's future sales is expected to come from outside the U.S. market. In addition, certain of Rendition's products will be manufactured by independent third parties in Asia. Due to its reliance on international sales and foreign third party manufacturing, Rendition is subject to the risks of conducting business outside the U.S. These risks include the current recessionary economy in the Far East, unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar (which could increase the sale price in local currencies of Rendition's products in foreign markets), delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with foreign laws. There can be no assurance that such factors will not adversely impact Rendition's operations in the future or require Rendition to modify its current business practice. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION."

     Year 2000 Compliance. Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, in less than two years, computer systems and applications used by many companies may need to be upgraded to comply with Year 2000 requirements. Rendition relies on its systems in operating and monitoring many significant aspects of its business, including financial systems (such as general ledger, accounts payable, accounts receivable, inventory and order management), customer services, infrastructure and network and telecommunications equipment.
Rendition also relies directly and indirectly on the systems of external business enterprises such as customers, suppliers, creditors, financial organizations and domestic and international governments. Rendition has determined that its current computer systems are Year 2000 compliant and would function properly with respect to dates in the Year 2000 and beyond. Rendition has not noted any Year 2000 issues with its products; however, it has not performed significant testing with respect to its products. Rendition currently estimates that its costs associated with Year 2000 compliance will not have a material adverse effect on Rendition's business, financial condition or results of operations. However, Rendition has yet to initiate discussions with all of its third-party relationships to ensure that those parties have appropriate plans in place to correct all of their Year 2000 compliance issues. While Rendition believes its planning efforts are adequate to address it Year 2000 concerns, there can be no assurance that the systems and products of other companies on which Rendition's operations rely will be converted on a timely basis and will not have a material adverse effect on Rendition's business, financial condition or results of operations.

                         THE RENDITION SPECIAL MEETING

INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to Rendition's shareholders in connection with the solicitation of proxies by the Rendition Board for use at the Rendition Special Meeting and any adjournments or postponements thereof. Each copy of this Proxy Statement/Prospectus mailed to shareholders of Rendition is accompanied by a Notice of Rendition Special Meeting and a form of proxy card.

PURPOSE

     The purpose of the Rendition Special Meeting is to approve and adopt the Reorganization Agreement and the Merger and to transact such other business as may properly come before the Rendition Special Meeting or any adjournment or postponement thereof.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Rendition Special Meeting will be held at the principal executive offices of Rendition located at 999 East Arques Avenue, Sunnyvale, California 94086 on September 10, 1998 at 9:00 a.m. Pacific Daylight Savings Time.

     This Proxy Statement/Prospectus was mailed to all Rendition shareholders of record as of the Rendition Record Date and, together with the accompanying notice, constitutes notice of the Rendition Special Meeting in conformity with the requirements of the CGCL.

RECORD DATE AND OUTSTANDING SHARES

     Shareholders of record of capital stock of Rendition (the "Rendition Stock") at the close of business on the Rendition Record Date are entitled to notice of, and to vote at, the Rendition Special Meeting. On the Rendition Record Date, there were 82 holders of Rendition Common Stock, 38 holders of Rendition Preferred and 25 holders of Rendition Series C Preferred of record with the following number of shares of Rendition Stock issued and outstanding:
3,589,958 shares of Rendition Common Stock, 5,323,706 shares of Rendition Series A Preferred, 3,000,000 shares of Rendition Series B Preferred, and 7,538,451 shares of Rendition Series C Preferred.

VOTING OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Rendition Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions will be voted "for" the resolution approving and adopting the Reorganization Agreement and the Merger in accordance with the recommendation of the Rendition Board. The Rendition Board is not currently aware of any matters to come before the Rendition Special Meeting other than as described herein. If, however, other matters are properly brought before the Rendition Special Meeting, including, among other things, consideration of a motion to postpone or to adjourn the Rendition Special Meeting to another time and/or place, the persons appointed as the named proxies will have discretion to vote or act thereon according to their best judgment.

     A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Rendition Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Rendition stating that the proxy is revoked or by attending the Rendition Special Meeting and voting in person.

VOTE REQUIRED

     In order for a quorum to be present at the Rendition Special Meeting, there must be present in person or represented by proxy the holders of a majority of outstanding shares of each of three classes or series: the Rendition Common Stock, the Rendition Preferred and the Rendition Series C Preferred. Approval and adoption of the Reorganization Agreement and the Merger requires the affirmative vote of holders of a majority of outstanding shares of each of three classes or series: the Rendition Common Stock, the Rendition Preferred and the Rendition Series C Preferred. Accordingly, abstentions will have the effect of a negative vote. Each shareholder of record on the Rendition Record Date is entitled to cast one vote per share of Rendition Stock, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of Rendition at the Rendition Special Meeting.

     The Voting Agreement has been entered into by shareholders of Rendition holding a majority of the outstanding shares of each of three classes or series: the Rendition Common Stock, Rendition Preferred and Rendition Series C Preferred. Pursuant to the Voting Agreement, these Rendition shareholders have agreed to vote in favor of the Reorganization Agreement and the Merger and have granted Micron irrevocable proxies to vote their shares. Therefore, assuming that the proxies granted to Micron by such persons are voted in favor of the Reorganization Agreement and the Merger, the Reorganization Agreement and the Merger will be approved by Rendition's shareholders.

DISSENTERS' RIGHTS OF APPRAISAL

     Holders of Rendition Stock who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the CGCL, exercise dissenters' rights and receive cash for their shares of stock of Rendition. The failure of a dissenting Rendition shareholder to follow the appropriate procedures may result in the termination or waiver of such rights. See "DISSENTERS' RIGHTS."

EXPENSES; SOLICITATION OF PROXIES

     In the event that the Merger is consummated, the expenses and fees of each of the parties with respect to the Reorganization Agreement and the transactions contemplated thereby will be borne by Micron. In the event that the Merger is not consummated, each party will pay its own costs and expenses incurred incident to the Reorganization Agreement and the transactions contemplated thereby.

     Subject to the foregoing, the cost of this solicitation of proxies will be borne by Rendition. In addition to solicitation by use of the mails, proxies may be solicited by Rendition's directors, officers and regular employees, personally or by mail, telephone or telegram, without additional compensation.

                  THE PARTIES TO THE REORGANIZATION AGREEMENT

MICRON TECHNOLOGY, INC.

     Micron and its subsidiaries design, develop, manufacture and market DRAMs, very fast SRAMs, Flash, other semiconductor components, memory modules, PC systems, and RFID products.

     Micron was incorporated in Idaho in 1978 and reincorporated in Delaware in 1984. Micron's executive offices and principal manufacturing operations are located at 8000 South Federal Way, Boise, Idaho, 83707-0006 and its telephone number is (208) 368-4000.

RENDITION, INC.

     Rendition designs, develops and markets high-performance, low-cost, multifunction graphics processors and related software to the mainstream PC market. Rendition's products are designed to be sold to add-in card and motherboard manufacturers ("OEM's") for resale into the retail market and for resale to PC system companies. Rendition's products integrate high-performance, three-dimensional ("3D") graphics with VGA compatible two-dimensional ("2D") graphics, video and multimedia acceleration in a programmable single chip solution.

     Rendition's objective is to become a leading supplier of graphics accelerator products to the mainstream PC industry, offering products ranging from standalone graphics accelerators, to accelerators embedded with core logic for the value segment of the PC market, to accelerators embedded with memory for the performance segment of the PC market, to applications of its graphics core in markets synergistic to the desktop PC market and to Microsoft software products and operating systems.

     Rendition maintains a direct sales and marketing staff, and utilizes the services of external sales representatives and distributors in certain world geographies.

     Rendition has a fabless manufacturing strategy, whereby Rendition employs third-party suppliers for all phases of the manufacturing process, including fabrication, assembly and testing.

     Rendition was incorporated in Oregon in January 1993 and reincorporated in California in April of 1994. Rendition's executive offices are located at 999 East Arques Avenue, Sunnyvale, California 94086, and its telephone number is
(408) 822-0100.

                                   THE MERGER

THE REORGANIZATION AGREEMENT

     The following is a brief summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL AND COMPLETE TEXT OF THE REORGANIZATION AGREEMENT INCLUDING, WITHOUT LIMITATION, THE AGREEMENT OF MERGER DESCRIBED BELOW.

THE AGREEMENT OF MERGER

     Pursuant to the Reorganization Agreement and subject to the terms and conditions thereof, Rendition will merge with and into Micron, with Micron being the surviving corporation. Subject to the terms and conditions of the Reorganization Agreement, the Closing will take place on the first business day after all conditions to Closing thereunder are satisfied or waived or on such other day as the parties may agree. The Merger will become effective at the Effective Time, which will occur upon the filing of an Agreement of Merger with both the Secretary of State of the State of California and the Secretary of State of the State of Delaware with respect to the Merger, which will occur concurrently with the Closing. A copy of the Agreement of Merger is attached as Appendix B to this Proxy Statement/Prospectus.

     As a result of the Merger, the separate existence of Rendition will cease, the Micron Charter and Micron's Bylaws in effect immediately prior to the Effective Time will govern the combined corporation and the directors and executive officers of Micron immediately prior to the Effective Time will be the directors and executive officers of the combined corporation.

MERGER CONSIDERATION

Conversion of Shares

     At the Effective Time, each outstanding share of Micron Common Stock will be unaffected by the Merger and will continue to represent one share of Micron Common Stock. Each outstanding share of Rendition Common Stock, other than Dissenting Shares, if any, will automatically be converted into the right to receive a fraction of a share of Micron Common Stock equal to the Conversion Ratio. The Conversion Ratio will equal the quotient obtained by dividing (i) 3,676,471 by (ii) the sum of the number of shares of Rendition Common Stock outstanding immediately prior to the Effective Time (excluding the Rendition Unvested Shares), plus the number of shares of Rendition Common Stock issuable (as determined immediately prior to the Effective Time) upon (A) the conversion to Rendition Common Stock of all outstanding shares of Rendition Preferred (each share of which is convertible into one share of Rendition Common Stock), (B) the exercise of all Rendition Options outstanding immediately prior to the Effective Time, other than Rendition Options that will not have vested as of such time, and (C) the conversion to Rendition Common Stock of all Rendition Preferred issuable upon exercise of all Rendition Warrants outstanding immediately prior to the Effective Time.

     If, prior to the Effective Time, Micron undertakes certain actions to recapitalize itself or issues a dividend payable in shares or securities convertible into shares, the Conversion Ratio will be adjusted to maintain the proportionate interests of stockholders and optionholders of Micron in the outstanding equity of Micron immediately following the Merger, as contemplated by the Reorganization Agreement.

     Each share of Rendition Preferred issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will automatically be converted at the Effective Time into the right to receive a fraction of a share of Micron Common Stock equal to the

Conversion Ratio multiplied by the number of shares of Rendition Common Stock into which such share of Rendition Preferred was convertible immediately prior to the Effective Time.

     As of July 31, 1998, an aggregate of 3,589,958 and 15,862,157 shares of Rendition Common Stock and Rendition Preferred, respectively, were outstanding and 689,486 shares of Rendition Preferred were subject to warrants that are to be exercised as a condition to closing the Merger. Based on the capitalization of Rendition as of such date and assuming a Conversion Ratio of 0.1827510, the exercise of all warrants and no dissenting shareholders, approximately 3,680,898 shares of Micron Common Stock will be issued in exchange for outstanding shares of Rendition Common Stock and Rendition Preferred. Based on the foregoing capitalization and assumptions, stockholders of Micron prior to the Effective Time and Former Rendition Shareholders will own shares of Micron Common Stock representing approximately 98.3% and 1.7%, respectively, of the shares of Micron Common Stock outstanding immediately after consummation of the Merger.

     It is anticipated that holders of a majority of shares of Rendition Series A Preferred and Rendition Series B Preferred, and holders of a majority of Rendition Series C Preferred, will convert all then outstanding shares of Rendition Preferred into shares of Rendition Common Stock immediately prior to the Effective Time of the Merger. This conversion, if it occurs, will not change the aggregate number of shares of Micron Common Stock to be issued in the Merger, nor the number of shares of Micron Common Stock to be issued to each Rendition shareholder in the Merger.

     Dissenting Shares will not be converted into shares of Micron Common Stock in the Merger. Dissenting Shares with respect to which dissenters' rights under the CGCL were not perfected as of the Effective Time will be converted into the consideration otherwise payable in the Merger if and when such dissenters rights can no longer be legally perfected or exercised under the CGCL.

Fractional Shares

     No fractional shares of Micron Common Stock will be issued in exchange for Rendition securities. Instead, each Rendition shareholder who would otherwise be entitled to receive a fraction of a share of Micron Common Stock (after aggregating all fractional shares to be received by such stockholder) will receive promptly after the Effective Time an amount of cash equal to the per share market value of Micron Common Stock (based on the average closing sale price of Micron Common Stock as quoted on the NYSE for the twenty (20) days immediately preceding (but not including) the Closing Date as reported in The
                                                                          ---
Wall Street Journal), multiplied by the fraction of a share of Micron Common
-------------------
Stock to which such shareholder would otherwise be entitled.

Conversion of Rendition Options

     At the Effective Time, each outstanding Rendition Option will automatically be converted into a Micron Option to purchase a number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock otherwise issuable upon the exercise of the Rendition Option immediately prior to the Effective Time by the Conversion Ratio, at a per share exercise price equal to the exercise price of the converted Rendition Option immediately prior to the Effective Time, divided by the Conversion Ratio and rounded up to the nearest cent. If a Micron Option received at the Effective Time by a former holder of a Rendition Option would be exercisable for a fractional share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Option will be rounded down to the nearest whole number, with no cash being payable for such fractional share. A new option agreement (or an addendum to the existing option agreement) evidencing the number of shares of Micron Common Stock subject to the option and the exercise price per share will be issued with respect to each converted Rendition Option. The term, exercisability, vesting schedule, and status as an "Incentive Stock Option" under the Code of each converted Rendition Option will remain unchanged. Continuous employment with Rendition will be credited to a holder of a converted Rendition Option for the purpose of determining the number of shares of Micron Common Stock subject to exercise after the Effective Time. As of July 31, 1998, there were outstanding options to purchase an aggregate of 2,933,870 shares of Rendition Common Stock, of which 346,190 shares were represented by vested options.

     Micron has agreed (i) to use its best efforts to cause the Micron Common Stock issuable upon exercise of the converted Rendition Options to be registered with the Commission on Form S-8 within thirty (30) days after the Effective Time, (ii) to use its reasonable best efforts to maintain the effectiveness of such registration for as long as any such converted Rendition Options remain outstanding, and (iii) to reserve a sufficient number of shares of Micron Common Stock for issuance upon exercise thereof. With respect to any persons (if any) who, after the Merger, will be subject to Section 16(a) of the Exchange Act, Micron will administer the Plan in compliance with Rule 16b-3 under the Exchange Act.

Treatment of Rendition Warrants

     Rendition has agreed to use its reasonable best efforts to cause all Rendition Warrants to be exercised prior to the Effective Time. It is a condition to Micron's obligation to effect the Merger that all Rendition Warrants be either exercised or terminated in accordance with their terms prior to the Effective Time. If such condition is waived by Micron, each Rendition Warrant will be converted at the Effective Time into a warrant to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock otherwise issuable upon the exercise of the Rendition Warrant at the Effective Time (treating any Rendition Preferred issuable upon exercise of such Rendition Warrant as though converted to Rendition Common Stock) by the Conversion Ratio. If a Micron Warrant received at the Effective Time by a former holder of a Rendition Warrant would be exercisable for a fractional share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Warrant will be rounded down to the nearest whole number, with no cash being payable for such fractional share. Such Micron Warrants shall have a per share exercise price equal to the exercise price of the Converted Rendition Warrant (treating any Rendition Preferred issuable upon exercise of such Rendition Warrant as though converted to Rendition Common Stock) immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent.

Escrow Arrangement

     At the Closing, Micron will withhold the Escrow Shares and will deliver such shares to the Escrow Agent. The Escrow Shares will serve as collateral for and a non-exclusive source of payment of certain indemnification obligations under the Reorganization Agreement. See "-Indemnification" and "- Certain Ancillary Agreements - Escrow Agreement." The Escrow

Shares will be held by the Escrow Agent for the one year period ending on the Escrow Release Date, at which time any Escrow Shares and other property remaining in the escrow account will be delivered to the Shareholder Representative for allocation among and delivery to the Former Rendition Shareholders in proportion to their respective contributions to the shares comprising the Escrow Shares at the Effective Time.

     The terms of the escrow and indemnification obligations will be governed by the Reorganization Agreement and the Escrow Agreement. The approval of the Merger by the shareholders of Rendition will be deemed also to constitute the approval of the Escrow Agreement, the use of the Escrow Shares as collateral for Rendition's indemnification obligations under the Reorganization Agreement, the appointment of the Shareholder Representative as the legal representative, attorney-in-fact and agent of the Former Rendition Shareholders (other than holders of Dissenting Shares) to take certain actions on behalf of such Former Rendition Shareholders in connection with the escrow arrangement, the indemnification of the Shareholder Representative, the limitation of the Shareholder Representative's liability for certain actions taken under the Reorganization Agreement and the Escrow Agreement, and the payment of certain expenses of the Shareholder Representative. Under certain circumstances, a successor or additional Shareholder Representative may be appointed by persons who hold a majority of the shares of Rendition Common Stock and Rendition Preferred immediately prior to the Effective Time. See "- Indemnification" and "- Certain Ancillary Agreements - Escrow Agreement."

Exchange of Certificates

     After the Closing, each Rendition shareholder is to surrender the Rendition stock certificates, duly endorsed to Rendition or to Micron's transfer agent for cancellation as of the Effective Time. Promptly thereafter, Micron's transfer agent will issue a certificate for the number of shares of Micron Common Stock to which such holder is entitled in the Merger (less the Escrow Shares). Micron or its transfer agent will also pay by check to each tendering Rendition shareholder cash in lieu of fractional shares as provided in the Reorganization Agreement.

     No dividends payable to holders of Micron Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered certificate for Rendition stock until such certificate has been surrendered to Micron or its transfer agent. After such surrender and the attendant issuance of shares of Micron Common Stock, any dividends so withheld will be paid, without interest. After the Effective Time, there will be no further registration of transfers on the books of Rendition or its transfer agent.

     If, after the Effective Time, a Rendition stock certificate is presented to the transfer agent (or to Micron), such stock certificate will be canceled and will be exchanged as provided above.

     Promptly after the Effective Time, Micron will notify in writing each holder of a Rendition Option of such Rendition Option's conversion into a Micron Option and the number of shares of Micron Common Stock subject thereto as well as the exercise price and other terms of such Micron Option.

CONDITIONS TO THE MERGER

     The obligations of Rendition and Micron to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of a number of conditions, including: (i) the accuracy of the representations and warranties of the other party contained in the Reorganization Agreement except for any inaccuracies which, in the aggregate, do not constitute and are not expected reasonably to result in a material adverse effect on such party; (ii) compliance in all material respects with their respective covenants contained in the Reorganization Agreement; (iii) the absence of a material adverse change with respect to the other party since the date of the Reorganization Agreement; (iv) the absence of any order, decree or ruling by any governmental agency which would or is likely to prohibit, impose limitations on or render illegal the transactions contemplated by the Reorganization Agreement; (v) the absence of pending or threatened litigation that is intended to or would have the probable effect of enjoining or preventing the Merger, asserting that the Merger would violate a material agreement or covenant of Rendition or would constitute tortious conduct on the part of Micron or Rendition; (vi) the other party having obtained on or before the Closing the permits, authorizations, written consents, assignments, waivers, authorizations, and other certificates required to be obtained pursuant to the Reorganization Agreement; (vii) the Registration Statement having become effective under the Securities Act and not being the subject of any stop-order or proceedings seeking a stop-order and this Proxy Statement/Prospectus on the Closing Date not being subject to any proceedings commenced or overtly threatened by the Commission; (viii) each party having received an opinion of counsel from counsel to the other party regarding certain corporate and other matters; (ix) the principal terms of the Reorganization Agreement and the Merger having been approved and adopted by the Rendition shareholders and no more than two percent (2%) of the outstanding shares of Rendition Common Stock being Dissenting Shares; (x) receipt of satisfactory tax opinions by each party from counsel;
(xi) receipt by the Rendition Board from Ernst & Young LLP and by the Micron Board from PricewaterhouseCoopers LLP of letters stating such firms' concurrence as to the appropriateness of "pooling of interest" financial accounting for Rendition (in the case of Ernst & Young LLP), and Micron and the Merger (in the case of PricewaterhouseCoopers LLP); (xii) the Micron Common Stock to be issued in the Merger having been authorized for listing on the NYSE, subject to notice of issuance; (xiii) receipt by the Rendition Board of the DLJ Opinion; (xiv) each person who is an affiliate of Rendition and who is to receive Micron Common Stock in the Merger having executed and delivered to Micron an agreement providing, among other things, that it will not make certain dispositions of Micron Common Stock (each, an "Affiliate Agreement"); (xv) receipt by Micron of a fully-executed non-competition agreement from John Zucker, Rendition's Chief Executive Officer; (xvi) receipt by Micron of a fully executed Escrow Agreement;
(xvii) receipt by Micron of satisfactory evidence that all Rendition Warrants not previously exercised or expired in accordance with their terms have or will, prior to the Effective Time, terminate or expire in accordance with their terms; (xviii) receipt by Micron from the holders of Rendition Options of such documents as Micron may reasonably request to ensure compliance with applicable law, including, as applicable, an agreement acknowledging the terms of the Micron Options issuable to them; (xix) the parties having obtained on or before the closing any governmental and regulatory approvals as contemplated by the Reorganization Agreement; and (xx) acknowledgment by Micron's counsel that the form, scope and substance of all legal and accounting matters contemplated by the Reorganization Agreement, as well as all closing documents, are acceptable.

     Pursuant to the terms of the Reorganization Agreement, any of the conditions to the obligations of Rendition, on the one hand, and Micron, on the other, may be waived by Micron or Rendition, respectively. However, neither Micron nor Rendition intends to waive any condition that would prevent the Merger from being treated as a tax-free reorganization under the Code and accounted for as a pooling of interests.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains certain representations and warranties, including without limitation, representations and warranties by (i) each of Micron and Rendition as to its due organization, good standing, corporate authority to enter into the Reorganization Agreement and related agreements, the entry into the Reorganization Agreement and the consummation of the Merger causing no conflicts with charter documents and certain agreements and governmental consents (other than as set forth in the Reorganization Agreement); (ii) Rendition as to certain matters regarding (A) subsidiaries; (B) capital structure; (C) compliance with applicable laws and the Rendition Charter and Rendition's Bylaws; (D) litigation; (E) compliance with ERISA and employee-related matters; (F) its financial statements; (G) agreements relating to the assignment of inventions and confidentiality; (H) intellectual property rights;
(I) the absence of undisclosed liabilities; (J) absence of certain changes or events; (K) certain contracts and agreements and no defaults thereunder; (L) taxes; (M) fees and expenses relating to the Merger; (N) insurance; (O) ownership of property; (P) environmental matters; (Q) Rendition Board approval;
(R) shareholder vote required to approve the Merger; (S) disclosure of all material information; and (T) the DLJ Opinion; and (iii) Micron as to disclosure of certain information and filings with the Commission and the validity of the shares of Micron Common Stock to be issued in the Merger.

COVENANTS

     Pursuant to the Reorganization Agreement, Rendition and Micron have agreed to various customary covenants, including that from the period from June 22, 1998 until the earlier of the Effective Time or the termination of the Reorganization Agreement in accordance with its terms, each party will promptly advise the other in writing, (a) of any event that would render any representation or warranty of Rendition or Micron, as the case may be, contained in the Reorganization Agreement, if made on the date of such event or on the Closing Date, untrue or inaccurate in any material respect, and (b) of any material adverse change to the business, results of operations or financial condition of Micron or Rendition, as the case may be. To ensure compliance with the foregoing covenant, Rendition has agreed to provide Micron with unaudited financial statements within 15 days after the end of each monthly accounting period.

     In addition, Rendition has agreed that, during the period from June 22, 1998 until the earlier of the Effective Time and the termination of the Reorganization Agreement in accordance with its terms, Rendition will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Reorganization Agreement (and if Rendition becomes aware of any material deterioration in such relationships, it will advise Micron and, if requested by Micron, exert its reasonable best efforts to restore such relationships), and will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not agree, without the prior consent of Micron, to (i) borrow or lend any money except for advances to employees for travel and expenses in the ordinary course of Rendition's business consistent with past practice; (ii) enter into any transaction or agreement not in the ordinary course of its business consistent with past practice; (iii) encumber or permit to be encumbered any of its assets;
(iv) dispose of any of its assets except in the ordinary course of business, consistent with past practice; (v) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business, consistent with past practice; (vi) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases in amounts consistent with past practices, not to exceed five percent (5%) of such person's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by Micron) or enter into any new employment or consulting agreement with any such person; (vii) except as required by generally accepted accounting principles (" GAAP"), change accounting methods; (viii) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock or other securities, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any Rendition security holder outside of the ordinary course of business consistent with past practice (other than pursuant to arrangements with terminated employees in the ordinary course of business, consistent with past practice); (ix) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice, and which are not material in amount or effect; (x) guarantee or act as a surety for any obligation of any third party; (xi) waive or release any material right or claim arising under or in connection with any lien or other encumbrance other than in the ordinary course of business consistent with past practice; (xii) issue, sell, create or authorize any of its securities, or amend the Plan to increase the number of shares of Rendition Common Stock issuable thereunder (except that Rendition may issue shares of Rendition Common Stock or Rendition Preferred, as the case may be, upon the exercise of Rendition Options or Rendition Warrants that are outstanding as of June 22, 1998 in accordance with the terms in effect on such date, or upon the conversion of outstanding shares of Rendition Preferred) or otherwise change the terms or exercise or conversion prices of any Rendition Option, Rendition Common Stock, Rendition Preferred or other Rendition security unless expressly required by an agreement executed by Micron and Rendition prior to June 22, 1998; (xiii) subdivide, split, combine or reverse split the outstanding shares of its capital stock or enter into any recapitalization affecting the number of outstanding shares of its securities;
(xiv) merge, consolidate or reorganize with, or acquire any entity or enter into any negotiations, discussions or agreement for any such purposes; (xv) amend the Rendition Charter or Rendition Bylaws, except as contemplated by the Reorganization Agreement; (xvi) license any technology or intellectual property except in the ordinary course of business consistent with past practice in connection with routine sales from inventory, or grant any rights to its source code or exclusive rights to any intellectual property rights; (xvii) agree to any audit assessment by any tax authority or file any tax return unless copies have first been provided to Micron; (xviii) change any insurance coverage or cause to be issued any certificates of insurance except for renewals in the ordinary course of business, consistent with past practice; (xix) acquire or dispose of any securities, the value of which is derived from or determined by reference to securities of Micron; or (xx) agree to do any of the foregoing.

     The Reorganization Agreement also contains certain additional covenants of the parties including covenants relating to: (i) the preparation and filing of the Registration Statement and the accuracy of the information contained therein; (ii) Rendition's obligations with respect to the Rendition Special Meeting and the recommendation of its Board of Directors that its shareholders approve the Merger; (iii) regulatory approvals and consents; (iv) indemnification of officers and directors; (v) actions regarding "pooling of interests" accounting for the Merger; (vi) assignment of inventions and confidentiality; (vii) execution of the Affiliate Agreements with affiliates of Rendition and the execution of agreements with all persons who may be deemed "affiliates" of Micron, with the meaning of Rule 145 under the Securities Act placing restrictions on such persons' ability to dispose of their shares of Micron Common Stock; (viii) the Voting Agreement; (ix) qualification of the Micron Common Stock under applicable state "blue sky" laws; (x) notification by Rendition of Micron in the event of litigation and claims that could lead to litigation; (xi) access by Micron to information regarding Rendition; (xii) Rendition's agreement not to enter into certain agreements with respect to disposition of the Micron Common Stock received by Rendition's shareholders in the Merger; (xiii) Dissenting Shares; (xiv) the termination of any outstanding registration rights and voting agreements in respect of the securities of Rendition; (xv) execution by John Zucker, the Chief Executive Officer of Rendition, of a non-competition agreement; (xvi) satisfaction of the conditions precedent to the Merger; (xvii) cooperation in effecting the Merger; (xviii) the exercise of the Rendition Warrants prior to the Effective Time; (xix) the listing of the Micron Common Stock to be issued in the Merger on the NYSE; and
(xx) the extension by Micron of certain severance and other benefits to certain Rendition personnel.

NON-SOLICITATION

     From and after the date of the Reorganization Agreement until the earlier of the Effective Time or the termination of the Reorganization Agreement in accordance with its terms, Rendition will not authorize, encourage or permit any person, on its or their behalf, directly or indirectly to solicit or encourage any offer or consider any inquiries or proposals received from any person, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Micron), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of Rendition's business, assets or capital stock. Nor will Rendition enter into any agreement with respect to such a transaction.

INDEMNIFICATION OF RENDITION OFFICERS AND DIRECTORS

     The Reorganization Agreement provides that all rights to indemnification in favor of officers and directors of Rendition existing prior to the Effective Time for acts and omissions of such persons occurring prior to the Effective Time (other than for breach of the Reorganization Agreement) and the elimination of personal liability for monetary damages applicable to such persons prior to the Effective Time will survive the Merger and be maintained by Micron for a period of not less than five (5) years after the Effective Time. Such obligations shall be binding on any successors and assigns of Micron.

TERMINATION

     The Reorganization Agreement may be terminated at any time prior to the Effective Time:

     (i)  by mutual written agreement of Rendition and Micron;


     (ii) by Rendition or Micron, upon written notice to the other, if either
(a) the Effective Time does not occur on or before December 15, 1998 (except that any party whose failure to fulfill any obligation under the Reorganization Agreement caused or resulted in the failure of the Effective Time to occur on or before such date shall not have the right to terminate the Reorganization Agreement because the Effective Time has not occurred on or before such date), or (b) if at any time before the Effective Time the consummation of the Merger would be illegal or otherwise prohibited under applicable law or if any court or governmental authority shall have taken any action restraining, enjoining or otherwise prohibiting the Merger, which action shall have become final and nonappealable.

     (iii) by Rendition or Micron by written notice to the other party if there has been a breach by Micron (in the case of a termination by Rendition) or Rendition (in the case of a termination by Micron) of any representation, warranty or agreement set forth in the Reorganization Agreement on the part of the other party such that the conditions to Closing relating to the accuracy in all material respects of all of the representations and warranties of such other party and the compliance in all material respects by such other party with all of its covenants under the Reorganization Agreement would not be satisfied, unless such failure to comply with such conditions to Closing is curable by the breaching party through the exercise of its best efforts and such breaching party continues to exercise its best efforts, in which case such breaching party will have ten days from its receipt of notice of such breach by the other party to cure such breach (except that no cure period shall be provided for a breach that by its nature cannot be cured);

     (iv) by Micron or Rendition, if Rendition's shareholders do not approve the Merger at the Rendition Special Meeting.

     Any termination of the Reorganization Agreement pursuant to its terms will be without further obligation or liability upon either Micron or Rendition in favor of the other party except for the obligations relating to indemnification and certain obligations relating to confidentiality and the cumulative nature of the parties' remedies in the event of a breach of the Reorganization Agreement. No termination of the Reorganization Agreement will relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in the Reorganization Agreement.

EXPENSES AND TERMINATION FEES

     If the Merger is consummated, Micron will bear all costs and expenses (including Rendition's counsel and investment banker's fees) in connection with the Reorganization Agreement and the transactions provided for therein. If the Merger is not consummated, each of Rendition and Micron will bear its own costs and expenses with respect to the Reorganization Agreement and the transactions contemplated thereby.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All of the representations, warranties, statements, covenants and agreements of Rendition contained in the Reorganization Agreement, the exhibits thereto, and any other document or certificate delivered pursuant to the Reorganization Agreement or in connection with the transactions contemplated thereby will survive the Closing and the Merger and will remain operative and in full force and effect until the first anniversary of the Closing Date.

INDEMNIFICATION

     The Former Rendition Shareholders will jointly and severally indemnify and hold harmless Micron and its officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Micron within the meaning of the Securities Act from all damages incurred in connection with, or related to or arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, agreements or covenants given or made by Rendition in the Reorganization Agreement or in its disclosures given pursuant thereto or in any agreement or certificate delivered by or on behalf of Rendition pursuant to the Reorganization Agreement or resulting from any failure of any shareholder of Rendition to have good, valid and marketable title to the Rendition Common Stock or Rendition Preferred held by such shareholder or to have full right, capacity and authority to vote such Rendition Stock in favor of the Merger and the other transactions contemplated by the Reorganization Agreement.

     The indemnification obligations under the Reorganization Agreement are limited as follows. First, any persons seeking indemnification pursuant to the Reorganization Agreement must first exercise their rights and remedies under the Escrow Agreement with respect to the Escrow Shares deposited with the Escrow Agent for the purpose of fulfilling such indemnification obligations. Other than with respect to the Principal Rendition Shareholders, the only recourse against Rendition shareholders for indemnification pursuant to the Reorganization Agreement is to the Escrow Shares, other than in the case of intentional fraud or willful misconduct. The value of the Escrow Shares surrendered to satisfy the indemnity obligations shall be determined by the average of the closing price per share of Micron Common Stock on the NYSE during the twenty day period immediately preceding (but not including) the Closing Date. See "- Merger Consideration - Escrow Arrangement."

     Second, the indemnification provided for in the Reorganization Agreement will not apply until the aggregate damages for which any person indemnified thereunder seeks indemnification exceeds a cumulative aggregate of $250,000. Once the aggregate damages exceed that amount, however, the indemnifying persons will be liable for the entire amount of damages, including the $250,000.

     The Principal Rendition Shareholders will be jointly and severally liable for indemnification obligations until the first anniversary of the Closing Date to the extent such obligations exceed the value of the Escrow Shares, up to an aggregate amount equal to five percent (5%) of the amount determined by multiplying the number of shares of Micron Common Stock to be issued to all shareholders of Rendition at the Effective Time, by the average closing sale price of Micron Common Stock as quoted on the NYSE during the twenty (20) day period immediately preceding (but not including) the Closing Date. This additional liability will be allocated among the Principal Rendition Shareholders on a pro-rata basis, in accordance with the number of shares of Rendition Common Stock and Rendition Preferred (which shall be treated as though converted to Rendition Common Stock) held by each such Principal Rendition Shareholder immediately prior to the Closing. This additional liability for the Principal Rendition Shareholders is above and beyond the portion of the shares of Micron Common Stock held in escrow that were withheld from such Principal Rendition Shareholders.

     The Principal Rendition Shareholders (to they extent they have responsibilities and liabilities other than in their capacities as Rendition shareholders) will appoint the Shareholder

Representative as the legal representative, attorney-in-fact and agent of the Principal Rendition Shareholders to take certain actions on behalf of such Principal Rendition Shareholders in connection with the performance of the Escrow Agreement (including, without limitation, to apportion, give notice of and collect liability outside the escrow account).

AMENDMENT; WAIVER

     The Reorganization Agreement may be amended by Micron and Rendition at any time before or after adoption and approval of the Reorganization Agreement and the Merger by the shareholders of Rendition. However, after any such adoption and approval of the Reorganization Agreement and the Merger, no amendment may be made which by applicable law requires further approval of the shareholders of Rendition without the further approval of such shareholders. The Reorganization Agreement may not be amended or the observance of any provision thereof waived except by an instrument in writing signed by the party or the parties to be bound by such amendment or waiver.

GOVERNING LAW; JURISDICTION; COSTS AND ATTORNEYS' FEES

     The Reorganization Agreement is governed by Delaware law except that the fiduciary duties of the directors of Rendition are governed by the CGCL. Exclusive jurisdiction over claims and disputes arising under the Reorganization Agreement is established in the Federal and State Courts in Boise, Idaho. In any suit brought to enforce or interpret the Reorganization Agreement, the prevailing party will be entitled to recover its costs of suit, including reasonable attorneys' fees as fixed by the courts.

CERTAIN ANCILLARY AGREEMENTS

     It is a condition to the consummation of the Merger, or a covenant of one of the parties to the Merger, that certain ancillary agreements be executed. These include:

Affiliate Agreements

     Pursuant to the Reorganization Agreement, each person who may be deemed to be an "affiliate" of Rendition pursuant to Rule 145 under the Securities Act (a "Rendition Affiliate") is required to enter into an Affiliate Agreement. Pursuant to the Affiliate Agreement, each Rendition Affiliate agrees to certain restrictions on the disposition of the shares of Micron Common Stock received by such person in the Merger, as well as the restrictions on the disposition of Rendition Stock owned by such person prior to the Effective Time. Such restrictions are designed to insure (a) that the Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes, (b) that such persons will only transfer the shares of Micron Common Stock received in the Merger in accordance with the requirements of the Securities Act and the regulations promulgated thereunder, (c) that transfers will only be made in accordance with an effective registration statement or an exemption from registration under the securities laws. All shares issued to a Rendition Affiliate will bear a restrictive legend.

Escrow Agreement

     Micron, John Zucker, as the Shareholder Representative, Norwest Bank Minnesota, National Association, as the Escrow Agent, and the Principal Rendition Shareholders entered into the Escrow Agreement effective as of June 22, 1998. The Escrow Agreement implements the escrow arrangement contemplated in the Merger Agreement. See "- Indemnification" and "- Merger Consideration -Escrow Arrangement."

Voting Agreement

     On June 22, 1998, Micron and certain shareholders of Rendition that collectively hold a majority of the outstanding shares of Rendition Common Stock, Rendition Preferred and the Rendition Series C Preferred entered into the Voting Agreement regarding voting of shares of Rendition. Pursuant to the Voting Agreement, such shareholders agreed to vote their shares in favor of the Reorganization Agreement and Merger at any meeting of the shareholders or in any action by written consent of such shareholders of Rendition in respect of approval of the Reorganization Agreement and the Merger. These shareholders also granted Micron irrevocable proxies to vote their shares of Rendition Stock. Therefore, it is anticipated that the proxies granted to Micron by such persons will be voted in favor of the Reorganization Agreement and the Merger and that the Reorganization Agreement and the Merger will be approved by Rendition's shareholders.

Non-Competition Agreement

     Pursuant to the Agreement Not to Compete or Solicit, entered into as of June 22, 1998 by and between Micron and John Zucker (the "Non-Competition Agreement"), Mr. Zucker has agreed that, from the Effective Time through a period of one year following his termination as an employee of Micron, he will not (i) compete with Micron and will not disclose any of Micron's proprietary information, (ii) interfere with the business relationship between Micron and its customers, dealers, distributors, suppliers, vendors, independent contractors, service providers, or other parties with which Micron has business relationships, or (iii) employ or solicit for employment any employee of Micron.

Severance Agreements

     Pursuant to the Reorganization Agreement, Micron has entered into Severance Agreements with John Zucker, John Payne, Laura Perrone, Jim Peterson, Jay Eisenlohr, Robert Mullis, Mike McGregor and Patrick Little (the "Severance Agreements"). The Severance Agreements provide for certain benefits to be granted to such persons in the event of their termination as employees of Micron following the Merger. See "- Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Rendition Board and certain executive officers of Rendition have certain interests respecting the Merger separate from their interests as holders of Rendition Common Stock or Rendition Preferred generally. The Rendition Board was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

     As described above under "- Certain Ancillary Agreements - Severance Agreements," Micron has entered into Severance Agreements, which become effective as of the Effective Time, with each of John Zucker, John Payne, Laura Perrone, Jim Peterson, Jay Eisenlohr, Robert

Mullis, Mike McGregor and Patrick Little. These agreements provide that, upon termination of employment, subject to certain conditions, the employee will continue as an employee of Micron, for a period of one hundred and eighty (180) days, for the purpose of receiving salary, bonus, continued vesting of granted stock options, and other benefits during that period. With respect to all employees other than Mr. Zucker, in order for there to be continuation of benefits, the termination of employment must take place within one year of the Effective Time. With respect to all employees other than Mr. Payne and Ms. Perrone, in order for there to be continuation of benefits, the termination must be by Micron without cause. With respect to Mr. Payne and Ms. Perrone only, there also will be continuation of benefits in the event of termination of employment by the employee in circumstances amounting to constructive termination by Micron. Micron also has entered into an Agreement Not to Compete or Solicit with Mr. Zucker pursuant to which Mr. Zucker agrees not to participate in any business entity that is in competition with Micron for one year after termination of employment by Micron. After the Merger, Mr. Zucker will become an officer of Micron.

     Micron has agreed to indemnify Rendition's officers and directors for acts and omissions occurring prior to the Effective Time in accordance with indemnification rights granted by Rendition while serving as officers and directors of Rendition, subject to certain limitations, and to eliminate their personal liability for monetary damages, for five (5) years after the Effective Time. See "- Indemnification of Rendition Directors and Officers."

                            BACKGROUND OF THE MERGER

     During the week of November 17, 1997, Robert M. Donnelly, Micron's V.P. of Memory Products, and Paul Dlugosch, Micron's RAMCore Product Marketing Manager, attended Comdex for the purpose of discussing partnering with graphics accelerator suppliers for embedded DRAM products, in particular with Rendition and another graphics accelerator company.

     In December 1997, Mr. Donnelly, Mr. Dlugosch, and a Micron technical team visited Rendition and met with Michael Boich, then President, CEO and Chairman of Rendition, and several members of the Rendition technical team. The merits of embedding DRAM in graphics accelerators was discussed but no conclusion nor plan of action was reached.

     In January 1998, Mr. Donnelly attended a meeting at MEI with John Zucker, Rendition's CEO, and Jim Peterson, Rendition's Chief Technical Officer. The subject was potential partnering of Rendition and MEI for an integrated core-logic part utilizing the Rendition V2200 and MEI chipset. During and following that meeting, Mr. Donnelly and Mr. Zucker had several conversations about possible partnering arrangements for a desktop graphics controller using embedded DRAM.

     On January 21, 1998, Mr. Zucker met with Steven Appleton, CEO of Micron, to discuss the possible joint business opportunities, including possible development of an embedded DRAM graphics chip and possible manufacture by Micron of a cost-reduced Rendition graphics accelerator. The discussions contemplated a substantial equity investment by Micron in Rendition.

     On February 9, 1998, Mr. Zucker again met with Mr. Appleton and Mr. Donnelly to discuss a business relationship that would include a substantial equity investment by Micron in

Rendition, possibly matched by another strategic investor, and might involve the acquisition of another semiconductor company.

     On February 17, 1998, Micron and Rendition entered into a Mutual Nondisclosure and Non-Use Agreement to provide for confidentiality of the discussions between the two regarding a possible equity investment or a possible business combination. Subsequently, discussions between representatives of Micron and Rendition about a possible business combination continued.

     On February 19, 1998, Rendition retained DLJ as its exclusive financial advisor with respect to a possible equity investment by Micron or other corporate strategic partner or a possible business combination with Micron.

     On March 4, 1998, Micron loaned Rendition $8,483,007.35 pursuant to a Subordinated Promissory Note. See "MATERIAL CONTACTS BETWEEN MICRON AND RENDITION - Loan from Micron to Rendition."

     On March 9, 1998, the Micron Board discussed the possible acquisition by Micron of Rendition. The point was made that an acquisition of Rendition would allow for potential development of embedded memory/graphics accelerator product lines for Micron. In addition, the Micron Board discussed the terms of the loan made to Rendition in the amount of approximately $8.5 million. The Micron Board approved and ratified the loan, and authorized the officers of Micron to cause to be prepared and negotiated an agreement for the purchase by Micron of Rendition, subject to final approval by the Micron Board.

     On March 13, 1998, Mr. Zucker and Laura Perrone, Vice President of Finance and Administration and Chief Financial Officer of Rendition, together with their financial advisor, met in Boise with Mr. Appleton and senior members of the Micron management team and agreed to the general terms and conditions of the business combination, including valuation.

     On April 14, 1998, representatives of Rendition joined a meeting of the Micron Board to provide an overview of Rendition's business status, research and development, manufacturing operations, and current and future products. A product demonstration was given to members of the Micron Board. The Micron Board discussed the terms of the proposed Reorganization Agreement. The Micron Board approved the principal terms and conditions of the Reorganization Agreement and authorized the officers of Micron to continue negotiations of the Reorganization Agreement in consultation with legal counsel and to modify and finalize the Reorganization Agreement as they determined necessary or appropriate. The Micron Board also resolved that the shares of Micron Common Stock to be issued in the Merger should be registered with the Commission and authorized the officers of Micron to prepare a Registration Statement on Form S-
4. The Micron Board also specified certain other conditions of the Reorganization Agreement and authorized the officers of Micron to enter into the Reorganization Agreement on such terms, concluding that the Merger was in the best interests of Micron and its stockholders.

     On April 16, 1998, the Rendition Board held a regular meeting at which Mr. Zucker described the principal terms of Micron's offer to purchase Rendition. The Rendition Board approved certain principal terms and conditions of the Reorganization Agreement, identified other terms and conditions that were subject to further negotiation and authorized the officers of

Rendition to continue negotiation of the Reorganization Agreement in consultation with legal counsel and Rendition's financial adviser.

     On May 5, 1998, Rendition's senior managers met with senior members of the Micron management team to discuss Rendition's current business status and Rendition's need for additional working capital.

     On May 26, 1998, Micron loaned Rendition an additional $5,000,000.00 pursuant to a Subordinated Promissory Note. See "MATERIAL CONTACTS BETWEEN MICRON AND RENDITION - Additional Loan from Micron to Rendition."

     On June 16, 1998, the Rendition Board held a regular meeting at which it reviewed the proposed Merger, the recent financial results for the two companies, the recent trading prices for Micron Common Stock as well as for technology companies generally, and the factors discussed under "REASONS FOR THE MERGER" and determined that, based on this review, the Merger continued to be in the best interests of Rendition and the Rendition shareholders.

     On June 17, 1998, Mr. Zucker and Ms. Perrone met with senior members of the Micron management team, provided an update of Rendition's current business status and stated that Rendition was prepared to enter into the Reorganization Agreement and ancillary documents.

     On June 22, 1998, each of Rendition and Micron executed and delivered the Reorganization Agreement which was announced immediately thereafter by the issuance of a joint press release.

                             REASONS FOR THE MERGER

JOINT REASONS FOR THE MERGER

     Micron and Rendition have identified a number of potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits are: (i) the complementary technology of Rendition's graphics accelerator products, Micron's DRAM products and MEI's core logic products provides an opportunity to develop integrated products providing higher levels of performance at lower prices, thereby addressing the demands of an increasingly competitive market place; (ii) Micron's manufacturing facilities potentially fill Rendition's need for semiconductor chip fabrication, and Rendition's product development efforts may more fully utilize Micron's manufacturing capacity; and (iii) the sharing of certain administrative and operating expenses, which will permit cost savings through the elimination of certain duplicate costs.

     In addition to the joint reasons discussed above, the Board of Directors of each company also considered separate reasons for approving the Merger, which are summarized below.

MICRON'S REASONS FOR THE MERGER

     In the course of its deliberations, the Micron Board reviewed with Micron's management a number of other factors relevant to the Merger. In particular, the Micron Board considered: (i) the desirability and feasibility of entering the graphics processors/accelerators market and of developing related embedded DRAM technology complementary to Micron's existing and future product lines; (ii) various alternative business strategies, together with their relative costs and benefits, associated with obtaining an embedded memory/graphics accelerator line of products and accompanying technology; (iii) Micron's recent loans to Rendition and the current and expected joint development opportunities available with Rendition; (iv) the potential value that Rendition might contribute to the future business and prospects of Micron; and (v) the compatibility of the management and business of Rendition and Micron.

     The Micron Board also considered certain risks arising in connection with the Merger, namely: (i) the unprofitability of Rendition's ongoing business operations; (ii) the negative impact of Rendition's business on Micron's operating results; (iii) continued Rendition capital expenditure requirements;
(iv) the possible lack of acceptance of integrated Micron and Rendition products in the marketplace; (v) the difficulties of managing geographically dispersed operations and the risk that employees of Rendition may not remain employed with the combined company; (vi) the risk that the other benefits sought to be achieved by the Merger will not be achieved; and (vii) other risks described herein under "RISK FACTORS." In the view of the Micron Board, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed Merger in the manner in which it was proposed.

     In view of the wide variety of factors, both positive and negative, considered by the Micron Board, the Micron Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Micron Board continues to believe that the Merger is in the best interests of Micron and its stockholders and continues to recommend that Micron proceed with the Merger at this time.

RENDITION'S REASONS FOR THE MERGER

     The Rendition Board believes that the following are additional reasons for the shareholders of Rendition to vote FOR approval and adoption of the Reorganization Agreement and the Merger Agreement: (i) Rendition's potential ability to develop products more quickly as a result of having access to Micron's greater financial, development, personnel and other resources; (ii) Rendition's potential ability to benefit from Micron's complementary fabrication technology, including Micron's advanced process technology; (iii) Rendition's potential ability to increase revenues as a result of being able to sell to Micron's end user customer base using Micron's larger, dedicated sales force in addition to continuing to sell to Rendition's traditional OEM customer base;
(iv) Rendition's potential ability to better manage anticipated and necessary growth as a result of access to Micron's greater management resources and greater management experience in growth and public company management; (v) Rendition's potential ability to apply its core graphics technology in embedded applications and potentially in markets outside of the traditional desktop PC industry; (vi) as a result of the above factors, Rendition's ability to more effectively compete with other existing and potential market participants both in selling into the personal computer market and, from the combined company's locations in Idaho and California technology centers, in seeking to attract critical and scarce engineering talent; (vii) Rendition's shareholders' opportunity to convert an illiquid investment into a liquid investment (subject to restrictions imposed by securities laws and restrictions imposed under Micron and Rendition affiliate agreements to insure that the Merger will be treated as a "pooling of interests" for accounting purposes); and (viii) Rendition's investors' opportunity to obtain the return of their invested capital, and some premium.

     The Rendition Board also considered certain risks arising in connection with the Merger, namely: (i) the risks associated with having the acquisition price expressed as a certain number of shares of Micron Common Stock, regardless of the value thereof at the Effective Time of the proposed Merger; (ii) the risk that the trading price of Micron Common Stock might be adversely affected by the announcement of the Merger or by the announcement of Micron's acquisition agreement with TI to purchase substantially all of TI's memory operations; (iii) the risk that the benefits sought in the Merger would not be fully achieved;
(iv) the substantial charges expected to be incurred in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger; (v) the risk that the Merger would not be consummated following the public announcement thereof and the absence of a break-up fee or other contractual remedy for Rendition in that event; (vi) the difficulty of and risks associated with integrating the combined company and managing two separate operations in distant geographic locations; (vii) the risks of Rendition suffering employee attrition and of failing to attract key personnel due to uncertainties associated with the pending Merger; (viii) the potential disruption of Rendition's business that might result from customer and supplier uncertainty and lack of focus; (ix) the market risk to Former Rendition Shareholders of holding Micron Common Stock prior to being able to sell it in compliance with applicable pooling of interests accounting restrictions and securities law; (x) the risk to Former Rendition Shareholders of incurring liability for indemnification claims within and beyond the escrow; and (xi) the other risks described herein under "RISK FACTORS." In the view of the Rendition Board, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed Merger.

     In considering the proposed Merger, the Rendition Board also considered whether alternative strategies might achieve the anticipated benefits of the Merger to Rendition's shareholders. The factors considered by the Rendition Board in pursuing the proposed Merger at this time in lieu of attempting to identify and commence negotiations with a potential third party acquirer were the potentially more favorable acquisition price represented by the proposed Merger as compared to the highest acquisition price that the Rendition Board anticipated would be offered by any other potential acquiror (although no such offer by any other acquiror was in fact received); the benefits anticipated to be afforded by the proposed Merger relative to those in other possible business combinations; and the additional Rendition management time required to identify and commence negotiations with a potential third party acquirer rather than consummating the proposed Merger with Micron. In view of these factors, the Rendition Board determined that the Merger was likely to be more favorable to Rendition shareholders than any other potential business combination then identified by the Rendition Board.

     The factors considered by Rendition's Board in pursuing the proposed Merger at this time in lieu of an initial public offering (an "IPO") were the greater aggregate value anticipated to be realized by the current Rendition shareholders in the Merger as compared to an IPO in light of the dilution to current Rendition shareholders anticipated to result from the issuance of additional shares to the public in an IPO; the likelihood that the IPO would close substantially later than the Merger; and IPO-related uncertainties as to (i) if and when an IPO would be possible at an acceptable valuation given, among other factors, Rendition's current growth rate, the increase in personnel needed to position Rendition for an IPO, the current competitive landscape (including the emergence of Intel as a competitor); and the current valuations of other public graphics companies, (ii) when shareholder liquidity could be achieved given the longer time period often involved in preparing for an IPO and the expected underwriter's market lock-up restriction on stock sales following an IPO, and
(iii) whether Rendition could sustain the growth necessary to maintain shareholder value as a stand-alone public company. The Rendition Board further considered the benefits of the product diversification associated with the Merger as compared to that achievable as a stand-alone company following an IPO; the relative speed of return on investment to Rendition shareholders; and the higher anticipated volatility of Rendition Stock following an IPO relative to that of the combined company following the Merger. Considering each of the above factors and the relative merits and risks of an IPO and the Merger, the Rendition Board concluded that, on balance, the Merger was likely to be more favorable to the Rendition shareholders than a possible future IPO.

     In view of the wide variety of factors, both positive and negative, considered by the Rendition Board, the Rendition Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Rendition Board concluded that the Merger was in the best interests of Rendition and its shareholders and superior to alternative courses of action perceived to be available to Rendition and that Rendition should proceed with the proposed Merger at this time.

RECOMMENDATION OF THE RENDITION BOARD

     THE RENDITION BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF RENDITION AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE MERGER.

OPINION OF RENDITION FINANCIAL ADVISOR

     In its role as financial advisor to Rendition, DLJ was requested to render an opinion to the Rendition Board as to the fairness to the shareholders of Rendition, from a financial point of view, of the Conversion Ratio. DLJ has delivered the DLJ Opinion to the effect that, as of June 22, 1998, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Conversion Ratio was fair to the shareholders of Rendition from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX C. RENDITION SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

     The DLJ Opinion was prepared for the Rendition Board and is directed only to the fairness of the Conversion Ratio to the shareholders of Rendition from a financial point of view. The DLJ Opinion does not constitute a recommendation to any Rendition shareholder as to how such shareholder should vote on the Merger, nor did it constitute a recommendation to any member of the Rendition Board as to how such member should have voted on the Merger. DLJ was not retained as an advisor or agent to Rendition shareholders or any other person, other than as an advisor to the Rendition Board.

     Rendition selected DLJ as its exclusive financial advisor with respect to the Merger because DLJ is an internationally recognized investment banking firm that has substantial experience in the semiconductor industry and is familiar with Rendition and Micron. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     The DLJ Opinion does not constitute an opinion as to the price at which the shares of Micron Common Stock will actually trade at any time. The Conversion Ratio was determined in arm's-length negotiations between Rendition and Micron, in which negotiations DLJ advised Rendition. No restrictions or limitations were imposed by Rendition upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

     In arriving at its opinion, DLJ reviewed the Reorganization Agreement. DLJ has also reviewed financial and other information that was publicly available or furnished to it by Rendition or Micron, including information provided during discussions with their respective managements. Included in this information provided during discussions with the management of Rendition were certain financial projections of Rendition prepared by the management of Rendition. In addition, DLJ has compared certain financial and securities data of Micron with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volume of Micron Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as they deemed appropriate for purposes of the DLJ Opinion.

     In rendering its opinion, with the consent of the Rendition Board, DLJ (i) relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Rendition and Micron or their respective representatives, or that was otherwise reviewed by it, (ii) assumed that all outstanding shares of Rendition Preferred will be converted into shares of Rendition Common Stock prior to consummation of the Merger and (iii) assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Rendition as to the future operating and financial performance of Rendition. In particular, DLJ relied on the views of the management of Rendition as to Rendition's projected working capital requirements through 1999. In addition, DLJ relied upon its discussion with the management of Micron as to their views of the future operating and financial performance of Micron and their views as to the accuracy of certain securities industry research reports with respect to Micron. DLJ has relied as to certain legal matters on advice of counsel to Rendition. DLJ did not make any independent evaluation of the assets or liabilities of Rendition, nor did DLJ independently verify the information reviewed by it.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion and does not speak to any date other than the date on which it was delivered. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the presentation made by DLJ to the Rendition Board at its June 16, 1998 board meeting in connection with the preparation of the DLJ Opinion. For the purposes of DLJ's analysis, DLJ assumed a .1838 Conversion Ratio.

     Review of Rendition's Business and Financial Circumstances. DLJ reviewed alternatives available to Rendition in light of Rendition's business and financial circumstances, which included uncertainty as to whether the additional capital needed to meet its financial and operating plan would be available from the capital markets when needed and on acceptable terms.

     Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical earnings and operating and financial ratios for Rendition to corresponding data and ratios of certain publicly traded multimedia integrated circuit ("IC") manufacturers. In conducting its analysis, DLJ compared the ratios implied by the Conversion Ratio to the ratios implied from the market valuations of publicly traded companies selected by DLJ (the "Multimedia IC Companies") based upon qualitative factors that DLJ deemed relevant based upon its experience in the multimedia IC industry. The Multimedia IC Companies included: 3Dfx Interactive, Inc. ("3Dfx"); 3Dlabs Inc., Ltd. ("3Dlabs"); NeoMagic Corporation; S3 Incorporated ("S3"); and Trident Microsystems, Inc. ("Trident"). Although DLJ used these companies for comparative purposes, none of such companies is directly comparable to Rendition. Accordingly, a complete analysis of the results cannot be limited to a quantitative review and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Multimedia IC Companies and other factors that could affect the public trading value of the Multimedia IC Companies as well as the value of Rendition. Data and ratios considered by DLJ included, among others, the ratio of equity value to forward 1999 calendar ("CY1999") revenue. Ratios of equity value to net income were of limited value given that, based upon data provided by the management of Rendition, Rendition is not, nor is it expected to be, profitable during the relevant periods. "Equity value" is defined as the product of stock price and total shares outstanding. DLJ derived from its analysis an implied equity value range for Rendition of $50.0 to $80.0 million, with an implied equity value for Rendition of as high as $82.2 million.

     Stock Trading Analysis. To provide contextual data and comparative market information, DLJ examined the history of the trading prices for Micron Common Stock for the previous twelve-month and three-month periods. The high, low and mean prices for Micron Common Stock over the twelve-month period ended June 12, 1998 were $58.38, $21.19 and $33.93, respectively. The high, low and mean prices for Micron Common Stock over the three-month period ended June 12, 1998 were $34.31, $21.19 and $28.57, respectively.

     Comparable Merger and Acquisition Analysis. Using publicly available information, DLJ reviewed the implied valuation multiples of 17 selected IC manufacturer merger transactions (the "Comparable IC Transactions"), in addition to a subset of six of the selected Comparable IC Transactions involving multimedia IC manufacturers (the "Comparable Multimedia IC Transactions"). No transaction utilized in the comparable mergers and acquisition analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Rendition and other factors that could affect the acquisition value of the companies to which it is being compared. In reviewing the multiples in the Comparable IC Transactions and the Comparable Multimedia IC Transactions set forth above, DLJ compared the ratios implied by such transactions to certain revenue multiples of Rendition, including, among others, (a) latest twelve-months ("LTM") revenue and (b) CY1999 revenue. Ratios of equity value implied by the consideration paid to net income were of limited value given that, based upon data provided by the management of Rendition, Rendition is not, nor is it expected to be, profitable during the relevant periods. For the Comparable IC Transactions, DLJ derived an implied equity value for Rendition of $75.0 to $95.0 million, with an implied equity value for Rendition of as high as $118.9 million. For the Comparable Multimedia IC Transactions, DLJ derived an implied equity value for Rendition of $80.0 to $90.0 million, with an implied equity value for Rendition of as high as $103.1 million.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the Rendition Board on June 16, 1998 in connection with the preparation of the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated February 19, 1998, Rendition agreed to pay DLJ (a) an initial retainer of $50,000 and (b) an additional fee to be paid upon consummation of the Merger equal to 1.25% of the aggregate amount of consideration received or to be received by Rendition and/or its shareholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt (excluding existing working capital lines of credit) assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Merger, less the amount paid by Rendition pursuant to clause (a) above. Rendition has also agreed to reimburse DLJ promptly for all reasonable expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement; and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Rendition believe are customary in transactions of this nature, were negotiated at arm's length between Rendition and DLJ and the Rendition Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may actively trade the securities of Micron for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Rendition Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Micron or to Rendition's shareholders as described herein.

     Holders of Rendition Stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Rendition Stock are acquired or in which shares of Micron Common Stock are disposed. ACCORDINGLY, HOLDERS OF RENDITION STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Subject to the limitations and qualifications referred to herein, and as a result of the Merger qualifying as a tax-free reorganization under the Code, the following federal income tax consequences would result:

(a) No gain or loss will be recognized by the holders of Rendition Stock upon the receipt of Micron Common Stock solely in exchange for such shares of Rendition Stock in the Merger (except to the extent of cash received in lieu of fractional shares).

(b) The aggregate tax basis of the Micron Common Stock so acquired by holders of Rendition Stock in the Merger (including any fractional share of Micron Common Stock not received) will be the same as the aggregate tax basis of the Rendition Stock surrendered in exchange therefor.

(c) The holding period of the Micron Common Stock so received by holders of Rendition Stock in the Merger will include the period for which the Rendition Stock surrendered in exchange therefor was considered to be held, provided that the Rendition Stock so held is held as a capital asset at the time of the Merger.

(d) Cash payments received by holders of Rendition Stock in lieu of fractional shares will be treated as if such fractional share of Micron Common Stock had been issued in the Merger and then redeemed by Micron. A Rendition shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

(e)  Rendition will not recognize gain solely as a result of the Merger.

          Neither Micron nor Rendition has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger. The obligations of Micron and Rendition to effect the Merger are contingent on receipt of an opinion from their respective counsel (Holland & Hart LLP, and Fenwick & West LLP, respectively), to the effect that, for. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions (collectively the "Tax Opinions") will neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by Micron and Rendition, including, but not limited to, representations in certificates delivered to counsel by the respective managements of Micron and Rendition.

          A successful IRS challenge to the tax-free reorganization status of the Merger would require that a Rendition shareholder recognize gain or loss with respect to each share of Rendition Stock surrendered, equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Micron Common Stock received in exchange therefor. In such event, a Rendition shareholder's aggregate basis in the Micron Common Stock so received would equal its fair market value, and the Rendition shareholder's holding period for such stock would begin the day after the Merger.

     UNDER THE REORGANIZATION AGREEMENT, NEITHER MICRON NOR RENDITION MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SHAREHOLDERS OF RENDITION OR THE STOCKHOLDERS OF MICRON REGARDING THE TAX TREATMENT OF THE MERGER OR WHETHER THE MERGER WILL QUALIFY AS A TAX-FREE PLAN OF REORGANIZATION UNDER THE CODE.

                              ACCOUNTING TREATMENT

     The Merger is structured to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Rendition and Micron are carried forward to the combined operations of the combined corporation at their recorded historical amounts. No recognition of goodwill in the combination is required of either party to the Merger. To support the treatment of the Merger as a pooling of interests, Rendition Affiliates have entered into the Affiliate Agreements and certain "affiliates" of Micron for purposes of Rule 145 under the Securities Act have entered into agreements imposing certain resale limitations on their Micron Common Stock. See "THE MERGER - Certain Ancillary Agreements - Affiliate Agreements." It is a condition to Rendition's obligation to consummate the Merger that, among other things, the Rendition Board shall have received a letter from Ernst & Young LLP, Rendition's independent auditors, stating such firm's concurrence with Rendition management's conclusions as to the appropriateness of pooling of interests accounting for Rendition. It is a condition to Micron's obligation to consummate the Merger that, among other things, the Micron Board shall have received a letter from PricewaterhouseCoopers LLP, Micron's independent auditors, stating such firm's concurrence with Micron management's conclusions as to the appropriateness of pooling of interests accounting for Micron and for the Merger.

                     GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the DOJ and specified waiting period requirements have been satisfied. On July 14, 1998, Micron and Rendition filed notification reports under the HSR Act with the FTC and the DOJ.
Effective July 27, 1998, the FTC granted requests for early termination of the waiting periods under the HSR Act.

     The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Despite the grant of early termination of the requisite waiting periods under the HSR Act, at any time before or after the consummation of the Merger, the FTC, the DOJ, state attorneys general or others could take action under antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger, seeking to cause the divestiture of significant assets of Rendition or Micron or their subsidiaries or seeking to impose conditions on the combined company with respect to the business operations of the combined companies. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such challenge if made, that Rendition and Micron would prevail or would not be required to terminate the Reorganization Agreement, to divest certain assets, to license certain proprietary technology to third parties or to accept certain conditions in order to consummate the Merger.

                               DISSENTERS' RIGHTS

     THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF CHAPTER 13 OF THE CGCL, WHICH PROVIDES SHAREHOLDERS OF RENDITION WITH CERTAIN DISSENTERS' RIGHTS. ALL REFERENCES TO AND SUMMARIES OF THE RIGHTS OF DISSENTING SHAREHOLDERS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE TEXT OF CHAPTER 13 OF THE CGCL, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX D.

     Subject to certain conditions, Chapter 13 of the CGCL grants shareholders of Rendition who are entitled to vote, and who do not vote their shares in favor of the Merger, the right to require Rendition to purchase for cash at fair market value the shares of Rendition Stock which qualify as Dissenting Shares. Shareholders who do not follow the statutory procedures of Chapter 13 of the CGCL, however, will lose their rights to dissent from the Merger. Dissenting shareholders will have no interest in Rendition after they surrender their certificates representing the Dissenting Shares and receive payment therefor. Surrendered shares will resume the status of authorized but unissued shares.

     Any shareholder entitled to vote at the Rendition Special Meeting who desires to exercise dissenters' rights must vote his, her or its shares against the approval of the Reorganization Agreement and the Merger. Within 10 days after the date of the Rendition Special Meeting, Rendition must mail to any shareholder who could qualify as possessing Dissenting Shares a "Notice of Approval" and a copy of Sections 1300-1304 of the CGCL. Rendition's statement of fair market value contained in the Notice of Approval will constitute an offer by Rendition to purchase the shareholder's shares at the price stated in the Notice of Approval, provided that such shares qualify as Dissenting Shares and do not lose their status as Dissenting Shares, as outlined below. The Notice of Approval must also include a brief description of procedure to be followed if the shareholder desires to exercise its dissenter's rights.

     Within 30 days after the date on which the Notice of Approval was mailed, the shareholder must submit to Rendition or its designated transfer agent the certificates representing any shares which the shareholder demands that Rendition purchase. Such shares will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for share certificates so stamped or endorsed.

     In addition, the shareholder must demand in writing that Rendition purchase such shares and pay the shareholder the fair market value of such shares in cash. The demand for payment must state the number and class of the shares held of record by the shareholder that the shareholder wants Rendition to purchase, and shall also state what the shareholder claims to be the fair market value of the shares as of the day before the announcement of the definitive terms of the Merger. The statement of fair market value will constitute an offer by the shareholder to sell such shares at such price. Such demand must be received by Rendition at its principal executive offices at 999 East Arques Avenue, Sunnyvale, California 94086, or by a transfer agent designated by Rendition, within 30 days after the date the Notice of Approval was mailed. A shareholder may not withdraw a demand for payment unless Rendition consents thereto.

     If a dissenting shareholder and Rendition agree that the shares are Dissenting Shares and agree upon the price of the shares, Rendition will pay the dissenting shareholder the agreed price with interest at the legal rate on judgments from the date of such agreement, within 30 days after the date of the agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, and subject to surrender of the certificates. If Rendition denies that the shares are Dissenting Shares, or Rendition and the shareholder fail to agree upon the fair market value of the Dissenting Shares, then the shareholder or Rendition may seek a court determination of whether the shares are Dissenting Shares, the fair market value of the Dissenting Shares, or both. The shareholder may intervene in any action pending on such a complaint. The shareholder or Rendition must file a complaint or intervene in a pending action within six months after the date on which the Notice of Approval was mailed. In determining the fair market value of the Dissenting Shares, the court may, but is not required to, appoint one or more appraisers. If the court appoints an appraiser it may accept the appraiser's valuation if the court finds it to be reasonable or the court may make its own determination of the fair market value of the Dissenting Shares and enter judgment accordingly. Any party may appeal from the judgment. The costs of the action, including reasonable compensation for any appraiser, shall be assessed as the court considers equitable, but if the judgment exceeds the amount offered by Rendition, Rendition shall pay such costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses, and interest at the legal rate on judgments from the date of the shareholder's compliance with the foregoing procedures for demanding payment of Dissenting Shares, if the value awarded by the court is more than 125% of the amount Rendition states as the fair market value in the Notice of Approval). The shareholder may recover the amount the court determines to be the fair market value of each Dissenting Share multiplied by the number of Dissenting Shares Rendition must purchase, with interest thereon at the legal rate from the date of judgment. The judgment is payable only upon endorsement and delivery to Rendition of the certificates for the shares described in the judgment.

     Dissenting Shares may lose their status as Dissenting Shares and the dissenting shareholder will cease to be entitled to require Rendition to purchase such shares if (i) Rendition abandons the Merger (in which case Rendition shall pay on demand to any dissenting shareholder who has initiated proceedings, in good faith under Chapter 13, all necessary expenses incurred in such proceeding and reasonable attorneys' fees), (ii) the shareholder transfers the shares before submitting them to Rendition or the designated transfer agent, (iii) the shareholder, with Rendition's consent, withdraws the demand that Rendition purchase the Dissenting Shares, or (iv) Rendition and the shareholder do not agree on the status of the shares as Dissenting Shares or upon the fair market value of such shares and neither has filed a court petition as set forth above within six months after the mailing of the Notice of Approval.

     A vote in favor of the Merger constitutes a waiver of dissenters' rights under Chapter 13 of the CGCL. Furthermore, a vote against approval of the Merger does not satisfy the requirement of a written demand for payment or the other actions required by Chapter 13 to perfect dissenters' rights. Such written demand for payment must be in addition to and separate from any proxy regarding the Merger. FAILURE TO FOLLOW THE PROVISIONS OF CHAPTER 13 OF THE CGCL WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS.

     It is a condition to Micron's obligation to consummate the Merger that the Dissenting Shares constitute no more than two percent (2%) of the shares of Rendition stock outstanding at the Effective Time. See "THE MERGER - Conditions to the Merger."

                  COMPARATIVE RIGHTS OF RENDITION SHAREHOLDERS
                            AND MICRON STOCKHOLDERS

     Upon consummation of the Merger, the shareholders of Rendition, which is a California corporation, will become stockholders of Micron, which is a Delaware corporation. The rights of Micron stockholders will be governed by the Micron Charter and Micron's Bylaws, which differ in certain material respects from the Rendition Charter and Rendition's Bylaws. In addition, the rights of the Rendition shareholders will no longer be governed by California law, but will be governed by Delaware law.

     The following discussion summarizes certain material differences between the Charter and Bylaws of Micron, on the one hand, and the Charter and Bylaws of Rendition, on the other, as well as material differences between California and Delaware law that may affect the interests of Micron stockholders. The discussion is only a summary and does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the DGCL, the CGCL, the common law thereunder and the full text of the Micron Charter and Micron Bylaws and the Rendition Charter and Rendition Bylaws.

LIMITATION OF DIRECTOR LIABILITY

     California and Delaware law each permit a corporation to adopt a provision in its articles or certificate of incorporation eliminating the liability of directors to the corporation or its shareholders or stockholders for monetary damages for breach of a director's fiduciary duty, subject to certain limitations. The Micron Charter and the Rendition Charter each contain a provision eliminating director liability to the maximum extent permitted by law, with Delaware law permitting somewhat broader elimination of liability.

     California law does not permit the elimination of monetary liability of a director where such liability is based on: (i) intentional misconduct or a knowing and culpable violation of law;

(ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit by the director; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest and which is not properly approved by the directors and shareholders; or (vii) liability for improper distributions, loans or guarantees.

     Delaware law does not permit the elimination of monetary liability of a director where such liability is based on: (i) breaches of a director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

INDEMNIFICATION

     The Micron Charter and Bylaws require Micron to indemnify all directors, officers, employees and agents for Micron to the maximum extent permitted by law. The Bylaws of Rendition require it to indemnify all directors and officers to the maximum extent permitted by law.

     California law permits indemnification of expenses, judgments, fines and settlements in connection with third-party actions, and indemnification of expenses (and possibly settlements) in derivative actions, except that, with respect to derivative actions (i.e., actions brought on behalf of a corporation by a shareholder of such corporation): (i) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines; and (ii) no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a pending action without court approval.

     The foregoing indemnification is permitted only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel, in a written opinion (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action. California law requires indemnification when the individual has successfully defended an action on the merits. California law also permits a corporation to advance expenses to a person to defend a proceeding and to provide indemnification broader than that expressly allowed by statute, subject to certain limitations.

     Delaware law relating to indemnification is similar to California law except that: (i) no court approval is required to provide indemnification for expenses incurred in derivative actions that are settled; (ii) it appears less likely that a corporation could provide indemnification of amounts paid in settling a derivative suit; (iii) the standard of conduct as to when indemnification is permitted includes actions reasonably believed to be not opposed to the best interests of the corporation, not just those believed to be in the best interests of the corporation; and (iv) indemnification of expenses is required whenever an individual has successfully defended an action, regardless of whether or not a judgment was rendered on the merits of the action.

ANTI-TAKEOVER LAWS

     Micron is subject to the provisions of Section 203 of the DGCL (the "Anti-Takeover Law") which regulates corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the NYSE, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. Micron has not "opted out" of the provisions of the Anti-Takeover Law.

     Although California law does not have a provision comparable to the Anti-Takeover Law, it does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with a holder of more than 50% but less than 90% of such common stock or such holder's affiliate, unless all of the holders of such common stock consent to the transaction or it is approved by the California Department of Corporations at a "fairness hearing." This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

     California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders with the notice of the shareholders' meeting. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal, and a later proposal is made by another party at least ten days prior to the date for acceptance of the interested party proposal, then the shareholders must be informed of the later offer, be forwarded any written material at that offeror's expense, and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     California law provides that corporations that are listed on the NYSE or American Stock Exchange, or are qualified for trading as a national market system security on Nasdaq and have at least 800 shareholders may, with the approval of its Board of Directors and shareholders, by amendment to their articles of incorporation or bylaws, divide the Board of Directors into as many as three classes with staggered terms of office, with only one class elected each year. A corporation must have at least six directors to divide its Board into two classes, and must have at least nine directors to classify its Board into three classes.

     Delaware law permits (but does not require) any corporation to classify its Board of Directors and does not have a minimum Board size that is required to classify the Board.

     The Certificate and Bylaws of Micron presently do not provide for a classified Board, although a classified Board could be established following the Merger with the approval of the Micron stockholders.

SIZE OF BOARD OF DIRECTORS

     Under California law, the number of directors of a corporation may be fixed in the articles of incorporation or bylaws of a corporation, or a limited range may be established for the number of directors, with the Board of Directors given authority to fix the exact number of directors within such range. The Bylaws of Rendition establish the number of directors of Rendition to be between four and seven, currently set at six. The provision setting forth the number of directors in the Bylaws may not be amended to reduce the minimum number of directors below five if the votes cast against the adoption of such amendment are equal to more than 16 2/3% of the outstanding shares entitled to vote.

     Under Delaware law, the number of directors of a corporation may be fixed or changed by the Board of Directors acting alone, by amendment to the corporation's bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which cases stockholder approval is required. The Bylaws of Micron establish the initial authorized number of directors of Micron at nine. The Certificate and Bylaws of Micron authorize the Micron Board or the stockholders to amend the Bylaws, and accordingly a majority of Micron's Board of Directors will have the ability to change the authorized number of directors and appoint additional directors without having such additional directors first elected by stockholders. This ability could have the effect of delaying or preventing a change in control of Micron.

CUMULATIVE VOTING FOR DIRECTORS

     Under California law, shareholders of a California corporation may cumulate their votes in the election of directors so long as at least one shareholder has given notice, prior to the voting, of such shareholder's intent to cumulate his or her votes at the meeting. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. A corporation that is listed on the NYSE or American Stock Exchange, or that is qualified for trading as a national market system security on Nasdaq and has at least 800 shareholders, may eliminate cumulative voting by an express provision in its articles of incorporation or bylaws. Rendition does not qualify to adopt such a provision at the present time.

     Under Delaware law, cumulative voting in the election of directors is permitted only if a corporation's certificate of incorporation so provides. Micron's Charter does contain such a provision, whereby stockholders may cumulate their votes in the election of directors in a manner similar under California law.

REMOVAL OF DIRECTORS

     Under California law, a director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the securities entitled to vote, provided that no director of a corporation whose Board of Directors is unclassified (such as Rendition) may be removed (unless the entire Board of Directors is removed) if the votes cast against such removal would be sufficient to elect the director in an election involving cumulative voting. A director of a corporation whose Board of Directors is classified may not be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected. In addition, under California law, a director may be removed for cause for certain specified reasons by the Superior Court in a suit by shareholders holding at least 10% of the outstanding shares of any class.

     Under Delaware law, any director of a corporation without cumulative voting and without a classified Board of Directors may be removed with or without cause by holders of a majority of the shares then entitled to vote at an election of directors. In addition, unless the certificate of incorporation provides otherwise, in a Delaware corporation that adopts a classified Board, stockholders may remove directors only for cause. If the corporation does allow cumulative voting and less than the entire Board is to be removed, no director may be removed without cause if the votes cast against removal would be sufficient to elect such director if cumulatively voted.

BOARD OF DIRECTORS VACANCIES

     The Bylaws of both Micron and Rendition provide that vacancies on the Board of Directors, including newly created directorships, may be filled by the vote of a majority of directors then in office. However, California law prohibits directors from filling a vacancy on the Board created by the removal of a director unless such power is expressly granted to the Board in a corporation's charter documents. Rendition's Charter authorizes directors to fill a vacancy that arises as a result of the removal of a director, provided, that if a
                                                      --------
director is removed who was elected by holders of a specified series or class of stock, then only director(s) elected by such specified series or class of stock may fill that vacancy.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     Under California law, notice of a special meeting of the Board of Directors must be given four days prior to such a meeting, if the notice is delivered by mail, or 48 hours prior to such a meeting, if the notice is delivered personally or by telephone, voice mail, e-mail, facsimile, or telegraph or other electronic means. Delaware law does not specify requirements with respect to the notice period prior to a special meeting of the Board of Directors. The Bylaws of Micron require four days' notice by mail or by notice delivered personally or by telephone, telegraph, telex, mailgram or facsimile prior to such a special meeting.

SPECIAL SHAREHOLDERS OR STOCKHOLDERS MEETINGS; SHAREHOLDER OR STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under California law, special meetings of shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the President, the holders of shares representing 10% or more of the outstanding voting power and such other persons as may be designated in the articles of incorporation or bylaws. The Bylaws of Rendition authorize the President, the Chairman of the Board, the Board, two or more members of the Board or one or more shareholders entitled to cast not less than 10% of the votes at the meeting to call a special meeting. Any action required or able to be taken at any meeting of Rendition shareholders may be taken without a meeting, without prior notice and without a vote if a written consent is signed by the holders of outstanding Rendition Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that, except to fill a vacancy caused by removal, directors may not be elected except by unanimous written consent of shares entitled to vote. Unless the consents of all shareholders entitled to vote have been solicited in writing, notice of the taking of any listed corporate action which is approved by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders entitled to vote who have not consented in writing, at least 10 days before the action is taken. Similarly, the corporation shall provide prompt notice to any shareholders who have not consented, with regard to any corporate action not listed therein.

     Delaware law, on the other hand, provides that special meetings of stockholders may be called by the Board of Directors or by such persons as may be designated in the certificate of incorporation or bylaws, and does not expressly provide stockholders the right to call special meetings. The Bylaws of Micron currently provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board, the President or by the holders of shares entitled to cast not less than 20 percent of the votes at the meeting. The Bylaws of Micron also provide that stockholders may not act by written consent.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under both Delaware and California law, a company's certificate or articles of incorporation may be amended only if such amendment is approved by the Board and by a majority of the stockholders or shareholders. In addition, under both Delaware and California law, if a corporation has more than one class or series of stock outstanding, certain amendments that would affect the rights of such class or series require the vote of a majority of the shares of such class or series. "Supermajority" requirements (i.e., requirements of a vote of more than a majority of the shares) are permitted under both California and Delaware law. Nevertheless, California law provides that, for a corporation with outstanding shares held of record by 100 or more persons, such provision: (i) cannot require a vote higher than 66 2/3%; (ii) must be approved by at least as large a proportion of the outstanding shares as the supermajority provision requires; and (iii) automatically expires after two years unless renewed pursuant to a shareholder vote. Delaware law contains no similar provision.

AMENDMENT OF BYLAWS

     Under California law, bylaws may be amended by shareholders holding a majority of the outstanding shares or by the Board of Directors, except that if the number or a range of directors are specified in the bylaws, this provision can be changed only with the approval of the shareholders. Shareholders can adopt or amend bylaw provisions to limit the ability of the Board of Directors to amend the bylaws. Under Delaware law, the bylaws may be amended only by the stockholders, unless the corporation's certificate of incorporation also confers the power to amend the bylaws on the directors. Micron's Charter authorizes Micron directors to amend the Micron Bylaws.

SHAREHOLDER VOTE FOR MERGERS AND OTHER CORPORATE REORGANIZATIONS

     Generally, California law requires a shareholder vote in more situations involving corporate mergers and other reorganizations than does Delaware law. Both California and Delaware law generally provide for shareholder or stockholder votes of both the acquiring and acquired corporation to approve mergers and of the selling corporation in a sale of all or substantially all of its assets. In addition to the foregoing, California law also requires the affirmative vote of a majority of the outstanding shares of (i) an acquiring corporation in share-for-share reorganizations, (ii) the acquiring and acquired corporations in sale-of-assets reorganizations and (iii) a parent corporation whose equity securities are being issued or transferred in connection with certain corporate reorganizations (such as triangular mergers), all subject to certain exceptions, whereas Delaware law does not. California law generally requires a vote of all outstanding shares voting in the aggregate and by class when a vote is required in connection with these transactions, whereas Delaware law generally does not require class voting in connection with these transactions.

     Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the reorganization agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for mergers and other reorganizations where a corporation or its shareholders immediately prior to the reorganization own immediately after the reorganization more than 5/6ths of the voting power of the surviving or acquiring corporation, or its parent.

DISSENTERS' RIGHTS IN MERGERS AND REORGANIZATIONS

     Under both California and Delaware law, a dissenting shareholder/stockholder of a corporation engaging in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights. Appraisal rights permit a shareholder/stockholder to receive cash equal to the fair market value of such shareholder's/stockholder's shares, in lieu of the consideration such shareholder/stockholder would otherwise receive in any such transaction.

     Delaware law provides for dissenters' rights in certain mergers and consolidations. However, such rights are not available with respect to: (i) a merger or consolidation by a corporation, with respect to any class or series of shares that are either listed on a national securities exchange, designated as a national market system security or an interdealer quotations system by the NASD, Inc., or held by more than 2,000 stockholders; or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

     In general, California law affords dissenters' rights in share-for-share reorganizations (except for those that do not result in the acquiring entity gaining control of the other corporation) and sale-of-assets reorganizations where a shareholder vote is required, as well as mergers where a shareholder vote is required, except for certain exclusions with respect to corporations of which the shares are publicly traded. See "DISSENTERS' RIGHTS."

LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES

     Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees (including those who are directors), and those of its subsidiaries, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under California law, a corporation may make a loan to, or guarantee the obligations of, directors or officers only if a majority of the shareholders entitled to vote approves it, or, if the corporation has 100 or more shareholders of record, and the corporation's bylaws so permit, if a majority of the disinterested directors determines that such loan or guarantee may reasonably be expected to benefit the corporation.

INSPECTION OF SHAREHOLDER OR STOCKHOLDER LISTS

     Both California and Delaware law allow any shareholder/stockholder to inspect a corporation's shareholder list for a purpose reasonably related to such person's interest as a shareholder/stockholder. In addition, California law provides that a shareholder or shareholders holding 5% or more of a corporation's shares, or who hold 1% or more of a corporation's shares after it is a public company and has filed a Schedule 14A with the Commission, have an absolute right to inspect and copy the corporation's shareholder list. Delaware law permits a stockholder to inspect the stockholder list during the ten days preceding a stockholders' meeting for any purpose germane to the meeting, but does not contain a provision comparable to the absolute right of inspection provided by California law to certain shareholders.

PAYMENT OF DIVIDENDS

     California law does not use the concepts of par value of shares, capital or surplus. The concepts of par value, capital and surplus are retained under Delaware law.

     Under California law, any distribution of corporate assets to shareholders (including dividends and repurchases of shares) are limited either to: (i) retained earnings; or (ii) an amount that would leave the corporation with assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) equal to at least 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and with current assets, as defined, at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pretax and pre-interest earnings for the preceding two fiscal years were less than the average interest expense for such years). There are exceptions to the foregoing rules for repurchases pursuant to employee stock plans. Additionally, a corporation cannot make a distribution if, as a result of such distribution, the corporation would likely be unable to meet its liabilities as they come due or if such distribution would impair certain preference rights of the holders of preferred stock.

     Delaware law permits the payment of dividends out of surplus (generally defined as stockholders' equity less the par value of outstanding stock) or, if there is no surplus, out of net profits for the current fiscal year and/or the preceding fiscal year. Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided certain conditions are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law: (i) either the shareholders (or stockholders) or the Board of Directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of Board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation; or (ii) the contract or transaction must have been just and reasonable or fair, as applicable, to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting or by written consent with respect to any action regarding such contract or transaction. If Board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if Board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though the disinterested directors be less than a majority of a quorum).

NOTICE OF BOARD NOMINATIONS AND OTHER SHAREHOLDER OR STOCKHOLDER BUSINESS - SPECIAL AND ANNUAL MEETINGS

     The Bylaws of Micron require that nominations of persons for election to the Board and the proposal of business to be considered at an annual meeting of stockholders must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder. To be properly brought before an annual meeting by a stockholder, the stockholder must have given notice to the corporation not less than 120 calendar days in advance of the date specified in the corporation's proxy statement released to the stockholders in connection with the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more then 30 days, notice to the stockholders must be received a reasonable time before the solicitation is made and such notice shall include: (i) a brief description of and the reasons for the business being brought before the annual meeting, (ii) the name and address of the stockholder proposing the business, (iii) the class and number of shares owned by the stockholder, (iv) any material interest the stockholder has in such business and (v) any other information required by Regulation 14A of the Exchange Act.

     Nominations of persons for election to the Board of Directors may be made at a stockholder meeting or at the direction of the Board or any stockholder entitled to vote in the election who complies with the notice requirements listed above as to their timing, and including the following information as to each potential nominee: (A) the name, age, business and residential address, (B) principal occupation, (C) class and number of shares owned, (D) a description of any arrangement or understanding between the stockholder and each nominee and (E) any other information required under Regulation 14A of the Exchange Act.

     The Bylaws of Rendition do not contain notice requirements similar to those described above. Furthermore, California law provides that, with certain limited exceptions, any proper matter may be presented at an annual meeting for action by the shareholders. The Bylaws of Rendition do not restrict the ability of any shareholder to bring matters before an annual meeting for action by the shareholders.

NOTICE OF BOARD NOMINATIONS AND OTHER SHAREHOLDER OR STOCKHOLDER BUSINESS - SPECIAL MEETINGS

     Micron's Bylaws also provide that, at special meetings of stockholders, the only business that can be conducted will be the items of business set forth in notice of such special meeting. California law similarly restricts the business that may be transacted at a special meeting to that summarized in the notice of the meeting. Micron's Bylaws also provide that nominations of persons for election to the Board at a special meeting at which directors are to be elected pursuant to the notice of the meeting shall be made: (i) by the Board, or (ii) if the Board has determined that directors will be elected at the meeting, by a stockholder of record meeting certain qualifications who gives Micron advance written notice of such nominations no earlier than 90 days prior to such special meeting and no later than the later of 60 days before such special meeting, or the 10th day after the first public announcement of such meeting and of the nominees proposed by the Board to be elected at such meeting. The Bylaws of Rendition do not contain any similar provision.

DERIVATIVE SUITS

     California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSOLUTION

     Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's Board of Directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the Board of Directors approves the proposal to dissolve, the dissolution must be unanimously approved by all stockholders entitled to vote. A dissolution initiated by the Board of Directors only requires the approval of a majority of the corporation's stockholders. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with such Board initiated dissolutions. Micron's Charter does not contain such a requirement.

PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS

     Upon completion of the Merger, the percentage ownership of Micron by each former Rendition shareholder will be substantially less than such shareholder's current percentage ownership of Rendition. Accordingly, Former Rendition Shareholders will have a significantly smaller voting influence over the affairs of Micron than what they currently enjoy over the affairs of Rendition.

                 MATERIAL CONTACTS BETWEEN MICRON AND RENDITION

LOAN FROM MICRON TO RENDITION

     On March 4, 1998, Micron loaned Rendition the sum of $8,483,007.35 with interest accruing from the date of the loan at an annual rate of 10.5%. See "BACKGROUND OF THE MERGER." The loan is secured by a security interest in Rendition's intellectual property. The loan is also secured by a security interest in certain additional assets of Rendition, however, the security interest in these additional assets is subordinate to a security interest held by Silicon Valley Bank. The loan is evidenced by a Subordinated Promissory Note. The loan is repayable on the earlier of (a) March 4, 1999, (b) acceleration upon an event of default under the secured promissory note, or (c) a merger in which Rendition is not the surviving entity, (d) the acquisition by any person of fifty (50%) percent or more of the voting stock of Rendition, or
(e) the issuance of equity securities or receipt of paid in capital by Rendition greater than $10,000,000.00.

ADDITIONAL LOAN FROM MICRON TO RENDITION

     On May 26, 1998, Micron made an additional loan of $5,000,000.00 to Rendition, with interest accruing at an annual rate of 10.5%. The loan is evidenced by a Subordinated Promissory Note and is secured in the same manner as the first loan. The note is due on the earlier of (a) May 26, 1999, (b) on acceleration resulting from an event of default under the secured promissory note, or (c) a merger in which Rendition is not the surviving entity, (d) the acquisition by any person of fifty (50%) percent or more of the voting stock of Rendition, or (e) the issuance of equity securities or receipt of paid in capital by Rendition greater than $10,000,000.00. See "BACKGROUND OF THE MERGER."

JOINT PRODUCT DEVELOPMENT

     Rendition and Micron are working together to evaluate prospects for joint product development. In addition, Rendition and MEI are working together to develop an integrated semiconductor product utilizing the Rendition graphics core and MEI's core logic. Rendition and MEI are negotiating the terms and conditions of a joint development agreement, whereby each party would retain ownership of its respective technology, and each party would have a license to market and manufacture the jointly developed product, known as Core Logic Integration ("CLI").

SEMICONDUCTOR INDUSTRY STANDARD INITIATIVE

     Rendition and Micron are both promoting the semiconductor industry standard initiative known as Socket X technology, an open industry architecture which defines the interface between single chip graphics accelerators and PC system boards.

SALES REPRESENTATIVE AGREEMENT

     Rendition and Micron have entered into a nonexclusive, worldwide independent sales representative agreement pursuant to which Micron's sales personnel will sell Rendition's products on a commission basis.

                               BUSINESS OF MICRON

     For a description of Micron's business, see "Item 1 - Business" of Micron's Annual Report on Form 10-K for the fiscal year ended August 28, 1997, attached hereto as Appendix E (the "Form 10-K"), and "Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of Micron's Quarterly Report on Form 10-Q for the quarter ended November 27, 1997, attached hereto as Appendix G (the "November Form 10-Q"), Micron's Quarterly Report on Form 10-Q for the quarter ended February 26, 1998, attached hereto as Appendix H (the "February Form 10-Q") and Micron's Quarterly Report on Form 10-Q for the quarter ended May 28, 1998, attached hereto as Appendix I (the "May Form 10-Q"). For a description of Micron's properties, see "Item 2 - Properties" of the Form 10-K. For a description of Micron's legal proceedings, see "Item 3 - Legal Proceedings" of the Form 10-K.

                             BUSINESS OF RENDITION

INTRODUCTION

     Rendition designs, develops and markets high-performance, low-cost multi-function graphics processors and related software to the mainstream PC market. Rendition's products are designed to be sold to add-in card and motherboard manufacturers ("OEM's") for resale into the retail market and for resale to PC system companies. Rendition's products integrate high-performance, three-dimensional ("3D") graphics with VGA compatible two-dimensional ("2D") graphics, video and multimedia acceleration in a programmable single chip solution.

     Rendition was incorporated in Oregon in January 1993 and reincorporated in California in April of 1994. Rendition's executive offices are located at 999 East Arques Avenue, Sunnyvale, California 94086, and its telephone number is
(408) 822-0100.

RENDITION STRATEGY

     Rendition's objective is to become a leading supplier of graphics accelerator products to the mainstream PC industry, offering products ranging from standalone graphics accelerators, to accelerators embedded with core logic for the value segment of the PC market, to accelerators embedded with memory for the performance segment of the PC market, to applications of its graphics core in markets synergistic to the desktop PC market and to applications of its graphics core in markets synergistic with Microsoft software products and operating systems. Rendition's strategy to achieve this objective includes the following key elements:

 .  Develop an architectural foundation which is programmable, efficient, scalable and reusable
 .  Provide OEM customers the best performance and balanced feature set return on investment
 .  Early adoption of advanced industry initiatives from Intel and Microsoft
   Corporation ("Microsoft")
 . Promote adoption and endorsement of Rendition products by leading application developers

 .  Exploit the efficiency of the graphics core for integration with core logic for the $1,000 and under PC marketplace
 .  Exploit the efficiency of the graphics core for integration with embedded dynamic random access memory for the performance graphics market
 .  Develop synergistic applications for the graphics core in emerging markets

RENDITION TECHNOLOGY

     Rendition believes its architecture achieves favorable cost to performance advantages over competitors by combining a fully programmable reduced instruction set chip ("RISC") core with a hard-wired pixel pipeline, enabling it to deliver a solution optimal for the mainstream market. Its highly efficient, scalable technology is achieved by simultaneous overlap of on-chip triangle setup and host communications by the RISC processor, combined with concurrent texture mapping and blending operations by the pixel engine. The programmable RISC processor can be modified to address the rapidly changing 3D market. The adaptability of the RISC processor provides flexibility in application programming interface ("API"), hardware functionality, operating system ("OS") and video applications. Currently, Rendition's products support industry standard APIs, such as Microsoft's DirectX, the OpenGL Consortium's OpenGL, and Rendition's internally developed APIs, Speedy 3D (DOS based) and RRedline (Windows based). Operating systems supported include Windows 95 and Windows 98, Windows NT 4.0/5.0 and DOS 5.0 or later.

     Rendition has developed cost-effective products to date utilizing a gate array technology, achieved because of the inherent low transistor count. Rendition has now migrated to a cell-based design methodology, which improves area utilization, the operating speed of products and generation to generation product compatibility. A cell-based design methodology also provides Rendition far more control over its libraries and processes, considered critical in bringing advanced technologies to market within the required market opportunity windows.

PRODUCTS

     Rendition's first product, the Verite 1000, was a single chip 3D/2D programmable graphics accelerator. Design wins for the V1000 were awarded to Rendition by leading add-in card OEMs, including Creative Labs, Inc., Intergraph Corporation, Sierra On-Line, Inc., Canopus Corporation and Data Expert.
Products based upon the V1000 were critically acclaimed, earning two PC Week Magazine Editors' Choice Awards, Computer Gaming Worlds rating of 4 1/2 stars, Window's Sources Stellar Award and Boot Magazine's Kick Ass Award.

     Rendition currently offers its second-generation 3D graphics accelerator product family to its customers, the Verite 2000. In fiscal 1998, sales of the V2200 and the low cost derivative V2100 account for 100% of Rendition's revenues. The V2200 first shipped to OEM customers in the summer of 1997. Design wins included add-in card ("AIC") manufacturers such as Diamond Multimedia Systems, Inc. ("Diamond"), Hercules Computer Technology, Inc. ("Hercules"), Jazz Multimedia, Inc. ("Jazz"), Quantum Designs Limited ("QDI"), Crucial Technology, Inc. and other various AIC manufacturers in Asia. The V2000 series of products have enabled Rendition's customers to receive awards from recognized industry publications, including PC Magazine, PC Computing, Computer Gaming World, PC Gamer, Windows Sources, Boot Magazine and CNET.

     The V2200 was designed to deliver a balanced blend of graphics functionality. The V2200 combines a highly flexible, programmable RISC engine and dedicated, fixed-function accelerator functions to achieve parallelism while performing multiple, different graphics tasks. The flexible architecture is connected to a high-speed memory subsystem in order to meet the demands of the modern desktop computing environment. The V2200 includes full video input and output support. An extremely powerful 100 - 120 MHz memory architecture allows the V2200 to support 4MB, 8MB or higher memory configurations. The V2200 also includes RAMDAC and clock generators. These integrated hardware advantages provide a low cost, high performance solution for OEM partners.

     By utilizing Rendition's on-board set-up and separate pixel drawing engine, the V2200 delivers graphic performance while freeing the system processor to perform application calculations. The pixel drawing engine that performs per-pixel drawing operations, includes texel filtering, pixel blending, z-buffering, fog blending, dithering and specular highlighting. The pixel engine can be controlled by either the RISC processor or the triangle engine, and can render a bilinear-filtered, z-buffered, fogged and blended pixel with both diffused and specular shading in a single cycle. The pixel engine also handles the conversion from YUV color space to RGB color space for video. The enhanced triangle engine in the V2200 off-loads triangle launching, freeing the RISC engine to set up more asynchronously, rendering any triangle shape or line. This dramatically improves overall chip performance and system balance.

     The V2200 incorporates enhanced video capabilities, including a dedicated input port that can be used to bring MPEG2 video, video conferencing images, and other video information into the accelerator for processing and display. Further, the V2200 supports software DVD implementations by providing hardware assistance to the MPEG2 decode process. The V2200 supports TV-out with an advanced programmable flicker-filter and digital video output port for the highest quality NTSC encoding. The flexible video architecture of the V2200 allows a user to view multiple video streams on a single screen for applications such as video conferencing or advanced game play. The V2200 supports home and entertainment PC features that include color space conversion and bilinear filtering at rates sufficient to provide full-screen DVD playback, TV support and video conferencing.

     The V2100 is a lower cost derivative of the V2000 family, efficiently utilizing lower operating speed yielding V2200 wafers.

     The V2200 features:

 .  High performance 3D/2D/video processor
 .  Advanced Graphics Port ("AGP") support
 .  100/120 MHz SGRAM / SDRAM (2-16MB)
 .  Integrated 203/230 MHz RAMDAC
 .  2 Million triangles/sec
 .  50 Million pixels/sec, Z-buffered, fully featured D3D pixel
 .  Floating point hardware triangle setup engine for full setup
 .  Recognized image quality leadership
 .  Balanced system architecture

 .  Flexible architecture for highest performance in real applications as well as benchmarks
 .  HW-assisted DVD playback (motion compensation)
 .  O/S's supported; Win95, WinNT4.0/5.0, Win98, WinNT 5.0 planned
 .  APIs supported; DirectX, D3D, OpenGL, RRedline (WIN), Speedy3D (DOS)
 .  Applications; multimedia, entertainment, video conferencing
 .  DVD MPEG2 Video ("Soft DVD")

RENDITION PRODUCTS UNDER DEVELOPMENT

     Rendition's third generation product family, the V3000 series, is currently under development. Rendition believes the first product offering from this family, the V3300, will supplant the V2200 graphics accelerator as Rendition's high performance offering during the first quarter of 1999. The V3300 is designed for compatibility with 166 MHz SDR, as well as standard SDRAM/SGRAM, and is designed to include a 128 bit bus, AGP 2X execute mode support, 250 MHz RAMDAC, dual pixel engine, motion compensation and greater than 200 million pixel per second fill rate and a greater than 3 million triangle peak set up.

RESEARCH AND DEVELOPMENT

     The graphics industry is characterized by frequent and rapid changes in technology. To be competitive and responsive to customers, Rendition must continuously provide new products within fixed market windows. To accomplish this, Rendition combines internal product development with selective licensing of technology from third parties and cooperates closely with industry interface initiatives from both a hardware standpoint (compatibility with Intel protocols for channel communications such as PCI or AGP) and a software standpoint (compatibility with operating system standards and industry standard APIs).

     The focus of Rendition's internal development efforts is to develop a balanced feature set as to be competitive with the marketplace, while delivering these products within industry accepted market windows.

     In developing products, Rendition emphasizes technical superiority, flexibility, a balanced feature set (emphasis on real world application performance versus narrowly defined performance benchmarks) and introduction of products within industry recognized design windows. Rendition's research and development efforts are performed within specialized groups consisting of software engineering (including driver architecture, video and quality assurance), hardware engineering (consisting of logic, circuits, CAD and physical design) and advanced architecture engineering. The architecture group is responsible for maintaining and further developing what Rendition believes is an extensible product architecture, allowing Rendition to continually add features to its products without sacrificing compatibility or incurring significant redesign costs.

     Rendition incorporates extensive product design and project management focus into the development process in an effort to minimize delays in the development process. However, because the technical complexity and the magnitude of the development effort associated with Rendition's products, Rendition has experienced delays in the development and delivery of its products and may experience such delays in the future. Any such delays could result in a loss of competitiveness of Rendition's products and could adversely affect Rendition. Furthermore, there can be no assurance that, when developed, Rendition's products will be technologically successful, or that they will achieve market acceptance. In 1997, 1996 and 1995 Rendition's total research and development expenses were approximately $11.4 million, $7.0 million and $3.1 million respectively. Rendition expenses all software development costs as incurred.

SALES AND MARKETING

     Rendition maintains a direct sales and marketing staff, and utilizes the services of external sales representatives and distributors in certain world geographies. The sales process involves influencing leading AIC and motherboard manufacturers' graphics accelerator purchasing decisions, achieving key design wins and supporting customer product design into production. Rendition's sales strategy also includes directly marketing its products and capabilities to the PC OEM, in direct sales calls and in conjunction with the add-in card or motherboard manufacturer. Currently, Rendition sells the V2200 graphics accelerators directly to AIC manufacturers, Diamond, Hercules, Jazz, QDI, Crucial and to other various AIC manufacturers in Asia.

     The Rendition sales effort is supported by a variety of product and corporate marketing efforts, including providing technical support, turn-key manufacturing kits and application bundling. Rendition also maintains relationships with key industry analysts and trade press, conducts frequent press tours and participates with its AIC manufacturers in benchmark tests executed by key trade publications. Rendition participates in industry tradeshows, marketing communications and market development activities designed to generate awareness of Rendition and its products. Rendition intends to continue to devote resources toward establishing brand recognition, including participation in graphics newsgroups and industry technical forums. Rendition also uses its corporate web site to promote Rendition and its products.

     Rendition maintains a strong software development program. To encourage software developers and publishers to develop applications optimized for platforms utilizing Rendition's products, Rendition seeks to establish and maintain strong relationships in the software development community. Engineering and marketing personnel interact with and visit key software developers to promote and discuss Rendition's products, seeking product requirements and resolving technical problems. Rendition's developer program makes products available to partners prior to volume availability to encourage the development of software applications that are optimized for Rendition's products.

CUSTOMERS

     Rendition has a limited number of customers. In fiscal 1997 and for the first six months of fiscal 1998, sales to one customer, Diamond, accounted for approximately 65% and 58% of net revenues, respectively. Although Rendition expects to expand its customer base during the second half of 1998 and in 1999, it expects sales to a limited number of customers to continue to account for a substantial portion of its revenues for the foreseeable future. The loss of or significant reduction in purchases by major customers would have a material adverse effect on Rendition's business, financial condition and operating results, and there can be no assurance that Rendition will be able to maintain and expand its customer base in the future.

MARKET CONDITIONS

     All of Rendition's products are currently sold or will be sold for use with PC systems. Accordingly, Rendition is heavily dependent on the PC industry's shift toward 3D graphics and the continued growth of this market. PC demand has historically been cyclical. There can be no assurance that growth will continue in future periods or that Rendition's products will claim a significant share of the market. A decline in demand in the PC industry would result in a decline in demand for Rendition' products, which would have a material adverse effect on Rendition's business, financial condition and operating results.

     Rendition's success depends on the continued market acceptance by PC manufacturers and consumers of 3D graphics requiring high-quality, high-performance and relatively low-cost 3D graphics accelerators as well as the timely completion by Rendition of new products to address this market.
Rendition has committed and intends to continue to commit substantial resources to the development of new products. Rendition's V3000 family of graphics accelerators, scheduled for introduction in the first quarter of 1999, provide higher performance than its existing products through additional architectural features, faster memory technologies and advanced process technology. Delays in commencing shipment of the V3000 products or in developing other new products with anticipated technological advances could have a material adverse effect on Rendition's business. In addition, there can be no assurance that such products, if and when introduced, will gain market acceptance. The success of new products depends on a number of additional factors, including proper selection of such products, successful and timely completion of product development, judging product demand correctly, market acceptance of Rendition's and its customers' new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable, wafer fabrication yields by Rendition's independent foundries and Rendition's ability to offer new products at competitive prices. Many of these factors are outside the control of Rendition. Incorporating Rendition's new products into its OEM customers' new product designs can often require significant expenditures by Rendition, which expenditures may precede volume sales of the new product. There can be no assurance that Rendition will be able to identify new product opportunities successfully, will develop and bring to market new products, will achieve design wins or will be able to respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on Rendition's business, financial condition and operating results.

     Rendition's success also relies on the availability of application software developed for use with its 3D graphics accelerators. There can be no assurance that software developers will continue to develop application software to optimize the features of Rendition's products. A decline in the number of software applications available for use with Rendition's products would have a material adverse effect on Rendition's products, which would have a material adverse effect on Rendition's business, financial condition and operating results.

     The semiconductor industry has historically been cyclical and subject, at various times, to significant economic downturns characterized by diminished product demand, accelerated erosion of ASPs and overcapacity. Rendition may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

INTERNATIONAL OPERATIONS

     A portion of Rendition's future sales is expected to come from outside the U.S. market. In addition, certain of Rendition's products will be manufactured by independent third parties in Asia. Due to its reliance on international sales and foreign third party manufacturing, Rendition is subject to the risks of conducting business outside the U.S. These risks include the current recessionary economy in the Far East, unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar (which could increase the sale price in local currencies of Rendition's products in foreign markets), delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, and the burdens of complying with foreign laws. There can be no assurance that such factors will not adversely impact Rendition's operations in the future or require Rendition to modify its current business practice.

MANUFACTURING AND BACKLOG

     Rendition to date has had a fabless manufacturing strategy, whereby Rendition employs third-party suppliers for all phases of the manufacturing process, including fabrication, assembly and testing. This strategy leverages the expertise of industry-leading, International Standards Organization ("ISO")- certified suppliers in such areas as fabrication, assembly, quality control, reliability and testing, and allows Rendition to avoid the significant costs and risks associated with owning and operating such manufacturing operations. These suppliers also are responsible for procurement of raw materials used in the production of Rendition's products.

     Rendition is currently utilizing two foundries, Matsushita Electronics Corporation ("MEC"), which has manufactured certain of Rendition's products since June 1997, and International Business Machines Corporation ("IBM"), which will begin manufacturing Rendition's V3000 series products in the first quarter of 1999. MEC currently produces the semiconductor die for Rendition using a .35 micron Complementary Metal-Oxide Semiconductor ("CMOS") process technology. MEC then assembles and packages the semiconductor die, tests the finished product, and ships the finished product to Rendition. Rendition is planning to utilize IBM's .35 micron CMOS fabrication facility for the initial manufacture of the V3000 series graphics processors, although it has not yet commenced the manufacturing process.

     Rendition receives semiconductor products from its suppliers, performs incoming quality assurance and ships them to its customers from its location in Sunnyvale. The AIC and motherboard manufacturers then produce boards, combine Rendition software with their own software and ship the product to the retail market as AICs or to PC OEMs, for inclusion in the OEMs' products.

     Rendition's external foundries fabricate products for other companies and produce products of their own design. Rendition conducts business with its foundries through a sales agreement that specifies quantity, price, payment terms, reschedule, and cancellation terms. Purchase orders are used to specify quantities and delivery dates. Rendition's reliance on independent foundries involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. In order to remain competitive, Rendition believes it will have to reduce its manufacturing costs over time, which will depend on the performance of, and Rendition's relationship with, its foundries.

     In the event any of Rendition's principal foundries are unable or unwilling to continue to manufacture Rendition's key products in required volumes, Rendition will have to identify and qualify acceptable additional foundries. This qualification process could take six months or longer, and no assurance can be given that any additional source would become available to Rendition or that any additional source would be in a position to satisfy Rendition's production requirements on a timely basis. The loss of any of Rendition's principal foundries as a supplier, the inability of Rendition in a period of increased demand for its products to expand the foundry capacity of its current suppliers or qualify other wafer manufacturers for additional foundry capacity, the inability to obtain timely and adequate deliveries from Rendition's current or future suppliers or any other circumstances that would require Rendition to seek alternative sources of supply could delay shipments of Rendition's products, which could damage relationships with its current and prospective customers, provide an advantage to Rendition's competitors and have a material adverse effect on Rendition's business, financial condition and operating results.

     Rendition believes that it will be required to increase its wafer capacity significantly to satisfy customer demand and sustain its growth. Competition for additional wafer capacity is cyclical and is expected to be substantial for the foreseeable future. Securing additional wafer capacity, therefore, may increase manufacturing costs as a percentage of revenues, particularly if Rendition is unable to enter into arrangements with wafer fabrication companies that ensure additional wafer capacity.

     Finally, the manufacture of semiconductors is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to apply circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of dice on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time-consuming or expensive to remedy. There can be no assurance that Rendition's foundries will not experience irregularities or adverse yield fluctuations in their manufacturing processes, either of which could have a material adverse effect on Rendition's business, financial condition and operating results.

     Rendition does not believe that its backlog of graphics accelerator products as of any particular date is firm or is a reliable indicator of sales for any later period. Due to cyclical industry conditions, customers often change delivery schedules or cancel orders based on market conditions at the time of delivery, with no significant penalty.

COMPETITION

     The market for 3D graphics processors for mainstream PCs in which Rendition competes is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining ASPs. Rendition believes that the principal factors of competition in this market are performance, availability of production quality products within industry defined timeframes, price of the overall graphics solution, software support, access to customers and distribution channels, manufacturing capabilities and conformance to industry-standard interfaces. Rendition expects competition to increase both from existing competitors and new market entrants with products that may be less costly than Rendition's 3D graphics processors or may provide better performance or additional features not provided by Rendition's products.

     Rendition's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, greater name recognition and market presence, broader product lines for the PC market, longer operating histories, lower cost structures, larger customer bases and longer standing relationships with customers than Rendition. Rendition's competitors also include a number of emerging companies. Certain of Rendition's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. Rendition believes its ability to compete successfully depends on a number of factors, both within and beyond its control, including the price, quality and performance of Rendition's and its competitors' products, the timing and success of new product introductions by Rendition, its customers and its competitors, the emergence of new PC standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which Rendition's customers design Rendition's products into their products, the number and nature of Rendition's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions.

     Rendition's primary source of competition is from companies that provide 3D graphics solutions for the mainstream PC market. These include (i) new entrants in the 3D graphics processor market with existing presence in the PC market, such as Intel, (ii) suppliers of graphics add-in boards that utilize their internally developed graphics chips, such as ATI Technologies, Inc. ("ATI") and Matrox Electronic Systems Ltd. ("Matrox"), (iii) suppliers of 2D graphics chips that are introducing 3D functionality as part of their existing solutions, such as S3 and Trident, (iv) companies that have traditionally focused on the professional market and provide high end 3D solutions for PCs and workstations, including 3Dlabs, Real3D and Silicon Graphics, Inc. ("SGI"), and (v) emerging companies, such as NVIDIA Corporation ("NVIDIA"), Chromatic Research, Inc. ("Chromatic") and 3Dfx.

     In March 1998, Intel began shipping the i740, a 3D graphics accelerator that is targeted at the mainstream PC market. Intel has significantly greater resources than Rendition, and there can be no assurance that Rendition's products will compete effectively against the i740 or any future products introduced by Intel, that Rendition will be able to compete effectively against Intel or that Intel will not introduce additional products that are competitive with Rendition's products in either performance or price or both. Rendition expects Intel to continue to invest heavily in research and development and new manufacturing facilities, to maintain its position as the largest manufacturer of PC microprocessors and one of the largest manufacturers of motherboards, to increasingly dominate the PC platform and to promote its product offerings through advertising campaigns designed to engender brand loyalty among PC users. Intel may in the future develop graphics add-in cards or graphics-enabled motherboards using its i740 3D graphics accelerators or other graphics accelerators, which could directly compete with graphics add-in cards or graphics-enabled motherboards that Rendition's customers may develop. In addition, due to the widespread industry acceptance of Intel's microprocessor architecture and interface architecture, including its Accelerated Graphics Port ("AGP"), Intel exercises significant influence over the PC industry generally, and any significant modifications by Intel to the AGP, the microprocessor or other aspects of the PC microprocessor architecture could result in incompatibility with Rendition's technology, which would have a material adverse effect on Rendition's business, financial condition and results of operations. In addition, any delay in the public release of information relating to such modifications could have a material adverse effect on Rendition's business, financial condition or results of operations.

     Several of Rendition's current and potential competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Regardless of the relative qualities of Rendition's products, the market power, product breadth and customer relationships of its larger competitors, particularly Intel, can be expected to provide such competitors with substantial competitive advantages. Rendition does not seek to compete on the basis of price alone, but may be forced to lower prices to compete effectively. There can be no assurance that Rendition will be able to compete successfully in the emerging mainstream PC 3D graphics market.

PROPRIETARY RIGHTS

     Rendition relies on a combination of patent, trade secret, copyright, mask work right and trademark laws and employee and third party license and nondisclosure agreements to protect its intellectual property rights. Rendition believes that the ownership of its intellectual property is a significant factor in its business. There can be no assurance, however, that any patent, trademark, copyright, mask work right or license owned or held by Rendition will not be invalidated, circumvented, challenged or terminated, that any patent granted under Rendition's pending or future patent applications will be within the scope of claims sought by Rendition, if at all, or that the steps taken by Rendition to protect its rights will be adequate to prevent misappropriation of Rendition's trade secrets and other technology or to preclude competitors from developing products with features similar to Rendition's products.

     Rendition has applied for eleven patents in the United States covering certain aspects of technology associated with 3D graphics, four of which have been issued. Rendition has also filed eleven Patent Cooperation Treaty Applications, providing the opportunity to file patent applications in a number of countries. There can be no assurance that Rendition's pending patent applications or any future applications will be approved, that any issued patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on Rendition's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate Rendition's products, or, if patents are issued to Rendition, design around the patents issued to Rendition.

     In addition, the laws of certain countries in which Rendition's products are or may be developed, manufactured or sold (including Taiwan) may not protect Rendition's products and intellectual property rights to the same extent as the laws of the United States. While copyright laws have been enacted in Taiwan, the scope and effective enforcement mechanisms for such laws are unclear. The availability of mask work and trade secrets protection in jurisdictions other than the United States is also uncertain.

     Others may have filed and in the future may file patent applications that are similar or identical to those of Rendition. To determine the priority of inventions, Rendition may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to Rendition. No assurance can be given that any such patent application will not have priority over patent applications filed by Rendition.

     Rendition recognizes that the semiconductor industry as a whole is characterized by frequent litigation regarding infringement of intellectual property rights, and in the future, third parties might assert claims that Rendition's products infringe their rights. The number of patents being issued covering 3D graphics and other semiconductor chip technology is increasing and there are already several patent holders asserting claims against other 3D graphics companies (such as SGI's assertion against NVIDIA and S3's assertion against NVIDIA). Litigation to determine the validity of any third-party claims could result in significant expense to Rendition and divert the efforts of Rendition's technical and management personnel, whether or not such litigation is resolved in favor of Rendition. In the event of an adverse result in any such litigation, Rendition could be required to devote significant resources to develop non-infringing technology or to obtain costly license to the technology which is the subject of the litigation. There can be no assurance that such development would be successful or that such licenses would be available on reasonable terms, or at all. Patent disputes in the semiconductor industry have often been settled through cross-licensing arrangements. In the event any third party made a valid claim against Rendition or its customers and a license were not made available to Rendition on commercially reasonable terms, Rendition could be adversely affected.

EMPLOYEES

     As of July 31, 1998, Rendition had 97 full-time employees, including 16 in sales and marketing, 68 in engineering, 5 in operations and 8 in finance, information services and administration. No employees of Rendition are covered by collective bargaining agreements. Rendition believes that its relationships with its employees are good.

     Rendition's success depends to a significant degree upon the continued contributions of members of its senior management, as well as other officers and key development, marketing and sales personnel, many of whom would be difficult to replace. The future success of Rendition also depends on its ability to identify, attract and retain additional qualified technical and management personnel, particularly highly skilled semiconductor design personnel and software developers, for whom competition is intense. The loss of any member of senior management, key design personnel or software engineers could delay product development cycles or otherwise have a material adverse effect on Rendition's business, financial condition and operating results.

FACILITIES

     Rendition sub-leases its facility located in Sunnyvale, California, which consists of approximately 32,000 square feet of office space, from Mitsubishi Electronics America, Inc. The sublease expires on July 31, 2003.

LEGAL PROCEEDINGS

     Rendition is not, and has not in its history been, the subject of any lawsuit, nor has Rendition received notice of any litigation in which it might be named as a defendant. Since its incorporation, Rendition has not brought any action against any third party, nor is it currently aware of any action on the part of any third party which may cause Rendition to file any action in the foreseeable future. Notwithstanding the above, (i) Rendition is currently negotiating a non-monetary settlement with Verity, Inc. with respect to its trademark application for the name Verite, according to which the parties agree not to use the mark in the same field of use, and (ii) Philips Electronics N.V. ("Philips") has notified Rendition that it believes Rendition must license certain technology from Philips if Rendition is to comply with the Display Data Channel Standard of the Video Electronics Standards Association. Rendition and Philips are in discussions regarding such licensing.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF MICRON

     The following selected consolidated financial data for Micron for the five years ended August 28, 1997 are derived from the audited consolidated financial statements of Micron. The consolidated statements of operations data for the fiscal years ended August 28, 1997, August 29, 1996 and August 31, 1995 and the consolidated balance sheet data at August 28, 1997 and August 29, 1996 are derived from audited consolidated financial statements included elsewhere herein. The consolidated statements of operations data for the fiscal years ended September 1, 1994 and September 2, 1993 and the consolidated balance sheet data at August 31, 1995, September 1,1994 and September 2, 1993 are derived from audited consolidated financial statements which are not included herein. The financial data for the nine month periods ended May 28, 1998 and May 29,1997 are derived from unaudited consolidated financial statements included elsewhere herein. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which management of Micron considers necessary for a fair presentation of its financial position and its results of operations for these periods.

     Operating results for the nine months ended May 28, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 3, 1998. The data should be read in conjunction with the information included under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MICRON" and the consolidated financial statements and related notes of Micron included elsewhere herein. All amounts, except per share data, are expressed in millions.

                                       Nine Months Ended                         Fiscal Year Ended
                                   ----------------------------------------------------------------------------------
                                      May 28,     May 29,      August 28,  August 29,  August 31,  Sept. 1,  Sept. 2,
                                       1998        1997           1997        1996        1995       1994      1993
                                     ---------  -----------    ----------  ----------  ----------  --------  --------
                                          (unaudited)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales..........................  $2,320.0   $   2,569.3    $   3,515.5 $   3,653.8 $   2,952.7 $ 1,628.6 $   828.3
Gross margin.......................     239.2         689.0          976.3     1,455.4     1,624.0     839.2     311.1
Operating income (loss)............    (362.2)        277.1          402.4       940.5     1,307.8     625.7     167.7
Net income (loss)..................    (144.7)        260.2          332.2       593.5       844.1     400.5     104.1
Diluted earnings (loss)
per share..........................     (0.68)         1.22           1.55        2.78        4.00      1.94      0.52
Cash dividends declared per share..
                                           --            --             --        0.15        0.15      0.06      0.01


                                                   May 28,       August 28,  August 29,  August 31,  Sept. 1,  Sept. 2,
                                                    1998           1997        1996        1995      1994      1993
                                                  --------       ----------  ----------  ----------  --------  --------
                                                (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Current assets.....................                $1,571.9       $1,972.4    $  964.0    $1,274.1  $  793.2    $440.1
Property,  plant and
   equipment, net..................                 2,995.8        2,761.2     2,708.1     1,385.6     663.5     437.8
Total assets.......................                 4,733.3        4,851.3     3,751.5     2,774.9   1,529.7     965.7
Current liabilities................                   751.8          749.9       664.5       604.8     274.2     210.8
Long-term debt.....................                   718.0          762.3       314.6       129.4     124.7      54.4
Shareholders' equity...............                 2,773.9        2,883.1     2,502.0     1,896.2   1,049.3     639.5

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF MICRON

     For Micron's management's discussion and analysis of its financial condition and results of operations, see "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Form 10-K, and "Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of the November Form 10-Q, the February Form 10-Q and the May Form 10-Q. The foregoing items should also be referenced for information with respect to restrictions on the payment of dividends on the Micron Common Stock.

                      SELECTED FINANCIAL DATA OF RENDITION

     The following selected financial data for Rendition for the five years ended December 31, 1997 are derived from the audited financial statements of Rendition. The statements of operations data for the three year period ended December 31, 1997 and the balance sheet data at December 31, 1997 and 1996 are derived from audited financial statements included elsewhere herein. The statements of operations data for the two year period ended December 31, 1994 and the balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited financial statements which are not included herein. The financial data for the six month periods ended June 30, 1998 and 1997 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which management of Rendition considers necessary for a fair presentation of its financial position and its results of operations for these periods.

     Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the information included under the heading "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RENDITION" and the financial statements and related notes of Rendition included elsewhere herein. All amounts, except per share data, are express in millions.


                                          Six Months Ended
                                              June 30,               Fiscal Year Ended December 31,
                                       ------------------------------------------------------------------
                                           1998      1997       1997     1996     1995     1994     1993
                                         --------  --------    -------  -------  -------  -------  -------
                                            (unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales..............................   $  7.2    $  2.7     $  8.4   $  5.1   $   --   $   --   $   --
Gross margin (loss)....................      0.7      (0.6)      (1.8)    (0.7)      --       --       --
Operating loss.........................    (10.4)     (8.1)     (18.2)   (11.3)    (4.6)    (1.4)    (0.2)
Net loss...............................    (10.9)     (8.6)     (19.0)   (11.2)    (4.5)    (1.3)    (0.2)
Basic and diluted net loss
per share..............................    (4.04)    (4.68)     (9.85)   (7.05)   (2.89)   (0.98)   (0.19)
Cash dividends declared per
share..................................       --        --         --       --       --       --       --

                                                                           December 31,
                                                 June 30,   -----------------------------------------------
                                                   1998        1997     1996     1995     1994     1993
                                                  ------      ------   ------   ------   ------   ------
                                               (unaudited)
BALANCE SHEET DATA:
Current assets.........................             $  7.5     $  9.8   $  4.5   $ 10.2   $  3.8   $   --
Property,  plant and
   equipment, net......................                4.3        4.0      2.0      1.1      0.4       --
Total assets...........................               12.1       14.1      6.6     11.3      4.2       --
Current liabilities....................               19.3        9.3      6.8      0.9      0.2       --
Long-term debt.........................                1.3        2.6      0.9      0.5      0.2       --
Shareholders' equity (deficit).........               (8.5)       2.2     (1.1)     9.9      3.8       --

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF
                            OPERATIONS OF RENDITION

     The following discussion and analysis should be read in conjunction with Rendition's financial statements and notes thereto and the other financial information included elsewhere in this Proxy Statement/Prospectus. Except for the historical information contained herein, the discussions in this Proxy Statement/Prospectus contain forward-looking statements that involve risks and uncertainties. Rendition's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "RISK FACTORS - Risks Relating to Rendition," as well as those discussed elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     Rendition was incorporated in 1993 and designs, develops and markets high-performance, low-cost multi-function graphics processors and related software for the mainstream PC market. Rendition's products are designed to be sold to add-in card and motherboard manufacturers for resale into the retail market and for resale to PC system companies. Rendition expects that substantially all of its revenue for the foreseeable future will be derived from the sale and license of its 3D graphics processors in the PC market.

     Since its inception in January 1993 through June 1996, Rendition was in the development stage and was primarily engaged in product development and product testing. Rendition introduced its first product, the V1000, in July 1996, followed by the introduction of the V2000 product family (the V2200 and V2100) in August 1997. Rendition expects to begin shipping the V3300 in the first quarter of 1999.

     Rendition's net loss for 1995, 1996 and 1997 was $4.5 million, $11.2 million and $19.0 million, respectively. As of June 30, 1998, Rendition had an accumulated deficit of approximately $47.1 million.

     Rendition's future financial performance will depend in part on successfully managing the production transition risks with respect to the V3000 family of products, and on the successful development, introduction and customer acceptance of other products in the future. The success of new products depends on a number of factors, including proper selection of such products, successful and timely completion of product development, judging product demand correctly, market acceptance of Rendition's and its customers' new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable, wafer fabrication yield by Rendition's independent foundries and Rendition's ability to offer new products at competitive prices. Many of these factors are outside the control of Rendition.

Incorporating Rendition's new products into its customers' new product designs often requires significant expenditures by Rendition, which expenditures may precede volume sale of the new product. There can be no assurance that Rendition will be able to identify new product opportunities successfully, will develop and bring to market new products, will achieve design wins or will be able to respond effectively to new technological changes or product announcement by others. A failure in any of these areas would have a material adverse effect on Rendition's business, financial condition and operating results.

     Historically, ASPs in the semiconductor industry in general have decreased over the life of a particular product. Rendition expects that the ASPs of its products will be subject to significant pricing pressures in the future. In addition, Rendition expects to continue to increase its operating expenses for personnel and new product development. Rendition believes that it will be required to increase its wafer capacity significantly to satisfy customer demand and sustain its growth. Securing additional wafer capacity may increase manufacturing costs as a percentage of revenues. Yield or other production problems or shortages of supply may further increase Rendition's manufacturing costs. If Rendition does not achieve increased levels of revenues commensurate with these increased levels of operating expenses, Rendition's operating results will be materially adversely affected. There can be no assurance as to the level of sales or earnings experienced by Rendition in any given period in the future.

     Rendition's operating results are expected to be subject to quarterly and other fluctuations due to a variety of factors, including increased competitive pressures, availability of foundry capacity and raw materials, fluctuations in manufacturing yields, availability and cost of products from Rendition's suppliers, the timing of new product announcements and introductions by Rendition, its customers or its competitors, changes in the mix of products sold, the cyclical nature of both the semiconductor industry and the markets addressed by Rendition's products, the gain or loss of significant customers, increased research and development expenses associated with new product introductions, market acceptance of Rendition's and its customers' products and new or enhanced versions of Rendition's and its customers' products, product obsolescence, anticipated seasonal customer demand, the timing of significant orders, and changes in pricing policies by Rendition, its competitors or its suppliers, including anticipated decreases in unit ASPs of Rendition's products. Rendition's operating results also could be adversely affected by economic conditions generally or in various geographic areas where Rendition or its customers do business, other conditions affecting the timing of customer orders, a downturn in the market for PCs, or order cancellations or rescheduling. Many of the factors listed above are outside the control of Rendition, are difficult to forecast, and could materially affect Rendition's quarterly or annual operating results.

RESULTS OF OPERATIONS

     Net Product Revenue. Rendition's net product revenue is derived principally from the sale of 3D graphics processors. Rendition recognizes revenue from product sales to customers upon shipment, net of allowances for returns. Revenues and related gross profit from product sales to distributors are deferred until the distributors resell the product.

     Rendition's net product revenues in 1995, 1996 and 1997 were none, $5.1 million and $8.4 million, respectively. Net product revenue increased in 1996 due to the introduction of the V1000, from which all of Rendition's revenue in 1996 was derived. Net product revenue increased 64% from 1996 to 1997 due principally to the introduction of the V2000. In 1997, sales of the V1000 and V2000 product families contributed 29% and 71% of net product revenue, respectively.

     Rendition's net product revenues for the six months ended June 30, 1998 were $7.2 million, as compared to its net product revenues of $2.7 million for the six months ended June 30, 1997. Sales of the V2200 product family accounted for 100% of Rendition's revenue in the first half of 1998. Growth in demand for Rendition's products was the principal cause of the growth in net product revenue. However, unit shipments and ASPs began to decline in March 1998 and continued to decline in the second quarter of 1998 due to competitive pricing pressures, excess inventory in the retail AIC channel and a shift in demand for SDRAM based graphics processors from SGRAM graphics processors. V2200 products are currently SGRAM based graphics processors, and Rendition expects to begin shipping SDRAM based graphics processors in August 1998. This and any similar shifts in demand for Rendition's products in the future could have a material adverse impact on Rendition's business, financial condition or results of operations. In addition, there can be no assurance that Rendition will be able to increase or maintain its market share or that decline in ASPs for 3D graphics processors will not accelerate as the market develops and competition increases.

     Rendition's U.S. export revenues to the Pacific Rim in 1996 and 1997 were $1.9 million and $1.4 million, respectively. Export revenues decreased 26% from 1996 to 1997. Rendition's U.S. export revenues to the Pacific Rim in the six months ended June 30, 1998 were approximately $1.2 million, as compared to $1.6 million for the six months ended June 30, 1997. Rendition believes the decline in export revenues was due in part to deteriorating economic conditions in the Pacific Rim. Currently, all of Rendition's product sales and its arrangements with its third-party manufacturers provide for pricing and payment in U.S. dollars, and Rendition has not engaged in any foreign currency hedging activities, although it may do so in the future.

     Rendition has a limited customer base. In 1996, sales to three customers accounted for 38%, 33%, and 28% of net product revenue. In 1997, sales to one customer accounted for 65% of net product revenue. For the six months ended June 30, 1997, sales to five customers accounted for 28%, 25%, 21%, 11% and 10%. For the six months ended June 30, 1998, sales to three customers accounted for 58%, 18% and 12% of net revenues. The number of potential customers for Rendition's products is limited, and Rendition expects that sales to a small number of customers will continue to account for a substantial portion of its revenue for the foreseeable future. The loss of or significant reduction in purchases by major customers would have a material adverse effect on Rendition's business, financial condition and operating results, and there can be no assurance that Rendition will be able to maintain and expand its customer base in the future.

     Cost of Product Revenue. Cost of product revenue consists primarily of the costs of semiconductors purchased from Rendition's independent foundries, manufacturing support costs (labor and overhead associated with such purchases and contract testing costs), shipping costs, and write-downs for excess or obsolete inventory.

     Rendition's cost of product revenue in 1995, 1996 and 1997 was none, $5.8 million and $10.2 million, respectively. Cost of product revenue increased 76% from 1996 to 1997. Expressed as a percentage of net product revenue, cost of product revenue increased from 113% in 1996 to 122% in 1997. These increases were primarily due to an inventory write-down for excess V1000 inventory due to the introduction of the V2000 in the third quarter of 1997, and declines in yields of commercially salable speed graded graphics products in 1997.

     Rendition's cost of product revenue in the six months ended June 30, 1998 was $6.5 million, as compared to $3.3 million for the six months ended June 30, 1997. The principal reason for the increase was an increase in the amount of product sold. Expressed as a percentage of net product revenues, cost of product revenue declined from 121% for the six months ended June 30, 1997 to 91% for the six months ended June 30, 1998, due in part to decreased per unit production costs and the inventory write-down in 1997.

     Cost of product revenue and the corresponding gross profit or loss could be affected in the future by various factors, including changes in the volume of Rendition's products, competitive pressures resulting in lower than expected ASPs, the inability of Rendition to reduce its per unit production costs at the same or a faster rate than a decline in ASPs and inventory write-downs.

     Research and Development Expenses. Research and development expenses consist primarily of salaries and benefits, non-recurring engineering and design services, cost of development tools and software, and consultant costs.

     Rendition's research and development expenses in 1995, 1996 and 1997 were $3.1 million, $7.0 million and $11.4 million, respectively. Research and development expenses increased 125% from 1995 to 1996 and 63% from 1996 to 1997. The increase in research and development expenses over these periods was primarily due to additional personnel and related costs, and, beginning in the second half of 1997, increased consulting and design services costs related to the V3000 product family development program. Expressed as a percentage of net product revenue, research and development expenses remained constant at approximately 137% in 1996 and 1997.

     Rendition's research and development expenses for the six months ended June 30, 1998 were $7.5 million, as compared to $5.0 million for the six months ended June 30, 1997. Expressed as a percentage of net product revenue, research and development expenses decreased from 184% for the six months ended June 30, 1997 to 104% for the six months ended June 30, 1998. Rendition anticipates that it will continue to devote substantial resources to research and development and that these expenses will increase in absolute dollars in 1998.

     Research and development expenses are expensed as they occur. Rendition carries no capitalized research and development expenses on its balance sheet.

     Marketing and Sales Expenses. Marketing and sales expenses consist primarily of salaries, benefits, commissions and bonuses earned by sales, marketing and administrative personnel, promotional and trade show expenses and travel expenses.

     Rendition's marketing and sales expenses for 1995, 1996 and 1997 were $0.8 million, $2.5 million and $3.4 million, respectively. Marketing and sales expenses increased 198% from 1995 to 1996 and 37% from 1996 to 1997. These increases were primarily due to additional personnel, commission on higher sales in 1997 versus 1996, and increased marketing trade show costs. Expressed as a percentage of net product revenue, marketing and sales expenses decreased from 49% for 1996 to 41% for 1997.

     Rendition's marketing and sales expenses for the six months ended June 30, 1998 were $2.0 million, as compared to $1.7 million for the six months ended June 30, 1997. Expressed as a percentage of net product revenue, marketing and sales expenses decreased from 64% for the six months ended June 30, 1997, to 28% for the six months ended June 30, 1998. Rendition expects that sales and marketing expenses will continue to increase in absolute dollars as it expands its sales and marketing efforts and increases promotional activities.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, benefits and bonuses earned by executive and administrative personnel and fees for professional and legal services.

     Rendition's general and administrative expenses for 1995, 1996 and 1997 were $0.7 million, $1.1 million and $1.6 million, respectively. General and administrative expenses increased 60% from 1995 to 1996 and 40% from 1996 to 1997. These increases were primarily due to additional personnel as well as increased costs associated with Rendition's move to a larger facility in December 1997. Expressed as a percentage of net product revenue, general and administrative expenses decreased slightly, from 22% in 1996 to 19% in 1997.

     Rendition's general and administrative expenses for the six months ended June 30, 1998 were $1.6 million, as compared to $0.7 for the six months ended June 30, 1997. Expressed as a percentage of net product revenue, general and administrative expenses decreased from 26% for the six months ended June 30, 1997 to 22% for the six months ended June 30, 1998. Rendition expects that general and administrative expenses should remain approximately constant in absolute dollars in 1998.

     Interest Income. Interest income consists of interest earned on Rendition's cash and investment balances. Rendition's interest income for 1995, 1996 and 1997 was approximately $0.2 million in each year. Rendition's interest income for the six months ended June 30, 1998 and 1997 was less than $0.1 million due to Rendition's reduced cash and investment balances in those periods.

     Interest Expense. Interest expense primarily comprises interest incurred as a result of capital lease obligations, borrowings under a loan and security agreement with Rendition's bank, and short-term bridge advances from investors.

     Rendition's interest expense for 1995, 1996 and 1997 was $0.1 million, $0.2 million and $1.0 million, respectively. These increases were primarily due to additional equipment leased in support of Rendition's increased research and development activities and increased borrowings to support operations.

     Rendition's interest expense for the six months ended June 30, 1998 was $0.6 million, as compared to $0.6 million for the six months ended June 30, 1997. Rendition expects net interest expense to increase in 1998 due to the increase in short term borrowing with Micron.

     Deferred Tax Assets. Rendition had deferred tax assets for federal and state income tax purposes of approximately $14.3 million as of December 31, 1997, consisting primarily of net operating loss carryforwards and research credits that can be used to offset taxable income in future years. The deferred tax assets are fully offset by a valuation allowance, due to Rendition's lack of a history of earnings. Future equity offerings combined with sales of

Rendition's equity during the preceding three years may constitute changes in ownership under the Code and similar state provisions and could limit the use of Rendition's net operating loss carryforwards and credits existing as of the date of the ownership change. See Note 5 of Notes to Financial Statements. Realization of the deferred tax assets also will depend on future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Rendition has financed its operations primarily through private sales of convertible preferred stock totaling $38.4 million, and, to a lesser extent, equipment lease financing, borrowings against its line of credit and borrowings from Micron in the form of Secured Promissory Notes. As of June 30, 1998, Rendition had $3.5 million in cash and cash equivalents, of which $1.3 million was restricted and held in a bank certificate of deposit as collateral for amounts outstanding under Rendition's line of credit with its bank. All amounts owed under the line of credit were repaid on August 3, 1998, concurrent with receipt of payment on an outstanding amount due from a customer. Although Rendition has not experienced any bad debt write-offs to date, there can be no assurance that Rendition will not be required to write off bad debt in the
future.   Rendition has historically held its cash balances in cash equivalents such as money market funds or in short-term investments such as U.S. Treasury bills. Rendition places its investments in high credit quality financial instruments and, by policy, limits the amount of credit exposure to any one financial institution to minimize concentration of risk.

     To date, Rendition's investing activities have consisted primarily of purchases of property and equipment, and the purchase and sale of available-for-sale investments. As of June 30, 1998, Rendition had noncancelable commitments to purchase inventory in 1998 of approximately $5.9 million, in addition to its commitments under operating and capital leases. Rendition's capital expenditures, including capital leases, increased from $1.0 million in 1995 to $3.3 million in 1997, due to additional capital leases and purchases of computer equipment and computer aided design software to support Rendition's increased research and development activities. Rendition expects to spend approximately $3.5 million for capital expenditures in 1998 and expects its capital expenditures to increase as it further expands its research and development initiatives and as its employee base grows. The timing and amount of future capital expenditures will depend primarily on Rendition's future growth.

     Subsequent to the Merger, Rendition's capital resources will be provided by Micron. In the event the Merger were not consummated, Rendition's current cash and cash equivalents would not provide sufficient liquidity to fund operations without additional debt or equity financing, and Rendition would need to raise additional capital through the issuance of debt or equity securities. Although management believes that such financing would be available from existing or new investors or lenders, there can be no assurance that Rendition would be able to raise additional financing or that it would be available on terms satisfactory to Rendition, if at all. If such financing were not available, Rendition would need to reevaluate its operating plans.

YEAR 2000 COMPLIANCE

     Although Rendition currently estimates that its costs associated with Year 2000 compliance will not have a material adverse effect on Rendition's business, financial condition or results of operations, there are certain risks related to Year 2000 requirements applicable to Rendition. See "RISK FACTORS - Risks Relating to Rendition - Year 2000 Compliance."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT OF MICRON

     Micron has only one class of stock outstanding, the Micron Common Stock. As of July 31, 1998, 213,379,849 shares of the Micron Common Stock were issued and outstanding. The following table sets forth security ownership information known to Micron as of July 31, 1998, and on a pro forma basis as of such date after giving effect to the consummation of the Merger, for (i) persons known by Micron to own beneficially more than five percent (5%) of the Micron Common Stock, (ii) each of Micron's directors, (iii) each named executive officer (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Commission) of Micron as of the most recent fiscal year-end (August 27, 1997), and (iv) all directors and executive officers of Micron as a group:

                                                                                      PRO FORMA BENEFICIAL OWNERSHIP
                                                     BENEFICIAL OWNERSHIP (1)                AFTER MERGER (2)
                                              ----------------------------------     -------------------------------
                                                       NUMBER OF                       NUMBER OF SHARES
              NAME AND ADDRESS                    SHARES OF MICRON     PERCENTAGE        OF MICRON         PERCENTAGE
             OF BENEFICIAL OWNER                     COMMON STOCK        OF CLASS        COMMON STOCK        OF CLASS
----------------------------------------------   ---------------------  -----------    -----------------    -----------
FMR Corporation...............................        31,998,306(3)      15.00%            31,998,306          14.74%

82 Devonshire Street
Boston, Massachusetts  02109
Capital Group Companies, Inc..................        27,156,540(4)      12.73%            27,156,540          12.51%

333 South Hope Street
Los Angeles, CA 90071
J.R. Simplot Company..........................      26,299,000(5)(6)     12.32%            26,299,000          12.12%

999 Main Street, Suite 1300
Boise, Idaho 83707
John R. Simplot...............................      13,140,700(7)(8)      6.16%            13,140,700           6.05%

999 Main Street, Suite 1300
Boise, Idaho 83707
Appleton, Steven R............................         511,239(8)(9)         *                511,239              *
Bagley, James W...............................            13,000(8)          *                 13,000              *
Baldwin, Donald D.............................         230,622(8)(10)        *                230,622              *
Cloud, Eugene H...............................         170,628(8)(9)         *                170,628              *
Donnelly, Robert M............................            81,520(8)          *                 81,520              *
Heitzeberg, Edward J..........................         384,144(8)(9)         *                384,144              *
Hess, Jerry M.................................          35,000(8)(11)        *                 35,000              *
Lothrop, Robert A.............................          55,997(8)(12)        *                 55,997              *

Lowrey, Tyler A...............................         137,312(8)(9)         *                137,312              *
Nicholson, Thomas T...........................       1,564,670(8)(13)        *              1,564,670              *
Simplot, Don J................................      167,020(6)(8)(14)        *                167,020              *

Smith, Gordon C...............................        13,750(8)(15)             *            13,750           *
Stover, Wilbur G., Jr.........................      192,275(8)(9)(16)           *            192,275          *
All directors and executive officers as a
 group (19 persons)...........................         43,528,180             20.40%        43,528,180      20.05%
                                                        (17)(18)

----------------------------
*  Less than 1%
(1) The number of shares beneficially owned is determined under the rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after July 31, 1998 through the exercise of any stock option or other right to convert into Micron Common Stock. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power (or shares such power with his or here spouse) with respect to all shares of Micron Common Stock listed as owned by such person or entity.

(2) Assumes the number of shares of Micron Common Stock outstanding at the time of the Merger is equal to the number of shares outstanding as of July 31, 1998 (213,379,849) plus the estimated number of shares of Micron Common Stock to be issued in the Merger (3,680,898) and that, as a result, 217,060,747 shares of Micron Common Stock will be outstanding after the Merger.
(3) Includes 28,512,316 shares beneficially owned by Fidelity Management & Research Company, 3,163,290 shares beneficially owned by Fidelity Management Trust Company, and 322,700 shares beneficially owned by Fidelity International Limited. The number of shares beneficially owned by Fidelity Management & Research Company includes 6,768,916 shares as a result of the assumed conversion of $138,013,000 principal amount of the 7% Convertible Subordinated Debenture, due July 1, 2004 ("Debenture"). In addition, the number of shares beneficially owned by Fidelity Management Trust Company includes 82,729 shares as a result of the assumed conversion of $5,580,000 principal amount of the Debenture. Based upon information obtained from a letter dated July 22, 1998, sent by FMR Corporation to Micron.
(4) Includes 27,156,540 shares beneficially owned by Capital Research and Management Company. The number of shares beneficially owned by Capital Research and Management Company includes 1,112,040 shares as a result of the assumed conversion of $75,000,000 principal amount of the Debenture. Based upon information obtained from a Schedule 13G filed by Capital Group Companies, Inc. with the Commission on July 9, 1998.

(5) Includes (i) 11,099,000 shares as to which J.R. Simplot Company has both voting and dispositive power, (ii) 7,600,000 shares as to which it has voting power and has dispositive power by reason of its right, subject to certain conditions, to reclaim possession of, and dispositive power over, such shares and (iii) 7,600,000 shares as to which it has no voting power, but has dispositive power by reason of its right, subject to certain conditions, to reclaim possession of, and dispositive power over, such shares.
(6) Mr. Don Simplot may also be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company. He is a shareholder, a director and the Corporate Vice President of J.R. Simplot Company and is a member of its Office of the Chairman.

(7) Includes 967,600 shares held by a trust of which Mr. John Simplot is the trustee; 51 shares held by a limited partnership of which Mr. John Simplot is the general partner; 12,122,449 shares held by another limited partnership of which Mr. John Simplot is the general partner; 22,400 shares held in joint tenancy with his spouse; and 15,200 shares held by Mrs. Simplot. Does not include the shares beneficially owned by J.R. Simplot Company.

(8) Includes options to purchase shares of the Micron Common Stock exercisable within 60 days of July 31, 1998, under Micron's 1985 Incentive Stock Option Plan, 1994 Stock Option Plan and Nonstatutory Stock Option Plan in the following amounts: Mr. Appleton, 367,555; Mr. Baldwin, 186,191; Mr. Cloud, 161,528; Mr. Donnelly, 69,520; Mr. Heitzeberg, 228,444; Mr. Lowrey, 32,208;
     Mr. Stover, 175,275; Mr. Bagley, 13,000; Mr. Hess, 13,000; Mr. Lothrop, 13,000; Mr. Nicholson, 13,000; Mr. Don Simplot, 13,000; Mr. John Simplot, 13,000; Mr. Smith, 13,000; and all directors and executive officers as a group (19 persons), 1,766,759.

(9) Does not include shares of Common Stock of Micron Communications, Inc. ("MCC"), a subsidiary of Micron, held by the following individuals: Mr. Appleton, 3,048 (held by a limited partnership of which Mr. Appleton is the general partner); Mr. Baldwin, 2,416; Mr. Cloud, 3,523; Mr. Heitzeberg, 2,133; Mr. Lowrey, 2,024; Mr. Stover, 2,896; and all directors and executive officers as a group (7 persons), 18,571. The total number of shares of MCC held by all directors and executive officers as a group represents 1.63% of the total outstanding shares of MCC Common Stock.
(10) Includes 42,000 shares held directly in the name of Mr. Baldwin and 2,431 shares held by Mrs. Baldwin as custodian for their minor children.
(11) Includes 20,000 shares held directly in the name of Mr. Hess and 2,000 shares held in the name of J.M. Hess Construction Co.
(12) Includes 2,988 shares held directly in the name of Mr. Lothrop, 424 shares held in the name of Mrs. Lothrop, and 39,585 shares held in joint tenancy with Mrs. Lothrop.
(13) Includes 1,400,000 shares held in the name of Mr. Nicholson directly; 10,000 shares held in the name of Mountain View Equipment; 8,000 shares held in the name of Miller-Nicholson, Inc.; 7,000 shares held in the name of MNI; 10,000 shares held in the name of MNII; 50,000 shares held by Blacks Creek Ltd. Partnership; 50,000 shares held by Peregrine Fund; and 16,670 shares held by Mrs. Nicholson.
(14) Includes 149,020 shares held in the name of Mr. Don Simplot directly and 5,000 shares held by Mr. Don Simplot as custodian for his minor child.

(15) All shares are held in joint tenancy with Mrs. Smith.
(16) Includes 15,050 shares held directly in the name of Mr. Stover and 975 shares for each minor child.

(17) Also includes 26,299,000 shares held by the J.R. Simplot Company (see footnote (6) above).

(18) Does not include a total of 875,364 shares of Common Stock of Micron Electronics, Inc. ("MEI"), a subsidiary of Micron, held by two executive officers and options to purchase an aggregate of 67,000 shares of MEI Common Stock exercisable within 60 days of July 31, 1998 held by two executive officers.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

                            MANAGEMENT OF RENDITION

     The following table sets forth certain information as of July 31, 1998, with respect to beneficial ownership of shares of Rendition Stock held by (i) each person known to Rendition to own beneficially more than 5% of the outstanding shares of Rendition Stock, (ii) the directors of Rendition, (iii) each named executive officer (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Commission) of Rendition as of the most recent fiscal year-end (December 31, 1997), and (iv) all directors and executive officers of Rendition as a group.

                                                                                                   PRO FORMA BENEFICIAL OWNERSHIP
                                                       BENEFICIAL OWNERSHIP (1)                              AFTER MERGER
                                        -------------------------------------------------------    ------------------------------
                                         RENDITION PREFERRED STOCK   RENDITION COMMON STOCK (2)        MICRON COMMON STOCK (3)
                                        -------------------------   ---------------------------    ------------------------------
          NAMES AND ADDRESS               NUMBER OF    PERCENTAGE     NUMBER OF     PERCENTAGE        NUMBER OF       PERCENTAGE
         OF BENEFICIAL OWNER               SHARES       OF CLASS       SHARES        OF CLASS          SHARES          OF CLASS
--------------------------------------  -----------  -------------  ------------  -------------    ------------     -------------
Philip T. Gianos (4)..................    3,108,357      19.52%       3,108,357       46.79%          568,055             *
InterWest Management
Partners V, L.P.
InterWest Investors V
3000 Sand Hill Road
Bldg. 3, Suite 255
Menlo Park, CA 94025

Joseph D. Rizzi (5)...................    3,108,309      19.52%       3,108,309       46.40%          568,047             *
Matrix III Management Company
2500 Sand Hill Road
Suite 113
Menlo Park, CA 94025

Enterprise Management.................    2,353,520      14.80%       2,353,520       42.31%          430,108             *
Partners III L.P. (6)
5000 Birch Street
Suite 6200
Newport Beach, CA 92660

Paul Vais (7).........................            0          *                0           *                 0             *
2100 Geng Road
Palo Alto, CA 94303
Patricof & Co.                                                                                                            *

Managers, Inc. (8)....................    2,000,000      12.61%       2,000,000       43.62%          365,502             *
2100 Geng Road
Palo Alto, CA 94303
Mitsubishi Electronics

America, Inc. (9).....................    1,662,449      10.45%       1,662,449       31.65%          303,814             *
Attn:  Richard Schulenburg
Senior Vice President, Administration
1050 E. Arques Avenue
Sunnyvale, CA 94086

Michael D. Boich (10).................      159,363       1.00%         825,863       22.03%          150,927             *
300 Stanford Avenue
Menlo Park, CA 94025



James R. Peterson (11)................            0       *              493,475         13.68%               90,183       *
Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

John Zucker (12)......................            0       *              478,750         13.31%               87,492       *
Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

Jay C. Eisenlohr (13).................            0       *              352,500          9.78%               64,419       *
Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

James Gauer (14)......................      335,064    2.10%             335,064          8.54%               61,233       *
Ocean Park Ventures, L.P.
12011 San Vicente Blvd.
Suite 330
Los Angeles, CA 90049

John Payne (15).......................            0       *              214,166          5.94%               39,139       *
Mohr-Payne Trust 10-8-91
Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

Robert Mullis (16)....................            0       *              278,750          7.72%               50,942       *
Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

All directors and executive
officers as a group                       6,711,093   41.97%           9,354,467         89.34%            1,709,538       *
(13 persons) (17).....................

--------------------------------------
*    Less than 1%

(1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after July 31, 1998 through the conversion of any convertible security or the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) All shares of Rendition Preferred are presently convertible into an equal number of shares of Rendition Common Stock. Accordingly a holder of shares of Rendition Preferred is deemed to be the beneficial owner of the same number of shares of Rendition Common Stock.

(3) Assumes a Conversion Ratio of 0.1827510. The Conversion Ratio is subject to adjustment as set forth in the Reorganization Agreement. Also assumes the number of shares of Micron Common Stock outstanding at the time of the Merger is equal to the number of shares outstanding as of July 31, 1998 (213,379,849) plus the estimated number of shares of Micron Common Stock to be issued in the Merger (3,680,898) and that, as a result, 217,060,747 shares of Micron Common Stock will be outstanding after the Merger.

(4) Represents 3,028,319 shares of Rendition Preferred and 60,612 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by InterWest Partners V, L.P. and 19,045 shares of Rendition Preferred and 381 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by InterWest Investors V, L.P. Mr. Gianos is a director of Rendition. Mr. Gianos is a general partner of InterWest Management Partners V, L.P., which is the general partner of InterWest Partners V, L.P.. Mr. Gianos is an administrative partner of InterWest Investors V, which is the general partner of InterWest Investors V, L.P. Alan W. Crites, Wallace R. Hawley, W. Scott Hedrick, W. Stephen Holmes and Robert R. Momsen also are general partners of InterWest Management Partners V, L.P., and administrative partners of InterWest Investors V; Arnold L. Oronsky also is a general partner of InterWest Management Partners V, L.P. The general partners of InterWest Management Partners V, L.P., share voting and investment power over the shares held by InterWest Management Partners V, L.P., and InterWest Management Partners V, L.P. has sole voting and investment power over the shares owned by InterWest Partners V, L.P. The administrative partners of InterWest

     Investors V share voting and investment power over the shares held by InterWest Investors V, and InterWest Investors V has sole voting and investment power over the shares held by InterWest Investors V, L.P

(5) Represents 3,047,316 shares of Rendition Preferred and 60,993 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by Matrix Partners III, L.P. Mr. Rizzi is a director of Rendition. Mr. Rizzi is a general partner of Matrix III Management Company, which is the general partner of Matrix Partners III, L.P. Frederick Fluegel and W. Michael Humphreys also are general partners of Matrix III Management Company. The general partners of Matrix III Management Company share voting and investment power over the shares held by Matrix III Management Company, and Matrix III Management Company has sole voting and investment power over the shares owned by Matrix Partners III, L.P.

(6) Represents 2,142,536 shares of Rendition Preferred and 42,877 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by Enterprise Partners III, L.P.; and 164,809 shares of Rendition Preferred and 3,298 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by Enterprise Partners III Associates, L.P. Enterprise Management Partners III is the general partner of Enterprise Partners III, L.P., and of Enterprise Partners III Associates, L.P. Enterprise Management Partners III has sole voting and investment power over the shares held by Enterprise Partners III, L.P., and over the shares held by Enterprise Partners III Associates, L.P.

(7) Mr. Vais is a director of Rendition. Mr. Vais is a special limited partner of Patricof & Co. Managers, Inc.; however, Mr. Vais disclaims voting power and investment power with respect to shares beneficially owned by that entity.

(8) Represents 1,394,000 shares of Rendition Preferred held of record by APA Excelsior IV, L.P.; 333,333 shares of Rendition Preferred held of record by The P/A Fund III, L.P.; 246,000 shares of Rendition Preferred held of record by Coutts & Co. (Cayman) Ltd., Custodian for APA Excelsior IV/Offshore and 26,667 shares of Rendition Preferred held of record by Patricof Private Investment Club, L.P. Patricof & Co. Managers, Inc., is the general partner of APA Excelsior IV Partners, L.P., and has sole voting and investment power over the shares held by APA Excelsior IV Partners, L.P. APA Excelsior IV Partners, L.P., is the general partner of APA Excelsior IV, L.P., Coutts & Co. (Cayman) Ltd., Custodian for APA Excelsior IV/Offshore, and Patricof Private Investment Club, L.P., and has sole voting and investment power over the shares held by those entities. Patricof & Co. Managers, Inc., also is the general partner of APA Pennsylvania Partners III, L.P., and has sole voting and investment power over the shares held by APA Pennsylvania Partners III, L.P. APA Pennsylvania Partners III, L.P., is the general partner of The P/A Fund III, L.P., and has sole voting and investment power over the shares held by The P/A Fund III, L.P.

(9) Represents 1,623,408 shares of Rendition Preferred and 39,041 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998.

(10) Represents 159,363 of Rendition Preferred and 666,500 shares of Rendition Common Stock. Mr. Boich is a director and Chairman of the Board of Directors of Rendition.

(11) Includes 18,750 shares of Rendition Common Stock which may be acquired pursuant to stock options exercisable within 60 days after July 31, 1998. Mr. Peterson is the Chief Technology Officer of Rendition.

(12) Includes 6,250 shares of Rendition Common Stock which may be acquired pursuant to stock options exercisable within 60 days after July 31, 1998. Mr. Zucker is a director and Chief Executive Officer of Rendition. Rendition has the right to repurchase at their original cost 460,000 shares of Rendition Common Stock owned by Mr. Zucker, except for shares that are vested. Of these shares, 260,000 were purchased by Mr. Zucker on November 12, 1997, at which time 37,917 of the shares were vested shares. On April 1, 1998, an additional 1/24th of the shares were vested shares.
     Thereafter, for as long as Mr. Zucker remains continuously employed by Rendition, 1/24th of the shares vest at the end of each of the succeeding five months, and 1/48th of the shares vest at the end of each succeeding month thereafter. The remaining 200,000 began vesting on December 16, 1997, at which time none of the shares were vested shares. On July 16, 1998, 1/24th of the shares were vested shares. Thereafter, for as long as Mr. Zucker remains continuously employed by Rendition, 1/24th of the shares vest at the end of each of the succeeding five months, and 1/48th of the shares vest at the end of each succeeding month thereafter. At July 31, 1998, Mr. Zucker beneficially owned 89,582 of the shares that were no longer subject to Rendition's repurchase right.

(13) Includes 15,000 shares of Rendition Common Stock which may be acquired pursuant to stock options exercisable within 60 days after June 22, 1998. Mr. Eisenlohr is the Secretary and Vice President of Business Development of Rendition.

(14) Represents 328,490 shares of Rendition Preferred and 6,574 shares of Rendition Preferred which may be acquired pursuant to a warrant exercisable within 60 days after July 31, 1998 held of record by Ocean Park Ventures, L.P. Mr. Gauer is a director of Rendition. Mr. Gauer is a general partner of Ocean Park Ventures, L.P. Alan Kohl also is a general partner of Ocean Park Ventures, L.P. Mr. Gauer and Mr. Kohl share voting and investment control over the shares of Ocean Park Ventures, L.P.

(15) Includes 52,083 shares of Rendition Common Stock which may be acquired pursuant to stock options exercisable within 60 days after July 31, 1998 and 162,083 shares of Rendition Common Stock held of record by The Mohr-Payne Trust 10-8-91. Mr. Payne is the President and Chief Operating Officer of Rendition.

(16) Includes 18,750 shares of Rendition Common Stock which may be acquired pursuant to stock options exercisable within 60 days after July 31, 1998. Mr. Mullis is the Vice President, Software Engineering of Rendition.

(17) Includes the shares described in Notes 4, 5, 7 and 10 through 16 above. Also includes an additional 58,750 shares of Rendition Common Stock which may be acquired by executive officers pursuant to stock options exercisable within 60 days after July 31, 1998 and 100,208 shares of Rendition Common Stock currently held by such other officers.

               MARKET PRICE AND DIVIDENDS ON MICRON COMMON STOCK


MARKET FOR MICRON COMMON STOCK

     The Micron Common Stock is listed on the NYSE and is traded under the symbol "MU." The following table represents the high and low closing sales prices for the Micron Common Stock for each quarter of fiscal 1997 and 1996 and the first three quarters of fiscal 1998, as reported by The Wall Street Journal.
                                                        -----------------------

                                                               High                                  Low
                                                              -------                              -------
1998:
 3rd quarter............................                      $35.875                              $23.625
 2nd quarter............................                       38.938                               22.000
 1st quarter............................                       45.875                               22.063
1997:
 4th quarter............................                      $60.063                              $38.375
 3rd quarter............................                       45.250                               33.250
 2nd quarter............................                       39.125                               29.000
 1st quarter............................                       34.750                               20.375
1996:
 4th quarter............................                      $32.125                              $17.250
 3rd quarter............................                       38.375                               28.500
 2nd quarter............................                       54.750                               30.875
 1st quarter............................                       94.375                               47.750

     As of August 20, 1998, the closing sale price for the Micron Common Stock, as reported in The Wall Street Journal, was $32-1/4 per share. As of June 19,
               -----------------------
1998, the date immediately prior to the public announcement of the Merger, the closing sale price for the Micron Common Stock, as reported in The Wall Street
                                                               ---------------
Journal, was $23-3/8 per share.
-------

HOLDERS OF RECORD

     As of August 20, 1998, there were 6,625 stockholders of record of the Micron Common Stock.

DIVIDENDS

     Micron did not declare or pay any dividends during fiscal 1997 nor during the first three quarters of fiscal 1998. Micron declared and paid cash dividends of $0.15 per share during each of fiscal 1996 and fiscal 1995. Future dividends, if any, will vary depending on the Company's profitability and anticipated capital requirements.

                 MARKET PRICE AND DIVIDENDS ON RENDITION STOCK

     There is no established public trading market for Rendition Common Stock or Rendition Preferred. Rendition most recently issued shares of its Series C Preferred on July 29, 1997 at a purchase price of $3.00 per share in a private placement. Rendition most recently issued shares of Rendition Common Stock on November 12, 1997 at a purchase price of $0.35 per share in a sale to an employee. Rendition has not issued any shares of Rendition capital stock since such times except in connection with the exercise of employee stock options.

     Rendition has never declared or paid any dividends on Rendition Common Stock or the Rendition Preferred. Rendition currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                    ADDITIONAL INFORMATION REGARDING MICRON

FINANCIAL STATEMENTS

     For Micron's financial statements, financial schedules and supplementary financial information, see "Item 8 - Financial Statements and Supplementary Data" of the Form 10-K, and "Item 1 - Financial Statements" of each of the November Form 10-Q, the February Form 10-Q and the May Form 10-Q.

OTHER FINANCIAL MATTERS

     For Micron's quantitative and qualitative disclosures about market risk, see "Item 7A - Quantitative and Qualitative Disclosure About Market Risk" of the Form 10-K, and "Item 3 - Quantitative and Qualitative Disclosure About Market Risk" of the May Form 10-Q.

MANAGEMENT AND RELATED MATTERS

     The existing directors and executive officers of Micron will continue to serve in such capacities of Micron, as the surviving corporation, following the Merger. For information with respect to such directors and executive officers, see "Item 1 - Business -- Officers and Directors of the Registrant" of the Form 10-K. For information with respect to the compensation of such directors and executive officers, see "Compensation of Directors and Executive Officers" in selected portions of Micron's Proxy Statement for its 1997 Annual Meeting of Shareholders held on November 25, 1997, attached hereto as Appendix F (the "Proxy Information"). For information with respect to certain relationships and related transactions of such directors and executive officers, see "Certain Relationships and Related Transactions" in the Proxy Information.

     In addition to the directors and executive officers referenced above, Micron recently appointed William P. Weber, former vice-chairman of TI, as a new member of the Micron Board. Mr. Weber , age 58, served as president of TI's worldwide semiconductor business from 1986 until 1993. From 1989 until 1993, in addition to managing TI's semiconductor business, he also had responsibility for TI's materials and controls group, consumer products division, research and development, and international operations. Mr. Weber was elected vice chairman of TI in 1993, in which capacity he served until his retirement from TI in April 1998.

RECENT DEVELOPMENTS

     On June 18, 1998, Micron entered into an acquisition agreement with TI to purchase substantially all of TI's memory operations and assume certain related liabilities. The agreement has been approved by the Boards of Directors of Micron and TI, and the closing of the transaction is subject to several conditions and approvals, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. Under the terms of the agreement, upon closing of the transaction TI will receive approximately 28.9 million shares of Micron Common Stock, $740 million principal amount of Convertible Notes and $210 million principal amount of Subordinated Notes. Micron will also assume approximately $190 million of debt associated with TI's Italian memory operations. In addition to TI's memory assets, upon closing Micron will receive $750 million in cash. Under the terms of the agreement, at closing TI and Micron will enter into a ten-year, royalty-free patent cross license, that commences on January 1, 1999. The parties have also agreed to make cash adjustments to ensure that the working capital of the acquired operations is $150 million (subject to reduction in certain circumstances) at closing.

     The Micron Common Stock and Convertible Notes to be issued in the transaction will not be registered under the Securities Act and will, therefore, be subject to certain restrictions on resale. Micron and TI are expected to enter into a Securities Rights and Restrictions Agreement as part of the transaction which will provide TI with certain registration rights and place certain restrictions on TI's voting rights and other activities with respect to the shares of Micron Common Stock. TI's registration rights will begin six months after closing of the transaction. The Convertible Notes and the Subordinated Notes to be issued in the transaction will both bear interest at the annual rate of 6.5% and have a term of seven years. The Convertible Notes will be convertible into approximately 12.3 million shares of Micron Common Stock at a conversion price of $60 per share, and will be pari passu in right of payment with Micron's outstanding 7% Convertible Subordinated Notes due July 1, 2004 (the "Existing Notes"). The Subordinated Notes will be subordinated to the Convertible Notes, the Existing Notes and substantially all of Micron's other indebtedness.

     The assets to be acquired by Micron in the transaction include: TI's wafer fabrication operations in Avezzano, Italy; assembly/test operations in Singapore; and wafer fabrication facility in Richardson, Texas. TI closed its Richardson memory manufacturing operation in June 1998. Micron expects to offer employment to most of the remaining TI memory employees. Also included in the pending acquisition is TI's interest in two joint ventures: TECH, owned by TI, Canon, Inc., Hewlett-Packard Company, and the Singapore Economic Development Board; and KTI in Japan owned by TI and Kobe Steel, Ltd. TI has an approximate 30% interest in TECH and a 25% interest in KTI, and has rights to 100% of the production of each joint venture.

     Micron believes that the pending acquisition will enable it to enhance its position as the most cost-effective DRAM manufacturer by leveraging its technology into existing facilities, including the joint ventures. Micron expects the transfer of its product and process technology into the acquired facilities (wholly-owned and joint venture) will take approximately 12 to 18 months from closing of the transaction. Until such time as Micron is able to complete the transfer of its product and process technology into the acquired facilities, it is expected that the per unit costs associated with products manufactured at the acquired facilities will significantly exceed the per unit costs of products manufactured at Micron's Boise facility. As a result, absent a change in current market conditions, it is expected that consummation of the transaction with TI will have a near-term adverse impact upon Micron's results of operations and cash flows.

     The transaction is subject to several conditions, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. In particular, Micron and TI need to obtain the consent of the Italian government as well as each of the partners and bank syndicates to the TECH and KTI joint ventures. The transaction is also subject to customary regulatory approvals (including Hart-Scott-Rodino and European antitrust reviews). If these conditions are met, the transaction is expected to close in the second half of calendar 1998. There can be no assurance, however, that the pending transaction with TI will be consummated. See "RISK FACTORS - Risks Relating to Micron."

                       DESCRIPTION OF MICRON COMMON STOCK

     Micron's authorized capital stock consists of 1,000,000,000 shares of Micron Common Stock. The outstanding shares of Micron Common Stock are fully paid and nonassessable. Holders of Micron Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, may cumulate votes in the election of directors upon the request of shareholders in certain circumstances and have no preemptive rights. The Micron Common Stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Holders of Micron Common Stock are entitled to dividends when and as declared by the Micron Board from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

                                 LEGAL MATTERS

     The validity of the Micron Common Stock and certain tax consequences associated with the Merger will be passed upon for Micron by Holland & Hart LLP. Certain tax consequences associated with the Merger will be passed upon for Rendition by Fenwick & West LLP. Certain partners of Fenwick & West LLP are partners of an investment partnership that owns 19,920 shares of Rendition Series A Preferred.

                                    EXPERTS

     The consolidated balance sheets of Micron at August 28, 1997 and August 29, 1996, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended August 28, 1997, included in Appendix E of this Proxy Statement/Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, and have been included herein in reliance upon the report of that firm given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Rendition at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         RENDITION FINANCIAL STATEMENTS

                                     Index
                                     -----

                                                                           Page
                                                                           ----

Report of Ernst & Young, LLP, Independent Auditors.......................  F-2

Balance Sheets as of June 30, 1998 (unaudited) and December 31, 1997 and 1996..............................................................  F-3


Statements of Operations for the six months ended June 30, 1998 and 1997 (unaudited) and for the years ended December 31, 1997,
   1996 and 1995.........................................................  F-4


Statement of Shareholders' Equity (Net Capital Deficiency) for the
   six months ended June 30, 1998 (unaudited) and for the years ended
   December 31, 1997, 1996 and 1995......................................  F-5


Statements of Cash Flows for the six months ended June 30, 1998 and 1997 (unaudited) and for the years ended December 31, 1997, 1996 and 1995..............................................................  F-6

Notes to Financial Statements............................................  F-7

               Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
Rendition, Inc.

We have audited the accompanying balance sheets of Rendition, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rendition, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                      /s/ Ernst & Young LLP


Palo Alto, California
March 4, 1998,
except for Note 7, as to which the date is July 9, 1998

                                Rendition, Inc.

                                 Balance Sheets


                                                                                 December 31,                  June 30,
                                                                            1996               1997              1998
                                                                    ------------------------------------------------------
                                                                                                             (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                                                $  2,438,500      $  2,437,433      $  2,174,512
 Restricted cash                                                                     -         2,146,800         1,280,000
 Accounts receivable                                                           170,048         4,147,422         2,272,563
 Inventories                                                                 1,512,968           341,757           736,218
 Prepaid expenses and other current assets                                     412,492           708,392         1,044,045
                                                                    ------------------------------------------------------
Total current assets                                                         4,534,008         9,781,804         7,507,338

Property and equipment, at cost:
 Computers and equipment                                                       439,647         1,702,292         2,864,660
 Furniture and fixtures                                                        104,357           254,880           163,562
 Leasehold improvements                                                         12,697            12,697            24,697
 Equipment under capital lease                                               2,461,325         4,317,223         4,606,624
                                                                    ------------------------------------------------------
                                                                             3,018,026         6,287,092         7,659,543
Less accumulated depreciation and amortization                               1,049,943         2,312,829         3,350,522
                                                                    ------------------------------------------------------
Net property and equipment                                                   1,968,083         3,974,263         4,309,021

Other assets                                                                    94,698           334,547           308,032
                                                                          $  6,596,789      $ 14,090,614      $ 12,124,391
                                                                    ======================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
Notes payable                                                             $  1,500,000      $  3,043,502      $ 14,763,007
Accounts payable                                                             4,177,100         4,434,183         2,062,866
Accrued liabilities                                                            401,365           535,510         1,217,343
Current obligations under capital leases                                       738,109         1,300,875         1,260,943
                                                                    ------------------------------------------------------
Total current liabilities                                                    6,816,574         9,314,070        19,304,159

Noncurrent obligations under capital leases                                    862,241         1,693,214         1,343,310
Notes payable to bank                                                                -           898,901                 -

Commitments

Shareholders' equity (net capital deficiency):
 Preferred stock, issuable in series  18,750,000 shares authorized:
  Series A convertible preferred stock, no par value  5,500,000 shares designated; 5,323,706 shares issued and outstanding at
   December 31, 1997 and 1996 and June 30, 1998                              5,345,000         5,345,000         5,345,000


  Series B convertible preferred stock, no par value  3,250,000 shares designated; 3,000,000 shares issued and outstanding at
   December 31, 1997 and 1996 and June 30, 1998                             10,663,817        10,663,817        10,663,817


  Series C convertible preferred stock, no par value  10,000,000 shares designated, 7,538,451 shares issued and outstanding at
   December 31, 1997 and June 30, 1998 (none at December 31, 1996)                   -        22,204,097        22,204,482


 Common stock, no par value  30,000,000 shares authorized;
  2,572,932, 1,804,854 and 3,533,897 shares issued and outstanding
  at December 31, 1997 and 1996 and June 30, 1998, respectively                128,252           293,564           572,212


 Note receivable from shareholders                                                   -           (91,000)         (161,000)
 Accumulated deficit                                                       (17,219,095)      (36,231,049)      (47,147,589)
                                                                    ------------------------------------------------------
Total shareholders' equity (net capital deficiency)                         (1,082,026)        2,184,429        (8,523,078)
                                                                    ------------------------------------------------------
                                                                          $  6,596,789      $ 14,090,614      $ 12,124,391
                                                                    ======================================================

                                Rendition, Inc.

                           Statements of Operations


                                               Years ended December 31,                    Six months ended June 30,
                               -----------------------------------------------------------------------------------------
                                        1995               1996              1997              1997              1998
                               -----------------------------------------------------------------------------------------
                                                                                                  (Unaudited)

Net product revenue              $             -      $  5,088,898      $  8,356,998       $ 2,740,012      $  7,193,175

Operating expenses:
 Cost of product revenue                       -         5,771,973        10,170,061         3,324,934         6,515,924
 Research and development              3,103,991         6,995,596        11,408,216         5,041,965         7,470,320
 Marketing and sales                     833,063         2,484,593         3,406,674         1,741,397         2,043,468
 General and administrative              706,174         1,128,223         1,576,410           709,208         1,610,405
                               -----------------------------------------------------------------------------------------
Total operating expenses               4,643,228        16,380,385        26,561,361        10,817,504        17,640,117
                               -----------------------------------------------------------------------------------------

Operating loss                        (4,643,228)      (11,291,487)      (18,204,363)       (8,077,492)      (10,446,942)

Interest income                          243,500           248,770           217,374            58,098            95,620
Interest expense                         (66,667)         (183,390)       (1,024,965)         (582,732)         (565,218)
                               -----------------------------------------------------------------------------------------
Net loss                             $(4,466,395)     $(11,226,107)     $(19,011,954)      $(8,602,126)     $(10,916,540)
                               =========================================================================================

Basic and diluted net loss per
 share                               $     (2.89)     $      (7.05)     $      (9.85)      $     (4.68)     $      (4.04)
                               =========================================================================================
Shares used in computing basic
 and diluted net loss per share        1,545,558         1,591,599         1,931,087         1,836,861         2,705,077
                               =========================================================================================

                               Rendition, Inc.

           Statement of Shareholders' Equity (Net Capital Deficiency)


                                                                                                                    TOTAL
                                                                                                                  SHAREHOLDERS'
                                 PREFERRED STOCK          COMMON STOCK        NOTES RECEIVABLE                      EQUITY (NET
                              --------------------------------------------         FROM          ACCUMULATED        CAPITAL
                              SHARES         AMOUNT      SHARES     AMOUNT      SHAREHOLDER        DEFICIT         DEFICIENCY)
                              ------------------------------------------------------------------------------------------------------
Balance at December 31, 1994
 Issuance of Series B          5,323,706    $ 5,345,000   1,544,907  $ 86,450    $(66,500)     $ (1,526,593)     $  3,838,357
 preferred stock
 to investors for
 cash, net of
 issuance costs
 of $33,058                    3,000,000     10,466,942          --        --          --               --         10,466,942
Repayment of shareholder
note receivable                       --             --          --        --      66,500               --             66,500
Exercise of stock options
 for cash                             --             --       5,313       531          --               --                531
Issuance of common stock
 for services                         --             --       2,500       250          --               --                250
Net loss                              --             --          --        --          --       (4,466,395)        (4,466,395)
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 1995   8,323,706     15,811,942   1,552,720    87,231          --       (5,992,988)         9,906,185
Issuance of preferred stock
  warrants                            --        196,875          --        --          --               --            196,875
Exercise of stock options
  for cash                            --             --     205,884    22,620          --               --             22,620
Issuance of common stock
 to former                            --             --      46,250    18,401          --               --             18,401
 employees for services
Net loss                              --             --          --                    --      (11,226,107)       (11,226,107)
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 1996   8,323,706     16,008,817   1,804,854   128,252          --      (17,219,095)        (1,082,026)
Issuance of Series C
  preferred stock to
  investors for cash
  and conversion of notes
  payable and accrued
  interest, net of issuance
  costs of $943,558            7,538,451     21,671,796          --        --          --               --         21,671,796
Issuance of preferred stock
  warrants                            --        532,301          --        --          --               --            532,301
Issuance of common stock to
  officer for note
  receivable                          --             --     260,000    91,000     (91,000)              --                 --
Exercise of stock options
  for cash                            --             --     508,078    74,312          --               --             74,312
Net loss                              --             --          --        --          --      (19,011,954)       (19,011,954)
                              -----------------------------------------------------------------------------------------------------
Balance at December 31, 1997  15,862,157     38,212,914   2,572,932   293,564     (91,000)     (36,231,049)         2,184,429
Sale of preferred stock
  warrants (unaudited)                --            385          --        --          --               --                385
Exercise of stock options
  for cash (unaudited)                --             --     757,632   198,648          --               --            198,648
Exercise of stock options
  by officer for note
  receivable (unaudited)              --             --     200,000    70,000     (70,000)              --                 --
Issuance of common stock
  for services (unaudited)            --             --       3,333    10,000          --               --             10,000
Net loss (unaudited)                  --             --          --        --          --      (10,916,540)       (10,916,540)
                              ----------------------------------------------------------------------------------------------------
Balance at June 30, 1998
  (unaudited)                 15,862,157   $38,213,299    3,533,897  $572,212   $(161,000)    $(47,147,589)      $ (8,523,078)
                              ======================================================================================================

                            See accompanying notes.

                               Rendition, Inc.
                           Statements of Cash Flows



                                                  YEARS ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                       ---------------------------------------------------------------------------
                                             1995           1996           1997           1997            1998
                                       ---------------------------------------------------------------------------
                                                                                              (Unaudited)

OPERATING ACTIVITIES
Net loss                                  $(4,466,395)  $(11,226,107)  $(19,011,954)  $ (8,602,126)   $(10,916,540)
Adjustments to reconcile net loss to
 net cash used in operating activities:
 Depreciation and amortization                269,133        809,632      1,373,197        648,596       1,037,723
 Preferred and common stock issued for
  services                                        250         18,401        488,453              -          10,000
 Changes in operating assets and
  liabilities:
  Accounts receivable                               -       (170,048)    (3,977,374)      (306,572)      1,874,859
  Inventories                                       -     (1,512,968)     1,171,211      1,493,170        (394,461)
  Prepaid expenses and other current
   assets                                     (60,496)      (164,232)      (406,211)       (93,848)       (335,653)
  Other assets                                (53,849)       (40,849)       (75,903)       (10,894)         26,515
  Accounts payable                            314,665      3,846,914      2,257,083        464,825      (2,371,318)
  Accrued liabilities                         142,794        220,611        352,058        299,491         681,833
                                       ---------------------------------------------------------------------------
Net cash used in operating activities      (3,853,898)    (8,218,646)   (17,829,440)    (6,107,358)    (10,387,042)
                                       ---------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of property and equipment           (117,444)      (316,348)      (851,397)      (499,074)     (1,072,911)
Sale of available-for-sale investments              -              -     51,242,814     15,200,000      13,018,492
Purchase of available-for-sale
 investments                                        -              -    (51,242,814)   (15,200,000)    (13,018,492)
Maturity of held-to-maturity
 investments                                        -      7,106,607              -              -               -
Purchases of held-to-maturity
 investments                               (5,397,570)    (1,709,037)             -              -               -
(Increase) decrease in restricted cash              -              -     (2,146,800)             -         866,800
                                       ---------------------------------------------------------------------------
Net cash provided by (used in)
 investing activities                      (5,515,014)     5,081,222     (2,998,197)      (499,074)       (206,111)
                                       ---------------------------------------------------------------------------

FINANCING ACTIVITIES
Net proceeds from issuance of
 preferred stock                           10,466,942              -     10,721,401          1,830             385
Net proceeds from issuance of common
 stock                                            531         22,620         74,312          7,975         198,648
Borrowings on note payable to bank and
 investors                                          -      1,500,000     13,432,787      8,612,270      15,023,507
Payments on capital leases                   (222,315)      (604,666)    (1,023,930)      (455,642)       (689,405)
Repayment of notes payable to bank                                       (2,378,000)      (500,000)     (4,202,903)
Repayment of shareholder note
 receivable                                    66,500              -              -              -               -
                                       ---------------------------------------------------------------------------
Net cash provided by financing
 activities                                10,311,658        917,954     20,826,570      7,666,433      10,330,232
                                       ---------------------------------------------------------------------------

Net increase (decrease) in cash and
 cash equivalents                             942,746     (2,219,470)        (1,067)     1,060,001        (262,921)
Cash and cash equivalents at beginning
 of period                                  3,715,224      4,657,970      2,438,500      2,438,500       2,437,433
                                       ---------------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                   $ 4,657,970   $  2,438,500   $  2,437,433   $  3,498,501    $  2,174,512
                                       ===========================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid for:
 Interest                                 $    66,667   $    183,390   $    559,319   $    174,342    $    271,465
                                       ===========================================================================
SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
Property and equipment financed under
 capital leases                           $   832,080   $  1,274,889   $  2,417,669   $    758,046    $    299,569
                                       ===========================================================================
Preferred stock warrants issued for
 marketing rights                        $          -   $    196,875   $          -   $          -   $           -

                                       ===========================================================================
Preferred stock warrants issued to
 investors                               $          -   $          -   $    277,283   $          -   $           -
                                       ===========================================================================
Conversion of accounts payable to
 notes payable                           $          -   $          -   $  2,000,000   $  2,000,000   $           -
                                       ===========================================================================
Conversion of notes payable and
 accrued interest to preferred stock     $          -   $          -   $ 10,716,960   $          -   $           -
                                       ===========================================================================

                            See accompanying notes.

                                Rendition, Inc.

                         Notes to Financial Statements

                (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Rendition, Inc. (the "Company"), a California corporation, designs, develops, and markets high-performance, low-cost, multifunction graphics processors to the high-volume personal computer ("PC") market.

The Company obtains its products to be sold from independent wafer manufacturers located primarily in Japan. The Company is dependent upon these manufacturers to produce and deliver product on a timely basis. The Company's products are marketed and sold primarily to PC systems manufacturers and add-in card and motherboard manufacturers. The Company shipped its initial product to customers in July 1996 and, as such, currently has a limited customer base. In 1997, sales to one customer accounted for 65% of net revenues. In 1996, sales to three customers accounted for 38%, 33%, and 28% of net revenues. For the six months ended June 30, 1998, sales to three customers accounted for 58%, 18% and 12%, respectively. For the six months ended June 30, 1997, sales to five customers accounted for 28%, 25%, 21%, 11% and 10%, respectively. U.S. export revenues to the Pacific Rim region were approximately $1,400,000 and $1,900,000 in 1997 and 1996, respectively. U.S. export revenues to the Pacific Rim region were approximately $1,200,000 and $1,600,000 for the six months ended June 30, 1998 and 1997, respectively.

The Company commenced product shipments in July 1996, has incurred operating losses in all periods to date, and is forecasting an operating loss for the year ending December 31, 1998. Accordingly, the Company will need to raise additional capital through the issuance of debt or equity securities such as described in
Note 7 and, ultimately, achieve profitable operations. There can be no assurance that the Company will be able to raise additional financing or that it will be available on terms satisfactory to the Company, if at all. If such financing is not available, the Company may need to reevaluate its operating plans.

                                Rendition, Inc.

                (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


1. Summary of Significant Accounting Policies (CONTINUED)

INTERIM FINANCIAL INFORMATION

The financial information for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the entire year.

USE OF ESTIMATES

The semiconductor industry is characterized by rapid technological change, intense competitive pressure, and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions and conditions specific to the semiconductor industry, decreases in average selling prices over the life of a particular product, the timely receipt of product with competitive performance and cost attributes, the ability to locate and qualify additional wafer/product suppliers and subcontractors, the timing of new product introductions, the timely implementation of new manufacturing technologies, the rapid escalation of demand for some products in the face of an equally steep decline in demand for others, and the ability to compete with many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than the Company. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the useful lives of fixed assets, allowances for doubtful accounts and customer returns, inventory reserves, and other reserves. Actual results may differ from those estimates, and such differences may be material to the financial statements.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

1. Summary of Significant Accounting Policies (CONTINUED)

INVESTMENTS

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less as cash and cash equivalents for the purpose of balance sheet and statement of cash flow presentation. Cash and cash equivalents consist primarily of money market funds that are carried at cost which approximates market value. Cash and cash equivalents are held primarily with one bank.

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. There were no sales of held-to-maturity securities during 1997 or 1996.

Investments not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair market value based on quoted market prices with unrealized gains and losses, net of tax, reported in shareholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income. The Company places its investments in high-credit quality financial instruments and, by policy, limits the amount of credit exposure to any one financial institution to minimize concentration of risk. Interest and dividends on the investments are included in interest income. Through December 31, 1997, there were no material realized gains or losses on investments.

As of December 31, 1997, the Company had no investments outstanding.

RESTRICTED CASH

Restricted cash consists of cash equivalents of approximately $2,147,000 held in a bank certificate of deposit as collateral for a standby letter of credit issued in favor of one of the Company's suppliers. These investments are stated at cost as it is the intent of the Company to hold these securities until maturity. The standby letter of credit expired on January 31, 1998.

                                Rendition, Inc.

                (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

The Company believes that the concentration of credit risk in its trade receivables with respect to the high technology industry, as well as the limited customer base, is substantially mitigated by the Company's credit evaluation process, relatively short collection terms, the requirement of irrevocable letters of credit from certain international customers, and the geographical dispersion of sales. The Company generally does not require collateral. The Company did not incur any bad debt write-offs in 1997 or 1996.

INVENTORIES

Inventories are stated at the lower of average cost or market (estimated net realizable value) and solely comprise finished goods at June 30, 1998 and December 31, 1997 and 1996.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets of approximately three to four years. Approximately $4,317,000 of equipment at December 31, 1997, with accumulated amortization of approximately $1,412,000, is secured under the Company's capital leases ($2,461,000 with accumulated amortization of approximately $915,000 at December 31, 1996 and $4,607,000 with accumulated amortization of approximately $2,117,000 at June 30, 1998, respectively.)

REVENUE RECOGNITION

Revenues from product sales to customers are recognized upon shipment, net of allowances for returns. Revenues and related gross profit from product sales to distributors are deferred until the distributors resell the product.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING FOR STOCK OPTIONS

The Company grants employees stock options for a fixed number of shares with an exercise price equal to the fair market value of the shares at the date of grant. As permitted under Statement of Accounting Financial Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and, accordingly, recognizes no compensation expense for stock option grants with an exercise price equal to the fair value of the shares at the date of grant.

NET LOSS PER SHARE

Basic earnings (loss) per share and diluted earnings (loss) per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the Company's initial public offering are included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER SHARE (CONTINUED)

                                                 YEARS ENDED DECEMBER 31,
                                      1995                 1996                 1997
                                  ------------------------------------------------------
Net loss                          $(4,466,395)         $(11,226,107)        $(19,011,954)
Basic and diluted:
 Weighted-average shares of
  common stock outstanding          1,545,558             1,591,599            1,949,594

 Weighted-average shares
  subject to repurchase                                                          (18,057)
                                  ------------------------------------------------------
Shares used in computing basic
 and diluted net loss per share     1,545,558             1,591,599            1,931,087
                                  ======================================================
Basic and diluted net loss per
 shares                           $     (2.89)         $      (7.05)        $      (9.85)
                                  ======================================================

All convertible preferred stock, convertible redeemable preferred stock, warrants and stock options have been excluded from the calculation of diluted net loss per share because the effect of their inclusion would have been antidilutive. See Note 4 for further information on these securities.



EFFECT OF NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these statements in fiscal 1998. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no material impact on the Company's financial position, results of operations or cash flows.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

2. LINE OF CREDIT AND NOTE PAYABLE TO BANK

The Company has up to $5,000,000 available in the form of line of credit advances against eligible accounts receivable, as defined, and $1,500,000 available in the form of equipment advances under a Loan and Security Agreement with a bank, which expires on September 28, 1998. Under this agreement, line of credit borrowings bear interest at the bank's prime rate plus 0.75% (9.25% at December 31, 1997), and equipment advance borrowings bear interest at the bank's prime rate plus 1.25% (9.75% at December 31, 1997). Line of credit advances are secured by the tangible assets of the Company. Equipment advances are secured by the tangible and intangible assets of the Company but only if an equipment advance is outstanding under the agreement. At December 31, 1997, $2,461,000 was outstanding under the line of credit, and approximately $1,481,000 was outstanding under the equipment advance. The equipment advance is payable in twenty-four equal monthly installments of principal, plus accrued interest, totaling $68,188 beginning February 28, 1998 through January 28, 2000. The agreement requires the Company to comply with certain covenants and maintain certain financial ratios. The Company was in default of certain financial ratio covenants pertaining to maximum allowable quarterly net loss, but has obtained a waiver of compliance from the bank through April 30, 1998. Upon expiration of the waiver of compliance on April 30, 1998, the Company was required to collateralize the remaining amount due ($1,280,000) under the line of credit in the form of a bank certificate of deposit. All amounts owed under the line of credit were repaid on August 3, 1998 concurrent with receipt of payment of an outstanding amount due from a customer. The agreement prohibits the payment of cash dividends without prior bank approval.

On March 4, 1998, the Company repaid all amounts outstanding under the equipment advance (approximately $1,483,000) with proceeds received from amounts borrowed as described in Note 7, and the bank released its security interest in the intangible assets of the Company. Remaining amounts owed under the line of credit have been classified as current as of December 31, 1997.

3. COMMITMENTS

The Company has entered into equipment capital lease line arrangements for $5,150,000, of which approximately $4,841,000 and $5,141,000 had been utilized at December 31, 1997 and June 30, 1998, respectively.

                                 Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

3. COMMITMENTS (CONTINUED)

The Company leases its office and design facilities. Rent expense was approximately $184,000, $166,000 and $136,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Rent expense was approximately $348,000 and $86,000 for the six months ended June 30, 1998 and 1997, respectively.

Future lease payments under noncancelable operating and capital leases at December 31, 1997 are as follows:

                                            OPERATING            CAPITAL
                                           ------------------------------
Years ending December 31,
 1998                                      $  696,730         $ 1,537,085
 1999                                         728,082           1,103,364
 2000                                         760,846             619,088
 2001                                         795,084             132,255
 2002 and thereafter                        1,337,343                  --
                                           ------------------------------

Total minimum payments required            $4,318,085           3,391,792
                                           ==========

Less amounts representing interest                               (397,703)
                                                              -----------
Present value of minimum lease payments                         2,994,089
Current obligations under capital leases                       (1,300,875)
Noncurrent obligations under capital leases                   $ 1,693,214
                                                              ===========

At December 31, 1997, the Company had noncancelable commitments to purchase inventory of approximately $7,700,000 during 1998 (approximately $5,900,000 at June 30, 1998).

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)

4. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

The Company has authorized 18,750,000 shares of preferred stock for issuance, of which 5,500,000 shares have been designated as Series A preferred stock, 3,250,000 shares have been designated as Series B preferred stock and 10,000,000 shares have been designated as Series C preferred stock at December 31, 1997. the Series A, B, and C preferred stock are convertible into common stock on a one-for-one basis, subject to certain provisions. The Series A and B preferred stock will automatically convert into common stock upon the consummation of an underwritten public offering, under the Securities Act of 1933 (an "IPO"), of the Company's common stock at an aggregate price of at least $10,000,000 and a price per share at or above $7.00 or upon the election of a majority of the Series A and B preferred shares outstanding. The Series C preferred stock will automatically convert into common stock upon the consummation of an IPO of the Company's common stock at an aggregate price of at least $20,000,000 and a price per share at or above $7.50 or upon the election of a majority of the Series C shares outstanding. The Company must reserve from its authorized but unissued common stock the number of common shares into which the Series A, B, and C preferred stock, including warrants, is convertible. At december 31, 1997, 16,576,643 shares of common stock were reserved for the conversion of the series a, b, and c preferred stock and warrants. series a, b, and c preferred shareholders have the right to one vote for each share of common stock then issuable upon conversion of the preferred stock. concurrent with the issuance of the series c preferred stock, certain redemption features of the Series A preferred stock were waived by those shareholders in the Company's restated Articles of Incorporation.

The holders of Series A and B preferred stock have the right to receive on a quarterly basis noncumulative dividends of approximately $0.0251 per share, as and if declared by the board of directors. The holders of Series C preferred stock has the right to receive on a quarterly basis noncumulative dividends of $0.06 per share, payable 50% in cash and 50% in shares of Series C preferred stock, as and if declared by the board of directors. Upon liquidation, the Series C preferred shareholders are entitled to a distribution, in preference to the Series A and B, and common shareholders, equal to the amount of the initial issuance price plus all declared but unpaid dividends; the Series A and B preferred shareholders are entitled to a distribution, in preference to all common shareholders, equal to the amount of the initial issuance price plus all declared but unpaid dividends. at december 31, 1997, the aggregate liquidation preference of the Series A, B, and C preferred stock was $38,460,353.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


4. SHAREHOLDERS' EQUITY (CONTINUED)

COMMON STOCK

The Company has entered into Restricted Stock Purchase Agreements (the "Agreements") with certain officers of the Company, whereby a total of 1,739,000 shares of common stock were sold at prices of $0.02 to $0.35 per share. The shares vest under terms specified in the individual Agreements and are subject to repurchase until vested. In 1997, the Company issued 260,000 shares at $0.35 per share to an officer for a full recourse note in the amount of $91,000. As of December 31, 1997, 314,762 shares were subject to repurchase by the Company.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

In April 1994, the Company established a stock option plan (the 1994 Plan) under which a total of 3,426,500 shares of the Company's common stock have been reserved for issuance as either incentive or nonqualified stock options to officers, directors, employees, or consultants of the Company. The options may be granted at a price of not less than 100% of the fair value of the common stock at the time of the grant, as determined by the board of directors. The options vest under terms specified in the individual option agreements and expire ten years from the date of grant. As of December 31, 1997, options to purchase 819,350 shares were exercisable at a weighted-average exercise price of $0.27 per share.

The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee and director stock-based compensation plans. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The effect of applying the minimum value method of FAS 123 to the Company's stock option grants did not result in pro forma net loss that is materially different from historical amounts reported for 1997 and 1996. Therefore, such pro forma disclosure information is not separately presented herein. Future pro forma net income and earnings/loss per share results may be materially different from actual amounts presented.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


4. SHAREHOLDERS' EQUITY (CONTINUED)

The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:


                                              1997                 1996
                                            -----------------------------
Expected volatility                            N/A                  N/A
Expected life of options in years              5.0                  5.0
Risk-free interest rate                       6.00%                5.80%
Expected dividend yield                       0.00%                0.00%

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


4. SHAREHOLDERS' EQUITY (CONTINUED)

The following table summarizes stock option activity:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                   NUMBER           EXERCISE PRICE
                                                  OF SHARES           PER SHARE
                                           -----------------------------------------
Options outstanding at December 31, 1994                814,000          $      0.10
 Granted                                              1,239,000          $      0.24
 Exercised                                               (7,813)         $      0.10
 Canceled                                               (35,417)         $      0.10

Options outstanding at December 31, 1995              2,009,770          $      0.19
 Granted                                                620,000          $      0.35
 Exercised                                             (252,134)         $      0.11
 Canceled                                              (147,761)         $      0.12

Options outstanding at December 31, 1996              2,229,875          $      0.25
 Granted                                              1,198,495          $      0.35
 Exercised                                             (508,078)         $      0.15
 Canceled                                              (500,046)         $      0.30

Options outstanding at December 31, 1997              2,420,246          $      0.31
 Granted (unaudited)                                  1,695,333          $      0.35
 Exercised (unaudited)                                 (960,965)         $      0.29
 Canceled (unaudited)                                  (303,328)         $      0.27
Options outstanding at June 30, 1998
 (unaudited)                                          2,851,286          $      0.32
                                             ====================

Weighted-average fair value of options granted during 1997               $      0.09
                                                                  =====================
Weighted-average remaining contractual life of options
 outstanding at December 31, 1997                                         8.34 years
                                                                  =====================
Range of exercise prices of options outstanding at December
 31, 1997                                                                $0.10-$0.35
                                                                  =====================
Weighted-average fair value of options granted during the
 three months ended June 30, 1998 (unaudited)                            $      0.09
                                                                  =====================
Weighted-average remaining contractual life of options
 outstanding at June 30, 1998 (unaudited)                                 8.25 years
                                                                  =====================
Range of exercise prices of options outstanding at June 30,
 1998 (unaudited)                                                        $0.10-$0.35
                                                                  =====================

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


4. SHAREHOLDERS' EQUITY (CONTINUED)

WARRANTS

At December 31, 1997, warrants to purchase 83,659 shares of Series A preferred stock at $1.004 per share were outstanding. These warrants were issued in connection with the Company's capital lease lines and certain computer game developer agreements and are currently exercisable, expiring in 2000 through 2004.

At December 31, 1997, warrants to purchase 121,786 shares of Series B preferred stock at $3.50 per share were outstanding. These warrants were issued in connection with the Company's capital lease lines and certain computer game developer agreements and are currently exercisable, expiring in 2000 through 2005. In connection with a warrant issued in consideration of marketing rights obtained under a computer game developer agreement, the Company has recorded the value of the warrant as deferred marketing costs to be recognized over a seven-month period. Under this arrangement, approximately $187,000 has been recognized as expense during 1997 and 1996.

At December 31, 1997, warrants to purchase 464,041 shares of Series C preferred stock at $3.00 per share were outstanding. These warrants were issued in connection with the Company's capital lease lines, loan agreements with its bank and certain Series C preferred shareholders, and for services provided in connection with the placement of the Series C preferred shares. The warrants are currently exercisable, expiring in 2001 through 2007. In connection with the warrants issued to certain Series C preferred shareholders, the Company has recorded the value of the warrants as additional interest expense. In connection with the warrants issued to its lessors and bank, the Company has recorded the value of the warrants as a deferred interest charge to be recognized over the period of the related lease or loan agreement. Under this arrangement, approximately $18,000 has been recognized as expense during 1997 with the remaining balance of approximately $142,000 deferred at December 31, 1997. The value of the warrants issued in connection with the placement of the Series C preferred shares has been recorded as a cost of issuing such shares and has been offset against the proceeds received.

5. INCOME TAXES

As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $34,000,000 and $7,000,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $700,000 and $600,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1999 through 2012, if not utilized.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


5. INCOME TAXES (CONTINUED)

Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company had deferred tax assets of approximately $14,300,000 and $6,800,000 as of December 31, 1997 and 1996, respectively. The deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased approximately $7,500,000 in 1997 and $4,355,000 in 1996. Deferred tax assets relate primarily to net operating loss carryforwards, research credits, and capitalized research and development costs.

6. RELATED PARTIES

In fiscal 1997, 1996 and 1995, the Company purchased approximately $1,401,000, $1,382,000 and $0, respectively, of finished goods inventory, prototype materials and non-recurring engineering services from a company that is a preferred shareholder and with whom a director of the Company is affiliated. Outstanding amounts payable to that company were approximately none and $1,124,000 at December 31, 1997 and 1996, respectively. In 1997, the Company converted $2,000,000 of accounts payable to the shareholder into notes payable. The notes payable and accrued interest were then converted to Series C preferred stock at $3.00 per share.

7. SUBSEQUENT EVENT

On March 4, 1998, the Company borrowed approximately $8,500,000 from Micron Technology, Inc. ("MTI") in the form of a Secured Promissory Note. The note bears interest at a rate of 10.50% per annum and is payable in cash, together with any unpaid and accrued interest, on the earlier of (i) March 4, 1999; (ii) upon the issuance by the Company of equity securities to third parties or the receipt by the Company of other paid-in capital with net cash proceeds to the Company in excess of $10,000,000; or (iii) upon a change in control of the Company. The note is secured by the tangible assets of the Company, subordinated to the Loan and Security Agreement with the bank (see note 2), and is also secured by the intangible assets of the Company.

                                Rendition, Inc.

               (Information as of June 30, 1998 and relating to the six months ended June 30, 1997 and 1998 is unaudited)


7. SUBSEQUENT EVENT (CONTINUED)

On May 26, 1998, the Company borrowed an additional $5,000,000 from MTI in the form of a secured promissory note. The note bears interest at a rate of 10.50% per annum and is payable in cash, together with any unpaid and accrued interest, on the earlier of (a) March 26, 1999; (b) upon the issuance by the Company of equity securities to third parties or the receipt by the Company of other paid-in capital with net cash proceeds to the Company in excess of $10,000,000; or
(c) upon a change in control of the Company. The note is secured by the tangible assets of the Company, subordinated to the Loan and Security Agreement with the bank (see Note 2), and is also secured by the intangible assets of the Company.

On June 22, 1998, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") to exchange all of its outstanding shares of preferred and common stock for shares issued by Micron Technology, Inc. ("Micron") in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, all of the preferred and common stock of the Company will be canceled and extinguished and converted automatically into the right to receive approximately 3,700,000 shares of Micron's common stock, based on the exchange ratio specified in the agreement. Stock options of the Company, outstanding at the effective date of the merger, will be assumed by Micron, with the number of option shares and exercise price adjusted based on the exchange ratio specified in the Agreement.

                                  APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                    BETWEEN
                            MICRON TECHNOLOGY, INC.
                                      AND
                                RENDITION, INC.

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into effective as of the 22nd day of June, 1998 (the "Agreement Date"), by and between Micron Technology, Inc., a Delaware corporation ("Micron") and Rendition, Inc., a California corporation ("Rendition").

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, Rendition be merged with and into Micron, with Micron to be the surviving corporation of such merger, subject to and in accordance with the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to qualify as a "pooling of interests" transaction for accounting and financial reporting purposes and to be treated as a tax-free "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     B. Upon the effectiveness of such merger: the Rendition Common Stock (as defined in Section 1.2.2 below) and Rendition Preferred Stock (as defined in
Section 2.3 below) outstanding immediately prior to the effectiveness of the merger will be converted into shares of Micron Common Stock (as defined in Section 1.2.1 below), plus cash for any eliminated fractional shares; and Rendition Options (as defined in Section 1.3.1 below) that are outstanding immediately prior to the effectiveness of the merger will be converted into options to purchase shares of Micron Common Stock, all as provided in this Agreement, the Agreement of Merger (defined in Section 1.1 below) and the applicable provisions of the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "Delaware Law"). All of the transactions contemplated by this Agreement and the Agreement of Merger are collectively referred to in this Agreement as the "Merger."

     NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

1.   PLAN OF REORGANIZATION

     1.1  The Merger.  Subject to the terms and conditions of this Agreement,
          ----------
the parties hereto will execute and deliver an Agreement of Merger substantially in the form of Exhibit 1.1 attached hereto (the "Agreement of Merger"), providing for the merger of Rendition with and into Micron, with Micron as the surviving corporation, with the

Merger to be effective upon the filing of the Agreement of Merger with the Secretaries of State of the States of Delaware and California (the "Effective Time").

     1.2  Conversion of Shares.
          --------------------

          1.2.1  Capital Stock of Micron. The shares of common stock of Micron,
                 -----------------------
par value $0.10 per share (the "Micron Common Stock"), that are issued and outstanding at the Effective Time shall be unaffected by the Merger and shall remain outstanding.

          1.2.2  Conversion of Rendition Stock.
                 -----------------------------

                 (a)  Common Stock.  Each share of the common stock of
                      ------------
Rendition, no par value (the "Rendition Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters' rights have been or may be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof or any party to this Agreement, be converted into the right to receive a fraction of a share of validly issued, fully paid and nonassessable Micron Common Stock, equal to the "Conversion Ratio." The Conversion Ratio is the fraction equal to the quotient determined by dividing (i) 3,676,471 by (ii) the sum of the number of all shares of Rendition Common Stock outstanding immediately prior to the Effective Time, plus all shares of Rendition Common Stock issuable (as determined immediately prior to the Effective Time) upon (X) the conversion of all outstanding shares of Rendition Preferred Stock (as defined in Section 2.3(a) below), (Y) the exercise of all outstanding Rendition Options (as defined in Section 1.3.1 below) and Rendition Warrants (as defined in Section 1.3.3 below), and (Z) the conversion of all Rendition Preferred Stock issuable upon exercise of outstanding Rendition Warrants, but excluding the number of shares of Rendition Common Stock issuable upon exercise of Unvested Rendition Options (as defined in Section 2.3(e) below) and excluding all "Unvested Rendition Shares" as defined in Section 2.3(e) below. For purposes of illustration, an example of the calculation of the Conversion Ratio is set forth in Exhibit 1.2.2. The vesting schedule applicable to Unvested Rendition Shares (as defined in Section 2.3(e) below) will be unchanged.

                 (b)  Preferred Stock.  Each share of Rendition Preferred Stock
                      ---------------
issued and outstanding immediately prior to the Effective Time, other than shares for which dissenters' rights have been or will be perfected in compliance with applicable law, if any, will by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof be converted into and represent the right to receive a fraction of a share of validly issued, fully paid and nonassessable Micron Common Stock, equal to the Conversion Ratio multiplied by the number of shares of Rendition Common Stock into which such share of Rendition Preferred Stock was convertible immediately prior to the Effective Time. The Rendition Common Stock and Rendition Preferred Stock together are referred to herein as the "Rendition Stock."

          1.2.3  Dissenting Shares. Holders of shares of Rendition Stock who
                 -----------------
have complied with requirements for perfecting dissenters' rights under Chapter 13 of the CGCL shall be entitled to exercise such rights with respect to the shares as to which such rights have been perfected ("Dissenting Shares"), to the extent available under Chapter 13 of the CGCL. Dissenting Shares will not be
                                                                      ---
converted into shares of Micron Common Stock in the Merger. Shares of the capital stock of Rendition that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights under the CGCL may be, but have not yet been, perfected, will, if and when such dissenters' rights can no longer be legally perfected or exercised under the CGCL, be converted into Micron Common Stock as provided in Section 1.2.2 above.

          1.2.4  Fractional Shares.  No fractional shares of Micron Common Stock
                 -----------------
will be issued in connection with the Merger, but in lieu thereof each holder of Rendition Stock who would otherwise be entitled to receive a fraction of a share of Micron Common Stock will receive from Micron, promptly after the Effective Time, an amount of cash equal to the per share market value of Micron Common Stock based on the average closing sale price of Micron Common Stock as quoted on the New York Stock Exchange during the twenty day period immediately preceding (but not including) the Closing Date (as defined in Section 6.1 below), as reported in the Wall Street Journal, multiplied by the fraction of a
                           -------------------
share of Micron Common Stock to which such holder would otherwise be entitled. The fractional interests of each holder of Rendition Stock (each a "Rendition Shareholder" and collectively the "Rendition Shareholders") will be aggregated so that no Rendition Shareholder will receive cash in an amount equal to or greater than the value of one full share of Micron Common Stock.

     1.3  Conversion of Rendition Options and Warrants.
          --------------------------------------------

          1.3.1  Conversion of Options.  At the Effective Time, each of the then
                 ---------------------
outstanding options exercisable for the purchase of Rendition Common Stock granted pursuant to the Rendition 1994 Equity Incentive Plan, as amended (the "Plan"), as further identified in Section 2.3(d) below and Exhibit 2.3(e) attached hereto (collectively the "Rendition Options") will by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into an option (a "Micron Option") to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock subject to the Rendition Option at the Effective Time by the Conversion Ratio, at an exercise price per share of Micron Common Stock equal to the exercise price per share of such Rendition Option immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent. If the foregoing calculation results in a converted option being exercisable for a fraction of a share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Option will be rounded down to the nearest whole number with no cash being payable for such fractional share. The term, exercisability, vesting schedule, and status as an "incentive stock option" under Section 422 of the Code, if applicable, will be unchanged, and a new option agreement or an addendum to the existing option agreement, evidencing the number of shares of Micron Common Stock and the exercise price per share applicable to each converted

Rendition Option, will be issued with respect to each converted Rendition Option. Continuous employment with Rendition will be credited to an optionee for purposes of determining the number of shares of Micron Common Stock subject to exercise after the Effective Time.

          1.3.2  Registration.  Micron will use its best efforts (with the
                 ------------
cooperation and assistance of Rendition) to cause the issuance and sale of Micron Common Stock issuable upon exercise of the converted Rendition Options to be registered on Form S-8 of the Securities and Exchange Commission ("SEC") within 30 days after the Effective Time, will exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any such converted Rendition Options remain outstanding, and will reserve a sufficient number of shares of Micron Common Stock for issuance upon exercise thereof. With respect to persons, if any, who after the Merger will be subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Micron will administer the Plan under which the Rendition Options were granted in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

          1.3.3  Conversion of Warrants.  Rendition has issued certain warrants
                 ----------------------
exercisable for the purchase of shares of Rendition Preferred Stock, as further identified in Section 2.3(d) below and Exhibit 2.3(e) attached hereto (the "Rendition Warrants"). As set forth in Section 4 below, Rendition will use its reasonable best efforts to cause all of the Rendition Warrants to be exercised prior to the Effective Time. As set forth in Section 8 below, it is a condition to Micron's obligation to proceed with the Merger that all of the Rendition Warrants be exercised or terminated in accordance with their terms prior to the Effective Time. Accordingly, to the extent any Warrants would remain outstanding as of the Effective Time and subject to conversion into warrants exercisable for the purchase of Micron Common Stock as set forth below, Micron may decline to proceed with the Merger. To the extent the Rendition Warrants are exercised or deemed to have been exercised at or prior to the Effective Time of the Merger, the Rendition Stock issued with respect thereto shall be converted into Micron Common Stock at the Effective Time, in accordance with the provisions of Section 1.2 above. To the extent any of the Rendition Warrants are not exercised or deemed to have been exercised, and do not by their terms expire or terminate as of the Effective Time, and the Merger is effected, each such Rendition Warrant will by virtue of the Merger and at the Effective Time, and without further action on the part of the holder thereof, be converted into a warrant (a "Micron Warrant") to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock subject to the Rendition Warrant (or the number of shares of Rendition Common Stock into which the Rendition Preferred Stock subject to the Rendition Warrant is convertible immediately prior to the Effective Time) by the Conversion Ratio, at an exercise price per share of Micron Common Stock equal to the exercise price per share of such Rendition Warrant immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent. If the foregoing calculation results in a converted Rendition Warrant being exercisable for a fraction of a share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such

Micron Warrant will be rounded down to the nearest whole number with no cash being payable for such fractional share. The term and exercisability will remain unchanged, and a new warrant, evidencing the number of shares of Micron Common Stock and the exercise price per share applicable to each converted Rendition Warrant may be issued in substitution and exchange for each converted Rendition Warrant.

          1.4  Adjustments for Capital Changes.  If prior to the Merger Micron
               -------------------------------
recapitalizes, through a subdivision (or stock split) of its outstanding shares into a greater number of shares or a combination (or reverse stock split) of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Micron Common Stock into which shares of Rendition Stock are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the stockholders and optionholders of Micron and Rendition in the outstanding equity of Micron immediately following the Merger as contemplated by this Agreement.

          1.5  Escrow Agreement.  At the Closing (as defined in Section 6.1
               ----------------
below) of the Merger, and pursuant to the provisions of an escrow and indemnity agreement in substantially the form of Exhibit 1.5 attached hereto (the "Escrow Agreement"), Micron will withhold 10% of the shares of Micron Common Stock to be issued to the Rendition Shareholders in accordance with Section 1.2, and Micron will deliver such shares (collectively the "Escrow Shares"), represented by certificates issued in the name of the Rendition Shareholder Representative (as defined below) to the person or entity designated as the escrow agent (the "Escrow Agent") pursuant to the terms of the Escrow Agreement, to be held by Escrow Agent as collateral for, and a non-exclusive source of payment of, the indemnification obligations arising under Section 10 of this Agreement. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Closing until the first anniversary of the Closing Date (the "Escrow Release Date"). In the event that the Merger is approved by the Rendition Shareholders as provided herein, the Rendition Shareholders shall, without any further act of any Rendition Shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Rendition's indemnification obligations under Section 10 of this Agreement in the manner set forth in the Escrow Agreement, (ii) the appointment of John Zucker (who together with any successor or successors, whether acting singly or in concert, is referred to herein as the "Rendition Shareholder Representative") as the legal representative, attorney-in-fact and agent of the Rendition Shareholders (other than holders of Dissenting Shares) to: do any and all things and execute all documents and papers, for and on behalf of and in the names of such Rendition Shareholders in connection with the execution and performance of the Escrow Agreement; and take any and all actions and make any decisions required or permitted to be taken by or on behalf of the Rendition Shareholders pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to

Micron or any other Indemnified Persons (as defined in Section 10 of this Agreement) of Escrow Shares in satisfaction of claims by any Indemnified Persons; agree to, accept, negotiate, and enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to the Escrow Agreement and Section 10 of this Agreement; amend or waive any terms of the Escrow Agreement; and take all actions necessary in the judgment of the Rendition Shareholder Representative for the accomplishment of the foregoing),
(iii) that, in performing the functions specified in this Agreement and the Escrow Agreement, the Rendition Shareholder Representative will not be liable to any Rendition Shareholder in the absence of gross negligence or willful misconduct and further, that the Rendition Shareholders will jointly and severally defend and hold harmless the Rendition Shareholder Representative for any acts or omissions in performing the functions specified in this Agreement and the Escrow Agreement and will pay any out-of-pocket costs and expenses reasonably incurred by the Rendition Shareholder Representative in connection with actions taken pursuant to the terms of the Escrow Agreement pro rata in proportion to the Rendition Shareholders' respective percentage interests in the Escrow Shares, (iv) payment of the out-of-pocket expenses of the Rendition Shareholder Representative in accordance with paragraph 5(e) of the Escrow Agreement, and (v) all of the other terms, conditions and limitations in the Escrow Agreement. A successor or additional person may be appointed to serve as the Rendition Shareholder Representative by persons who held a majority of the shares of Rendition Stock outstanding immediately prior to the Effective Time (assuming the conversion to Rendition Common Stock of all shares of Rendition Preferred Stock).

          1.6  Effects of the Merger.  At and upon the Effective Time:
               ---------------------

                 (a) the separate existence of Rendition will cease and Rendition will be merged with and into Micron, with Micron being the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of this Agreement and the Agreement of Merger;

                 (b) the Articles of Incorporation of Micron as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation;

                 (c) the Bylaws of Micron as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation;

                 (d) each share of Rendition Stock that is outstanding immediately prior to the Effective Time will be converted into a right to receive shares of Micron Common Stock, each Rendition Option that is outstanding immediately prior to the Effective Time will be converted into a Micron Option, and each Rendition Warrant that is outstanding immediately prior to (and not terminated upon) the Effective Date will be converted into a Micron Warrant, all as provided in this Section 1 and in the Agreement of Merger;

                 (e) each share of Micron Common Stock that is outstanding immediately prior to the Effective Time will remain outstanding and be unaffected by the Merger;

                 (f) the officers and directors of the Surviving Corporation will be the officers and directors of Micron as in place immediately prior to the Effective Time; and

                 (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law and the CGCL.

          1.7  Further Assurances.  Rendition agrees that if, at any time upon
               ------------------
or after the Effective Time, Micron considers or is advised that any further deeds, assignments, actions or assurances are reasonably necessary or desirable to vest, perfect or confirm in Micron title to any property or rights of Rendition, Micron and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Micron and otherwise to carry out the purpose of this Agreement, in the name of Rendition or otherwise.

          1.8  Registration on Form S-4.  The Micron Common Stock to be issued
               ------------------------
in the Merger pursuant to Section 1.2 hereof shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-4 (the "Form S-4"), in accordance with the rules and regulations adopted by the SEC and its staff. As soon as practicable after the Agreement Date, Micron and Rendition will prepare and file with the SEC the Form S-4, together with the proxy statement and prospectus to be included therein relating to the meeting of Rendition's shareholders at which the requisite shareholder approval to the Merger will be solicited (the "Prospectus/Proxy Statement"), and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Micron shall also take any action required to be taken under any applicable state securities or "blue sky" laws or under the rules of the New York Stock Exchange in connection with the issuance of Micron Common Stock pursuant to the Merger. Rendition will promptly furnish to Micron all information concerning Rendition and the Rendition Shareholders as may be reasonably required in connection with any action contemplated by this Section 1.8. Each of Micron and Rendition will notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, Micron or Rendition, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Rendition Shareholders such amendment or supplement.

          1.9  Hart-Scott-Rodino Filings.  Each of Micron and Rendition will
               -------------------------
promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

          1.10 Tax Free Reorganization.  The parties intend to adopt this
               -----------------------
Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the value of the Micron Common Stock to be received in the Merger is equal, in each instance, to the value of the Rendition Stock to be surrendered in exchange therefor. The Micron Common Stock issued in the Merger will be issued solely in exchange for Rendition Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Rendition Stock. Except for cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Micron for the Rendition Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section
1.10. In addition, Micron represents now, and as of the Closing Date, that it presently intends to continue Rendition's historic business or use a significant portion of Rendition's business assets in a trade or business. At the Closing, the officers of Rendition and Micron shall execute and deliver certificates in the form specified in Exhibit 1.10. The provisions and representations contained or referred to in this Section 1.10 shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary set forth herein, neither Micron nor Rendition makes any representations or warranties to any of the shareholders of either Micron or Rendition regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code.

          1.11 Pooling of Interests.  The parties intend that the Merger be
               --------------------
treated as a "pooling of interests" for accounting and financial reporting purposes. The parties will use their reasonable best efforts to cause their respective affiliates to execute and deliver Affiliate Agreements, as contemplated by Sections 4.5 and 5.6 below, to ensure compliance by such affiliates with the restrictions required to allow such accounting treatment to be utilized.

2.   REPRESENTATIONS AND WARRANTIES OF RENDITION

     Rendition hereby represents and warrants to Micron that, except as set forth in a letter from Rendition certified by an officer of Rendition to be true, accurate and complete to the best of such officer's knowledge, addressed to Micron and dated as of the Agreement Date, delivered to Micron and attached hereto as Exhibit 2.0 (the "Rendition Disclosure Letter"), each of the representations, warranties and statements set forth below in this Section 2 is true and correct.

     In this Agreement, any reference to the term "Material Adverse Effect on Rendition" means any event, change or effect which would have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, financial condition, or results of operations of Rendition. In addition, any reference to the terms "to Rendition's knowledge" or "known to Rendition" refers to the current actual knowledge of any officer of Rendition, a listing of which as of the Agreement Date is set forth in the Rendition Disclosure Letter.

          2.1  Organization, Good Standing and Qualification. Rendition is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California. Rendition has full corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted. Rendition is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Rendition.

          2.2  No Subsidiaries.  Rendition does not presently own or control,
               ---------------
directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

          2.3  Capital Structure. At the Agreement Date, the capitalization of
               -----------------
Rendition is as follows:

                 (a)  Authorized Capital. The authorized capital stock of
                      ------------------
Rendition consists of 30,000,000 shares of Common Stock, no par value, and 22,083,334 shares of Preferred Stock, no par value, of which 5,500,000 shares are designated Series A Preferred Stock (the "Rendition Series A Preferred"), 3,250,000 shares are designated Series B Preferred Stock (the "Rendition Series B Preferred"), and 13,333,334 shares are designated Series C Preferred Stock (the "Rendition Series C Preferred"). The Rendition Series A Preferred, the Rendition Series B Preferred and the Rendition Series C Preferred are referred to collectively herein as the "Rendition Preferred Stock."

                 (b)  Common Stock.  Shares of Rendition Common Stock are issued
                      ------------
and outstanding or reserved as follows: (i) 3,463,726 shares of Rendition Common Stock are issued and outstanding; (ii) 5,500,000 shares are reserved for issuance upon conversion of Rendition Series A Preferred, 3,250,000 shares are reserved for issuance upon conversion of Rendition Series B Preferred, and 13,333,334 shares are reserved for issuance upon conversion of Rendition Series C Preferred; (iii) 2,960,166 shares are reserved for issuance upon the exercise of the Rendition Options.

                 (c)  Preferred Stock. Shares of Rendition Preferred Stock are
                      ---------------
issued and outstanding or reserved as follows: (i) 5,323,706 shares of Rendition Series A Preferred (currently convertible into 5,323,706 shares of Rendition Common Stock);

(ii) 3,000,000 shares of Rendition Series B Preferred (currently convertible into 3,000,000 shares of Rendition Common Stock); and (iii) 7,538,451 shares of Rendition Series C Preferred (currently convertible into 7,538,451 shares of Rendition Common Stock). A total of 1,757,508 shares of Rendition Series C Preferred have been reserved for issuance as in-kind dividends on Rendition Series C Preferred. The rights, preferences and privileges of the Rendition Preferred Stock of each series are as stated in Rendition's Amended and Restated Articles of Incorporation (a copy of which is attached hereto as Exhibit 2.5(a)) and as provided by law. No adjustment to the number of shares of Rendition Preferred Stock, or the number of shares of Rendition Common Stock issuable upon conversion thereof, will result from the transactions contemplated by this Agreement.

                 (d)  Options, Warrants and Reserved Shares. Rendition Options
                      -------------------------------------
have been granted and are outstanding pursuant to the Plan for the purchase of an aggregate of 2,960,166 shares of Rendition Common Stock. Rendition Warrants have been issued and are outstanding providing for the purchase of up to the following number of shares of Rendition Preferred Stock: (i) 103,659 shares of Rendition Series A Preferred; (ii) 151,786 shares of Rendition Series B Preferred; and (iii) 434,041 shares of Rendition Series C Preferred.

                 (e)  Listing of Securityholders.  Attached hereto as Exhibit
                      --------------------------
2.3(e) is a correct and complete listing of the capitalization and securityholders of Rendition as of the Agreement Date. The listing includes a correct and complete list of each Rendition Option and each Rendition Warrant outstanding as of the Agreement Date, including the name of the holder of each such Rendition Option and Rendition Warrant, the number and type of shares covered thereby, and the per share exercise price applicable thereto. The listing also reflects the vesting commencement date and vesting schedule applicable to each Rendition Option, including the number of shares as to which the right to exercise has vested as of the Agreement Date. The total number of shares of Rendition Common Stock with respect to which the Rendition Options are exercisable as of the Agreement Date, as identified in Exhibit 2.3(e) is 374,261 (the "Currently Vested Rendition Options"). The total number of shares of Rendition Common Stock with respect to which the Rendition Options are not exercisable as of the Agreement Date is 2,585,905 (the "Currently Unvested Rendition Options"). Currently Unvested Rendition Options will vest only in accordance with the vesting schedule attached hereto in Exhibit 2.3(e). The Currently Vested Rendition Options, plus those additional shares as to which Currently Unvested Rendition Options become vested during the period ending immediately prior to the Effective Time are referred to herein as the "Vested Rendition Options," and the Currently Unvested Rendition Options which remain unvested immediately prior to the Effective Time are referred to herein as the "Unvested Rendition Options." The listing also reflects the number of shares of Rendition Common Stock with respect to which Rendition has a right of repurchase at cost as of the Agreement Date, and the vesting commencement date and vesting schedule applicable to such shares, including the number of shares as to which the right of repurchase has expired as of the Agreement Date. The total number of shares of Rendition Common Stock with respect to which Rendition has no right of repurchase at cost as of the Agreement Date, as identified in Exhibit 2.3(e), is 3,074,142 (the "Currently Vested Rendition Shares"). The total number of shares of Rendition Common Stock with respect to which Rendition has a right of repurchase at cost as of the Agreement Date is 389,584 (the "Currently Unvested Rendition Shares"). The Currently Vested Rendition Shares, plus those additional shares as to which Currently Unvested Rendition Shares become vested during the period ending immediately prior to the Effective Time, are referred to herein as the "Vested Rendition Shares," and the Currently Unvested Rendition Shares which remain unvested immediately prior to the Effective Time are referred to herein as the "Unvested Rendition Shares.".

                 (f)  No Other Commitments; Other Matters. Except for: (i) the
                      -----------------------------------
Rendition Options; (ii) the Rendition Warrants; (iii) the conversion privileges of the Rendition Series A Preferred, the Rendition Series B Preferred and the Rendition Series C Preferred; and (iv) the 307,515 shares of Common Stock reserved for issuance under the Plan and not yet issued nor subject to Rendition Options that have been issued and are still outstanding, there are not outstanding any options, warrants, calls, rights (including conversion or preemptive rights), commitments or agreements of any character to which Rendition is a party or by which Rendition is bound, obligating Rendition to issue, sell, purchase or deliver, or cause to be issued, sold, purchased or delivered, any shares of capital stock of Rendition or securities convertible into or exchangeable for shares of capital stock of Rendition, or obligating Rendition to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings to which Rendition is a party with respect to the voting of the capital stock of Rendition. Except as set forth above or in the Rendition Disclosure Letter, no shares of Rendition's capital stock or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by Rendition, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of Rendition or any other person), pursuant to any agreement or commitment of Rendition. Rendition does not have in effect any stock appreciation rights plan and no stock appreciation rights are outstanding. As a result of the consummation of the Merger, no repurchase or other right set forth in or a part of any Rendition security lapses, and no vesting schedule of any Rendition security is entitled to accelerate. No shares of Rendition Common Stock or Rendition Preferred Stock are held by Rendition in its treasury. All outstanding shares of Rendition Common Stock and Rendition Preferred Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights by statute, the Articles of Incorporation or Bylaws of Rendition, or any agreement or document to which Rendition is a party or by which it is bound, and have been issued in compliance with all applicable state and federal securities laws.

                 (g)  Registration Rights.  Except as set forth in the Rendition
                      -------------------
Disclosure Letter, Rendition is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. No security holder of Rendition is entitled to any right or privilege as a holder of securities of Rendition in addition to, or different from, the rights and privileges referenced in this Agreement.

     2.4  Authority.
          ---------

          2.4.1  Corporate Action. Rendition has the full right, power, legal
                 ----------------
capacity and authority to enter into and perform its obligations under this Agreement and all other agreements and instruments contemplated hereby to which Rendition is or is intended to be a party (the "Rendition Ancillary Agreements"), subject to receipt of the Rendition Shareholder Vote (as defined below in Section 4.4 below). The execution, delivery and performance by Rendition of this Agreement and each of Rendition Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Rendition's Board of Directors. This Agreement and each of the Rendition Ancillary Agreements are, or when executed by Rendition will be, valid and legally binding obligations of Rendition, enforceable against Rendition in accordance with their respective terms, subject only to (a) receipt of the requisite shareholder consent, (b) the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and (c) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          2.4.2  No Conflict.  Neither the execution, delivery and performance
                 -----------
of this Agreement, the Agreement of Merger or the Rendition Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Rendition under, any term, condition or provision of (x) the Articles of Incorporation or Bylaws of Rendition or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rendition or any of its properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Rendition. The consummation of the Merger and the transfer to Micron of all material rights, licenses, franchises, leases and agreements of Rendition will not require the consent of any third party.

          2.4.3  Governmental Consents No consent, approval, order or
                 ---------------------
authorization of, or registration, designation, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by Rendition in connection with the execution, delivery and performance of this Agreement, the Agreement of Merger or the Rendition Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing of such information with the SEC as may be required in connection with the Form S-4 or otherwise in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Agreement of Merger with the Secretaries of State of the States of California and Delaware and appropriate documents with the relevant authorities of other states in which Rendition is qualified to do business;
(iii) such filings and notifications as may be necessary under the HSR Act; and
(iv) such other filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Rendition or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5  Compliance with Laws and Charter Documents.  Attached hereto as
          ------------------------------------------
Exhibit 2.5(a) is a true and correct copy of Rendition's Amended and Restated Articles of Incorporation as currently in effect. Attached hereto as Exhibit 2.5(b) is a true and correct copy of Rendition's Bylaws as currently in effect. Rendition is not in violation or default of any provisions of its Amended and Restated Articles of Incorporation or Bylaws. Rendition has complied, or prior to the Closing Date will have complied, and is or at the Closing Date will be in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business (the violation of which would have a Material Adverse Effect on Rendition), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Rendition has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business, except for those whose absence would not have a Material Adverse Effect on Rendition. To the best of Rendition's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to Rendition, would result in any Material Adverse Effect on Rendition.

     2.6  Litigation.  There is no action, suit, proceeding, claim, arbitration,
          ----------
demand or investigation ("Action") pending or, to the knowledge of Rendition, threatened against Rendition, the activities, properties or assets of Rendition or, to the knowledge of Rendition, against any officer, director or employee of Rendition in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, Rendition. Rendition is not a party to or subject to the provisions of, nor is there outstanding against Rendition, any judgment, decree, injunction, ruling, writ, award or order of any Governmental Entity or arbitrator, or any settlement agreement. Rendition has delivered or made available to Micron or its counsel correct and complete copies of all correspondence prepared by its counsel for Rendition's auditors in connection with the last two completed audits of Rendition's financial statements and any such correspondence since the date of the last such audit. There is, to the best of Rendition's knowledge, no reasonable basis for any shareholder or former shareholder of Rendition, or any other person, firm, corporation, or entity, to assert a claim against Rendition or Micron based upon; (a) Rendition entering into this Agreement or any Rendition Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Rendition Ancillary Agreement; (b) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of Rendition; or
(c) any rights as a Rendition shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

     2.7  ERISA Plans and Other Compliance.
          --------------------------------

          2.7.1 Except as set forth in the Rendition Disclosure Letter, Rendition does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          2.7.2 Rendition (i) has never been and is not now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has no current labor disputes. Rendition has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

          2.7.3 The Rendition Disclosure Letter identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by Rendition under which Rendition has any present or future obligation or liability (collectively, the "Rendition Employee Plans"). Each Rendition Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by law. Copies of all written Rendition Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to Micron or its counsel, together with all annual reports prepared in connection with any such Rendition Employee Plan.

          2.7.4 Rendition does not have any Employee Pension Benefit Plans, as defined in Section 3 of ERISA.

          2.7.5 The Rendition Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which (i) is not a Rendition Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Rendition, and (iii) covers any employee or former employee of Rendition. Such contracts, plans and arrangements as are described in this Section 2.7.5 are herein referred to collectively as the "Rendition Benefit Arrangements." Each Rendition Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by law. Rendition has delivered to Micron or its counsel a complete and correct copy of each Rendition Benefit Arrangement document or, if such Rendition Benefit Arrangement is unwritten, a description thereof.

     2.7.6 There has been no amendment to, written interpretation or announcement (whether or not written) by Rendition relating to any Rendition Employee Plan or Rendition Benefit Arrangement that would increase materially the expense of maintaining such Rendition Employee Plan or Rendition Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended December 31, 1997.

     2.7.7 Rendition has timely provided to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code). Rendition will timely provide to individuals entitled thereto all required notices and coverage pursuant to Code Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980(f)(3) of the Code) occurring prior to and including the Closing Date. No material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Rendition.

     2.7.8 No benefit payable or which may become payable by Rendition pursuant to any Rendition Employee Plan or any Rendition Benefit Arrangement or as a result of the consummation of the Merger or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     2.7.9 A list of all employees, officers and consultants of Rendition is set forth on Exhibit 2.7.9. Rendition has provided to Micron a complete and accurate listing of the salaries, wages and other compensation payable to all such individuals.

     2.7.10 Rendition is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Rendition in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

     2.8  Invention Assignment and Confidentiality Agreements.
          ---------------------------------------------------

                 (a) Each employee and contractor of Rendition has entered into and executed Rendition's standard Invention Assignment and Confidentiality Agreement or an employment or consulting agreement containing substantially similar terms, in each case in the respective forms previously made available to Micron and its counsel. Neither Rendition nor, to the knowledge of Rendition, any other party to any such Invention Assignment and Confidentiality Agreement or employment or consulting agreement is in breach or default thereof, and Rendition and, to Rendition's knowledge, each such other party, is in substantial compliance with all such person's obligations thereunder.

                 (b) To the knowledge of Rendition, no service provider of Rendition is in violation of any terms of any employment agreement (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with Rendition or insofar as it may relate to Rendition's business or proprietary information, any other party (including prior employers) or any term of any judgment, decree, or order, because of the nature of the business now conducted or now proposed to be conducted by Rendition. Each current and former services provider of Rendition providing services related to Rendition's proprietary information has executed a standard Consulting Agreement or similar agreement with Rendition in substantially the form previously made available to Micron and its counsel. Each employee, consultant-inventor or independent contractor employed by or who performs work on behalf of Rendition has executed a written agreement validly assigning (to the extent permitted by law) to Rendition his or her rights in and to all inventions, pending patent, trademark and copyright applications, all patents, trademarks and copyrights issued, and all other intellectual property rights developed by such service provider while working for or on behalf of Rendition. Rendition is not aware that any of its service providers is in violation thereof and has used all reasonable efforts to prevent any such violation. Rendition is not aware that any of its service providers are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Rendition or that would conflict with Rendition's business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning all inventions and other intellectual property to Rendition. Rendition does not believe that it is or will be necessary for Rendition to utilize any inventions or other intellectual property of any of its service providers (or people it currently intends to hire) made prior to their employment by or relationship with Rendition except such as already have been assigned to Rendition.

     2.9  Status of Rendition Intellectual Property Rights.
          ------------------------------------------------

                 (a) Rendition owns or is licensed or is otherwise entitled to exercise, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, and any applications or registrations therefor, and all inventions, mask work layouts, net lists, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, whether owned by or licensed to Rendition or by or to third parties, used or currently proposed to be used in the business of Rendition as currently conducted or as proposed to be conducted, without any conflict with or infringement of the rights of others.

                 (b) The Rendition Disclosure Letter lists: (i) all copyrights, patents, patent applications, trademarks, service marks, trade names, and other company, product or service identifiers owned by or licensed to Rendition ("Rendition Intellectual Property Rights"); (ii) the jurisdiction(s) in which an application for patent or application for registration of each Rendition Intellectual Property Right has been made, including the respect application numbers and dates; (iii) the jurisdiction(s) in which each such Rendition Intellectual Property Right has been patented or registered, including the respective patent or registration numbers and dates; (iv) all licenses, sublicenses and other agreements to which Rendition is a party and pursuant to which any other party is authorized to use, or exercise any Rendition Intellectual Property Right; and (v) all parties to whom Rendition has delivered copies of Rendition's source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Rendition has delivered to Micron copies of all licenses, sublicenses, and other agreements identified pursuant to clause (iv) above.

                 (c) Rendition is the owner or exclusive licensee of, with all right, title and interest in and to (free and clear any liens, encumbrances or security interests), the Rendition Intellectual Property Rights and has the exclusive rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby. Rendition has taken all necessary and appropriate steps, including without limitation the filing and prosecution of patent, copyright, and trademark applications to perfect and protect its interest in the Rendition Intellectual Property Rights in all countries in which Rendition does any material business; and Rendition has the exclusive right to file, prosecute, and maintain such applications and the patents and registrations that issue therefrom.

                 (d) To the best of Rendition's knowledge, all patents and registered trademarks, service marks, and other company product or service identifiers and registered copyrights held by Rendition are valid and enforceable.

                 (e) Rendition has secured valid written assignments from all consultants and employees who contributed to the creation or development of Rendition Intellectual Property Rights or the rights to such contributions that Rendition does not already own by operation of law.

                 (f) To the knowledge of Rendition, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of Rendition Intellectual Property Rights by any third party, including, without limitation, any service provider of Rendition.

                 (g)  Rendition has not brought any actions or lawsuits alleging
(i) infringement of any Rendition Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Rendition Intellectual Property Rights.

                 (h) No person has asserted or threatened to assert any claims with respect to Rendition Intellectual Property Rights (i) contesting the right of Rendition to use, exercise, sell, license, transfer or dispose of Rendition Intellectual Property Rights or any products, processes or materials covered thereby or (ii) challenging the ownership, validity or enforceability of any of Rendition Intellectual Property Rights. No Rendition Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Rendition.

                 (i) The Intellectual Property Section of the Rendition Disclosure Letter separately lists: (i) all copyrights, patents, patent applications, trademarks, service marks, trade names, and other Rendition product or service identifiers licensed to Rendition ("In-licensed Intellectual Property Rights"); (ii) all licenses, sublicenses and other agreements to which Rendition is a party and pursuant to which Rendition is authorized to use or exercise any In-Licensed Intellectual Property Rights. Rendition has delivered to Micron copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above. Rendition is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. Rendition has no knowledge of any assertion, claim or threatened claim that Rendition has breached any terms or conditions of such licenses, sublicenses, or other agreements.

                 (j) No In-Licensed Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the use or licensing thereof by Rendition.

                 (k) Rendition knows of no claims to the effect that the manufacture, marketing, license, sale or use of any product or service as now used or offered or proposed for use or sale by Rendition infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party. Rendition has not received service of process or been charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Rendition does not have any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another.

                 (l) Rendition has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Rendition Intellectual Property Rights.

                 (m) Rendition has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right by any Rendition Intellectual Property Right or In-Licensed Intellectual Property Right.

                 (n) Rendition has taken all necessary and appropriate steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent application, source code, program listings, and trade secrets ("Confidential Information"), including without limitation the marking of all such Confidential Information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure and use of Confidential Information, and the acquisition of valid written nondisclosure agreements from any party receiving Confidential Information. All Confidential Information is presently and as of the Effective Time will be located at Rendition's address as set forth in this Agreement. To Rendition's knowledge, no person other than Rendition has used, divulged or appropriated Confidential Information except for the benefit of Rendition. To Rendition's knowledge, no person has used, divulged or appropriated Confidential Information to the detriment of Rendition other than pursuant to the terms of written agreements between Rendition and such other persons. Rendition has made available to Micron copies of all nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Confidential Information.

                 (o) Rendition is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of Rendition's obligations hereunder, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in the Intellectual Property Section of the Rendition Disclosure Letter.

     2.10 Rendition Financial Statements.  Attached to this Agreement as Exhibit
          ------------------------------
2.10 are: (i) Rendition's audited financial statements for the fiscal year ended

December 31, 1997; (ii) Rendition unaudited balance sheet (the "Balance Sheet") as of May 31, 1998 (the "Balance Sheet Date"); and (iii) an unaudited income statement of Rendition (the "Income Statement") for the period from January 1, 1998 through May 31, 1998 (all such financial statements being collectively referred to as the "Rendition Financial Statements"). The Rendition Financial Statements (a) are derived from and in accordance with the books and records of Rendition, (b) are true, correct and complete in all material respects and present fairly the financial condition of Rendition at the date or dates therein indicated and the results of operations for the period or periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except, in the case of the Balance Sheet and Income Statement, for the omission of notes thereto and normal recurring year-end adjustments. As of the Agreement Date, Rendition has no liabilities or obligations, secured or unsecured, not reflected in the Rendition Financial Statements or the accompanying notes thereto except for (i) liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Rendition Financial Statements and which, under GAAP, were not required to be reflected in the Rendition Financial Statements, and (ii) liabilities incurred in the ordinary course of business since the date of the Rendition Financial Statements which are usual and normal in amount and which are reflected in an interim trial balance of aged accounts payable owed as of the day prior to the Agreement Date, compiled pursuant to Rendition's standard internal accounting procedures consistent with past practices. All reserves established by Rendition and set forth in the Balance Sheet were established in accordance with GAAP and are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

     2.11 Absence of Certain Changes. Since the Balance Sheet Date, there has
          --------------------------
not occurred:

                 (a) any event or condition not identified in this Section 2.11 that could reasonably be expected to have a Material Adverse Effect on Rendition;

                 (b) any amendments or changes in the Amended and Restated Articles of Incorporation or Bylaws of Rendition;

                 (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Rendition (as presently conducted and as presently proposed to be conducted);

                 (d) any waiver by Rendition of a valuable right or of a material debt owed to it;

                 (e) any redemption, repurchase or other acquisition of shares of Rendition Common Stock by Rendition (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Rendition Common Stock;

                 (f) any increase in or modification of the compensation or benefits payable or to become payable by Rendition to any of its directors or employees, except in the ordinary course of business, consistent with past practice;

                 (g) any increase in or modification of any bonus, pension, insurance or similar plan or Rendition Benefit Arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than in the ordinary course of business, consistent with past practice;

                 (h) any purchase, license, sale, assignment, disposition or other transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of a material amount of property or assets, properties or goodwill of Rendition, other than in the ordinary course of business, consistent with past practice;

                 (i) any material change in the manner in which Rendition extends discounts or credits to customers or otherwise deals with its customers;

                 (j) any alteration in any term of any outstanding security of Rendition including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding Rendition Options;

                 (k) other than in the ordinary course of business, consistent with past practice, the total amount of which has been disclosed to Micron and is not material: (i) incurrence, assumption or guarantee by Rendition of any debt; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Rendition; or (iii) issuance or sale of options or other rights to acquire from Rendition, directly or indirectly, debt securities of Rendition or any securities convertible into or exchangeable for any such debt securities;

                 (l) any creation or assumption by Rendition of any mortgage, pledge, security interest, lien or other encumbrance on any asset, other than in the ordinary course of business consistent with past practice, not in excess of $100,000 in the aggregate;

                 (m) any making of any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions made in the ordinary course of business of Rendition and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $50,000;

                 (n) any entering into, amendment of, relinquishment, termination or nonrenewal by Rendition of any material contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business or any written or oral indication or assertion by the other party thereto of problems with Rendition's services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

                 (o) any transfer or grant of a right under the Rendition Intellectual Property Rights, other than those transferred or granted in the ordinary course of business, consistent with past practices, in connection with routine sales of products from inventory (which permitted grants have not included any grant of a right to Rendition source code or the grant of any exclusive rights to any Rendition Intellectual Property Rights), each of which shall be referenced in the Rendition Disclosure Letter;

                 (p) any labor dispute or charge of unfair practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of Rendition or, to Rendition's knowledge, any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

                 (q) any agreement by Rendition or, to Rendition's knowledge, any officer or employee thereof, to take any of the actions described in the preceding clauses (a) through (o) (other than negotiations with Micron and its representatives regarding the transactions contemplated by this Agreement).

     2.12 Material Agreements.  The Rendition Disclosure Letter sets forth a
          -------------------
complete list of all agreements, contracts, leases, licenses, mortgages, indentures, instruments and commitments (oral and written) to which Rendition is a party or is bound that, individually or in the aggregate, are material to the business, properties, financial condition, results of operation, affairs or prospects of Rendition. Each agreement, contract, lease, license, mortgage, indenture, instrument or commitment required to be listed in the Rendition Disclosure Letter (i) is valid and binding on Rendition, (ii) to the knowledge of Rendition, is in full force and effect, (iii) has not been materially breached by Rendition or, to the knowledge of Rendition, any other party thereto, and (iv) contains no material liquidated damages, penalty or similar provision. Rendition has not been notified that any party to any of the same intends to cancel, withdraw, modify or amend any of the same. Rendition has performed all material obligations required to be performed by it on or prior to the date hereof under each of the same, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all material obligations required to be performed by it subsequent to the date hereof under each of the same.

     2.13 Taxes.  Rendition has filed, or caused to be filed, all Tax Returns
          -----
(as defined below) required to be filed by it (all of which returns were true, correct and complete in all material respects) with respect to any Taxable period ending on or before the Agreement Date, and has paid or withheld, or caused to be paid or withheld, all

Taxes (as defined below) that are shown on such Tax Returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate reserves have been established on the Rendition Balance Sheet and other than where the failure to so file, pay or withhold would not have a Material Adverse Effect on Rendition. All Taxes required to have been paid or accrued by Rendition for all periods prior to the Rendition Balance Sheet Date have been fully paid or are adequately provided for or reflected in the Rendition Balance Sheet. Since the Rendition Balance Sheet Date, no material Tax liability has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. Rendition has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to in the first sentence of this Section, and no waivers of statutes of limitations have been given or requested with respect to Rendition. No Taxing Authority (as defined below) is currently conducting an audit of any Tax Returns of Rendition nor, to Rendition's knowledge, has any Taxing Authority given Rendition notice of its intention to conduct such an audit. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax Returns of or with respect to Rendition have been fully paid or are adequately provided for in the Rendition Balance Sheet and no material proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed other than for Taxes not yet due and payable. Rendition (i) has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and (ii) is not a "personal holding company" within the meaning of Section 542 of the Code.

     As used in this Agreement, "Tax" (and with correlative meaning "Taxes" and "Taxable") means any and all taxes, including without limitation, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), and (B) any liability for the payment of any amount of the type described in the immediately preceding clause
(A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or of any other applicable law) of another entity or a member of an affiliated or combined group, or as a result of any express or implied obligation to indemnify any other person. "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a Taxing authority in connection with Taxes.

     2.14 Fees and Expenses.  Except for the fees and expenses payable to
          -----------------
Donaldson, Lufkin & Jenrette in an amount disclosed to Micron, Rendition has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     2.15 Insurance.  Rendition maintains in full force and effect fire and
          ---------
casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow Rendition to replace any of its properties that might be damaged or destroyed. Rendition maintains general liability, business interruption, director and officer, product liability and other insurance as described in the Rendition Disclosure Letter.

     2.16 Ownership of Property.  Rendition has good and marketable title to all
          ---------------------
of its assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind, except for a security interest granted to Micron to secure repayment of a loan extended by Micron to Rendition, and statutory liens for the payment of current Taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not materially affect properties and assets of Rendition. With respect to the property and assets it leases, Rendition is in material compliance with such leases.

     2.17 Environmental Matters.
          ---------------------

          2.17.1 During the period that Rendition has leased or owned its properties or owned or operated any facilities, there have been, to Rendition's knowledge, no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Rendition has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to Rendition having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under, (1) CERCLA; (2) any similar international, federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

          2.17.2 None of the properties or facilities of Rendition is or has been in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, above, under or about such properties or facilities, including, but not limited to, air, soil, ground water or surface water condition ("Environmental Violation"), except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Rendition. During the time that Rendition has owned or leased its properties and facilities, neither Rendition nor, to Rendition's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies).

          2.17.3 During the time that Rendition has owned or leased its properties and facilities, there has been no litigation brought or, to Rendition's knowledge, threatened against Rendition by, or any settlement reached by Rendition with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation.

     2.18 Board Approval.  The Board of Directors of Rendition has unanimously
          --------------
(i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of Rendition and its shareholders and the terms of the Merger are fair to Rendition and its shareholders.

     2.19 Vote Required.  The affirmative vote of a majority of the votes
          -------------
entitled to be cast by the holders of the outstanding shares of each of the Rendition Common Stock, the Rendition Preferred Stock and the Rendition Series C Shares is the only vote of the holders of Rendition Stock necessary to approve this Agreement, the Agreement of Merger, the Rendition Ancillary Agreements and the Merger.

     2.20 Fairness Opinion.  Rendition's Board of Directors has received an
          ----------------
opinion as of the Agreement Date from Donaldson, Lufkin & Jenrette to the effect that, as of the date hereof, the Conversion Ratio is fair to Rendition's shareholders from a financial point of view.

     2.21 Interested Party Transactions.  To Rendition's knowledge, none of the
          -----------------------------
officers or directors of Rendition, nor any member of their immediate families, has any direct or indirect ownership interest (except an interest of less than one percent of the stock of any corporation whose stock is publicly traded) in any person or entity that competes with Rendition or that purchases from or sells, licenses or furnishes to, Rendition, any goods, property, technology or intellectual or other property rights or services. To Rendition's knowledge, none of said officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract, agreement or informal arrangement with Rendition (or by which Rendition is bound), except for normal compensation for services as an officer, director or employee of Rendition. To Rendition's knowledge, none of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Rendition, except for the normal rights of a shareholder.

     2.22 Books and Records.
          -----------------

          2.22.1 The books, records and accounts of Rendition (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years,
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Rendition, and (d) accurately and fairly reflect the basis for the Financial Statements.

          2.22.2 Rendition maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Rendition is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          2.22.3 The minute books of Rendition provided to Micron contain a complete summary of all meetings, consents and actions of the board of directors (and any committees thereof) and the shareholders of Rendition since the time of its incorporation, accurately reflecting all transactions referred to in such minutes in all material respects.

     2.23 Full Disclosure.  All documents and papers delivered by or on behalf
          ---------------
of Rendition in connection with this Agreement or any of the transactions contemplated hereby were prepared and delivered in good faith by Rendition and are complete and authentic in all respects. Rendition has complied in good faith with all requests of Micron and its representatives for documents, papers and information relating to Rendition in connection with the transactions contemplated hereby, and has not failed to deliver any document, paper or other information required by Micron or its representatives in connection therewith. No representation or warranty by Rendition contained in this Agreement, the Merger Agreement, the Rendition Disclosure Letter, the exhibits hereto, the Rendition Ancillary Agreements, or any other agreement or instrument contemplated hereby, or in any document, written information, statement, financial statement, certificate or exhibit prepared or furnished or to be prepared and furnished by Rendition or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made or furnished, not false or misleading, provided, that with
                                                            --------
respect to any financial projections submitted to Micron, Rendition represents and warrants only that such financial projections were prepared in good faith based on reasonable assumptions and are not inconsistent with any other projections prepared by or for Rendition or reflected in any internal Rendition plans, budgets or forecasts.

3.   REPRESENTATIONS AND WARRANTIES OF MICRON

     Micron hereby represents and warrants to Rendition that, except as set forth in a letter from Micron, certified by an officer of Micron to be true, accurate and complete to the best of his knowledge and dated as of the Agreement Date, delivered to Rendition and attached hereto as Exhibit 3.0 (the "Micron Disclosure Letter"), each of the following representations, warranties and statements is true and correct:

     3.1  Organization and Good Standing.  Micron is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          3.2.1 Micron has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Micron is or will be a party that are required to be executed pursuant to this Agreement (the "Micron Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Micron Ancillary Agreements have been duly and validly approved and authorized by Micron's Board of Directors.

          3.2.2 This Agreement and the Micron Ancillary Agreements are, or when executed by Micron will be, valid and binding obligations of Micron, enforceable in accordance with their respective terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

          3.2.3 Neither the execution, delivery and performance of this Agreement, the Agreement of Merger or the Micron Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof or thereof will conflict with, or result in any violations of, or cause a default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Micron, under any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of Micron, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Micron or any of its properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances, which, individually or in the aggregate, would not have a material adverse effect on Micron.

          3.2.4 No consent, approval, order or authorization of or registration, designation, declaration or filing with, any Governmental Entity, is required to be obtained by Micron in connection with the execution, delivery and performance of this Agreement, the Agreement of Merger or the Micron Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing of such information with the SEC as may be required in connection with the Form S-4 or otherwise in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Agreement of Merger with the Secretaries of State of the States of California and Delaware; (iii) such filings and notifications as may be necessary under the HSR Act; and (iv) such other filings, authorizations, orders and approvals which, if not obtained or made, would not have a material adverse effect on Micron or a material adverse effect on the ability of the parties to consummate the Merger.

     3.3  Disclosure.
          ----------

          3.3.1 Micron has delivered to Rendition a disclosure package consisting of copies of each report, schedule, registration statement and definitive proxy statement filed by Micron with the SEC after December 31, 1996 (collectively, the "Micron Disclosure Package").

          3.3.2 As of their respective filing dates, documents filed by Micron with the SEC and included in the Micron Disclosure Package complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective filing dates, documents filed by Micron with the SEC and included in the Micron Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading in any material respect as of such dates.

     3.4  Validity of Shares.  The shares of Micron Common Stock to be issued
          ------------------
pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by Micron, and (b) will be free and clear of any liens and encumbrances except for applicable securities law restrictions with respect to affiliates of Rendition pursuant to Rule 145 promulgated under the Securities Act, under any applicable "blue sky" state securities laws and under any Rendition Affiliate Agreement to be executed pursuant to this Agreement.

4.   RENDITION PRECLOSING COVENANTS

     During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with
Section 9, Rendition covenants and agrees with Micron as follows:

     4.1  Advice of Changes.  Rendition will promptly advise Micron in writing
          -----------------
(a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of Rendition contained in Section 2 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (b) of any material adverse change in Rendition's business, results of operations or financial condition. To ensure compliance with this Section 4.1, Rendition will deliver to Micron within 15 days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements will be prepared in the ordinary course of its business, consistent with its past practice in accordance with Rendition's books and records and GAAP (except that such financial statements will not include the required footnotes) and will fairly present the financial position of Rendition as of their respective dates and the results of Rendition's operations for the periods then ended (subject to normal, recurring year end adjustments).

     4.2  Maintenance of Business. Rendition will carry on and preserve its
          -----------------------
business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Rendition becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Micron in writing and, if requested by Micron, will exert its reasonable best efforts to promptly restore the relationship.

     4.3  Conduct of Business. Rendition will continue to conduct its business
          -------------------
and maintain its business relationships in the ordinary and usual course and will not, except as otherwise contemplated by this Agreement or any Rendition Ancillary Agreement, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the President or Chief Financial Officer of Micron:

                 (a) borrow or lend any money other than advances to employees for travel and expenses that are incurred in the ordinary course of Rendition's business consistent with Rendition's past practice;

                 (b) enter into any transaction or agreement not in the ordinary course of Rendition's business, consistent with Rendition's past practice;

                 (c)  encumber or permit to be encumbered any of its assets;

                 (d) sell, transfer or dispose of any of its assets except in the ordinary course of Rendition's business, consistent with Rendition's past practice;

                 (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible, except in the ordinary course of Rendition's business, consistent with past practice;

                 (f) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with Rendition's past practices not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by Micron) or enter into any new employment or consulting agreement with any such person;

                 (g) change any of its accounting methods, except as required by GAAP;

                 (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any Rendition shareholder or securityholder, or make any other cash payment to any shareholder or securityholders of Rendition that is unusual, extraordinary, or not made in the ordinary course of Rendition's business consistent with its past practice (other than pursuant to arrangements with terminated employees in the ordinary course of business);

                 (i) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of Rendition's business, consistent with its past practice, and which are not material in amount or effect;

                 (j) guarantee or act as a surety for any obligation of any third party;

                 (k) except in the ordinary course of business consistent with past practice, waive or release any material right or claim arising under or in connection with any mortgage, deeds of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind;

                 (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock, or amend the Plan to increase the number of shares of Rendition Common Stock issuable thereunder; provided, however, that notwithstanding the
                                  --------  -------
foregoing, Rendition may (i) issue shares of Rendition Common Stock upon the exercise of the Rendition Options that are outstanding on the Agreement Date in accordance with their terms as now in effect, (ii) issue shares of Rendition Preferred Stock upon the exercise of Rendition Warrants that are outstanding on the Agreement Date in accordance with their terms as now in effect, and (iii) issue shares of Rendition Common Stock on conversion of outstanding shares of Rendition Preferred Stock, and on conversion of shares of Rendition Preferred Stock issued upon exercise of Rendition Warrants as provided above;

                 (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                 (n) merge, consolidate or reorganize with, or acquire, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

                 (o) amend its Articles of Incorporation or Bylaws, except as specifically contemplated herein;

                 (p) license any of its technology or intellectual property except in the ordinary course of its business consistent with past practice in connection with routine sales of products from inventory (and no license permitted hereby shall include any grant of a right to Rendition source code or a grant of exclusive rights to any Rendition Intellectual Property Rights);

                 (q) change any insurance coverage or issue any certificates of insurance, apart from renewals of existing insurance coverage in the ordinary course;

                 (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Micron for its review prior to filing;

                 (s) modify or change the exercise or conversion rights or exercise or purchase prices of any Rendition Stock, any Rendition Options or other Rendition securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Rendition or (ii) the vesting or release of any shares of capital stock or other securities of Rendition from any repurchase options or rights of refusal held by Rendition or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of this Agreement by Micron and Rendition;

                 (t) purchase or otherwise acquire, or sell or otherwise dispose of: (i) any shares of Micron Common Stock or other Micron securities or
(ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of Micron stock or other Micron securities; or

                 (u) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(t).

     4.4  Rendition Shareholder Approval.  Rendition shall call a meeting of the
          ------------------------------
Rendition Shareholders (the "Rendition Shareholder Meeting"), to be held within 45 days after the Form S-4 shall have been declared effective by the SEC, to submit this Agreement, the Merger and related matters for the consideration and approval of the

Rendition Shareholders (such approval by the Rendition Shareholders is referred to herein as the as the "Rendition Shareholder Vote"). Subject to the fiduciary obligations of Rendition's directors and officers and to Rendition's legal disclosure obligations, the Prospectus/Proxy Statement will include a statement to the effect that Rendition's Board of Directors has recommended that Rendition Shareholders approve the Merger. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Rendition's Board of Directors will not take any action whatsoever to revoke, modify, invalidate or withdraw the Rendition Shareholder Vote.

     4.5  Rendition Affiliate Agreements.
          ------------------------------

          4.5.1  Affiliate Agreements.  Concurrently with the execution of this
                 --------------------
Agreement, Rendition will cause each of those persons who may be deemed to be, in Rendition's reasonable judgment, an "affiliate" (within the meaning of Rule 144 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 144")) of Rendition, which persons are all listed on Exhibit 4.5.1(a) hereto (the "Rendition Affiliates"), to sign and deliver an affiliate agreement in the form of Exhibit 4.5.1(b) hereto (the "Rendition Affiliate Agreement") agreeing that such persons will make no disposition of Rendition Stock or Micron Common Stock to be received in exchange therefor: (i) in the 30 day period prior to the Effective Time; or (ii) after the Effective Time until Micron shall have publicly released its first report of financial statements that include the combined financial results of Micron and Rendition for a period of at least 30 days of combined operations. In addition, Rendition will use reasonable best efforts to cause each person or entity who may become an affiliate of Rendition after the Agreement Date and before the Effective Time to execute and deliver a Rendition Affiliate Agreement to Micron promptly after such person or entity becomes an affiliate of Rendition.

          4.5.2  Voting Agreement.  Concurrently with the execution of this
                 ----------------
Agreement, Rendition will cause each of those Rendition Shareholders listed in
Exhibit 4.5.2(a) hereto will sign and deliver to Micron a Voting Agreement in the form of Exhibit 4.5.2(b) hereto (the "Rendition Voting Agreement"), pursuant to which such persons will agree to approve the execution, delivery and performance of this Agreement and the Merger.

     4.6  Regulatory Approvals.  Rendition will promptly execute and file, or
          --------------------
join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, federal, state, local or foreign, which may be reasonably required, or which Micron may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement, any Rendition Ancillary Agreement or any Rendition Affiliate or Shareholder Agreements. Rendition will use its reasonable best efforts to obtain, and to cooperate with Micron to obtain promptly, all such authorizations, approvals and consents.

     4.7  Necessary Consents.  Rendition will use its reasonable best efforts
          ------------------
to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in this Section 4 to allow the consummation of the transactions contemplated hereby and to allow Micron to carry on Rendition's business after the Effective Time.

     4.8  Litigation.  Rendition will notify Micron in writing promptly after
          ----------
learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Entity, initiated by or against it, or known by it to be threatened against it.

     4.9  No Other Negotiations.  From and after the Agreement Date until the
          ---------------------
earlier of the Effective Time or the termination of this Agreement in accordance with Section 9, Rendition will not authorize, encourage or permit any officer, director, employee, shareholder or affiliate of Rendition or any other person, on its or their behalf, directly or indirectly to solicit or encourage any offer from any party or consider any inquiries or proposals received from any party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Micron), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of Rendition's business, assets or capital stock by merger, consolidation, sale of assets, sale of stock, tender offer or any other form of business combination ("Alternative Transaction"). Rendition will promptly notify Micron orally and in writing of any such inquiries or proposals. In addition, Rendition will not execute, enter into or become bound by (a) any letter of intent or agreement or commitment between Rendition and any third party that is related to an Alternative Transaction or (b) any agreement or commitment between Rendition and a third party providing for an Alternative Transaction.

     4.10 Access to Information.  Rendition will allow Micron and its agents
          ---------------------
reasonable access to the files, books, records, technology and offices of Rendition, including, without limitation, any and all information relating to Rendition's Taxes, commitments, contracts, leases, licenses, and real, personal, intellectual and intangible property and financial condition. Rendition will cause its accountants to cooperate with Micron and its agents in making available all financial information reasonably requested by Micron, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.11 Satisfaction of Conditions Precedent. Rendition will use its
          ------------------------------------
reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Section 7, and to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

     4.12 Form S-4, Prospectus/Proxy Statement and Blue Sky Laws. Rendition will
          ------------------------------------------------------
take those actions referenced in Section 1.8 above in connection with the Form S-4 and will use its best efforts to assist Micron to the extent necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger. None of the information relating to Rendition (or, to Rendition's knowledge, any other person) contained in any document, certificate or other writing furnished or to be furnished by or at the request of Rendition included in the Prospectus/Proxy Statement or Form S-4 at the time the Form S-4 becomes effective or at the time the Prospectus/Proxy Statement is mailed, or at the time of the Rendition Shareholder Meeting, or at the Effective Time, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Rendition Shareholder Meeting. The Prospectus/Proxy Statement, as it relates to Rendition, will comply as to form in all material respects to all applicable laws, determined as if Rendition were subject to the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed. Rendition will mail to the Rendition Shareholders in a timely manner, for the purpose of considering and voting upon the Merger at the Rendition Shareholder Meeting, the Prospectus/Proxy Statement included in the Form S-4.

     4.13 Pooling.  Rendition will cooperate with Micron to cause the business
          -------
combination to be effected by the Merger to be accounted for as a pooling of interests for accounting and financial reporting purposes. Following the Agreement Date, Rendition will not take any action which may preclude Micron from accounting for the Merger as a "pooling of interests" for accounting and financial reporting purposes. If Micron and Rendition disagree as to whether a particular action may preclude Micron from accounting for the Merger as a "pooling of interests," then Micron's decision shall prevail and Rendition shall not take any action objected to by Micron.

     4.14 Certain Investments and Agreements.  Rendition does not own, and will
          ----------------------------------
not make any purchase or other acquisition of, or investment in, any shares of Micron Common Stock or other securities of Micron. Rendition will not enter into any agreement with any holders of shares of Micron Common Stock calling for either Rendition or Micron to retire or reacquire all or part of the shares of Micron Common Stock to be issued pursuant to the Merger. Rendition will not enter into any financial arrangements for the benefit of any Rendition shareholder which, in effect, would negate the exchange of equity securities contemplated under this Agreement, the Agreement of Merger and the Merger, including without limitation any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by Micron shares to be issued pursuant to the Merger.

     4.15 Dissenting Shares.  As promptly as practicable after the date of the
          -----------------
Rendition Shareholder Vote and prior to the Closing Date, Rendition will furnish Micron with the name and address of each holder (or potential holder) of any Dissenting Shares (if any) and the number of Dissenting Shares (or potential Dissenting Shares) owned by each such holder.

     4.16 Termination of Registration and Voting Rights. All registration rights
          ---------------------------------------------
agreements and voting agreements applicable to or affecting any outstanding shares or other securities of Rendition will be duly terminated and canceled by no later than immediately prior to the Effective Time.

     4.17 Invention Assignment and Confidentiality Agreements.  Rendition will
          ---------------------------------------------------
use its best efforts to obtain from each employee and consultant of Rendition who has had or may have access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by Rendition, or to any other confidential or proprietary information of Rendition or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to Micron, duly executed by such employee or consultant and delivered to Rendition.

     4.18 Non-Competition Agreements.  Rendition will use its best efforts to
          --------------------------
cause John Zucker to execute and deliver to Micron at the Closing a Non-Competition Agreement in the form attached hereto as Exhibit 4.18 (the "Non-Competition Agreement").

     4.19 Rendition Warrants.  Rendition shall use its reasonable best efforts
          ------------------
to cause any Rendition Warrants, which will not by their terms be exercised or expire as of the Effective Time, to be exercised prior to the Effective Time.

     4.20 Closing of Merger. Rendition will cooperate with Micron in effecting
          -----------------
the Merger if, on or before the date indicated in Section 9.1.2 below, all the conditions precedent to Rendition's obligations to effect the Merger under
Section 7 hereof have been satisfied or waived by Rendition.

5.   MICRON PRECLOSING COVENANTS

     During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with
Section 9, Micron covenants and agrees as follows:

     5.1  Advice of Changes.  Micron will promptly advise Rendition in writing
          -----------------
(a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of Micron contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect and (b) of any material adverse change in Micron's business, results of operations or financial condition.

     5.2  Regulatory Approvals.  Micron will execute and file, or join in the
          --------------------
execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, federal, state, local or foreign, which may be reasonably required, or which Rendition may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Micron will use its reasonable best efforts to obtain all such authorizations, approvals and consents.

     5.3  Satisfaction of Conditions Precedent.  Micron will use its reasonable
          ------------------------------------
best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Section 7 and to cause the Merger and the other transactions contemplated by this Agreement to be consummated.

     5.4  Form S-4 and Blue Sky Laws.  Micron will take those actions referenced
          --------------------------
in Section 1.8 above in connection with the Form S-4 and to facilitate the issuance of Micron Common Stock upon the consummation of the Merger as provided herein.

     5.5  Listing on NYSE.  Micron will take such actions as may be reasonably
          ---------------
required for the shares of Micron Common Stock to be issued in the Merger to be authorized for listing on the New York Stock Exchange.

     5.6  Micron Affiliate Agreements.  Prior to the distribution of the
          ---------------------------
Prospectus/Proxy Statement, Micron will use its reasonable best efforts to cause each of those persons who may be deemed to be, in Micron's reasonable judgment, an "affiliate" (within the meaning of Rule 144) of Micron, which persons are all listed on Exhibit 5.6(a) hereto, to sign and deliver an affiliate agreement in the form of Exhibit 5.6(b) hereto (the "Micron Affiliate Agreements") agreeing that such persons will make no disposition of Micron Common Stock: (i) in the 30 day period prior to the Closing Date; or (ii) after the Closing Date until Micron shall have publicly released its first report of financial statements that include the combined financial results of Micron and Rendition for a period of at least 30 days of combined operations.

     5.7  Severance Arrangements.  Promptly after the Agreement Date, Micron
          ----------------------
will extend certain severance benefits to, and enter into severance arrangements with, Rendition officers and employees as set forth in Exhibit 5.7 attached hereto, with such benefits and arrangements to become effective at the Effective Time of the Merger.

     5.8  Assumption of Indemnification Obligations.  All rights to
          -----------------------------------------
indemnification existing in favor of the current directors and officers of Rendition for acts and omissions occurring prior to the Effective Time (except for rights, if any, to indemnification for claims by Micron alleging breach of this Agreement), and the elimination of personal liability for monetary damages, as provided in Rendition's Articles of Incorporation, Bylaws and indemnification agreements between Rendition and said directors (as in effect as of the Agreement Date), shall survive the Merger and shall be maintained by Micron for a period of not less than five years commencing from the Effective Time. This
Section 5.8 will survive the consummation of the Merger and will be binding on all successors and assigns of Micron. In the event that Micron, or any of Micron's successors or assigns, consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity, then and in each such case, proper provision shall be made so that the successors and assigns of Micron shall assume

Micron's obligations set forth in this Section 5.8. The provisions of this
Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of Rendition's current directors and officers and each such party's heirs and representatives.

6.   CLOSING MATTERS

     6.1  The Closing.  Subject to termination of this Agreement as provided in
          -----------
Section 9 below, the closing of the transactions contemplated by this Agreement, including the consummation of the Merger (the "Closing") will take place at the offices of Holland & Hart llp, 215 South State Street, Suite 500, Salt Lake City, Utah 84111 at 10:00 a.m., local time, on the first business day after all of the conditions to Closing set forth in Sections 7 and 8 hereof have been satisfied and/or waived in accordance with this Agreement, or on such later day as Micron and Rendition may mutually agree on (the "Closing Date").
Concurrently with the Closing, the Agreement of Merger will be filed in the offices of the Delaware Secretary of State and the California Secretary of State.

     6.2  Exchange of Certificates.
          ------------------------

          6.2.1 At the Closing, each holder of shares of Rendition Stock will surrender the certificate(s) for such shares (each a "Rendition Certificate"), duly endorsed to Micron or its transfer agent for cancellation as of the Effective Time. Promptly after the Effective Time and receipt of such Rendition Certificates, Micron or its transfer agent will issue to each tendering holder of a Rendition Certificate a certificate for the number of shares of Micron Common Stock to which such holder is entitled pursuant to Section 1.2.2 (less the Escrow Shares to be placed in escrow pursuant to Section 1.5 and the Escrow Agreement) and Micron or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 1.2.4. At or promptly after the Closing, Micron will deliver certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

          6.2.2 No dividends or distributions payable to holders of record of Micron Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Rendition Certificate until the holder of such unsurrendered Rendition Certificate surrenders such Rendition Certificate to Micron or its transfer agent as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Rendition Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Micron Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

          6.2.3 After the Effective Time there will be no further registration of transfers on the books of Rendition or its transfer agent of Rendition Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time,

Rendition Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

          6.2.4 Until Rendition Certificates representing shares of Rendition Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 6.2.1 above, such Rendition Certificates will be deemed, for all purposes, to evidence the right to receive the number of shares of Micron Common Stock into which such shares of Rendition Common Stock will have been converted pursuant to Section 1.1.2 and the Agreement of Merger, reduced by the number of shares withheld as Escrow Shares.

     6.3  Conversion of Options and Warrants.  Promptly after the Effective
          ----------------------------------
Time, Micron will notify in writing each holder of an outstanding Rendition Option or Rendition Warrant of the conversion of such Rendition Option or Rendition Warrant into an option or warrant, as the case may be, to purchase shares of Micron Common Stock in accordance with the provisions of Section 1.3 hereof, and the number of shares of Micron Common Stock that are then subject to such option or warrant and the exercise price and other terms of such option or warrant, as determined pursuant to Section 1.3. Micron may issue to each holder of a Rendition Option or Rendition Warrant a new option or warrant agreement or an addendum to the existing option or warrant agreement, as the case may be, reflecting such conversion and terms with respect to the converted Rendition Options and Rendition Warrants.

7.   CONDITIONS TO OBLIGATIONS OF RENDITION

     Rendition's obligations hereunder are subject of the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Rendition, but only in a writing signed by Rendition):

     7.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Micron set forth in Section 3 (as qualified by the Micron Disclosure Letter) will be true and accurate in every material respect on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, provided, that any inaccuracies in such representations and warranties will be
--------
disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a material adverse effect on Micron, and Rendition will have received a certificate to such effect executed by Micron's President or Chief Financial Officer.

     7.2  Covenants.  Micron will have performed and complied in all material
          ---------
respects with all of its covenants contained in Section 5 on or before the Closing, and Rendition will have received a certificate to such effect signed by Micron's President or Chief Financial Officer.

     7.3  Rendition Shareholder Approval.  The principal terms of this Agreement
          ------------------------------
and the Merger shall have been approved and adopted by the Rendition Shareholders in accordance with applicable law and Rendition's Articles of Incorporation and Bylaws.

     7.4  Compliance with Law; No Legal Restraints: No Litigation. No litigation
          -------------------------------------------------------
or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Micron. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, Governmental Entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

     7.5  Government Consents; HSR  Act Compliance.  There will have been
          ----------------------------------------
obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Rendition by Micron.

     7.6  Form S-4.  The Form S-4 shall have become effective under the
          --------
Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or overtly threatened by the SEC.

     7.7  Opinion of Micron's Counsel. Rendition will have received from Holland
          ---------------------------
& Hart LLP, counsel to Micron, an opinion substantially in the form of Exhibit 7.7.

     7.8  NYSE Listing.  The shares of Micron Common Stock to be issued to
          ------------
Rendition Shareholders in the Merger shall have been authorized for listing on the New York Stock Exchange, subject to notice of issuance.

     7.9  Absence of Material Adverse Change.  There shall not have been, in the
          ----------------------------------
reasonable judgment of the Board of Directors of Rendition, any material adverse change in the business or financial condition of Micron since the Agreement Date (other than changes resulting from the public announcement of the transactions contemplated by this Agreement).

     7.10 Consents.  Rendition shall have received duly executed copies of all
          --------
material third-party consents and approvals contemplated by this Agreement or the Rendition Disclosure Letter in form and substance reasonably satisfactory to Rendition, except for such consents and approvals as Micron and Rendition shall have agreed shall not be obtained, as contemplated by the Rendition Disclosure Letter.

     7.11 Tax-Free Reorganization.  Each of Rendition and Micron shall have
          -----------------------
received an opinion in form and substance satisfactory to them from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code, provided that if the respective counsel to Micron or Rendition does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In preparing the Rendition and the Micron tax opinions, counsel may rely on (and to the extent reasonably required, the parties and the Rendition Shareholders shall make) reasonable representations related thereto.

     7.12 Fairness Opinion.  Rendition's Board of Directors shall have received
          ----------------
a written opinion from Donaldson, Lufkin & Jenrette, to the effect that the Merger is fair to Rendition and its shareholders from a financial point of view as of the Agreement Date.

     7.13 Pooling Opinion.  Rendition's Board of Directors shall have received a
          ---------------
letter from Ernst & Young LLP, dated as of the Closing, stating such firm's concurrence with Rendition management's conclusions as to the appropriateness of pooling of interests accounting for Rendition under APB 16 and all published rules, regulations and policies of the SEC if closed and consummated in accordance with this Agreement.

8.   CONDITIONS TO OBLIGATIONS OF MICRON

     The obligations of Micron hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Micron, but only in a writing signed by Micron):

     8.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Rendition set forth in Section 2 (as qualified by the Rendition Disclosure Letter) will be true and accurate in every material respect on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date) with the same force and effect as if they had been made at the Closing, provided, that any inaccuracies in such representations and warranties will be
--------
disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect on Rendition, and Micron will have received a certificate to such effect (which certificate shall enumerate any inaccuracies in such representations and warranties of which Rendition is then aware, including those which may not constitute or result in a Material Adverse Effect on Rendition) executed by Rendition's Chief Executive Officer and Chief Financial Officer.

     8.2  Covenants.  Rendition will have performed and complied in all material
          ---------
respects with all of its covenants contained in Section 4 on or before the Closing, and Micron will have received a certificate to such effect signed by Rendition's Chief Executive Officer and Chief Financial Officer.

     8.3  Absence of Material Adverse Change.  There will not have been any
          ----------------------------------
material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of Rendition (other than changes resulting from the public announcement of the transactions contemplated by this Agreement), and Micron will have received a certificate to such effect signed by Rendition's Chief Executive Officer and Chief Financial Officer.

     8.4  Compliance with Law; No Legal Restraints; No Litigation.  There will
          -------------------------------------------------------
not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, Governmental Entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays ,conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on): (i) the Merger or any other material transaction contemplated by this Agreement or any Rendition Ancillary Agreements; (ii) Micron's payment for, or acquisition or purchase of, some or all of the shares of Rendition Stock or any material part of the assets of Rendition; or (iii) Micron's direct or indirect ownership or operation of all or any material portion of the business or assets of Rendition. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Rendition or which asserts that Rendition's or Micron's negotiations regarding this Agreement, Micron's or Rendition's entering into this Agreement or Rendition's or Micron's consummation of the Merger or any Rendition Ancillary Agreement, constitutes a material breach or violation of any material agreement or commitment of Rendition or constitutes tortious conduct on the part of Micron or Rendition.

     8.5  Government Consents: HSR Act Compliance. There will have been obtained
          ---------------------------------------
at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any Governmental Entity or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Rendition by Micron.

     8.6  Opinion of Rendition's Counsel.  Micron will have received from
          ------------------------------
Fenwick & West LLP, counsel to Rendition, an opinion substantially in the form of Exhibit 8.6.

     8.7  Form S-4.  The Form S-4 shall have become effective under the
          --------
Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall on the Closing Date not be subject to any proceedings commenced or overtly threatened by the SEC.

     8.8  Consents.  Micron will have received duly executed copies of all
          --------
material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Rendition Disclosure Letter or reasonably deemed necessary by Micron's legal counsel to provide for:
(i) the continuation in full force and effect of any and all material contracts, agreements and leases of Rendition after the Merger; (ii) the preservation of Rendition's Intellectual Property Rights and other assets and properties after the Merger; and (iii) Micron to consummate the Merger and the other transactions contemplated by this Agreement and the Rendition Ancillary Agreements and in form and substance reasonably satisfactory to Micron.

     8.9  Rendition Shareholder Approval.  The principal terms of this Agreement
          ------------------------------
and the Agreement of Merger, the Merger and Rendition Ancillary Agreements will have been duly and validly approved and adopted by the Rendition Shareholder Vote at the Rendition Shareholder Meeting in accordance with applicable law and Rendition's Articles of Incorporation and Bylaws.

     8.10 Dissenting Shares.  The Dissenting Shares shall not constitute more
          -----------------
than 2% of the total number of shares of Rendition Stock outstanding immediately prior to the Effective Time.

     8.11 Affiliate Agreements.  Each Rendition Affiliate who is to receive
          --------------------
Micron Common Stock in the Merger will have executed and delivered to Micron a Rendition Affiliate Agreement in the form of Exhibit 4.5.1(b).

     8.12 Non-Competition Agreement.  Micron will have received from John Zucker
          -------------------------
an executed Non-Competition Agreement in the form of Exhibit 4.18.

     8.13 Escrow Agreement.  Micron will have received a fully executed copy of
          ----------------
the Escrow Agreement in the form of Exhibit 1.5 executed by the Escrow Agent, the Rendition Shareholder Representative and each of the Rendition Shareholders named therein.

     8.14 Termination or Expiration of Rendition Warrants.  Micron shall have
          -----------------------------------------------
received evidence satisfactory to it, confirming that all Rendition Warrants not previously exercised have expired or terminated in accordance with their terms or will expire or terminate in accordance with their terms effective immediately prior to the Effective Time.

     8.15 Other Agreements.  The holders of Rendition Options shall have
          ----------------
executed and delivered to Micron such other documents as Micron may reasonably request to effect the transactions contemplated hereby and establish compliance with applicable securities laws, including, as applicable, an agreement acknowledging the terms of the Micron Options issuable to them.

     8.16 NYSE Listing.  The shares of Micron Common Stock to be issued to
          ------------
Rendition Shareholders in the Merger shall have been authorized for listing on the New York Stock Exchange, subject to notice of issuance.

     8.17 Tax-Free Reorganization.  Each of Rendition and Micron shall have
          -----------------------
received an opinion in form and substance satisfactory to them from their respective counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code, provided that in if the respective counsel to Micron or Rendition does not render such an opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In preparing the Rendition and the Micron tax opinions, counsel may rely on (and to the extent reasonably required, the parties and the Rendition Shareholders shall make) reasonable representations related thereto.

     8.18 Satisfactory Form of Legal and Accounting Matters. The form, scope and
          -------------------------------------------------
substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to Micron's counsel.

     8.19 Pooling Opinions.  Micron's Board of Directors shall have received a
          ----------------
letter from Coopers & Lybrand LLP, dated as of the Closing, stating such firm's concurrence with Micron management's conclusions as to the appropriateness of pooling of interests accounting for Micron and the Merger under APB 16 and all published rules, regulations and policies of the SEC, if closed and consummated in accordance with this Agreement. The condition set forth in Section 7.13 above shall also have been satisfied.

9.   TERMINATION OF AGREEMENT

     9.1  Prior to Closing.
          ----------------

          9.1.1 This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Micron and Rendition.

          9.1.2 Either Micron or Rendition may terminate this Agreement upon written notice to the other if either (a) the Effective Time shall not have occurred on or before December 15, 1998; provided that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (b) at any time before the Effective Time there shall be any domestic or foreign law, rule, regulation, order, judgment or decree that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

          9.1.3 Micron may terminate this Agreement at any time prior to the Effective Time by written notice to Rendition upon a breach of any representation, warranty or agreement set forth in this Agreement such that the conditions set forth in either Section 8.1 or 8.2 would not be satisfied (a "Terminating Rendition Breach"); provided, however, that if such Terminating Rendition Breach is curable by Rendition through the exercise of its best efforts and Rendition continues to exercise such best efforts, Micron may not terminate this Agreement under this Section 9.1.3 for a period of 10 days from the date on which Micron delivers to Rendition written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Rendition Breach.

          9.1.4 Rendition may terminate this Agreement at any time prior to the Effective Time by written notice to Micron upon a breach of any representation, warranty or agreement set forth in this Agreement such that the conditions set forth in either Section 7.1 or 7.2 would not be satisfied (a "Terminating Micron Breach"); provided, however, that if such Terminating Micron Breach is curable by Micron through the exercise of its best efforts and Micron continues to exercise such best efforts, Rendition may not terminate this Agreement under this Section 9.1.4 for a period of 10 days from the date on which Rendition delivers to Micron written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Micron Breach.

          9.1.5 Either party may terminate this Agreement upon written notice to the other party if the Rendition Shareholders do not approve the Merger at the Rendition shareholder meeting called for the purpose of soliciting such approval.

     9.2  No Liability.  Any termination of this Agreement pursuant to this
          ------------
Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in
Sections 10.2 and 11.5 and in the Mutual Nondisclosure and Nonuse Agreement between Rendition and Micron dated February 17, 1998 (the "Mutual Nondisclosure Agreement"), which will survive termination of this Agreement; provided,
                                                               --------
however, that nothing herein will limit the obligation of Rendition and Micron
-------
to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.11 and 5.3 hereof, respectively; and provided further, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

10.  INDEMNIFICATION

     10.1 Survival of Representations.  All representations, warranties,
          ---------------------------
statements, covenants and agreements of Rendition contained in this Agreement, the exhibits hereto, and the other documents, certificates and instruments delivered or to be delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, will survive the Closing and the Merger and will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Micron, until the first anniversary of the Closing Date, and shall thereafter cease to be of any force or effect (unless otherwise specifically provided herein), except with respect to claims as to which notice has been given as provided in this Section 10 prior to such date and which are pending on such date.

     10.2 Agreement to Indemnify.  The Rendition Shareholders will jointly and
          ----------------------
severally indemnify and hold harmless Micron and its officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control Micron within the meaning of the Securities Act (each hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, demonstrable damages, liabilities and expenses including, without limitation, attorneys' fees, other professionals' and experts' fees and court or arbitration costs (hereinafter collectively referred to as "Damages") incurred in connection with, related to or arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, agreements or covenants given or made by Rendition in this Agreement or in the Rendition Disclosure Letter or any agreement or certificate delivered by or on behalf of Rendition pursuant hereto or resulting from any failure of any Rendition Shareholders to have good, valid and marketable title to the issued and outstanding Rendition Stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessment or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Rendition Stock in favor of the Merger and the other transactions contemplated by this Agreement.

     10.3 Provisions Regarding Indemnification.  An Indemnified Person shall
          ------------------------------------
give the Rendition Shareholder Representative and the Escrow Agent, written notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Section 10, consistent with the notification provisions of the Escrow Agreement. With respect to claims for indemnification involving third party claims, demands or proceedings, the indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the Indemnified Person. At its own expense, the Indemnified Person shall have the right to participate in the defense of any such third party claim, demand, action or proceeding, provided, that if an Indemnified Person shall have reasonably
               --------
concluded that there is a conflict of interest between the indemnifying party and such Indemnified Person in the conduct of any such defense, then the fees and expenses of such Indemnified Person's counsel shall be at the expense of the indemnifying party. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the appropriate Indemnified Person; provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the Indemnified Person refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the Indemnified Person shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and
(ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement.

     10.4 Limitations.  Notwithstanding anything herein to the contrary:
          -----------

                 (a) In seeking indemnification for Damages under this Section 10 prior to the Escrow Release Date, the Indemnified Persons will first exercise their rights and remedies under the Escrow Agreement with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Recourse shall not be taken directly against the Rendition Affiliates or any of the additional Rendition Shareholders listed on Exhibit 10.4(a) hereof (such Rendition Affiliates and additional Rendition Shareholders being referred to collectively herein as the "Principal Rendition Shareholders") (to the extent of the "Additional Five Percent Liability Amount," as defined below) until the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement have been exhausted. Except for intentional fraud or willful misconduct: (i) no Rendition Shareholder other than the Principal Rendition Shareholders shall have any liability to an Indemnified Person under this Agreement except to the extent of such Rendition Shareholder's Escrow Shares and any other assets deposited under the Escrow Agreement, (ii) the additional liability of each of the Principal Rendition Shareholders to an Indemnified Person under this Agreement shall be limited to the Additional Five Percent Liability Amount, and (iii) the remedies set forth in this Section 10 and in the Escrow Agreement shall be the exclusive remedies of Micron and the other Indemnified Persons hereunder against any Rendition Shareholder or Principal Rendition Shareholder.

                 (b) The indemnification provided for in this Section 10 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $250,000 (the "Basket"), in which event Rendition Shareholders and Principal Rendition Shareholders shall, subject to the limitations set forth herein, be liable to indemnify the Indemnified Persons for all Damages, including the Basket amount.

                 (c) The indemnification obligations of the Principal Rendition Shareholders shall, until the Escrow Release Date, extend beyond the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement, to the extent of the Additional Five Percent Liability Amount. In no event will the Principal Rendition Shareholders, as a group, be liable for indemnification pursuant to this Section 10 or the Escrow Agreement (beyond the portion of the Escrow Shares withheld from the Principal Rendition Shareholders pursuant to the terms of
Section 1.4 above and the Escrow Agreement) in an amount in excess of five percent (5%) of the amount determined by multiplying the number of shares of Micron Common Stock to be issued to all Rendition Shareholders at the Effective Time of the Merger pursuant to Section 1.2 above, by the average closing sale price of Micron Common Stock as quoted on the New York Stock Exchange during the twenty day period immediately preceding (but not including) the Closing Date (the "Additional Five Percent Liability Amount"). The maximum liability shall be allocated among the Principal Rendition Shareholders on a pro-rata basis, in accordance with the number of shares of Rendition Stock held by each Principal Rendition Shareholder immediately prior to the Closing (assuming the conversion to Rendition Common Stock of all shares of Rendition Preferred Stock). Accordingly, the liability of each individual Principal Rendition Shareholder for indemnification pursuant to this Section 10 or the Escrow Agreement (beyond the portion of the Escrow Shares withheld from such Principal Rendition Shareholder pursuant to the terms of Section 1.4 above and the Escrow Agreement) shall not exceed the product determined by multiplying the Additional Five Percent Liability Amount by a fraction, the numerator of which is the number of shares of Rendition Stock held by such Principal Rendition Shareholder immediately prior to the Closing, and the denominator of which is the number of shares of Rendition Stock held by all Principal Rendition Shareholders immediately prior to the Closing, with such numbers of shares of Rendition Stock determined as if all shares of Rendition Preferred Stock had been converted into shares of Rendition Common Stock.

11.  MISCELLANEOUS

     11.1 Governing Law, Jurisdiction and Venue.  The internal laws of the State
          -------------------------------------
of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors of Rendition shall be governed by the CGCL. In the event of any claim or dispute arising hereunder, the parties consent to the exclusive jurisdiction and venue of the federal and state courts residing in Boise, Idaho.

     11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto
          -----------------------------------------------
may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.3 Severability.  If any provision of this Agreement, or the application
          ------------
thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and the application of such provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     11.4 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both of the parties reflected hereon as signatories.

     11.5 Remedies.  Except as otherwise provided herein, any and all remedies
          --------
herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     11.6 Amendment and Waivers.  Any term or provision of this Agreement may be
          ---------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto any time before or after approval of the Rendition Shareholders, but after such approval no amendment will be made which by applicable law requires the further approval of the Rendition Shareholders without obtaining such further approval.

     11.7 Expenses.  In the event that the Merger is consummated, the expenses
          --------
and fees of each of the parties with respect to this Agreement and the transactions contemplated hereby will be borne by Micron, as the Surviving Corporation; Micron will pay the professional fees of Rendition's investment bankers in compliance with the payment terms set forth in the agreement between such parties, and will pay the reasonable fees and expenses of Rendition's counsel promptly after presentation of such counsel's invoice . In the event that the Merger is not consummated, each party will bear its respective fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby.

     11.8 Attorneys' Fees.  Should suit be brought to enforce or interpret any
          ---------------
part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     11.9 Notices.  Any notice or other communications pursuant to this
          -------
Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)  If to Micron:

          Micron Technology, Inc.
          8000 S. Federal Way
          Boise, Idaho 83716-9632
          Attention:  Roderic W. Lewis, Vice President of Legal Affairs
          Telecopier:  (208) 368-4540

     with a copy to:

          Holland & Hart LLP
          215 S. State Street, Suite 500
          Salt Lake City, UT  84111
          Attention:  Chris Anderson
          Telecopier:  (801) 364-9124

     (ii) If to Rendition:

          Rendition, Inc.
          999 E. Arques Avenue
          Sunnyvale, CA  94086
          Attention:  CEO
          Telecopier:  (408) 822-0198

     With a copy to:

          Fenwick & West LLP
          Two Palo Alto Square
          Palo Alto, CA  94306
          Attention:  Susan Dunn
          Telecopier:  (650) 494-1417

     All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

     11.10  Construction of Agreement. This Agreement has been negotiated by the
            -------------------------
respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a

Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     11.11  No Joint Venture.  Nothing contained in this Agreement will be
            ----------------
deemed or construed as creating a joint venture or partnership between the parties hereto. Neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party. Neither party will have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. Neither party will have any power or authority to bind or commit the other. Neither party will hold itself out as having any authority or relationship in contravention of this Section.

     11.12  Further Assurances.  Each party agrees to cooperate fully with the
            ------------------
other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     11.13  Absence of Third Party Beneficiary Rights.  No provisions of this
            -----------------------------------------
Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     11.14  Public Announcement.  Upon execution of this Agreement, Micron and
            -------------------
Rendition will issue a press release approved by both parties announcing the Merger. Thereafter, Micron may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be necessary or appropriate. Rendition will make no disclosure regarding the Merger or this Agreement without the prior written consent of Micron.

     11.15  Confidentiality.  Rendition and Micron each confirm that they have
            ---------------
entered into the Mutual Nondisclosure Agreement and that they are each bound by, and will abide by, the provisions of such agreement (except that Micron will cease to be bound by such agreement when the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

     11.16  Entire Agreement.  This Agreement and the exhibits hereto constitute
            ----------------
the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual Nondisclosure Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


"Micron"                                        "Rendition"

Micron Technology, Inc.                         Rendition, Inc.


By: /s/ Steven R. Appleton                      By: /s/ John Zucker
Name: Steven R. Appleton                        Name: John Zucker
Title: President                                Title: Chief Executive Officer




                                  APPENDIX B

                              AGREEMENT OF MERGER
                                      OF
                            MICRON TECHNOLOGY, INC.
                                      AND
                                RENDITION, INC.


     This Agreement of Merger (the "Agreement") is made and entered into as of ______, 1998 between Micron Technology, Inc., a Delaware corporation ("Micron"), and Rendition, Inc., a California corporation ("Rendition"). Micron and Rendition are sometimes referred to collectively herein as the "Constituent Corporations."

                                    RECITALS

     A. Micron and Rendition have entered into an Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Plan"), providing for, among other things, the merger of Rendition with and into Micron (the "Merger"), such that Micron will be the surviving corporation of the Merger, in accordance with the Delaware General Corporation Law (the "Delaware Law") and the California General Corporation Law (the "California Law").

     B. The Boards of Directors of Micron and Rendition have determined the Merger to be advisable and in the respective best interests of Micron and Rendition and their respective shareholders.

     C. The Plan, this Agreement and the Merger have been approved by the shareholders of Rendition.

     D. Pursuant to the Merger, the shareholders of Rendition will exchange their Rendition securities for a certain number of shares of the Common Stock of Micron, as set forth in this Agreement and in the Plan.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to the terms and conditions set forth herein and in the Plan, the parties agree as follows:

1.   The Merger.
     ----------

     1.1.  Merger. Rendition will be merged with and into Micron pursuant to the
           ------
terms and conditions of this Agreement and the Plan, and in accordance with applicable provisions of the California Law and the Delaware Law. Micron shall be the surviving corporation in the Merger and is sometimes referred to herein as the "Surviving Corporation." The name of the Surviving Corporation shall continue to be Micron Technology, Inc.

     1.2.  Filing and Effectiveness. The Merger shall become effective under the
           ------------------------
laws of the States of California and Delaware as the result of (i) the filing of this Agreement with the Secretary of State of the State of California, and (ii) the filing of this Agreement (or, in lieu thereof, a Certificate of Merger) with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective, as set forth above, is referred to herein as the "Effective Time."

     1.3.  Effects of the Merger.  Upon the Effective Time of the Merger:
           ---------------------
           (a) Rendition will be merged with and into Micron pursuant to the terms and conditions of this Agreement and the Plan, and in accordance with applicable provisions of the California Law and the Delaware Law, and the separate existence of Rendition shall cease.

           (b) The Surviving Corporation's separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

           (c) The Surviving Corporation shall succeed, without transfer, to all of the rights, privileges, powers and franchises of Rendition, and all of the debts, choses in action and other interests due or belonging to Rendition, pursuant to the California Law and the Delaware Law.

           (d) The title to property owned by Rendition shall be automatically transferred to and vested in the Surviving Corporation without reversion or impairment.

           (e) The Certificate, Bylaws, directors and officers of the Surviving Corporation shall be as set forth in Sections 1.4-1.6 hereof.

           (f) All shares of Micron Common Stock (as defined below) that are issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding.

           (g) All shares of Rendition Common Stock and Rendition Preferred Stock (as such terms are defined in Section 2 below) and each outstanding Rendition Option (as defined below) outstanding immediately prior to the Effective Time will be converted as provided in Section 2 below.

           (h) The Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law and the California Law.

     1.4.  Certificate of Incorporation. The Certificate of Incorporation of
           ----------------------------
Micron as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.

     1.5.  Bylaws.  The Bylaws of Micron as in effect immediately prior to the
           ------
Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.

     1.6.  Directors and Officers. The directors and officers of Micron
           ----------------------
immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their successors shall have been elected and qualified or until otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation, or the Bylaws of the Surviving Corporation.

2.  Manner of Conversion of Shares and Options.
    ------------------------------------------

    2.1.  Rendition Common Stock. Upon the Effective Time, each share of the
          ----------------------
Common Stock of Rendition, no par value (the "Rendition Common Stock") issued and outstanding immediately prior thereto, other than shares, if any, for which dissenters' rights have been perfected in compliance with applicable law, will by virtue of the Merger, and without any action by the holder thereof or any other person, be converted into and represent the right to receive ____________ (such fractional interest being referred to herein as the "Conversion Ratio") of one share of the fully paid and nonassessable Common Stock, par value $0.10 per share, of Micron (the "Micron Common Stock").

    2.2.  Rendition Preferred Stock.  Upon the Effective Time, each share of the
          -------------------------
Preferred Stock, no par value, of Rendition, whether designated as Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (collectively, the "Rendition Preferred Stock") issued and outstanding immediately prior thereto, other than shares, if any, for which dissenters' rights have been perfected in compliance with applicable law, will by virtue of the Merger, and without any action by the holder thereof or any other person, be converted into and represent the right to receive a fraction of a share of fully paid and nonassessable Micron Common Stock, determined by multiplying the number of shares of Rendition Common Stock into which such shares of Rendition Preferred Stock were convertible immediately prior to the Effective Time by the Conversion Ratio.

    2.3.  Fractional Shares. No fractional shares of Micron Common Stock will be
          -----------------
issued in connection with the Merger, but in lieu thereof each holder of Rendition Common Stock and/or Rendition Preferred Stock (collectively, "Rendition Stock") who would otherwise be entitled to receive a fraction of a share of Micron Common Stock will receive from Micron, promptly after the

Effective Time, an amount of cash equal to the average closing sale price of Micron Common Stock as quoted on the New York Stock Exchange for the twenty day period immediately preceding (but not including) the day on which the Effective Time occurs multiplied by the fraction of a share of Micron Common Stock to which such holder would otherwise be entitled. The fractional interests of each holder of Rendition Stock (each a "Rendition Shareholder" and collectively the "Rendition Shareholders") will be aggregated so that no Rendition Shareholder will receive cash in an amount equal to or greater than the value of one full share of Micron Common Stock.

    2.4.  Exchange of Certificates.  As soon as practicable after the Effective
          ------------------------
Time, the Surviving Corporation will send to all Rendition Shareholders a letter of transmittal with instructions for the exchange of certificates representing Rendition Stock (the "Certificates") for certificates representing the appropriate number of shares of Micron Common Stock. Upon surrender of a Certificate for cancellation, together with such other documents as may be reasonably required by Micron, the Rendition Shareholder holding such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Micron Common Stock, and cash in lieu of fractional shares, which such Rendition Shareholder has the right to receive pursuant to the provisions of this Agreement and the Plan, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated herein, each Certificate shall be deemed, on and after the Effective Time, to evidence the ownership of the number of full shares of Micron Common Stock into which such shares of Rendition Stock shall have been so converted, and the right to receive an amount in lieu of any fractional shares of Micron Common Stock as contemplated by this Agreement, the Plan and the Delaware Law or the California Law.

    2.5.  Dissenting Shares.  Notwithstanding the foregoing, shares of Rendition
          -----------------
Stock as to which dissenters' rights have been effectively asserted in accordance with the California Law, and which have not been withdrawn, shall not be exchanged pursuant to the terms of this Section 2, but shall receive the treatment provided for pursuant to the California Law. Shares of Rendition Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights can no longer be legally exercised under the California Law will be converted into shares of Micron Common Stock as provided in this Section 2.

    2.6.  Conversion of Rendition Options.  Upon the Effective Time, each of the
          -------------------------------
then outstanding options (collectively, the "Rendition Options") exercisable for the purchase of Rendition Common Stock granted pursuant to the Rendition 1994 Equity Incentive Plan, as amended (the "Plan") will by virtue of the Merger and in accordance with the terms of the Plan and such Rendition Option, and without any action on the part of any holder thereof, be converted into an option (a "Micron Option") to purchase the number of shares of Micron Common Stock determined by multiplying the number of shares of Rendition Common Stock subject to such Rendition Option at the Effective Time by the Conversion Ratio, at an exercise price per share of Micron Common Stock equal to the exercise price per share of such Rendition Option immediately prior to the Effective Time divided by the Conversion Ratio and rounded up to the nearest cent. If the foregoing calculation results in a converted option being exercisable for a fraction of a share of Micron Common Stock, then the number of shares of Micron Common Stock subject to such Micron Option will be rounded down to the nearest whole share, with no cash being payable for such fractional share. The remaining terms of each Micron Option shall be shall be substantially the same as those applicable to the Rendition Options being converted, as provided in the Plan.

    3.  Further Assignments. After the Effective Time, the Surviving Corporation
        -------------------
and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to Rendition's property or rights and otherwise to carry out the purposes of this Agreement and the Plan, in the name of Rendition or otherwise.

    4.  Miscellaneous.
        -------------

        4.1.  Plan.  The Plan and this Agreement are intended to be construed
              ----
together in order to effectuate their purposes.

        4.2.  Termination.  Notwithstanding the approval of this Agreement by
              -----------
the shareholders of Rendition, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Micron and Rendition, or in the event that the Plan is terminated in accordance with its terms. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Micron or Rendition or their respective officers and directors, except as otherwise provided in the Plan.

        4.3.  Amendment.  This Agreement may be amended by the parties hereto at
              ---------
any time before or after approval by the shareholders of Rendition, but, after such approval, no amendment will be made which, by applicable law, requires the further approval of the shareholders of Rendition without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Micron and Rendition.

        4.4.  Assignment; Binding Upon Successors and Assigns. No party may
              -----------------------------------------------
assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        4.5.  Governing Law, Jurisdiction and Venue.  This Agreement shall be
              -------------------------------------
governed by and construed in accordance with the internal laws of the State of Delaware (irrespective of its choice of law principles). In the event of any claim or dispute arising hereunder, the parties consent to the exclusive jurisdiction and venue of the federal and state courts residing in Boise, Idaho.

        4.6.  Counterparts.  This Agreement may be executed in two or more
              ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

RENDITION, INC.          MICRON TECHNOLOGY, INC.


By:                      By:
   ------------------       --------------------

Title:                   Title:
      ---------------          -----------------
Attest:                  Attest:
       --------------           ----------------
By:                      By:
   ------------------       --------------------






SLC:0018674.01

                                  APPENDIX C

              Donaldson, Lufkin & Jenrette Securities Corporation
                  3000 Sand Hill Road, Building 3, Suite 190
                             Menlo Park, CA  94025
                                (650) 234-2800


                                                            As of June 22, 1998

Rendition, Inc.
999 East Arques Avenue
Sunnyvale, CA 94086

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Rendition, Inc. (the "Company") of the Conversion Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Agreement"), by and between Micron Technology, Inc. ("Micron") and the Company, pursuant to which Rendition will be merged (the "Merger") with and into Micron.

     Pursuant to the Agreement, each share of common stock, no par value ("Company Common Stock"), of the Company will be converted, subject to certain exceptions, into the right to receive a number of shares of common stock, $.10 par value per share, of Micron ("Micron Common Stock") equal to the quotient of
(i) 3,676,471 and (ii) the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the consummation of the Merger and (b) the shares of Company Common Stock issuable (as determined immediately prior to the Merger) upon (X) conversion of all outstanding shares of preferred stock of the Company, (Y) exercise of certain options to purchase Company Common Stock and warrants to purchase preferred stock of the Company and (Z) conversion of all shares of preferred stock of the Company, but excluding the number of shares of Company Common Stock issuable upon exercise of certain unvested options to purchase Company Common Stock (such quotient, the "Conversion Ratio"). We have, with your consent, assumed that all outstanding shares of preferred stock of the Company will be converted into shares of Company Common Stock prior to consummation of the Merger.

     In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Micron including information provided during discussions with their respective managements. Included in the information provided during discussions with the management of the Company were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 1999 prepared by the management of the Company. In addition, we have compared certain financial and securities data of Micron with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Micron Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Micron or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. In particular, we have relied on the views of the management of the Company as to the Company's projected working capital requirements for the period for which financial projections were provided. In addition, we have relied upon our discussions with the management of Micron as to their views of the future operating and financial performance of Micron and their views as to the accuracy of certain securities industry research reports with respect to Micron. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. We are expressing no opinion as to the prices at which Micron Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and any other business strategies that may have been considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Conversion Ratio is fair to the shareholders of the Company from a financial point of view.

                                    Sincerely,

                                    DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION



                                    By: /s/ Steven D. Brooks
                                        --------------------
                                        Steven D. Brooks
                                        Managing Director

                                  APPENDIX D

                               CHAPTER 13 OF THE

                      CALIFORNIA GENERAL CORPORATIONS LAW

                              DISSENTER'S RIGHTS

Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions:

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions: (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class. (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or,
(B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting. (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301. (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302. (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

Section 1306. Prevention of immediate payment; status as creditors; interest To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

Section 1307.  Dividends on dissenting shares.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

Section 1309.  Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in
Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

Section 1311.  Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                  APPENDIX E
================================================================================
                                   FORM 10-K

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

FOR THE FISCAL YEAR ENDED       AUGUST 28, 1997

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

FOR THE TRANSITION PERIOD FROM        TO

Commission file number             1-10658


                            MICRON TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                                        75-1618004
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

8000 S. FEDERAL WAY, P.O. BOX 6, BOISE, IDAHO                  83707-0006
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE            (208) 368-4000

SECURITIES REGISTERED PURSUANT TO SECTION                 NAME OF EACH EXCHANGE
           12(b) OF THE ACT:                               ON WHICH REGISTERED
          TITLE OF EACH CLASS
 COMMON STOCK, PAR VALUE $.10 PER SHARE                  NEW YORK STOCK EXCHANGE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                     NONE
                               (TITLE OF CLASS)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of registrants knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The aggregate market value of the voting stock held by nonaffiliates of the registrant, based upon the closing price of such stock on August 28, 1997, as reported by the New York Stock Exchange, was approximately $8.0 billion. Shares of common stock held by each officer and director and by each person who owns 5% or more of the outstanding common stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

  The number of outstanding shares of the registrant's common stock on August 28, 1997 was 211,348,008.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the Proxy Statement for registrant's 1997 Annual Meeting of Shareholders to be held on November 25, 1997, are incorporated by reference into
Part III of this Annual Report on Form 10-K.

                                    PART I

ITEM 1.  BUSINESS

  The following discussion contains trend information and other forward-looking statements (including statements regarding future operating results, future capital expenditures and facility expansion, new product introductions, technological developments and industry trends) that involve a number of risks and uncertainties. The Company's actual results could differ materially from the Company's historical results of operations and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors and Quantitative and Qualitative Disclosures about Market Risk." All period references are to the Company's fiscal periods ended August 28, 1997, August 29, 1996 or August 31, 1995, unless otherwise indicated.


GENERAL

  Micron Technology, Inc. and its subsidiaries (hereinafter referred to collectively as "MTI" or the "Company") principally design, develop, manufacture and market semiconductor memory products, personal computer ("PC") systems and custom complex printed circuit board, memory module and system level assemblies. The Company's PC, contract manufacturing and component recovery businesses ("SpecTek") are operated through Micron Electronics, Inc. ("MEI"), a 64% owned, publicly traded subsidiary of MTI.

  The Company's semiconductor memory operations focus on the design, development, manufacture and marketing of semiconductor memory components primarily for use in PC systems. The Company's primary semiconductor products are dynamic random access memory ("DRAM") components which are sold and supported through sales offices in North America, Europe, Asia Pacific and Japan.

  The Company's PC systems operations focus on the development, manufacture and marketing of PC systems sold and supported through the direct sales channel. The Company's PC systems include a wide range of memory-intensive, high performance desktop and notebook PC systems and multiprocessor network servers under the Micron(TM) and NetFRAME(R) brand names. The contract manufacturing operation specializes in the design, assembly, and test of custom complex printed circuit boards, memory modules and system level products for original equipment manufacturers. The Company also markets various grades of DRAM memory products under the SpecTek brand name.

  The Company also designs, develops and manufactures remote intelligent communications products and designs and develops field emission flat panel displays. In August 1997, the Company sold its construction management operations.

  MTI was incorporated in Idaho in 1978 and reincorporated in Delaware in 1984. The Company's executive offices and principal manufacturing operations are located at 8000 South Federal Way, Boise, Idaho, 83707-0006 and its telephone number is (208) 368-4000. MEI's executive offices and principal manufacturing operations are located at 900 E. Karcher Road, Nampa, Idaho, 83687-3045 and its telephone number is (208) 898-3434.


PRODUCTS

  The Company's principal product categories are semiconductor memory products (primarily DRAM), PC systems and custom complex printed circuit board assemblies.

 SEMICONDUCTOR MEMORY PRODUCTS

  The Company's semiconductor manufacturing operations focus primarily on the design, development and manufacture of semiconductor memory products for standard memory applications, with various packaging and configuration options, architectures and performance characteristics. Manufacture of the Company's semiconductor memory products utilizes proprietary advanced complementary metal-oxide-semiconductor ("CMOS") silicon gate process technology.

  DYNAMIC RANDOM ACCESS MEMORY. A DRAM is a high density, low cost per bit random access memory component which stores digital information in the form of bits and provides high speed storage and retrieval of data. DRAMs are the most widely used semiconductor memory component in most PC systems. The Company's primary product during fiscal 1997 was the 16 Meg DRAM which is sold in multiple configurations, speeds and package types. The Company has introduced its 64 Meg DRAM into production and expects to ramp volume production as customer demand shifts away from the 16 Meg DRAM. DRAM sales represented approximately 48%, 57% and 68% of the Company's total net sales in fiscal 1997, 1996 and 1995, respectively.

  A synchronous DRAM ("SDRAM") is a next generation memory component that operates faster than non-synchronous DRAM, due in part to the addition of a clock input that synchronizes all operations and allows PC systems to run faster. PC manufacturers are transitioning to these faster types of DRAM-based memory as conventional Fast Page Mode ("FPM") and Extended Data Out ("EDO") DRAM are not expected to meet the bandwidth required for future CPU and video/graphics designs. In 1997 and prior years, the Company's DRAM products were FPM and EDO technology. The Company has developed SDRAM devices, which at fiscal year end represented approximately 50% of DRAM wafer starts. The Company's transition to SDRAM as its primary DRAM technology is expected to occur in late calendar 1997.

  OTHER SEMICONDUCTOR MEMORY PRODUCTS. Other semiconductor memory products produced by the Company include Flash ("Flash") memory components, Static Random Access Memory ("SRAM") devices, and the Company's SpecTek memory products.

  Flash components are non-volatile semiconductor devices which retain the memory content when the power is turned off and are electrically erasable and reprogrammable. Flash devices can be updated with new revisions of code, different user parameters or settings and data collected over time. Flash devices are used in digital cellular phones, networking applications, workstations, servers and PCs. The Company is currently running production of the 2 Meg and 4 Meg SmartVoltage Technology Boot Block Flash. Flash sales represented less than 1% of the Company's semiconductor memory sales in 1997.

  A Static Random Access Memory ("SRAM") is a semiconductor device which performs memory functions much the same as a DRAM, but does not require memory cells to be electronically refreshed and operates faster than DRAM. The Company focuses on the high-performance, or "Very Fast", sector of SRAMs which are used in applications that require a "buffer" or "cache" of high speed memory between the central processing unit and the main DRAM memory. SRAM sales represented 1%, 2% and 6% of the Company's total net sales in fiscal 1997, 1996 and 1995, respectively. The Company reduced its SRAM sales due to lower profitability relative to DRAM sales.

  The Company's SpecTek memory products operation processes and markets various grades of DRAM components under the SpecTek brand name in either component or module forms. Nonstandard memory components are tested and generally graded to their highest level of functionality. Higher grade components meeting industry specifications are available for use in memory modules. Certain reduced specification components may be used in nonstandard memory modules or sold to strategic OEM customers for use in specific applications.

 PERSONAL COMPUTER SYSTEMS

  The Company develops, markets, manufactures, sells and supports a wide range of memory intensive, high performance desktop and notebook PC systems and network servers under the Micron and NetFRAME brand names. These systems use Pentium (R), Pentium (R) Pro and Pentium (R) II microprocessors manufactured by Intel Corporation ("Intel") and are assembled to order in various memory and storage configurations as well as various operating and application software. The Company also offers a variety of other system components with its PC systems and network servers, including monitors, modems, graphics cards, accelerators and CD-ROM drives.

  As of August 28, 1997, the Company's PC systems product lines included the following: The Powerdigm (TM) line of PC systems are designed for graphic intensive applications and offer users a high-end 3D visual computing workstation with professional 3D graphics. The Millennia (R) line is targeted for business users and PC enthusiasts and has enhanced multimedia and communication performance. The ClientPro (R) line is a flexible and affordable network solution for businesses which require computing stability and performance. The Transport (R) line is the Company's notebook line incorporating modular bays and offering customers instant custom configuration changes. NetFRAME servers are a PC-compatible platform that run Microsoft Windows NT and Novell IntraNetware and, combined with the Company's value-added software, provide a high degree of availability by reducing downtime resulting from hardware and software failures. The Vetix (TM) line of servers provide a competitively-priced, midrange corporate networking solution. Net sales of PC systems, exclusive of sales of MTI semiconductor memory products incorporated in MEI PC systems, represented 42%, 31% and 15% of the Company's total net sales for 1997, 1996 and 1995, respectively.

 CONTRACT MANUFACTURING

  The Company's contract manufacturing operations specialize in the design, assembly and testing of complex printed circuit boards, memory modules and "box build" system assemblies services. In addition to design, assembly and test functions, the Company offers a broad range of manufacturing services, including product engineering, materials procurement and management, quality assurance and just-in-time delivery or end-order fulfillment.


MANUFACTURING

 Semiconductor Memory Products

  The manufacturing of the Company's semiconductor products is a complex process and involves a number of precise steps, including wafer fabrication, assembly, burn-in and final test. Efficient production of the Company's semiconductor memory products requires utilization of advanced semiconductor manufacturing techniques. Manufacturing cost per unit is primarily a function of die size (since the potential number of good die per wafer increases with reduced die size), number of mask layers, the yield of acceptable die produced on each wafer and labor productivity. Other contributing factors are wafer size, number of fabrication steps, cost and sophistication of the manufacturing equipment, equipment utilization, process complexity, package type, and cleanliness. The Company is engaged in ongoing efforts to enhance its production processes to reduce the die size of existing products and increase capacity utilization.

  The Company's semiconductor manufacturing facility in Boise, Idaho includes two 8 inch-wafer fabs equipped with diffusion tubes, photolithography systems, ion implant equipment, chemical vapor deposition reactors, sputtering systems, plasma and wet etchers and automated mask inspection systems. The production facility operates in 12-hour shifts, 24 hours per day and 7 days per week to reduce down time during shift changes, and to reduce total fabrication costs by maximizing utilization of fabrication facilities. Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants. Despite stringent manufacturing controls, equipment does not consistently perform flawlessly and minute impurities, defects in the photomasks or other difficulties in the process may cause a substantial percentage of the wafers to be scrapped or individual circuits to be nonfunctional. The success of the Company's manufacturing operation will be largely dependent on its ability to minimize such impurities and to maximize its yield of acceptable, high-quality circuits. In this regard, the Company employs rigorous quality controls throughout the manufacturing, screening and testing processes.

  After fabrication, each silicon wafer is separated into individual die. Functional die are connected to external leads by extremely fine wire and are assembled into plastic packages. Each completed package is then inspected, sealed and tested. The assembly process uses high-speed automatic systems such as wire bonders, as well as semi-automatic plastic encapsulation and solder systems. The Company tests its products at various stages in the manufacturing process, performs high temperature burn-in on finished products and conducts numerous quality control inspections throughout the entire production flow. In addition, through the utilization of its proprietary AMBYX(R) line of intelligent test and burn-in systems, the Company simultaneously conducts circuit testing of all die during the burn-in process, capturing quality and reliability data, and reducing testing time and cost.

  Completion of MTI's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996 as a result of the decline in average selling prices for semiconductor memory products. Although additional test capacity for Boise production is anticipated to be provided in Lehi in 1998, completion of the remainder of the Lehi production facilities is dependent upon market conditions.

 PERSONAL COMPUTER SYSTEMS

  The Company's PC system manufacturing process is designed to provide custom-configured PC products to its customers, and includes assembling components, loading software and testing each system prior to shipment. The Company's PC systems are generally assembled to order based on customer specifications.
Parts and components required for each customer order are selected from inventory and are prepared for assembly into a customized PC system. The Company's desktop PC systems are generally assembled in its own facilities. The Company's notebook PC systems are designed to include feature sets defined by the Company, and are assembled by a third-party supplier and sent to the Company for final custom configuration and testing.

 CONTRACT MANUFACTURING

  Nearly all of the products manufactured by the Company's contract manufacturing operations are assembled utilizing surface mount technology ("SMT") whereby the leads on integrated circuits and other electronic components are soldered to the surface of printed circuit boards. SMT assembly requires expensive capital equipment and a high level of process expertise. The Company also utilizes chip on board technology in its manufacturing processes and has the capability to utilize ball grid array packaging technology in its assembly process.


AVAILABILITY OF RAW MATERIALS

 SEMICONDUCTOR MEMORY PRODUCTS

  The raw materials utilized by the Company's semiconductor memory manufacturing operation generally must meet exacting product specifications. The Company generally uses multiple sources of supply, but the number of suppliers capable of delivering certain raw materials is very limited. The availability of raw materials, such as silicon wafers, molding compound and lead frames, may decline due to the increase in worldwide semiconductor manufacturing. Although shortages have occurred from time to time and lead times in the industry have been extended on occasion, to date the Company has not experienced any significant interruption in operations as a result of a difficulty in obtaining raw materials for its semiconductor memory manufacturing operations. Interruption of any one raw material source could adversely affect the Company's operations.

 PERSONAL COMPUTER SYSTEMS

  The Company relies on third-party suppliers for its PC system components and seeks to identify suppliers which can provide state-of-the-art technology, product quality and prompt delivery at competitive prices. The Company purchases substantially all of its PC components, subassemblies and software from suppliers on a purchase order basis and generally does not have long-term supply arrangements with its suppliers. Although the Company attempts to use standard components, subassemblies and software available from multiple suppliers, certain of its components, subassemblies and software are available only from sole suppliers or a limited number of suppliers. The microprocessors used in the Company's PC systems are manufactured exclusively by Intel. From time to time, the Company has been unable to obtain a sufficient supply of the latest Intel microprocessors. Any interruption in the supply of any of the components, subassemblies and software currently obtained from a single source or relatively few sources, or a decrease in the general availability of any other components, subassemblies or software used in the Company's PC systems, could result in production delays and adversely affect the Company's business and results of operations.

 CONTRACT MANUFACTURING

  The Company's contract manufacturing operations use numerous suppliers for the electronic components and materials, including RAM components, used in its operations. Shortages of certain types of electronic components have occurred in the past and may occur in the future. The Company's contract manufacturing operations procure its materials and components based on purchase orders received and accepted from its customers while seeking to minimize its overall level of inventory. Component shortages or price fluctuations could have an adverse effect on the Company's business and results of operations.


MARKETING AND CUSTOMERS

 SEMICONDUCTOR MEMORY PRODUCTS

  The semiconductor memory industry is characterized by rapid technological change, relatively short product life cycles, frequent product introductions and enhancements, difficult product transitions and volatile market conditions. Historically, the semiconductor industry, and the DRAM market in particular, have been highly cyclical.

  The Company's primary semiconductor memory products are essentially interchangeable with, and have similar functionality to, products offered by the Company's competition. Customers for the Company's semiconductor memory products include major domestic computer manufacturers and others in the computer, telecommunications and office automation industries. The Company markets its semiconductor memory products worldwide through independent sales representatives, distributors and its own direct sales force. The Company also maintains semiconductor sales offices in the United Kingdom, Germany, Singapore, Japan and Taiwan. Sales representatives are compensated on a commission basis and obtain orders subject to final acceptance by the Company. Shipments against these orders are made directly to the customer by the Company. Distributors carry the Company's products in inventory and typically sell a variety of other semiconductor products, including competitors' products. Semiconductor memory products sold through distributors approximated 7%, 8% and 10% of total net sales of such products in 1997, 1996 and 1995, respectively.

  Many of the Company's customers require a thorough review or "qualification" of new semiconductor memory products and processes which may take several months. As the Company diversifies its product lines and reduces the die sizes of existing memory products, acceptance of these products and processes is subject to this qualification procedure. There can be no assurance that new products or processes will be qualified for purchase by existing or potential customers.

  Sales to Dell Computer Corporation represented approximately 11% of the Company's net sales of semiconductor memory products in 1997. Sales to Compaq Computer Corporation represented approximately 11% of the Company's net sales of semiconductor memory products for 1996 and 1995. Sales to Intel Corporation represented approximately 11% of the Company's net sales of semiconductor memory products in fiscal 1995. No other customer individually accounted for 10% or more of the Company's net sales of semiconductor memory products in 1997, 1996 or 1995.

 PERSONAL COMPUTER SYSTEMS

  The Company's direct marketing approach is aimed toward PC users who evaluate products based on performance, price, reliability, service and support. The Company's PC customer base is comprised primarily of individuals, small to medium sized businesses, and governmental and educational entities. The Company markets its PC systems primarily by strategically placing advertisements in personal computer trade publications, submitting its products for review and evaluation by these publications and advertising its products on its home page on the Internet. The Company also markets its PC systems through direct-mail campaigns and sells a limited number of PCs through its three factory outlet stores located in Idaho, Minnesota and Utah. In addition, the Company sells its PC products through strategic relationships with third parties having large government procurement contracts.

  By focusing on the direct sales channel, the Company avoids dealer markups typically experienced in the retail sales channel, limits inventory carrying costs and maintains closer contact with its target markets. Direct sales orders are received primarily via telephone, facsimile, the Company's home page on the Internet and through its direct sales force. The Company's sales representatives assist customers in determining system configuration, compatibility and current pricing. Customers generally order systems configured with varying feature sets differentiated by microprocessor speed, hard drive capacity, amount of memory, monitor size and resolution and bundled software, as well as other features. The Company offers its customers a variety of payment alternatives, including commercial trade terms, lease financing, cash on delivery, its own private label credit card and other credit cards. The Company's NetFRAME servers are sold through the Company's direct sales force and through value added resellers worldwide.

 CONTRACT MANUFACTURING

  The Company markets its contract manufacturing services through a direct sales force that interfaces with independent sales representatives and OEMs. The Company's contract manufacturing marketing efforts include participating in industry conferences and publishing articles in trade journals.


EXPORT SALES

  Export sales totaled approximately $735 million for fiscal 1997, including approximately $291 million to Europe, $242 million to Asia Pacific, $65 million to Canada and $52 million to Japan. Export sales approximated $938 million and $754 million for fiscal 1996 and 1995, respectively. Export sales are transacted primarily in United States dollars. The Company incurs import duties on sales into Europe of up to 3.5% of the product value.


BACKLOG

 SEMICONDUCTOR MEMORY PRODUCTS

  Cyclical industry conditions make it difficult for many customers to enter into long-term, fixed-price contracts and accordingly new order volumes for the
Company's semiconductor memory products fluctuate significantly.   Orders are
typically accepted with acknowledgment that the terms may be adjusted to reflect market conditions at the delivery date. For the foregoing reasons, and because of the possibility of customer changes in delivery schedules or cancellation of orders without significant penalty, the Company does not believe that its backlog of semiconductor memory products as of any particular date is firm or a reliable indicator of actual sales for any succeeding period.

 PERSONAL COMPUTER SYSTEMS

  Levels of unfilled orders for PC systems fluctuate depending upon component availability, demand for certain products, the timing of large volume customer orders and the Company's production schedules. Customers frequently change delivery schedules and orders depending on market conditions and other reasons. Unfilled orders can be canceled by the customer prior to shipment. As of August 28, 1997, the Company had unfilled orders for PC systems of approximately $42 million compared to $63 million as of August 29, 1996. The Company anticipates that substantially all of the unfilled orders as of August 28, 1997, other than those subsequently canceled, will be shipped within 30 days. Due to a customer's ability to cancel or reschedule orders without penalty, industry seasonality and customer buying patterns, unfilled orders may not be representative of actual sales for any succeeding period.

 CONTRACT MANUFACTURING

  The Company's backlog for contract manufacturing services generally consists of purchase orders believed to be firm that are expected to be filled within the next three months. Backlog for the Company's contract manufacturing operations as of August 28, 1997 and August 29, 1996 was approximately $61 million and $52 million, respectively. Because of variations in the timing of orders, delivery intervals, material availability, customer and product mix and delivery schedules, among other reasons, the Company's contract manufacturing backlog as of any particular date may not be representative of actual sales for any succeeding period.


PRODUCT WARRANTY

  Consistent with semiconductor memory industry practice, the Company generally provides a limited warranty that its semiconductor memory and contract manufacturing services are in compliance with specifications existing at the time of delivery. Liability for a stated warranty period is usually limited to replacement of defective items or return of amounts paid.

  Customers may generally return PC products within 30 days after shipment for a full refund of the purchase price. The Company generally sells each PC system with the Micron Power warranty, including a five-year limited warranty on the microprocessor and main memory in its PC systems and a three-year limited warranty on the remaining hardware, covering repair or replacement for defects in workmanship or materials.


COMPETITION

 SEMICONDUCTOR MEMORY PRODUCTS

  The Company's semiconductor memory operations experience intense competition from a number of substantially larger foreign and domestic companies, including Fujitsu, Ltd., Hitachi, Ltd., Hyundai Electronics, Co., Ltd., LG Semicon, Mitsubishi Electric Corp., NEC Corp., Samsung Semiconductor, Inc., Texas Instruments Incorporated and Toshiba Corporation. Although the Company has captured an increasing percentage of the semiconductor memory market compared to prior periods, it may be at a disadvantage in competing against manufacturers with significantly greater capital resources or manufacturing capacities, larger engineer and employee bases, larger portfolios of intellectual property and more diverse product lines. The Company's larger competitors may also have long-term advantages in research and new product development and in their ability to withstand current or future downturns in the semiconductor memory market. In addition, the Company believes its competitors have sufficient resources and manufacturing capacity to influence market pricing.

  Although some of the Company's competitors have adjusted the rate at which they will implement capacity expansion programs, many of the Company's competitors have recently completed new wafer fabrication facilities, significantly increasing worldwide capacity for the production of semiconductor memory products. Excess supply resulting from increased worldwide semiconductor manufacturing capacity, improved manufacturing yields and changes in demand for semiconductor memory have resulted in downward pricing pressure.

 PERSONAL COMPUTER SYSTEMS

  Competition in the PC industry is based primarily upon brand name recognition, performance, price, reliability and service and support. The PC industry is highly competitive and has been characterized by intense pricing pressure, generally low gross margin percentages, rapid technological advances in hardware and software, frequent introduction of new products and rapidly declining component costs. The Company believes that the rate of growth in worldwide sales of PC systems, particularly in the United States, where the Company sells a substantial majority of its PC systems, has declined and may remain below the growth rates experienced in recent years. Any general decline in demand, or a decline in the rate of increase of demand, for PC systems could increase price competition and could have a material adverse effect on the Company's business and results of operations. To remain competitive, the Company must frequently introduce new products and price its products and offer customers lead times comparable to its competitors. In addition, to remain competitive, the Company generally reduces the selling prices of its PC systems in connection with declines in its cost of components. The Company competes with a number of PC manufacturers which sell their products primarily through direct channels, including Dell Computer, Inc. and Gateway 2000, Inc. The Company also competes with PC manufacturers, such as Apple Computer, Inc., Compaq Computer Corporation, Hewlett Packard Company, International Business Machines Corporation and Toshiba Corporation, among others, which have traditionally sold their products through national and regional distributors, dealers and value added resellers, retail stores and direct sales forces. In addition, the Company's server products compete with manufacturers of high-end personal computers and workstations as well as manufacturers of mini and mainframe computers, including Data General Corporation, Sun Microsystems, Inc., and Sequest Computer Systems, Inc. Many of the Company's PC competitors offer broader product lines and have substantially greater financial, technical, marketing and other resources than the Company and may enjoy access to more favorable component volume purchasing arrangements than does the Company.

  As a result of PC industry standards, the Company and its competitors generally use many of the same components, typically from the same set of suppliers, which limits the Company's ability to technologically and functionally differentiate its PC products. In the future, the Company expects to face increased competition in the U.S. direct sales market from foreign PC suppliers and from indirect domestic suppliers of PC products that decide to implement, or devote additional resources to, a direct sales strategy. In order to gain an increased share of the U.S. PC direct sales market, these competitors may effect a pricing strategy that is more aggressive than the current pricing in the direct sales market. The Company's ability to continue to produce competitively priced products and to maintain existing gross margin percentages will depend, in large part, on the Company's ability to sustain high levels of sales and contain and reduce manufacturing and component costs. Any failure by the Company to transition to new products effectively or to accurately forecast demand for its products may adversely affect the Company's business and results of operations.

 CONTRACT MANUFACTURING

  The contract manufacturing industry is highly competitive. The Company's contract manufacturing operations compete against numerous domestic and offshore contract manufacturers, including a significant number of local and regional companies. In addition, the Company competes against in-house manufacturing capabilities of certain of its existing customers as well as with certain large computer manufacturers which also offer third-party contract manufacturing services. The Company's contract manufacturing competitors include, among others, Avex Electronics, Inc., Benchmark Electronics, Inc., Celestica Inc., DOVAtron International, Inc., Flextronics International, Group Technologies Corporation, Jabil Circuits, Inc., Sanmina Corporation, SCI Systems, Inc. and Solectron Corporation. Many of the Company's competitors have substantially greater manufacturing, financial and marketing resources than the Company and have manufacturing operations at multiple domestic and overseas locations.

  The Company believes the significant competitive factors in contract manufacturing include level of service, range of services offered, quality, price, technology, location and the ability to offer flexible delivery schedules and deliver finished products on an expeditious and timely basis in accordance with customers' expectations. The Company may be at a disadvantage as to certain competitive factors when compared to manufacturers with greater resources than the Company, substantial offshore facilities or substantially larger domestic facilities. There can be no assurance that the Company will compete successfully in the future with regard to these competitive factors. In order to remain competitive, the Company may be required to expand its contract manufacturing capacity and may be required to establish additional international operations.


RESEARCH AND DEVELOPMENT

  Rapid technological change and intense price competition place a premium on both new product and new process development efforts. The Company's continued ability to compete in the semiconductor memory market will depend in part on its ability to continue to develop technologically advanced products and processes, of which there can be no assurance. Research and development is being performed in strategic areas related to the Company's semiconductor expertise. Total research and development expenditures for the Company were $209 million, $192 million and $129 million in 1997, 1996 and 1995, respectively.

  Research and development expenses vary primarily with the number of wafers processed, personnel costs, and the cost of advanced equipment dedicated to new product and process development. Research and development efforts are continually devoted to developing leading process technology, which is the primary determinant in the Company's ability to transition to next generation products. Application of current developments in advanced process technology is focused on shrink versions of the Company's 16 Meg DRAM and development of the 16 Meg, 64 Meg and 256 Meg SDRAMs. In 1997, the Company transitioned a substantial portion of it's manufacturing capacity to .30 micron (mu) line width processing from .35 (mu) line width processing. The Company anticipates that it will utilize .30 (mu) line width processing for all of its semiconductor fabrication by the end of 1998. It is currently anticipated that process technology will move to line widths of .25(mu), .21 (mu) and .18 (mu) in the next several years as needed for development of future generation semiconductor products.


PATENTS AND LICENSES

  As of August 28, 1997, the Company owned approximately 1,400 United States patents and 110 foreign patents relating to the use of its products and processes. In addition, the Company has numerous United States and foreign patent applications pending.

  The Company has entered into a number of cross-license agreements with third parties. The agreements typically require one-time and/or periodic royalty payments and expire at various times. One-time payments are typically capitalized and amortized over the shorter of the estimated useful life of the technology, the patent term or the term of the agreement. Royalty and other product and process technology expenses were $197 million, $150 million and $203 million in fiscal 1997, 1996, and 1995, respectively. In the future, it may be necessary or advantageous for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company. Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-- Certain Factors."

EMPLOYEES

  As of August 28, 1997, the Company had approximately 12,200 full-time employees, including approximately 7,700 in the semiconductor memory manufacturing operation (including component recovery operations), 3,000 in the PC operation and 1,300 in the contract manufacturing operation. Employment levels can vary depending on market conditions and the level of the Company's production, research and product and process development and administrative support activities. Many of the Company's employees are highly-skilled and the Company's continued success will depend in part upon its ability to attract and retain such employees. None of the Company's employees are represented by a labor organization, the Company has never had a work stoppage as a result of labor issues and the Company considers relations with employees to be satisfactory.


ENVIRONMENTAL COMPLIANCE

  Government regulations impose various environmental controls on discharges, emissions and solid wastes from the Company's manufacturing processes. The Company believes that its activities conform to present environmental regulations. In September 1997, the Environmental Protection Agency (Region 10) gave the Company's semiconductor memory operations its Evergreen Award. To earn this award, companies must demonstrate full compliance with environmental laws, significant pollution prevention achievements, an overall commitment to the environment, and a history of environmental leadership. MTI is one of only six companies in Region 10 of the United States to receive the Evergreen Award. In 1997, the Company also became ISO 14001 certified. To achieve certification, the Company met requirements in environmental policy, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping, and management review. While the Company has not experienced any materially adverse effects on its operations from environmental or other government regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other compliance requirements. Additionally, the extensive process required to obtain permits for expansion of the Company's facilities may impact how quickly the Company can respond to increases in market demand.

OFFICERS AND DIRECTORS OF THE REGISTRANT

  As of August 28, 1997, the following executive officers and directors of the Company were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended:

NAME                                   Age                            Position
----------------------------------  ---------  -------------------------------------------------------
Steven R. Appleton................     37      Chief Executive Officer, President and Chairman of the
                                               Board of Directors
Donald D. Baldwin.................     37      Vice President of Sales and Marketing
Kipp A. Bedard....................     38      Vice President of Corporate Affairs
Robert M. Donnelly................     58      Vice President of Memory Products
D. Mark Durcan....................     36      Chief Technical Officer and Vice President of Research
                                               & Development
Jay L. Hawkins....................     37      Vice President of Operations
Roderic W. Lewis..................     42      Vice President of Legal Affairs, General Counsel and
                                               Corporate Secretary
Wilbur G. Stover, Jr..............     44      Chief Financial Officer and Vice President of Finance
James W. Bagley...................     58      Director
Jerry M. Hess.....................     59      Director
Robert A. Lothrop.................     71      Director
Thomas T. Nicholson...............     61      Director
Don J. Simplot....................     62      Director
John R. Simplot...................     88      Director
Gordon C. Smith...................     68      Director

  Steven R. Appleton joined MTI in February 1983 and has served in various
  ------------------
capacities with the Company and its subsidiaries. Mr. Appleton first became an officer of MTI in August 1989 and has served in various officer positions, including overseeing the Company's semiconductor operations as President and Chief Executive Officer of Micron Semiconductor, Inc. ("MSI"), then a wholly-owned subsidiary of MTI, from July 1992 to November 1994. Since May 1994 Mr. Appleton has served as a member of MTI's Board of Directors and since September 1994 Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of MTI. Mr. Appleton also serves as a member of the Board of Directors of MEI. Mr. Appleton holds a BA in Business Management from Boise State University.

  Donald D. Baldwin joined MTI in April 1984 and has served in various
  -----------------
capacities with the Company and its subsidiaries. Mr. Baldwin first became an officer of MTI in May 1991 and has served in various officer positions, including Vice President, Sales of MSI from July 1992 to November 1994. Mr. Baldwin served as Vice President, Sales for MTI from November 1994 through June 1997, at which time he became Vice President of Sales and Marketing. Mr. Baldwin holds a BA in Marketing from Boise State University.

  Kipp A. Bedard joined MTI in November 1983 and has served in various
  --------------
manufacturing and sales positions with the Company and its subsidiaries. Mr. Bedard first became an officer of MTI in April 1990 and has served in various officer positions, including Vice President, Corporate Affairs of MSI from July 1992 to January 1994. Mr. Bedard has served as Vice President of Corporate Affairs for MTI since January 1994. Mr. Bedard holds a BBA in Accounting from Boise State University.

  Robert M. Donnelly joined MTI in September 1988 and has served in various
  ------------------
technical positions with the Company and its subsidiaries. Mr. Donnelly first became an officer of MTI in August 1989 and has served in various officer positions, including Vice President, SRAM Products Group of MSI from July 1992 to November 1994. Mr. Donnelly was named Vice President, SRAM Products Group for MTI in November 1994. Mr. Donnelly served as Vice President, SRAM Design and Product Engineering for MTI from October 1995 through November 1996, at which time he became Vice President of Memory Products. Mr. Donnelly holds a BS in Electrical Engineering from the University of Louisville.

  D. Mark Durcan joined MTI in 1984 as a diffusion engineer.  Since that time he
  --------------
has held a series of positions of increasing responsibility with the Company and its subsidiaries, including Manager of Process Research and Development. Mr. Durcan served as Vice President, Process Research and Development from July 1996 through June 1997, at which time he became Chief Technical Officer and Vice President of Research & Development. Mr. Durcan holds a BS and MS in Chemical Engineering from Rice University.

  Jay L. Hawkins joined MTI in March 1984 and has served in various
  --------------
manufacturing positions for the Company and its subsidiaries, including Director of Manufacturing for MSI from July 1992 to November 1994 and Director of Manufacturing for MTI from November 1994 to February 1996. Mr. Hawkins served as Vice President, Manufacturing Administration from February 1996 through June 1997, at which time he became Vice President of Operations. Mr. Hawkins holds a BBA in Marketing from Boise State University.

  Roderic W. Lewis joined MTI in 1991 as Associate General Counsel.  He became
  ----------------
Assistant General Counsel in 1993. From April 1995 to July 1996, Mr. Lewis served as Vice President, General Counsel and Corporate Secretary for MEI. Since July 1996, Mr. Lewis has served as Vice President, General Counsel and Corporate Secretary for MTI. Mr. Lewis holds a BA in Economics and Asian Studies from Brigham Young University and a JD from Columbia University School of Law. He became Vice President of Legal Affairs, General Counsel and Corporate Secretary on November 25, 1996.

  Wilbur G. Stover, Jr. joined MTI in June 1989 and has served in various
  --------------------
financial positions with the Company and its subsidiaries, including Controller from February 1990 to July 1992 and Vice President, Finance and Chief Financial Officer of MSI from August 1992 to September 1994. Since September 1994, Mr. Stover has served as MTI's Chief Financial Officer and Vice President of Finance. From October 1994 through September 1996, Mr. Stover served as a member of the MTI Board of Directors. Mr. Stover holds a BA in Business Administration from Washington State University.

  James W. Bagley became the Chief Executive Officer and a director of Lam
  ---------------
Research, Inc. ("Lam") in August 1997, upon consummation of a merger of OnTrak Systems, Inc. ("OnTrak") into Lam. From June 1996 to August 1997 Mr. Bagley served as the Chairman and Chief Executive Officer of OnTrak. Prior to joining OnTrak, Mr. Bagley was employed by Applied Materials, Inc. for 15 years in various senior management positions, including Chief Operating Officer and Vice Chairman of the Board. Mr. Bagley currently is a director of KLA-Tencor Corporation, Teradyne, Inc., Kulicke & Soffe Industries, Inc. and Semi/SEMATECH.

  Jerry M. Hess has served as Chairman and Chief Executive Officer of J.M. Hess
  -------------
Construction Company, Inc. since 1959. Mr. Hess was elected to the Board of Directors of MTI in 1994. Mr. Hess also serves as a director of MEI.

  Robert A. Lothrop served as Senior Vice President of the J.R. Simplot Company,
  -----------------
a food processing, fertilizer and agricultural chemicals manufacturing company, from January 1986 until his retirement in January 1991. He was elected to the Board of Directors of MTI in 1986. In 1992, he was elected to the Board of Directors of MSI and resigned as a director of MTI. Mr. Lothrop was re-elected to MTI's Board of Directors in 1994. Mr. Lothrop also serves as a director of MEI.

  Thomas T. Nicholson serves as Vice President of Honda of Seattle.  Mr.
  -------------------
Nicholson also serves as President of Mountain View Equipment, a farm equipment dealership, and is a partner of CCT Land & Cattle. He has served on MTI's Board of Directors since 1980.

  Don J. Simplot served as the President of Simplot Financial Corporation, a
  --------------
wholly-owned subsidiary of the J.R. Simplot Company, from February 1985 until January 1992. In April 1994, Mr. Don J. Simplot was appointed as a member of the Office of the Chairman of the J.R. Simplot Company. He has served on the Board of Directors of MTI since 1982. Mr. Don Simplot is also a Director of AirSensors, Inc., an alternative fuel conversion equipment company.

  John R. Simplot founded and served as the Chairman of the Board of Directors
  ---------------
of the J.R. Simplot Company prior to his retirement in April 1994. Mr. John R. Simplot currently serves as Chairman Emeritus of the J.R. Simplot Company. He has served on MTI's Board of Directors since 1980. Mr. Simplot also serves as a director of MEI.

  Gordon C. Smith served in various management positions from July 1980 until
  ---------------
January 1992 for Simplot Financial Corporation, a wholly-owned subsidiary of the J.R. Simplot Company. From May 1988 until his retirement in March 1994, Mr. Smith served as the President and Chief Executive Officer of the J.R. Simplot Company. He was elected to the Board of Directors of MTI in 1990.

  There is no family relationship between any director or executive officer of the Company, except between John R. Simplot and Don J. Simplot, who are father and son, respectively.

ITEM 2.  PROPERTIES

  The Company's principal semiconductor manufacturing, engineering, administrative, and support facilities are located on an approximately 830 acre site in Boise, Idaho. All facilities have been constructed since 1981 and are owned by the Company. The Company has approximately 1.9 million square feet of building space at this primary site. Of the total, approximately 518,000 square feet is production space, 570,000 square feet is facility support space, and 805,000 square feet is office and other space.

  In fiscal 1995 the Company initiated construction of an approximate 2 million square foot semiconductor memory manufacturing facility in Lehi, Utah. Although additional test capacity for Boise production is anticipated to be provided in Lehi in 1998, completion of the remainder of the Lehi production facilities is on indefinite hold. As of August 28, 1997, the Company had incurred construction costs of approximately $612 million to build the facility. Market conditions for semiconductor memory products will dictate if and when the Lehi complex is completed.

  MEI's principal PC manufacturing, contract manufacturing and component recovery operations are located on a 100 acre site in Nampa, Idaho. All facilities are owned by MEI. MEI has approximately 577,000 square feet of building space at the Nampa site. Of the total, approximately 123,000 square feet is PC manufacturing space, 146,000 square feet is contract manufacturing space, 40,000 square feet is component recovery space, and the balance is office and other space. MEI has a 60,000 square foot leased facility in Minneapolis, Minnesota for sales, support and administration of PC operations and a 75,000 square foot facility in Meridian, Idaho dedicated to a PC call center, as well as an 85,000 square foot facility in Milpitas, California dedicated to its enterprise server products and research and development efforts associated therewith, with a total of approximately 29,000 square feet dedicated to manufacturing.

  MEI also occupies a 61,000 square foot leased facility in Durham, North Carolina, with approximately 43,000 square feet dedicated to contract manufacturing. In addition, MEI's contract manufacturing operation occupies an 18,000 square foot leased facility in Penang, Malaysia.

  Equipment with a net book value of approximately $313 million is pledged as collateral for outstanding debt and capital leases as of August 28, 1997.


ITEM 3.  LEGAL PROCEEDINGS

  The Company is a party in various legal actions arising out of the normal course of business, none of which is expected to have a material effect on the Company's business and results of operations. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-- Certain Factors."


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  There were no matters submitted to a vote of security holders during the fourth quarter of fiscal 1997.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 MARKET FOR COMMON STOCK

  Micron Technology, Inc.'s common stock is listed on the New York Stock Exchange and is traded under the symbol "MU." The following table represents the high and low closing sales prices for the Company's common stock for each quarter of fiscal 1997 and 1996, as reported by The Wall Street Journal.

                                                               High              Low
                                                          ---------------  ---------------
1997:
  4th quarter...........................................          $60.063          $38.375
  3rd quarter...........................................           45.250           33.250
  2nd quarter...........................................           39.125           29.000
  1st quarter...........................................           34.750           20.375
1996:
  4th quarter...........................................          $32.125          $17.250
  3rd quarter...........................................           38.375           28.500
  2nd quarter...........................................           54.750           30.875
  1st quarter...........................................           94.375           47.750

HOLDERS OF RECORD

  As of August 28, 1997, there were 7,374 shareholders of record of the Company's common stock.


DIVIDENDS

  The Company did not declare or pay any dividends during fiscal 1997. The Company declared and paid cash dividends of $0.15 per share during each of fiscal 1996 and fiscal 1995. Future dividends, if any, will vary depending on the Company's profitability and anticipated capital requirements.


ITEM 6.  SELECTED FINANCIAL DATA

                                                  1997           1996           1995           1994           1993
                                              -------------  -------------  -------------  -------------  -------------
                                                          (Amounts in millions, except for per share data)
Net sales...................................       $3,515.5       $3,653.8       $2,952.7       $1,628.6         $828.3
Gross margin................................          976.4        1,455.4        1,624.0          839.2          311.1
Operating income............................          402.4          940.5        1,307.8          625.7          167.7
Net income..................................          332.2          593.5          844.1          400.5          104.1
Fully diluted earnings per share............           1.53           2.76           3.90           1.90           0.51
Cash dividend declared per share............             --           0.15           0.15           0.06           0.01
Current assets..............................        1,972.4          964.0        1,274.1          793.2          440.1
Property, plant and equipment, net..........        2,761.2        2,708.1        1,385.6          663.5          437.8
Total assets................................        4,851.3        3,751.5        2,774.9        1,529.7          965.7
Current liabilities.........................          749.9          664.5          604.8          274.2          210.8
Long-term debt..............................          762.3          314.6          129.4          124.7           54.4
Shareholders' equity........................        2,883.1        2,502.0        1,896.2        1,049.3          639.5

  See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations Certain Factors."

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  The following discussion contains trend information and other forward looking statements (including statements regarding future operating results, future capital expenditures and facility expansion, new product introductions, technological developments and industry trends) that involve a number of risks and uncertainties. The Company's actual results could differ materially from the Company's historical results of operations and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Certain Factors." All period references are to the Company's fiscal periods ended August 28, 1997, August 29, 1996 or August 31, 1995, unless otherwise indicated.


RESULTS OF OPERATIONS

  Net income for 1997 was $332 million, or $1.53 per fully diluted share, on net sales of $3,516 million. Net income for 1996 was $593 million, or $2.76 per fully diluted share, on net sales of $3,654 million. The slightly lower level of net sales in 1997 principally resulted from a sharp decline in average selling prices for semiconductor memory products, largely offset by increased volumes of semiconductor memory products sold and increased unit sales of PC systems. The sharp decline in average selling prices for the Company's semiconductor memory products in 1997 also resulted in lower net income in 1997 as compared to 1996, as the declines exceeded the Company's ability to reduce its cost per megabit.

  Results of operations for 1997 included a $94 million after-tax gain on the sale of a portion of the Company's holdings in MEI common stock, which decreased the Company's ownership in MEI to approximately 64%. Results of operations for 1997 also included net after-tax gains of $13 million on sales of other investments. Fully diluted earnings per share for 1997 benefited by $0.49 from these gain transactions.

 NET SALES

                                               1997                      1996                       1995
                                      -----------------------  -------------------------  ------------------------
                                                                 (dollars in millions)
Semiconductor memory products.......       $1,738.1       49%        $2,210.0        60%        $2,287.0       77%
PC systems..........................        1,463.5       42%         1,128.3        31%           429.1       15%
Other...............................          313.9        9%           315.5         9%           236.6        8%
                                           --------      ---         --------       ---         --------      ---
  Total net sales...................       $3,515.5      100%        $3,653.8       100%        $2,952.7      100%
                                           ========                  ========                   ========

  Net sales reported under "semiconductor memory products" include sales of MTI semiconductor memory products incorporated in MEI PC systems and other products, which amounted to $87.5 million, $183.7 million and $182.5 million in 1997, 1996 and 1995, respectively. The caption "Other" primarily includes revenue from contract manufacturing and module assembly services, construction management services, government research and development contracts, and licensing fees.

  Net sales in 1997 decreased by 4% compared to 1996, principally due to an approximate 75% decline in average selling prices of semiconductor memory products for the year, offset by increased volumes of semiconductor memory products sold and increased unit sales of PC systems. Total megabits of semiconductor memory shipped in 1997 increased by more than 200% over 1996 levels. This increase was principally a result of the transition to the 16 Meg DRAM as the Company's principal memory product, ongoing transitions to successive reduced die size ("shrink") versions of existing memory products, enhanced yields on existing memory products, the conversion of all of the Company's fabs to 8-inch wafer processing at the end of 1996 and an increase in total wafer outs.

  The Company's 16 Meg DRAM comprised approximately 80% of net sales of
semiconductor memory in 1997.   The Company's principal semiconductor memory
product in 1996 and 1995 was the 4 Meg DRAM, which comprised approximately 87% of net sales of semiconductor memory in each year.

  Unit sales of PC systems in 1997 were approximately 37% higher than in 1996, while average selling prices for PC systems declined. Higher unit sales were largely attributable to significantly higher government and corporate sales.

  Net sales in 1996 increased by 24% compared to 1995 principally due to a higher level of net sales of PC systems. The effect on net sales of increased production of semiconductor memory products was offset by a sharp decline in average selling prices. Total megabits shipped in 1996 increased by approximately 77% from 1995 levels. This increase was principally due to the conversion of all of the Company's fabs to 8-inch wafer processing, ongoing transitions to successive shrink versions of existing memory products, particularly the 4 Meg DRAM, an increase in total wafer outs, a shift in the Company's mix of semiconductor memory products to a higher average density and enhanced yields on existing memory products. Unit sales of PC systems increased by 111% in 1996 compared to 1995, principally due to an increase in sales through the direct channel resulting from increased name recognition and market acceptance of Micron brand desktop PC products. Increased sales to governmental entities and increased sales of notebook systems also contributed to higher overall unit sales in 1996.

 GROSS MARGIN

                                                   1997         % Change          1996          % CHANGE          1995
                                               ------------  --------------  --------------  --------------  --------------
                                                                          (dollars in millions)
Gross margin.................................       $976.4          (32.9)%       $1,455.4          (10.4)%       $1,624.0
as a % of net sales..........................         27.8%                           39.8%                           55.0%

  The Company's gross margin percentage declined primarily as a result of lower average selling prices for semiconductor memory products and increasing net sales of PC systems as a percentage of total net sales. The Company's gross margin percentage on sales of semiconductor memory products for 1997 was 39%, compared to 56% and 65% in 1996 and 1995, respectively. The lower gross margin on sales of semiconductor memory products in 1997 was primarily the result of sharp declines in average selling prices for such products, partially offset by lower per megabit manufacturing costs. Decreases in the Company's manufacturing costs per megabit were achieved through the transition to the 16 Meg DRAM as the Company's principal memory product, ongoing transitions to successive shrink versions of existing memory products, enhanced yields on existing memory products, the conversion of all of the Company's fabs to 8-inch wafer processing at the end of 1996 and an increase in total wafer outs.

  Cost of goods sold includes estimated costs of settlement or adjudication of asserted and unasserted claims for patent infringement prior to the balance sheet date and costs of product and process technology licensing arrangements. The 1996 gross margin was increased by a net reduction of approximately $55 million in prior year accruals for product and process rights contingencies for both semiconductor and personal computer operations.

  The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's ramp of its 16 Meg SDRAM reached approximately 50% of DRAM wafer starts at fiscal year end. The Company has also introduced its 64 Meg DRAM into production and expects to ramp production as customer demand shifts away from the 16 Meg DRAM. Future gross margins will be adversely impacted if the Company is unable to transition to these products in a timely fashion or at gross margin rates comparable to those of the Company's current primary products.

  The gross margin percentage for the Company's PC operations for 1997 was 17%, compared to 15% and 10% in 1996 and 1995, respectively. The gross margin percentage for sales of the Company's PC systems was higher in 1997 compared to 1996, primarily due to relatively lower component costs, partially offset by lower selling prices for the Company's PC systems. Gross margins in 1997 were adversely affected by intense price competition, a shift in product mix toward the Company's lower-priced PC systems and the effect of a higher level of sales to governmental entities. The Company continues to experience significant pressure on its gross margins as a result of intense competition in the PC industry and consumer expectations of more powerful PC systems at lower prices.

  The decrease in gross margin percentage for 1996 compared to 1995 was principally a result of lower average selling prices for semiconductor memory products and higher net sales of PC systems as a percentage of total net sales. The lower gross margin percentage on sales of semiconductor memory products in 1996 was principally due to a sharp decline in average selling prices for such products as compared to more gradual decreases in per megabit manufacturing costs. Decreases in the Company's manufacturing costs per megabit were achieved through significant increases in volume production which principally resulted from a greater number of die per wafer achieved through conversion of all fabs to 8-inch wafers, transitions to shrink versions of existing products, improved manufacturing yields, increased wafer output and a shift in the Company's mix of semiconductor memory products to higher density devices. The lower gross margin percentage on sales of semiconductor memory products in 1996 was partially offset by the effect of a net reduction of approximately $55 million in accruals recorded in prior years relating to product and process rights contingencies for both semiconductor and personal computer operations. The effect on the Company's gross margin from the decrease in semiconductor gross margin was compounded by higher net sales of PC systems as a percentage of net sales, as sales of PC systems generally had a lower gross margin percentage than sales of the Company's semiconductor memory products in 1996.

 SELLING, GENERAL AND ADMINISTRATIVE

                                                    1997          % CHANGE          1996          % CHANGE          1995
                                               --------------  --------------  --------------  --------------  --------------
                                                                           (dollars in millions)
Selling, general and administrative..........         $365.0            24.4%         $293.4            56.6%         $187.4
as a % of net sales..........................           10.4%                            8.0%                            6.3%

  The higher level of selling, general and administrative expenses during 1997 as compared to 1996 reflects an increased number of administrative employees associated with expanded PC operations, increased advertising costs associated with the Company's PC systems, a higher level of performance based compensation costs, increased technical and professional fees primarily associated with information technology consulting services for the Company's expanding PC operations. Selling, general and administrative expenses reflect pre-tax gains from the disposal of equipment of $3 million, $21 million and $7 million in 1997, 1996 and 1995, respectively.

  The higher level of selling, general and administrative expenses for 1996 as compared to 1995 principally resulted from a higher level of personnel costs associated with the increased number of administrative employees and sales and technical support employees in the Company's PC operations and, to a lesser extent, increased legal costs associated with the development and resolution of product and process technology rights and contingencies, advertising costs for the Company's PC operations and depreciation expense resulting from the addition of new computer equipment in late 1995 and 1996. During 1996, the Company charged operations with a $9 million accrual relating to revisions of estimates for selling costs associated with sales of PC systems.

 RESEARCH AND DEVELOPMENT

                                                    1997          % CHANGE          1996          % CHANGE          1995
                                               --------------  --------------  --------------  --------------  --------------
                                                                           (dollars in millions)
Research and development.....................         $208.9             8.9%         $191.9            49.0%         $128.8
as a % of net sales..........................            5.9%                            5.3%                            4.4%

  Research and development expenses vary primarily with the number of wafers processed, personnel costs, and the cost of advanced equipment dedicated to new product and process development. Research and development efforts are focused on advanced process technology, which is the primary determinant in transitioning to next generation products. Application of current developments in advanced process technology is focused on shrink versions of the Company's 16 Meg DRAM and development of the 16 Meg, 64 Meg and 256 Meg SDRAMs. The PC industry is in the process of transitioning from EDO to SDRAM. The Company's transition to SDRAM as the primary DRAM technology is expected to occur in late calendar 1997. Other research and development efforts are devoted to the design and development of FLASH, SRAM, remote intelligent communications (RIC) and flat panel display products.

  In 1997, the Company transitioned a substantial portion of its manufacturing capacity to .30 micron (mu) line width processing from .35 (mu) line width processing. The Company anticipates that all of its semiconductor fabrication will utilize .30 (mu) line width processing by the end of 1998. It is currently anticipated that process technology will move to line widths of .25 (mu), .21
(mu) and .18 (mu) in the next several years as needed for the development of future generation semiconductor products.

 GAIN ON SALE OF INVESTMENTS AND SUBSIDIARY STOCK

  In a public offering in February 1997, MTI sold 12.4 million shares of MEI common stock for net proceeds of $200 million and MEI sold 3 million newly issued shares for net proceeds of $48 million, resulting in a consolidated pre-tax gain of $190 million. The sales reduced the Company's ownership of the outstanding MEI common stock from approximately 79% to approximately 64%. The Company also recorded pre-tax gains totaling $22 million for 1997 relating to sales of investments. Fully diluted earnings per share for 1997 benefited by $0.49 from these gain transactions.

 RESTRUCTURING CHARGE

  Results of operations for 1996 were adversely affected by a $30 million pre-tax restructuring charge resulting from the decisions by its then approximately 79% owned subsidiary, Micron Electronics, Inc., to discontinue sales of ZEOS (R) brand PC systems and to close the related PC manufacturing operations in Minneapolis, Minnesota. The restructuring charge reduced 1996 fully diluted earnings per share by $0.09.

 INCOME TAX PROVISION

                                                   1997          % CHANGE         1996          % CHANGE         1995
                                               -------------  --------------  -------------  --------------  -------------
                                                                          (dollars in millions)
Income tax provision.........................         $267.3         (25.1)%         $357.0         (29.5)%         $506.4

  The effective tax rate for 1997 was 43.2%, which primarily reflects the statutory corporate tax rate, the net effect of state taxation and the effect of change in ownership of domestic subsidiaries. The effective tax rate for 1996 and 1995 was 37.2%. The change in the effective tax rate was principally due to provision for income taxes by the Company on earnings of its domestic subsidiaries, and the gain on the sale of MEI common stock by the Company and the gain on issuance of common stock by MEI. State income taxes have been reduced by state tax credits. As of June 1996, MEI was not consolidated with MTI for federal income tax purposes.

 RECENTLY ISSUED ACCOUNTING STANDARDS

   Recently issued accounting standards include Statement of Financial Accounting Standards ("SFAS") No. 128 Earnings Per Share, issued by the Financial Accounting Standards Board ("FASB") in February 1997, SFAS No. 130 Reporting Comprehensive Income and SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information, issued by the FASB in June 1997. Basic and diluted EPS pursuant to the requirements of SFAS No. 128, as well as a description of SFAS No. 130 and SFAS No. 131 are disclosed in the notes to the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

  As of August 28, 1997, the Company had cash and liquid investments totaling $988 million, representing an increase of $701 million during 1997.

  The Company's principal sources of liquidity during 1997 were cash flows from operations of $604 million, net proceeds of $487 million from the issuance of convertible subordinated notes, net cash proceeds from the sale of MEI common stock of $248 million and equipment financing of $78 million. The principal uses of funds in 1997 were $517 million for property, plant and equipment, $155 million for repayments of equipment contracts and long-term debt, and $90 million for net repayments of the Company's bank line. In addition, during 1997 the Company's inventories increased by $203 million primarily as a result of increased levels of production; of this increase, $83 million is attributable to an increase in work in progress inventories resulting principally from capacity constraints in Assembly and Test due to the Company's transition to SDRAM. The Company expects to work through these capacity constraints by early calendar 1998.

  Cash flow from operations depends significantly on average selling prices and variable cost per unit for the Company's semiconductor memory products. Cash flow from operations for 1997 was lower than cash flow from operations for 1996 primarily as a result of lower overall average selling prices for semiconductor memory products.

  The Company believes that in order to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technology, facilities and capital equipment, research and development and product and process technology. As of August 28, 1997, the Company had entered into contracts extending into fiscal 1999 for approximately $562 million for equipment purchases and approximately $43 million for the construction of facilities. The Company estimates it will spend approximately $1.2 billion in the next fiscal year for purchases of equipment and construction and improvement of buildings. Should market conditions deteriorate, the Company would likely reduce substantially its budget for capital expenditures. These expenditures will be used primarily to enhance capacity and product and process technology at the Company's existing facilities. As the Company considers its product and process technology enhancement programs and technology diversification objectives, the Company has evaluated, and continues to evaluate, the purchase of the minority interest of its subsidiaries, possible acquisitions and strategic alliances. In the fourth quarter of 1997, the Company took advantage of favorable market conditions in the capital markets and issued $500 million in 7% convertible subordinated notes. The notes were offered under a $1 billion shelf registration statement pursuant to which the Company may issue from time to time up to an additional $500 million in debt or equity securities.

  MTI has a $500 million revolving credit agreement expiring in May 2000. The agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio, a maximum operating losses covenant and a limitation on the payment of dividends. As of August 28, 1997, the Company was in compliance with all covenants under the facility and had no borrowings outstanding under the agreement. There can be no assurance that the Company will continue to be able to meet the terms of the covenants and conditions or be able to borrow the full amount of the credit facility. MEI has credit agreements providing for aggregate borrowings of $158 million. The agreements contain certain restrictive covenants. As of August 28, 1997, MEI was eligible to borrow the full $158 million and had aggregate borrowings of $10 million outstanding under the agreements. Cash generated by MEI is not readily available or anticipated to be available to finance operations or other expenditures of MTI.


CERTAIN FACTORS

  In addition to the factors discussed elsewhere in this Annual Report on Form 10-K, the following are important factors which could cause actual results or events to differ materially from those contained in any forward-looking statement made by or on behalf of the Company.


  The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are the Company's primary products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time.

  The selling prices for the Company's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in average selling prices for the Company's semiconductor memory products. In 1996, the rate of decline in average selling prices for semiconductor memory products surpassed the rate at which the Company was able to decrease per unit manufacturing costs, and, as a result, the Company's cash flows were significantly adversely affected, particularly in the second half of 1996. For most of 1997 the rate at which the Company was able to decrease per unit manufacturing costs exceeded the rate of decline in average selling prices, due mainly to a transition to a higher density product. However, in the fourth quarter of 1997 the Company was unable to decrease per unit manufacturing costs at a rate commensurate with the decline in average selling prices. In the event that average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company could be materially adversely affected in its operations, cash flows and financial condition. Additionally, although some of the Company's competitors have announced adjustments to the rate at which they will implement capacity expansion programs, many of the Company's competitors have already added significant capacity for the production of semiconductor memory products. The amount of capacity to be placed into production and future yield improvements by the Company's competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

  Approximately 76% of the Company's sales of semiconductor memory products during 1997 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for the Company's semiconductor memory products. The Company is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for the Company's semiconductor memory products.

  The Company's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly MEI. MEI's past operating results have been, and its future operating results may be, subject to fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, fluctuating market pricing for PCs and semiconductor memory products, fluctuating component costs, changes in product mix, inventory obsolescence, the timing of new product introductions by the Company and its competitors, the timing of orders from and shipments to OEM customers, seasonal government purchasing cycles, manufacturing and production constraints, the effects of product reviews and industry awards, seasonal cycles common in the PC industry, critical component availability, and failure by MEI to succeed in its strategies with respect to NetFRAME /(R)/. Changing circumstances, including but not limited to, changes in the Company's core operations, uses of capital, strategic objectives and market conditions, could result in the Company changing its ownership interest in its subsidiaries.

  The Company is engaged in ongoing efforts to enhance its production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that the Company will be able to maintain or approximate increases in megabit production at a level approaching that experienced in 1997 or that the Company will not experience decreases in manufacturing yield or production as it attempts to implement future technologies. Further, from time to time, the Company experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. The Company's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

  The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's ramp of its 16 Meg SDRAM reached approximately 50% of wafer starts at fiscal year end. The Company has also introduced its 64 Meg DRAM into production and expects to ramp production as customer demand shifts away from the 16 Meg DRAM. Future gross margins will be adversely impacted if the Company is unable to transition to these products in a timely fashion or at gross margin rates comparable to the Company's current primary products. A rapid shift to a higher product mix of either the 16 Meg SDRAM, or particularly the 64 Meg DRAM, could have a negative effect on the Company's results of operations.

  Historically, the Company has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. The Company's cash flow from operations depends primarily on average selling prices and per unit manufacturing costs of the Company's semiconductor memory products. If for any extended period of time average selling prices decline faster than the rate at which the Company is able to decrease per unit manufacturing costs, the Company may not be able to generate sufficient cash flows from operations to sustain operations. Cash generated by MEI is not readily available or anticipated to be available to finance the Company's semiconductor operations. The Company has aggregate credit agreements of $658 million, including a $500 million revolving credit agreement expiring in May 2000. There can be no assurance that the Company will continue to be able to meet the terms of the covenants or be able to borrow the full amount of the credit facilities. There can be no assurance that, if needed, external sources of liquidity will be available to fund the Company's operations or its capacity and product and process technology enhancement programs. Failure to obtain financing would hinder the Company's ability to make continued investments in such programs, which could materially adversely affect the Company's business, results of operations and financial condition.

  Completion of the Company's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in average selling prices for semiconductor memory products. As of August 28, 1997, the Company had invested approximately $612 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.7 billion. Although additional test capacity for Boise production is anticipated to be provided in Lehi in 1998, completion of the remainder of the Lehi production facilities is
dependent upon market conditions.   Market conditions which the Company expects
to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and
alternative uses of capital.   There can be no assurance that the Company will
be able to fund the completion of the Lehi manufacturing facility. The failure by the Company to complete the facility would likely result in the Company being required to write off all or a portion of the facility's cost, which, if required, could have a material adverse effect on the Company's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that the Company can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

  The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others. The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company. Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as the Company adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, the Company has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel, or that any of MTI's personnel will remain employed by MTI. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Substantially all of the Company's liquid investments and long-term debt are at fixed interest rates and therefore the fair value of these instruments is affected by changes in market interest rates. However, substantially all of the Company's liquid investments mature within one year.
As a result, the Company believes that the market risk arising from its holdings of financial instruments is minimal.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                        --------
Consolidated Financial Statements as of August 28, 1997 and August 29, 1996 and for fiscal years ended August 28, 1997, August 29, 1996 and August 31, 1995:

  Consolidated Statements of Operations...............................................................        26

  Consolidated Balance Sheets.........................................................................        27

  Consolidated Statements of Shareholders' Equity.....................................................        28

  Consolidated Statements of Cash Flows...............................................................        29

  Notes to Consolidated Financial Statements..........................................................        30

  Report of Independent Accountants...................................................................        43

                            MICRON TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (AMOUNTS IN MILLIONS, EXCEPT FOR EARNINGS PER SHARE DATA)

                                                                               Fiscal year ended
                                                               August 28,          August 29,          August 31,
                                                                  1997                1996                1995
                                                           ------------------  ------------------  ------------------
Net sales................................................           $3,515.5            $3,653.8            $2,952.7
Costs and expenses:
  Cost of goods sold.....................................            2,539.2             2,198.4             1,328.7
  Selling, general and administrative....................              365.0               293.4               187.4
  Research and development...............................              208.9               191.9               128.8
  Restructuring charge...................................                --                 29.6                  --
                                                           -----------------            --------   -----------------

     Total costs and expenses............................            3,113.1             2,713.3             1,644.9
                                                                    --------            --------            --------

Operating income.........................................              402.4               940.5             1,307.8
Gain on sale of investments and subsidiary stock, net                  215.8                 4.1                 0.2
Gain from merger transaction.............................                 --                  --                29.0
Interest income, net.....................................                0.9                14.3                25.0
                                                                    --------            --------            --------
Income before income taxes...............................              619.1               958.9             1,362.0

Income tax provision.....................................             (267.3)             (357.0)             (506.4)
Minority interests.......................................              (19.6)               (8.4)              (11.5)
                                                                    --------            --------            --------
Net income...............................................           $  332.2            $  593.5            $  844.1
                                                                    ========            ========            ========

Earnings per share:
  Primary................................................           $   1.54            $   2.76            $   3.95
  Fully diluted..........................................               1.53                2.76                3.90
Number of shares used in per share calculation:
  Primary................................................              216.3               215.0               213.9
  Fully diluted..........................................              217.5               215.0               216.2



    The accompanying notes are an integral part of the financial statements.

                            MICRON TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
               (DOLLARS IN MILLIONS, EXCEPT FOR PAR VALUE DATA)

                                                                                                 As of
                                                                                    ------------------------------
                                                                                       August 28,     August 29,
                                                                                          1997           1996
                                                                                    ---------------  --------------
                                      ASSETS

Cash and equivalents................................................................       $  619.5       $  276.1
Liquid investments..................................................................          368.2           10.7
Receivables.........................................................................          458.9          347.4
Inventories.........................................................................          454.2          251.4
Prepaid expenses....................................................................            9.4           13.4
Deferred income taxes...............................................................           62.2           65.0
                                                                                           --------       --------
  Total current assets..............................................................        1,972.4          964.0
Product and process technology, net.................................................           51.1           43.2
Property, plant and equipment, net..................................................        2,761.2        2,708.1
Other assets........................................................................           66.6           36.2
                                                                                           --------       --------
  Total assets......................................................................       $4,851.3       $3,751.5
                                                                                           ========       ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses...............................................       $  546.1       $  423.7
Short-term debt.....................................................................           10.6           90.0
Deferred income.....................................................................           14.5            7.8
Equipment purchase contracts........................................................           62.7           67.8
Current portion of long-term debt...................................................          116.0           75.2
                                                                                           --------       --------
  Total current liabilities.........................................................          749.9          664.5
Long-term debt......................................................................          762.3          314.6
Deferred income taxes...............................................................          239.8          157.4
Non-current product and process technology..........................................           44.1           43.5
Other liabilities...................................................................           35.6           15.7
                                                                                           --------       --------
     Total liabilities..............................................................        1,831.7        1,195.7
                                                                                           --------       --------

Minority interests..................................................................          136.5           53.8

Commitments and contingencies
Common stock, $0.10 par value, authorized 1.0 billion shares, issued and
 outstanding 211.3 million and 208.8 million shares, respectively...................           21.1           20.9
Additional capital..................................................................          483.8          434.7
Retained earnings...................................................................        2,378.2        2,046.4
                                                                                           --------       --------
  Total shareholders' equity........................................................        2,883.1        2,502.0
                                                                                           --------       --------
     Total liabilities and shareholders' equity.....................................       $4,851.3       $3,751.5
                                                                                           ========       ========




    The accompanying notes are an integral part of the financial statements.

                            MICRON TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (DOLLARS AND SHARES IN MILLIONS)

                                                                        Fiscal year ended
                                       --------------------------------------------------------------------------------
                                              August 28, 1997            August 29, 1996            August 31, 1995
                                         -------------------------  -------------------------  -------------------------
                                           Shares        Amount       SHARES        AMOUNT       SHARES        AMOUNT
                                         -----------  ------------  -----------  ------------  -----------  ------------
COMMON STOCK
Balance at beginning of year...........        208.8     $   20.9         206.4     $   20.6         101.9     $   10.2
Stock sold.............................          0.3          0.0           0.4          0.1           0.2          0.0
Stock option plan......................          2.2          0.2           2.0          0.2           1.4          0.1
Stock split............................           --           --            --           --         102.9         10.3
                                         -----------     --------   -----------     --------         -----     --------
Balance at end of year.................        211.3     $   21.1         208.8     $   20.9         206.4     $   20.6
                                         ===========     ========   ===========     ========         =====     ========
ADDITIONAL CAPITAL
Balance at beginning of year...........                  $  434.7                   $  391.5                   $  368.3
Stock sold.............................                       7.7                       11.1                        5.6
Stock option plan......................                      26.9                       11.5                       14.3
Tax effect of stock purchase plans.....                      14.5                       20.6                       13.6
Stock split............................                        --                         --                      (10.3)
                                                         --------                   --------                   --------
Balance at end of year.................                  $  483.8                   $  434.7                   $  391.5
                                                         ========                   ========                   ========
RETAINED EARNINGS
Balance at beginning of year...........                  $2,046.4                   $1,484.1                   $  670.8
Net income.............................                     332.2                      593.5                      844.1
Cumulative translation adjustment......                      (0.4)
Dividends paid.........................                        --                      (31.2)                     (30.8)
                                                         --------                   --------                   --------
Balance at end of year.................                  $2,378.2                   $2,046.4                   $1,484.1
                                                         ========                   ========                   ========
Dividends declared per share............                       --                   $   0.15                   $   0.15





   The accompanying notes are an integral part of the financial statements.

                            MICRON TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                    Fiscal year ended
                                                                        --------------------------------------
                                                                          August 28,   August 29,   August 31,
                                                                             1997         1996         1995
                                                                        ------------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..............................................................     $ 332.2    $   593.5     $  844.1
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation..........................................................       461.7        363.7        199.0
  Decrease (increase) in receivables....................................       (97.7)       107.5       (197.9)
  Increase in inventories...............................................      (194.2)       (61.1)       (76.0)
  Increase (decrease) in accounts payable and accrued expenses..........       120.3        (80.6)       249.4
  Increase in non-current product and process liability.................         0.6         40.0          2.3
  Net gains from subsidiary stock and investment sales..................      (215.8)        (4.1)        (0.2)
  Restructuring charge..................................................          --         29.6           --
  Gain from equipment sales.............................................        (2.9)       (20.7)        (7.4)
  Increase in deferred income taxes.....................................        93.9         48.1         24.8
  Gain from merger transaction..........................................          --           --        (29.0)
  Other.................................................................       105.5         44.6         29.7
                                                                             -------    ---------     --------
Net cash provided by operating activities...............................       603.6      1,060.5      1,038.8

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment..........................      (516.9)    (1,524.9)      (852.4)
Purchase of available-for-sale and held-to-maturity securities..........      (446.8)      (194.6)      (719.6)
Proceeds from sale of subsidiary stock..................................       199.9           --           --
Proceeds from sales and maturities of securities........................        89.1        613.8        651.8
Proceeds from sale of equipment.........................................        15.5         33.8         13.7
Other...................................................................       (19.7)        (7.6)        13.5
                                                                             -------    ---------     --------
Net cash used for investing activities..................................      (678.9)    (1,079.5)      (893.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt..........................................       587.8        264.7         62.4
Net proceeds from (repayments of) borrowings on lines of credit.........       (90.0)        90.0           --
Payments on equipment purchase contracts................................       (53.9)      (127.0)       (80.1)
Repayments of debt......................................................      (101.1)       (54.9)       (63.4)
Proceeds from issuance of common stock..................................        34.8         25.1         17.8
Proceeds from issuance of stock by subsidiaries.........................        55.4          2.3          0.6
Debt issuance costs.....................................................       (14.3)        (2.0)        (0.2)
Payment of dividends....................................................         --         (31.2)       (30.8)
Other...................................................................         --            --         (2.4)
                                                                             -------    ---------     --------
Net cash provided by (used for) financing activities....................       418.7        167.0        (96.1)
                                                                             -------    ---------     --------
Net increase in cash and equivalents....................................       343.4        148.0         49.7
Cash and equivalents at beginning of year...............................       276.1        128.1         78.4
                                                                             -------    ---------     --------

Cash and equivalents at end of year.....................................     $ 619.5    $   276.1     $  128.1
                                                                             =======    =========     ========

Supplemental disclosures
Income taxes paid, net..................................................     $(122.9)   $  (403.4)    $ (438.6)
Interest paid, net of amounts capitalized...............................       (27.9)       (12.3)        (9.5)
Noncash investing and financing activities:
  Equipment acquisitions on contracts payable and capital leases........        41.5        180.3         87.6
  Assets acquired, net of cash and liabilities assumed in
    merger transaction..................................................          --           --         26.0

   The accompanying notes are an integral part of the financial statements.

                            MICRON TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (ALL TABULAR DOLLAR AND SHARE AMOUNTS ARE STATED IN MILLIONS)


SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Micron Technology, Inc. and its domestic and foreign subsidiaries (the "Company"). The Company designs, develops, manufactures, and markets semiconductor memory products, primarily DRAM, principally for use in personal computers ("PCs"). Through its majority-owned subsidiary, Micron Electronics, Inc. ("MEI"), the Company also designs, develops, manufactures, markets, and supports PC systems and network servers under the Micron /(TM)/ and NetFRAME /(R)/ brand names and operates a contract manufacturing and component recovery business. All significant intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the Thursday closest to August 31.

  CERTAIN CONCENTRATIONS AND ESTIMATES: Approximately 76% of the Company's sales of semiconductor memory products are to the PC or peripheral markets. Certain components used by the Company in manufacturing of PC systems are purchased from a limited number of suppliers.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  REVENUE RECOGNITION: Revenue from product sales to direct customers is recognized when title transfers to the customer, primarily upon shipment. The Company defers recognition of sales to distributors, which allow certain rights of return and price protection, until distributors have sold the products. Net sales include construction management fees earned, and revenues under cross-license agreements with third parties and under government research contracts.

  EARNINGS PER SHARE: Primary earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents consist of stock options. Fully diluted net earnings per share further assumes the conversion of the Company's convertible subordinated notes for the period they were outstanding, unless such assumed conversion would result in anti-dilution.

  FINANCIAL INSTRUMENTS: Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as cash and equivalents, liquid investments, receivables, other assets, accounts payable and accrued expenses and equipment purchase contracts are considered to be reasonable approximations of their fair values. The fair value of the Company's long-term debt as of August 28, 1997 approximated $850.6 million. The fair value estimates presented herein were based on market interest rates and other market information available to management as of August 28, 1997. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration potential expenses that would be incurred in an actual settlement.

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, liquid investments and trade accounts receivable. The Company invests cash through high-credit-quality financial institutions and performs periodic evaluations of the relative credit standing of these financial institutions. The Company, by policy, limits the concentration of credit exposure by restricting investments with any single obligor, instrument or geographic area. A concentration of credit risk may exist with respect to trade receivables, as a substantial portion of the Company's customers are affiliated with the computer, telecommunications and office

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

automation industries. The Company performs ongoing credit evaluations of customers worldwide and generally does not require collateral from its customers. Historically, the Company has not experienced significant losses on receivables.

  INVENTORIES: Inventories are stated at the lower of average cost or market. Cost includes labor, material and overhead costs, including product and process technology costs.

  PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 30 years for buildings and 2 to 30 years for equipment.

  PRODUCT AND PROCESS TECHNOLOGY: Costs related to the conceptual formulation and design of products and processes are expensed as research and development. Costs incurred to establish patents and acquire product and process technology are capitalized. Capitalized costs are amortized on the straight-line method over the shorter of the estimated useful life of the technology, the patent term or the agreement, ranging up to 10 years. The Company has royalty-bearing license agreements that allow it to manufacture and sell semiconductor memory devices, PC hardware and software.

  SUBSIDIARY STOCK SALES: Gains on issuance of stock by a subsidiary are recognized in income.

  ADVERTISING: Advertising costs are charged to operations as incurred. Advertising costs expensed in 1997, 1996 and 1995 were $35.7 million, $25.4 million, and $12.7 million, respectively.

  RECENTLY ISSUED ACCOUNTING STANDARDS: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 Earnings Per Share. The requirements of this Statement are first effective for the Company's interim period ended February 26, 1998. The Statement requires, in all instances, dual presentation of a basic earnings per share ("EPS"), which excludes dilution, and a diluted EPS, which reflects the potential dilution that could occur if actions taken in respect of convertible securities or other obligations to issue common stock resulted in the issuance of common stock. It also requires a reconciliation of the income available to common stockholders and weighted-average shares of the basic EPS computation to the income available to common stockholders and weighted-average shares plus dilutive potential common shares of the diluted EPS computation. Basic and diluted EPS pursuant to the requirements of Statement No. 128 would be as follows:

                                          Fiscal Year Ended
                                ------------------------------------
                                 8/28/97       8/29/96        8/31/95
                                --------      --------       --------
  Basic earnings per share      $   1.58      $   2.86       $   4.12
  Diluted earnings per share    $   1.54      $   2.76       $   3.95

  In June 1997, the FASB issued SFAS No., "130 Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The adoption of SFAS No. 130 is effective for the Company in 1999.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also to be provided. SFAS No. 131 is effective for the Company in 1999.

  FOREIGN CURRENCY: The U.S. dollar is the Company's functional currency for substantially all of its operations. For international operations where the local currency is the functional currency, assets and liabilities are translated

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

into U.S. dollars at exchange rates in effect at the balance sheet date and income and expense items are translated at the average exchange rates prevailing during the period.

  RESTATEMENTS AND RECLASSIFICATIONS: The 1996 and 1995 Statements of Cash Flows include reclassifications relating to payments and acquisitions on equipment purchase contracts. The cost and accumulated amortization of product and process technology have been restated to exclude fully amortized costs from the subtotals. Certain other reclassifications have been made, none of which affected results of operations, to present the financial statements on a consistent basis.

  On December 31, 1995, the Company reclassified a portion of its held-to-maturity liquid investment securities to available-for-sale concurrent with the Company's adoption of the FASB's special report on implementing Statement 115, "Accounting for Certain Investments in Debt and Equity Securities."

  On March 27, 1995, the Company's Board of Directors announced a 2 for 1 stock split effected in the form of a stock dividend to shareholders of record as of May 4, 1995. The Company's par value of $0.10 per share remained unchanged. Historical share and per share amounts have been restated to reflect retroactively the stock split.


Supplemental Balance Sheet Information                  8/28/97         8/29/96
--------------------------------------------------------------------------------

LIQUID INVESTMENTS
--------------------------------------------------------------------------------

  Available-for-sale securities:
     Commercial paper...............................     $ 377.4        $   3.9
     U.S. Government agency.........................       248.7            1.8
     Bankers' acceptances...........................        96.1
     State and local governments....................         5.8            2.3
                                                         -------        -------
                                                           728.0            8.0
                                                         -------        -------
  Held-to-maturity securities:
     Commercial paper...............................        72.7           80.3
     State and local governments....................        45.2           24.7
     U.S. Government agency.........................        39.3           12.8
     Bankers' acceptances...........................         3.8           30.9
     Other..........................................          --            2.7
                                                         -------        -------
                                                           161.0          151.4
                                                         -------        -------
  Total investments.................................       889.0          159.4
  Less cash equivalents.............................      (520.8)        (148.7)
                                                         -------        -------
                                                         $ 368.2        $  10.7
                                                         =======        =======

  Securities classified as available-for-sale are stated at fair value which approximates cost. Securities classified as held-to-maturity are stated at amortized cost. As of August 28, 1997 the total securities classified as available for sale included $722.7 million that mature within one year and held-to-maturity securities included $150.9 maturing within 90 days.

Receivables
-------------------------------------------------------------------------------

  Trade receivables..................................     $447.2        $288.2
  Income taxes receivable............................       17.9          69.1
  Allowance for returns and discounts................      (29.3)        (18.5)
  Allowance for doubtful accounts....................       (9.0)         (9.0)
  Other receivables..................................       32.1          17.6
                                                          ------        ------
                                                          $458.9        $347.4
                                                          ======        ======

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)      8/28/97         8/29/96
--------------------------------------------------------------------------------

INVENTORIES
--------------------------------------------------------------------------------

  Finished goods.....................................     $128.6         $ 54.3
  Work in progress...................................      195.7          112.8
  Raw materials and supplies.........................      129.9           84.3
                                                          ------         ------
                                                          $454.2         $251.4
                                                          ======         ======

PRODUCT AND PROCESS TECHNOLOGY
-------------------------------------------------------------------------------

  Product and process technology, at cost............     $108.1        $ 93.1
  Less accumulated amortization......................      (57.0)        (49.9)
                                                          ------        ------
                                                          $ 51.1        $ 43.2
                                                          ======        ======

  Amortization of capitalized product and process technology costs was $11.4 million in 1997; $13.6 million in 1996; and $10.3 million in 1995.

PROPERTY, PLANT AND EQUIPMENT
-------------------------------------------------------------------------------

  Land................................................  $    35.4      $   37.3
  Buildings...........................................      817.9         674.4
  Equipment...........................................    2,416.2       2,073.4
  Construction in progress............................      681.9         753.9
                                                        ---------      --------
                                                          3,951.4       3,539.0
  Less accumulated depreciation and amortization......   (1,190.2)       (830.9)
                                                        ---------      --------
                                                        $ 2,761.2      $2,708.1
                                                        =========      ========

  As of August 28, 1997 property, plant and equipment included unamortized costs of $611.7 million for the Company's semiconductor memory manufacturing facility in Lehi, Utah, of which $575.5 million has not been placed in service and is not being depreciated. Additional test capacity for Boise production is anticipated to be provided in Lehi. Completion of the remainder of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
-------------------------------------------------------------------------------

  Accounts payable.....................................     $277.0       $232.4
  Salaries, wages and benefits.........................       93.7         67.3
  Product and process technology payable...............       99.9         39.7
  Income taxes payable.................................        3.7         22.7
  Other................................................       71.8         61.6
                                                            ------       ------
                                                            $546.1       $423.7
                                                            ======       ======

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)                                             8/28/97      8/29/96
--------------------------------------------------------------------------------------------------------------------
DEBT
--------------------------------------------------------------------------------------------------------------------
Convertible Subordinated Notes payable, due July 2004, interest rate of 7%.................     $ 500.0   $     --
Notes payable in periodic installments through July 2015, weighted average
   interest rate 7.33% and 7.28%, respectively.............................................       331.3       322.0
Capitalized lease obligations payable in monthly installments through August
   2002, weighted average interest rate of 7.68% and 7.72%, respectively...................        40.7        42.8
Noninterest bearing obligations, $2.0 million due December 1997 and $1.1 million
   due March, 1998, weighted average imputed interest rate of 7.31% and 7.17%, respectively         3.1        21.6
Notes payable, due June 1998, weighted average interest rate of 5.28% and 5.30%,
   respectively............................................................................         3.0         3.0

Other......................................................................................         0.2         0.4
                                                                                                -------      ------
                                                                                                  878.3       389.8
Less current portion.......................................................................      (116.0)      (75.2)
                                                                                                -------      ------
                                                                                                $ 762.3      $314.6
                                                                                                =======      ======

  During the fourth quarter of 1997 the Company issued $500 million in 7% convertible subordinated notes due July 1, 2004 which are convertible into shares of the Company's common stock at $67.44 per share. The notes were offered under a $1 billion shelf registration statement pursuant to which the Company may issue from time to time up to $500 million of additional debt or equity securities.

  The Company has a revolving credit facility that provides for borrowings up to $500 million and expires in May 2000. As of August 28, 1997 the Company had no borrowings outstanding under the facility. The interest rate on borrowed funds is based on various pricing options at the time of borrowing. The agreement contains certain restrictive covenants and conditions including a borrowing base tied to the Company's accounts receivable, an Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenant, and a maximum net loss covenant.

  MEI has credit agreements providing for aggregate borrowings of $158 million. The agreements contain certain restrictive covenants. As of August 28, 1997, MEI was eligible to borrow the full $158 million and had $10.1 million in short-term debt outstanding under its agreements due in installments through June 1998.

  Certain notes payable are collateralized by plant and equipment with a total cost of approximately $441.6 million and accumulated depreciation of approximately $167.2 million as of August 28, 1997. Equipment under capital leases, and the accumulated depreciation thereon, were approximately $59.8 million and $21.6 million, respectively, as of August 28, 1997, and $53.3 million and $14.3 million, respectively, as of August 29, 1996.

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  SUPPLEMENTAL BALANCE SHEET INFORMATION (CONTINUED)
  ------------------------------------------------------------------------------

  The Company leases certain facilities and equipment under operating leases. Total rental expense on all operating leases was $8.0 million, $5.7 million and $2.6 million for 1997, 1996 and 1995, respectively. Minimum future rental commitments under operating leases aggregate $12.4 million as of August 28, 1997 and are payable as follows (in millions): 1998, $3.7; 1999, $3.7; 2000, $3.3;
2001, $1.3 and 2002, $0.4.

  Maturities of long-term debt are as follows:


                                                                                                NONINTEREST
                                                                                   NOTES          BEARING      CAPITAL
        FISCAL YEAR                                                               PAYABLE       OBLIGATIONS    LEASES
        -----------                                                             -----------   --------------  ---------
        1998.................................................................         $108.0         $3.3          $10.9
        1999.................................................................           79.5           --            9.8
        2000.................................................................           76.9           --            9.5
        2001.................................................................           62.6           --           15.5
        2002.................................................................            6.8           --            3.5
        2003 AND THEREAFTER..................................................          502.0           --             --
        LESS DISCOUNT AND INTEREST...........................................           (1.5)          --           (8.5)
                                                                                      ------         ----          -----
                                                                                      $834.3         $3.3          $40.7
                                                                                      ======         ====          =====

  Interest income in 1997, 1996, and 1995 is net of interest expense of $31.3 million, $8.6 million, and $7.3 million, respectively. Construction period interest of $6.0 million, $7.8 million and $5.0 million was capitalized in 1997, 1996 and 1995, respectively.


STOCK PURCHASE PLANS

  As of August 28, 1997, the Company had in place the 1994 Stock Option Plan, the NSO Plan and the 1997 NSO Plan, collectively the "Active Stock Plans." The NSO Plan and the 1997 NSO Plan were adopted in 1997. As of August 28, 1997, there was an aggregate of 17.2 million shares of the Company's common stock authorized for grant under the Active Stock Plans, of which options for 14.3 million shares have been granted. No options were available for grant under the Company's 1985 Incentive Stock Option Plan, which expired in 1995, however, options remain outstanding under that Plan. Options are subject to terms and conditions determined by the Board of Directors, and generally are exercisable in increments of 20% during each year of employment beginning one year from the date of grant and expire six years from the date of grant.

  Option activity under MTI's Stock Plans is summarized as follows:

                                                                           FISCAL YEAR ENDED
                                               -------------------------------------------------------------------------
                                                       8/28/97                   8/29/96                 8/31/95
                                                --------------------       ------------------        -------------------
                                                            WEIGHTED                 WEIGHTED                   WEIGHTED
                                                            AVERAGE                  AVERAGE                    AVERAGE
                                                NUMBER      EXERCISE       NUMBER    EXERCISE         NUMBER    EXERCISE
                                              OF SHARES      PRICE       OF SHARES    PRICE         OF SHARES    PRICE
                                             ---------------------------------------------------------------------------
  Outstanding at beginning of year...........     14.5       $29.38        13.7       $15.54          11.6        $ 7.81
  Granted....................................     14.3        36.57         3.3        71.61           5.0         27.73
  Terminated or cancelled....................     (4.9)       49.28        (0.5)       23.11          (0.5)         7.55
  Exercised..................................     (2.2)       11.94        (2.0)        6.94          (2.4)         5.18
  Outstanding at end of year.................     21.7        28.85        14.5        29.38          13.7         15.54
  Exercisable at end of year.................      5.3        17.63         2.9        14.54           1.4          7.15
  Shares available for future grants.........      2.9           --         5.1           --           3.3            --

                          MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Options outstanding under the Active Stock Plans as of August 28, 1997, were at per share prices ranging from $2.41 to $45.78. Options exercised were at per share prices ranging from $1.72 to $37.87 in 1997, $1.53 to $28.87 in 1996, and $1.30 to $21.33 in 1995.

  The following table summarizes information about MTI options outstanding under the Active Stock Plans as of August 28, 1997:

                                                  MTI OUTSTANDING OPTIONS                        MTI EXERCISABLE OPTIONS
------------------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED
                                                          AVERAGE          WEIGHTED                          WEIGHTED
                                                         REMAINING         AVERAGE                           AVERAGE
                                            NUMBER      CONTRACTUAL        EXERCISE            NUMBER        EXERCISE
RANGE OF EXERCISE PRICES                  OF SHARES    LIFE (IN YEARS)      PRICE            OF SHARES        PRICE
 -----------------------------------------------------------------------------------------------------------------------
$ 2.41 - $ 9.60                               2.2           1.8            $ 5.03               1.4           $ 5.11
$10.19 - $19.98                               3.2           2.5             13.83               1.6            13.81
$20.09 - $29.94                               5.7           4.2             26.53               1.3            25.80
$31.05 - $45.78                              10.6           5.6             39.59               1.0            32.35

  The Company's 1989 Employee Stock Purchase Plan ("ESPP") and MEI's 1995 Employee Stock Purchase Plan ("MEI ESPP") allow eligible employees to purchase shares of the Company's common stock and MEI's common stock through payroll deductions. The shares can be purchased for 85% of the lower of the beginning or ending fair market value of each offering period and are restricted from resale for a period of one year from the date of purchase. Purchases are limited to 20% of an employee's eligible compensation. A total of 6.8 million shares of Company common stock are reserved for issuance under the ESPP, of which 6.1 million shares have been issued as of August 28, 1997. A total of 2.5 million shares of MEI common stock are reserved for issuance under the MEI ESPP, of which approximately 271,000 shares had been issued as of August 28, 1997.

  MEI's 1995 Stock Option Plan provides for the granting of incentive and nonstatutory stock options. As of August 28, 1997, there were 5,000,000 shares of common stock reserved for issuance under the plan. Exercise prices of the incentive and nonstatutory stock options have generally been 100% and 85%, respectively, of the fair market value of the Company's common stock on the date of grant. Options are granted subject to terms and conditions determined by the MEI Board of Directors, and generally are exercisable in increments of 20% for each year of employment beginning one year from date of grant and generally expire six years from date of grant.

  Option activity under MEI's 1995 Stock Option Plan is summarized as follows (amounts in thousands, except per share amounts):

                                                                           FISCAL YEAR ENDED
                                              ----------------------------------------------------------------------------
                                                       8/28/97                   8/29/96                  8/31/95
                                               ----------------------    ------------------------    ----------------------
                                                             WEIGHTED                  WEIGHTED                WEIGHTED
                                                              AVERAGE                   AVERAGE                  AVERAGE
                                               NUMBER OF     EXERCISE     NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                                 SHARES        PRICE         SHARES      PRICE        SHARES      PRICE
-------------------------------------------------------------------------------------------------------------------------
  Outstanding at beginning of year...........    1,908        $13.70         1,795       $ 8.22         --       $    --
  Granted....................................    1,926         19.90         1,294        12.11        747         18.06
  Merger transaction.........................       --            --            --           --      1,140          1.43
  Terminated or cancelled....................     (200)        16.52          (189)       17.35         (8)         3.80
  Exercised..................................      (75)         9.49          (992)        1.02        (84)         3.93
  Outstanding at end of year.................    3,559         16.98         1,908        13.70      1,795          8.22
  Exercisable at end of year.................      473         14.45           172        13.84        884          0.88
  Shares available for future grants.........    1,416            --         3,141           --      4,253            --

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  The following table summarizes information about MEI options outstanding under the MEI 1995 Stock Option Plan as of August 28, 1997 (amounts in thousands, except per share amounts):

                                                MEI OUTSTANDING OPTIONS                 MEI EXERCISABLE OPTIONS
---------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED
                                                       AVERAGE       WEIGHTED                              WEIGHTED
                                                      REMAINING       AVERAGE                               AVERAGE
                                       NUMBER        CONTRACTUAL     EXERCISE                NUMBER        EXERCISE
RANGE OF EXERCISE PRICES             OF SHARES      LIFE(IN YEARS)     PRICE                OF SHARES        PRICE
--------------------------------------------------------------------------------------------------------------------
below $5.00                              20                  1.2       $ 3.00                  20           $ 3.00
$5.00 - $10.00                           11                  4.6         9.43                   4             9.39
$10.01 - $15.00                       1,119                  4.7        11.85                 202            11.56
$15.01 - $20.00                       1,658                  5.0        18.39                 243            17.73
above $20.00                            751                  5.4        22.02                   4            23.83

  In December 1994, ZEOS International, Ltd. ("ZEOS"), subsequently merged with MEI, awarded shares of its common stock to certain of its employees subject to their continued employment as of January 1, 1996. Compensation expense was recognized over the vesting period based upon the fair market value of the stock at the date of award. To satisfy this award, MEI issued approximately 151,000 shares of its common stock in January 1996.


PRO FORMA DISCLOSURE

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," issued in October 1995. Accordingly, compensation cost has been recorded based on the intrinsic value of the option only. The Company recognized $8.4 million and $3.6 million of compensation cost in 1997 and 1996, respectively, for stock-based employee compensation awards. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the proforma amounts indicated in the table below:

                                                            1997                    1996
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)    AS REPORTED  PRO FORMA  AS REPORTED  PRO FORMA
-------------------------------------------------------------------------------------------------
Net income                                          $332.2     $293.3       $593.5     $559.8
Fully diluted earnings per share                    $ 1.53     $ 1.35       $ 2.76     $ 2.60

  The above pro forma amounts, for purposes of SFAS No.123, reflect the portion of the estimated fair value of awards earned in 1997 and 1996. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and over the offering period for stock purchases under the Employee Stock Purchase Plans. The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to August 31, 1995, the effect will not be fully reflected until 2000.

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  The Company used the Black-Scholes model to value stock options for pro forma presentation. The assumptions used to estimate the value of the MTI options included in the pro forma amounts and the weighted average estimated fair value of MTI options granted are as follows:

                                                            STOCK OPTION        EMPLOYEE STOCK
                                                             PLAN SHARES     PURCHASE PLAN SHARES
                                                             1997   1996       1997       1996
---------------------------------------------------------------------------------------------------

Average expected life (years)                                 3.5      3.5     0.25     0.25
Expected volatility                                            58%      57%      58%      57%
Risk-free interest rate (zero coupon U.S. Treasury note)      6.2%     5.9%     5.0%     5.1%
Weighted average fair value:
 Exercise price equal to market price at grant              $15.17   $34.13      --       --
 Exercise price less than market price at grant             $21.26   $37.14   $6.61   $20.67

The assumptions used to estimate the value of the MEI options included in the pro forma amounts and the weighted average estimated fair value of MEI options granted are as follows:

                                                            STOCK OPTION        EMPLOYEE STOCK
                                                             PLAN SHARES     PURCHASE PLAN SHARES
                                                             1997   1996       1997       1996
---------------------------------------------------------------------------------------------------

Average expected life (years)                                  3.5      3.5          0.5     0.5
Expected volatility                                             70%      70%          70%     70%
Risk-free interest rate (zero coupon U.S. Treasury note)       6.2%     5.9%         5.0%    5.1%
Weighted average fair value:
    Exercise price equal to market price at grant           $10.68    $6.50           --      --
    Exercise price less than market price at grant          $11.41    $6.61        $5.39   $3.68

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility and option life. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, existing models do not necessarily provide a reliable measure of the fair value of its stock options granted to employees. For purposes of this model no dividends have been assumed.


EMPLOYEE SAVINGS PLAN

  The Company has 401(k) profit-sharing plans ("RAM Plans") in which substantially all employees are participants. Employees may contribute from 2% to 16% of their eligible pay to various savings alternatives in the RAM Plans. The Company's contribution provides for an annual match of the first $1,500 of eligible employee contributions, in addition to contributions based on the Company's financial performance. The Company's RAM Plans expenses were $18.9 million in 1997, $16.9 million in 1996 and $16.1 million in 1995.


COMMITMENTS

  As of August 28, 1997, the Company had commitments of $561.6 million for equipment purchases and $42.9 million for the construction of buildings.

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


RESTRUCTURING

  In 1996, MEI adopted and completed a plan to discontinue the manufacture and sale of ZEOS brand PC systems. The Company recorded a restructuring charge of $29.6 million in 1996, comprised principally of $14.5 million relating to the disposition of ZEOS components and systems and $13 million to write off unamortized goodwill.


INCOME TAXES

  The provision for income taxes consists of the following:

                                                                             8/28/97       8/29/96       8/31/95
                                                                            --------      --------      --------
  Current:
     U.S. federal.....................................................      $  152.1      $  274.5      $  409.3
     State............................................................          21.1          25.1          64.6
     Foreign..........................................................           1.5           9.3           7.0
                                                                            --------      --------      --------
                                                                               174.7         308.9         480.9
                                                                            --------      --------      --------
  Deferred:
     U.S. federal.....................................................          89.5          45.5          21.6
     State............................................................           3.1           2.6           3.9
                                                                            --------      --------      --------
                                                                                92.6          48.1          25.5
                                                                            --------      --------      --------
  Income tax provision................................................      $  267.3      $  357.0      $  506.4
                                                                            ========      ========      ========

  The tax benefit associated with the exercise of nonstatutory stock options and disqualifying dispositions by employees of shares issued in the Company's stock option and purchase plans reduced taxes payable by $15.9 million, $20.6 million and $13.6 million for 1997, 1996 and 1995, respectively. Such benefits are reflected as additional capital.

  A reconciliation between income tax computed using the federal statutory rate and the income tax provision follows:

                                                                             8/28/97       8/29/96       8/31/95
                                                                            --------      --------      --------
  U.S. federal income tax at statutory rate...........................      $  216.7      $  332.7      $  472.7
  State taxes, net of federal benefit.................................          14.1          17.5          47.4
  Basis difference in domestic subsidiaries...........................          24.8            --            --
  Other...............................................................          11.7           6.8         (13.7)
                                                                            --------      --------      --------
  Income tax provision................................................      $  267.3      $  357.0      $  506.4
                                                                            ========      ========      ========

  State taxes reflect utilization of investment tax credits of $15.3 million, $31.2 million and $19.1 million for 1997, 1996 and 1995, respectively.

                            MICRON TECHNOLOGY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial reporting and income tax purposes. Deferred income tax assets totaled $160.4 million and $127.0 million and liabilities totaled $338.0 million and $219.4 million at August 28, 1997 and August 29, 1996, respectively. The approximate tax effects of temporary differences which give rise to the net deferred tax liability are as follows:


                                                                                       8/28/97        8/29/96
                                                                                      --------       --------
  Current deferred tax asset:
     Accrued product and process technology.....................................      $   16.3       $   13.7
     Inventory..................................................................          14.4           13.3
     Accrued compensation.......................................................           8.3            7.0
     Deferred income............................................................           6.3            3.4
     Net operating loss acquired in merger......................................           0.6            2.6
     Other......................................................................          16.3           25.0
                                                                                      --------       --------
        Net deferred tax asset..................................................          62.2           65.0
                                                                                      --------       --------
  Noncurrent deferred tax asset (liability):
     Excess tax over book depreciation..........................................        (191.6)        (131.5)
     Accrued product and process technology.....................................          21.7           21.3
     Investment in subsidiary...................................................         (44.7)         (16.4)
     Other......................................................................         (25.2)         (30.8)
                                                                                      --------       --------
        Net deferred tax liability..............................................        (239.8)        (157.4)
                                                                                      --------       --------
  Total net deferred tax liability..............................................      $ (177.6)      $  (92.4)
                                                                                      ========       ========


EXPORT SALES AND MAJOR CUSTOMERS

  Export sales were $735.4 million for 1997, including $291.3 million to Europe and $242.2 million to Asia Pacific, $65 million to Canada and $52 million to Japan. Export sales were $938.4 million and $753.7 million in 1996 and 1995, respectively. No customer individually accounted for 10% or more of the Company's total net sales.


CONTINGENCIES

  The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for alleged infringement prior to the balance sheet date. Determination that the Company's manufacture of products has infringed on valid rights held by others could have a material adverse effect on the Company's financial position, results of operations or cash flows and could require changes in production processes and products.

  The Company is currently a party to various other legal actions arising out of the normal course of business, none of which are expected to have a material effect on the Company's financial position or results of operations.

             QUARTERLY FINANCIAL AND MARKET INFORMATION (UNAUDITED)
                (Dollars in millions, except for per share data)


1997 QUARTER                                                   1st             2nd             3rd             4th
                                                          --------------  --------------  --------------  --------------
Net sales...............................................       $  728.1         $ 876.2         $ 965.0         $ 946.2
Costs and expenses:
  Cost of goods sold....................................          572.9           657.5           650.0           658.8
  Selling, general and administrative...................           75.8            94.9            93.4           100.9
  Research and development..............................           47.2            46.8            52.6            62.3
                                                               --------         -------         -------         -------
     Total costs and expenses...........................          695.9           799.2           796.0           822.0
                                                               --------         -------         -------         -------

Operating income........................................           32.2            77.0           169.0           124.2
Gain on sale of investments and subsidiary stock, net...            9.2           205.1             --              1.5
Interest (expense) income, net..........................           (2.1)           (1.8)            1.5             3.3
                                                               --------         -------         -------         -------
Income before income taxes..............................           39.3           280.3           170.5           129.0

Income tax provision....................................           15.6           131.2            67.8            52.7
Minority interests......................................           (3.1)           (6.4)           (5.9)           (4.2)
                                                               --------         -------         -------         -------
Net income..............................................       $   20.6         $ 142.7         $  96.8         $  72.1
                                                               ========         =======         =======         =======
Fully diluted earnings per share........................       $   0.10         $  0.66         $  0.44         $  0.33
Quarterly stock price:
  High..................................................       $ 34.750         $39.125         $45.250         $60.063
  Low...................................................         20.375          29.000          33.250          38.375
Dividends declared per share............................             --              --              --              --

1996 Quarter
Net sales...............................................       $1,185.8         $ 996.5         $ 771.0         $ 700.5
Costs and expenses:
  Cost of goods sold....................................          538.1           552.1           558.0           550.2
  Selling, general and administrative...................           73.2            75.4            63.6            81.2
  Research and development..............................           46.6            48.0            51.2            46.1
  Restructuring charge..................................             --            29.9              --            (0.3)
                                                               --------         -------         -------         -------
     Total costs and expenses...........................          657.9           705.4           672.8           677.2
                                                               --------         -------         -------         -------

Operating income........................................          527.9           291.1            98.2            23.3
Gain (loss) on sale of investments and subsidiary
 stock, net.............................................            0.5             3.0            (1.5)            2.1
Interest income (expense), net..........................            8.4             4.4             2.1             (.6)
                                                               --------         -------         -------         -------
Income before income taxes..............................          536.8           298.5            98.8            24.8

Income tax provision....................................          204.6           112.3            38.6             1.5
Minority interests......................................           (3.7)            2.0            (2.0)           (4.7)
                                                               --------         -------         -------         -------
Net income..............................................       $  328.5         $ 188.2         $  58.2         $  18.6
                                                               ========         =======         =======         =======
Fully diluted earnings per share........................       $   1.51         $  0.87         $  0.27         $  0.09
Quarterly stock price:
  High..................................................       $ 94.375         $54.750         $38.375         $32.125
  Low...................................................         47.750          30.875          28.500          17.250
Dividends declared per share............................           0.05            0.05            0.05              --

As of August 28, 1997, the Company had 7,374 shareholders of record.

  Net gain on sales of investments and subsidiary stock in the second quarter of 1997 includes a pre-tax gain of $190 million for the sale of 15.4 million shares of common stock of MEI.

  Results of operations in the fourth quarter of 1996 benefited from 1) a pre-tax reduction of cost of goods sold of $54.9 million for the release of previously established accruals upon resolution of product and process rights contingencies, 2) a $6.6 million pre-tax gain from disposal of equipment which is included in selling, general and administrative expense and 3) a decrease in the estimated effective income tax rate for fiscal 1996, resulting in a reduction of income tax expense of approximately $6.1 million. Selling, general and administrative expenses for the fourth quarter of 1996 include a $9 million pre-tax charge for estimated selling costs on computer systems.

  Selling, general and administrative expenses in the third quarter of 1996 reflect a $12.0 million pre-tax gain from disposal of equipment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
Micron Technology, Inc.

  We have audited the consolidated financial statements of Micron Technology, Inc., listed in the index on page 25 of this Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Micron Technology, Inc., as of August 28, 1997, and August 29, 1996, and their consolidated results of operations and cash flows for each of the three years in the period ended August 28, 1997, in conformity with generally accepted accounting principles.


                                /s/ Coopers & Lybrand L.L.P.

Boise, Idaho
October 2, 1997

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

ITEM 11.  EXECUTIVE COMPENSATION

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain information concerning the registrant's executive officers is included under the caption "Officers and Directors of the Registrant" following Part I,
Item 1 of this report. Other information required by Items 10, 11, 12 and 13 will be contained in the registrant's Proxy Statement which will be filed with the Securities and Exchange Commission within 120 days after August 28, 1997, and is incorporated herein by reference.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

          (a) The following documents are filed as part of this report:

  Consolidated financial statements and financial statement schedules--see "Item
8. Financial Statements and Supplementary Data--Notes to Consolidated Financial Statements--Contingencies."

EXHIBIT     DESCRIPTION
----------  -----------
   3.1      Certificate of Incorporation of the Registrant, as amended. (6)
   3.7      Bylaws of the Registrant, as amended. (8)
   4.1      Indenture, dated as of June 15, 1997, between the Registrant and the Trustee, relating to the Registrant's subordinated debt securities. (11)
   4.2      Supplemental Trust Indenture, dated as of June 15, 1997, between the Registrant and the
            Trustee, relating to the Notes (including the form of Note). (11)
  10.82     Form of Indemnification Agreement between the Registrant and its officers and directors. (1)
  10.91     Board Resolution regarding stock and bonus plan vesting schedules in the event of change in control of the Registrant. (2)
  10.92     Additional provisions related to Management Bonus Arrangements for Certain Executive
            Officers. (2)
  10.100    Amended and Restated 1985 Incentive Stock Option Plan. (3)
  10.103    Real Estate Agreement and Addendum dated May 29, 1991, between the Registrant and
            Thomas T. Nicholson, Allen T. Noble, Don J. Simplot, J. R. Simplot, Ronald C. Yanke,
            Semienterprises, a partnership and Macron, a partnership. (4)
  10.109    Form of Management bonus arrangements for Executive Officers of Micron Technology,
            Inc., and Micron Semiconductor, Inc., for 1994. (5)
  10.110    1994 Stock Option Plan. (6)
  10.111    Executive Bonus Plan. (6)
  10.112    Forms of Severance Agreement. (7)
  10.113    Nonstatutory Stock Option Plan
  10.114    1997 Nonstatutory Stock Option Plan
  10.116    Registration Rights Agreement dated as of June 28, 1996, between the Registrant and
            Canadian Imperial Bank of Commerce. (8)
  10.117    Registration Rights Agreement dated as of July 29, 1996, between the Registrant and
            Canadian Imperial Bank of Commerce. (8)
  10.118    Irrevocable Proxy dated June 28, 1996, by Canadian Imperial Bank of Commerce in favor of
            Micron Technology, Inc. (8)
  10.119    Irrevocable Proxy dated July 29, 1996, by J. R. Simplot Company in favor of Micron
            Technology, Inc. (8)
  10.120    Form of Agreement and Amendment to Severance Agreement between the Company and its executive officers. (9)
  10.121    First Amended and Restated Credit Agreement dated May 28,1 997, among the Registrant and several financial institutions. (10)
  11.1      Computation of Per Share Earnings.


EXHIBIT     DESCRIPTION
----------  -----------
  21.1      Subsidiaries of the Registrant.
  23.1      Consent of Independent Accountants.
  27.1      Financial Data Schedule.

---------------

  (1)     Incorporated by Reference to Proxy Statement for the 1986 Annual Meeting of Shareholders.
  (2)     Incorporated by Reference to Annual Report on Form 10-K for the fiscal year ended August 31, 1989.
  (3)     Incorporated by Reference to Registration Statements on Forms S-8 (Reg. Nos. 33-38665, 33-38926,
          and 33-52653).
  (4)     Incorporated by Reference to Annual Report on Form 10-K for the fiscal year ended September 3,
          1992.
  (5)     Incorporated by Reference to Annual Report on Form 10-K for the fiscal year ended September 2,
          1993.
  (6)     Incorporated by Reference to Annual Report on Form 10-K for the fiscal year ended August 31, 1995.
  (7)     Incorporated by Reference to Quarterly Report on Form 10-Q for the fiscal quarter ended February
          29, 1996.
  (8)     Incorporated by Reference to Annual Report on Form 10-K for the fiscal year ended August 29, 1996.
  (9)     Incorporated by Reference to Quarterly Report on Form 10-Q for the fiscal quarter ended February
          27, 1997.
 (10)     Incorporated by Reference to Quarterly Report on Form 10-Q for the fiscal quarter ended May 29,
          1997.
 (11)     Incorporated by Reference to Current Report on Form 8-K filed on July 3, 1997.

Exhibit numbers from Registration Statement on Form S-1 (Reg. No. 2-93343) retained, where applicable.

  (b) Reports on Form 8-K:

  On July 3, 1997 the Registrant filed a Report on Form 8-K relating to documents used in connection with its public offering of convertible subordinated notes.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOISE, STATE OF IDAHO, ON THE 7TH DAY OF OCTOBER, 1997.


                                   MICRON TECHNOLOGY, INC.


                                   By:    /S/ WILBUR G. STOVER, JR.
                                      ------------------------------------------
                                              WILBUR G. STOVER, JR.,
                                           Vice President of Finance,
                                             Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS ANNUAL REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

        Signature                             TITLE                         DATE
        ---------                             -----                         ----
  /S/ STEVEN R. APPLETON                Chairman of the Board,          October 7, 1997
------------------------------
  (STEVEN R. APPLETON)                  Chief Executive Officer
                                        and President

  /S/ JAMES W. BAGLEY                   Director                        October 7, 1997
------------------------------
  (JAMES W. BAGLEY)

  /S/ JERRY M. HESS                     Director                        October 7, 1997
------------------------------
  (JERRY M. HESS)

  /S/ ROBERT A. LOTHROP                 Director                        October 7, 1997
------------------------------
  (ROBERT A. LOTHROP)

  /S/ THOMAS T. NICHOLSON               Director                        October 7, 1997
------------------------------
  (THOMAS T. NICHOLSON)

  /S/ DON J. SIMPLOT                    Director                        October 7, 1997
------------------------------
  (DON J. SIMPLOT)

  /S/ JOHN R. SIMPLOT                   Director                        October 7, 1997
------------------------------
  (JOHN R. SIMPLOT)

  /S/ GORDON C. SMITH                   Director                        October 7, 1997
------------------------------
  (GORDON C. SMITH)


                                  APPENDIX F

                       [LOGO OF MICRON TECHNOLOGY, INC.]

                               ----------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 25, 1997

To the Shareholders:

  Notice Is Hereby Given that the 1997 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation (the "Company"), will be held on November 25, 1997, at 9:00 a.m., Mountain Standard Time, at the BANK OF AMERICA CENTRE, 245 S. CAPITOL BOULEVARD, BOISE, IDAHO 83702, for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected and qualified.

  2. To approve an amendment to the Company's 1994 Stock Option Plan increasing the number of shares reserved for issuance thereunder to 32,000,000.

  3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending September 3, 1998.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on September 29, 1997, are entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for the ten-day period ending immediately preceding the date of the meeting, at the Company's headquarters at 8000 S. Federal Way, Boise, Idaho 83706-9632.

  Attendance at the Annual Meeting will be limited to shareholders and guests of the Company. Shareholders will be required to furnish proof of ownership of the Company's Common Stock before being admitted to the meeting. Shareholders holding shares in the name of a broker or other nominee are requested to bring a statement from the broker or nominee confirming their ownership in the Company's Common Stock. Directions to the meeting's location accompany the Proxy Statement.

  To ensure your representation at the meeting, you are urged to vote, sign, date, and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. The shareholders attending the meeting may vote in person even if they have returned a proxy.

                                          By Order of the Board of Directors

                                          Roderic W. Lewis
                                          Vice President of Legal Affairs,
                                          General Counsel & Corporate
                                           Secretary

Boise, Idaho
October 20, 1997

            YOUR VOTE IS IMPORTANT, PLEASE MAIL YOUR PROXY PROMPTLY

  Please indicate your voting instructions on the enclosed proxy card, date and sign it, and return it in the envelope provided, which is addressed for your convenience. No postage is required if mailed in the United States.

                       [LOGO OF MICRON TECHNOLOGY, INC.]

                              8000 S. FEDERAL WAY
                            BOISE, IDAHO 83706-9632

                               ----------------

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF SHAREHOLDERS

                               NOVEMBER 25, 1997

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed Proxy is solicited on behalf of the Board of Directors of Micron Technology, Inc. (the "Company"), for use at the 1997 Annual Meeting of Shareholders to be held on November 25, 1997, at 9:00 a.m., Mountain Standard Time, or at any adjournment thereof (the "Annual Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 1997 Annual Meeting of Shareholders. The Annual Meeting will be held at the BANK OF AMERICA CENTRE, 245 S. CAPITOL BOULEVARD, BOISE, IDAHO 83702. Directions to the Annual Meeting accompany this Proxy Statement. The Company's telephone number is (208) 368-4000.

  This Proxy Statement and enclosed Proxy are first being mailed on or about October 20, 1997, to all shareholders entitled to vote at the meeting.

RECORD DATE

  Shareholders of record at the close of business on September 29, 1997 (the "Record Date"), are entitled to notice of and to vote at the meeting.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of shareholders of the Company which are intended to be presented at the Company's 1998 Annual Meeting of Shareholders, must be received by the Company no later than July 27, 1998, and otherwise be in compliance with the Company's Certificate of Incorporation and Bylaws and with applicable laws and regulations in order to be included in the proxy statement and form of proxy relating to that meeting.

REVOCABILITY OF PROXY

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

SOLICITATION

  The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or telegram. The Company intends to use the services of Beacon Hill Partners, Inc., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost to the Company will be approximately $25,000.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES

  The Company has only one class of stock outstanding, the Company's Common Stock, $.10 par value per share (the "Common Stock"). At the Record Date, 211,390,866 shares of the Company's Common Stock were issued and outstanding.

VOTING RIGHTS

  Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each shareholder will be entitled to one vote for each share of the Company's Common Stock held at the Record Date for all matters, including the election of directors, unless cumulative voting for the election of directors is required. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company's Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect of voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal.

  Cumulative voting for the election of directors shall not be required unless at least one shareholder has given written notice to the Secretary of the Company of its intention to cumulate votes at least 15 days prior to the date of the meeting. If cumulative voting is requested, every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than eight candidates. If cumulative voting is required, the persons authorized to vote shares represented by proxies shall have the authority and discretion to vote such shares cumulatively for any candidate or candidates for whom authority to vote has not been withheld. The eight nominees for director receiving the highest number of Votes Cast will be elected, whether or not any one of them receives the vote of a majority of the shares represented and entitled to vote at the Annual Meeting. Abstentions and broker nonvotes as to the election of the directors will not count as Votes Cast "FOR" or "AGAINST" any nominee.

VOTING OF PROXIES

  The shares of the Company's Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR the amendment to the Company's 1994 Stock Option Plan, and
(iii) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for fiscal 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth security ownership information as of August 28, 1997, for (i) persons known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "SUMMARY COMPENSATION TABLE" set forth herein, and (iv) all directors and executive officers as a group:

                                              AMOUNT AND NATURE OF   PERCENT
   NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP  OF CLASS
   -----------------------------------------  --------------------- ----------
   FMR Corporation..........................  31,846,618        (1) 15.07%
    82 Devonshire Street
    Boston, Massachusetts 02109
   Capital Group Companies, Inc.............  23,192,910        (2) 10.97%
    333 South Hope Street
    Los Angeles, CA 90071
   J.R. Simplot Company.....................  18,699,000    (3) (4)  8.85%
    999 Main Street, Suite 1300
    Boise, Idaho 83707
   John R. Simplot..........................  13,137,700     (5)(6)  6.22%
    999 Main Street, Suite 1300
    Boise, Idaho 83707
   Appleton, Steven R.......................     497,239  (6)(7)(8)     *
   Bagley, James W..........................      10,000        (6)     *
   Baldwin, Donald D........................     217,191     (6)(8)     *
   Cloud, Eugene H..........................     161,628     (6)(8)     *
   Donnelly, Robert M.......................      70,520        (6)     *
   Heitzeberg, Edward J.....................     380,124     (6)(8)     *
   Hess, Jerry M............................      32,000     (6)(9)     *
   Lothrop, Robert A........................      50,049    (6)(10)     *
   Lowrey, Tyler A..........................      90,840 (6)(8)(11)     *
   Nicholson, Thomas T......................   1,511,670    (6)(12)     *
   Simplot, Don J...........................     164,020 (4)(6)(13)     *
   Smith, Gordon C..........................      10,750    (6)(14)     *
   Stover, Wilbur G., Jr....................     180,275  (6)(7)(8)     *
   All directors and executive officers as a
    group (19 persons)......................  35,690,946   (15)(16) 16.75%

--------
 *  Less than 1%
(1) Includes 27,952,818 shares beneficially owned by Fidelity Management and Research Company, 3,569,200 shares beneficially owned by Fidelity Management Trust Company, and 324,600 shares beneficially owned by Fidelity International Limited. Based upon information obtained directly from FMR Corporation on September 18, 1997.
(2) Includes 13,838,080 shares beneficially owned by Capital Research and Management Company and 9,354,830 shares beneficially owned by a group of investment management companies, whose parent holding company is Capital Group Companies, Inc. Based upon information obtained directly from the Capital Group Companies, Inc. on September 30, 1997.
(3) Includes 11,099,000 shares as to which J.R. Simplot Company has both voting and dispositive power and 7,600,000 shares as to which it has dispositive power but no voting power. Does not include 5,000,000 shares as to which it has voting power but no dispositive power and 2,600,000 shares as to which Simplot Canada Limited, a wholly-owned subsidiary of J.R. Simplot Company, has voting power but no dispositive power. Subject to certain conditions, J.R. Simplot Company and Simplot Canada Limited have the power to reclaim possession of, and dispositive power over, such 5,000,000 shares and 2,600,000 shares, respectively.

 (4) Mr. Don Simplot may also be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company. He is a shareholder, a director and the Corporate Vice President of J.R. Simplot Company and is a member of its Office of the Chairman.
 (5) Includes 967,600 shares held by a trust of which Mr. John Simplot is the trustee; 51 shares held by a limited partnership of which Mr. John Simplot is the general partner; 12,122,449 shares held by another limited partnership of which Mr. John Simplot is the general partner; 22,400 shares held in joint tenancy with his spouse; and 15,200 shares held by Mrs. Simplot. Does not include the shares beneficially owned by J.R. Simplot Company.
 (6) Includes options to purchase shares of the Company's Common Stock exercisable within 60 days of August 28, 1997, under the Company's 1985 Incentive Stock Option Plan, 1994 Stock Option Plan and Nonstatutory Stock Option Plan in the following amounts: Mr. Appleton, 395,669; Mr. Baldwin, 180,191; Mr. Cloud, 152,528; Mr. Donnelly, 58,520; Mr.
     Heitzeberg, 224,424; Mr. Lowrey, 56,000; Mr. Stover, 163,275; Mr. Bagley, 10,000; Mr. Hess, 10,000; Mr. Lothrop, 10,000; Mr. Nicholson, 10,000; Mr.
     Don Simplot, 10,000; Mr. John Simplot, 10,000; Mr. Smith, 10,000; and all directors and executive officers as a group (19 persons), 1,703,365.
 (7) Does not include 7,600,000 shares as to which Messrs. Appleton and Stover, in their respective capacities as Chairman of the Board and Chief Financial Officer of the Company, share voting power pursuant to irrevocable proxies issued in connection with forward sale transactions by J.R. Simplot Company and Simplot Canada Limited. These proxies are effective until the Company's annual meeting in 2003. Neither Mr. Appleton nor Mr. Stover has any dispositive power as to such 7,600,000 shares.
 (8) Does not include shares of Common Stock of Micron Communications, Inc. ("MCC"), a subsidiary of the Company, held by the following individuals:
     Mr. Appleton, 3,048; Mr. Baldwin, 2,416; Mr. Cloud, 3,523; Mr. Heitzeberg, 2,133; Mr. Lowrey, 2,024; Mr. Stover, 2,896; and all directors and executive officers as a group (7 persons), 18,571. The total number of shares of MCC held by all directors and executive officers as a group represents 1.63% of the total outstanding shares of MCC Common Stock. Also, does not include shares of Common Stock of Micron Display Technology, Inc. ("MDT"), a subsidiary of the Company at fiscal year end, held by the following individuals: Mr. Appleton, 910 shares; Mr. Baldwin, 4,580; Mr. Cloud, 26,650; Mr. Heitzeberg, 9,170; Mr. Lowrey, 910; and all directors and executive officers as a group (8 persons), 53,670. The total number of shares of MDT held by all directors and executive officers as a group represents less than 1% of the total outstanding shares of MDT Common Stock.
 (9) Includes 20,000 shares held directly in the name of Mr. Hess and 2,000 shares held in the name of J.M. Hess Construction Co.
(10) Includes 40 shares held directly in the name of Mr. Lothrop, 424 shares held in the name of Mrs. Lothrop, and 39,585 shares held in joint tenancy with Mrs. Lothrop.
(11) Does not include 98,300 shares of Common Stock of Micron Quantum Devices, Inc. ("MQD"), a subsidiary of the Company, held by Mr. Lowrey, which represents less than one percent (1%) of the total outstanding shares of MQD Common Stock. No other directors or executive officers of the Company hold shares of MQD Common Stock.
(12) Includes 1,400,000 shares held in the name of Mr. Nicholson directly; 10,000 shares held in the name of Mountain View Equipment; 8,000 shares held in the name of Miller-Nicholson, Inc.; 7,000 shares held in the name of MNI; 10,000 shares held in the name of MNII; 50,000 shares held by Blacks Creek Ltd. Partnership; and 16,670 shares held by Mrs. Nicholson.
(13) Includes 149,020 shares held in the name of Mr. Don Simplot directly and 5,000 shares held by Mr. Don Simplot as custodian for his minor child.
(14) All shares are held in joint tenancy with Mrs. Smith.
(15) Also includes 18,699,000 shares held by the J.R. Simplot Company (see footnote (4) above).
(16) Does not include 875,234 shares of Common Stock of Micron Electronics, Inc. ("MEI"), a subsidiary of the Company, held by an executive officer and options to purchase an aggregate of 57,000 shares of MEI Common Stock exercisable within 60 days of August 28, 1997 held by two executive officers.

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS

NOMINEES

  The Company's Bylaws currently provide for eight directors, and it is contemplated that a Board of eight directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's eight nominees named below, all of whom are presently directors of the Company. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board. The names of the eight nominees and certain information about them are set forth below:

                                                                                      SERVED
                                                                                       AS A
                                                                                     DIRECTOR
NAME OF NOMINEE          AGE PRINCIPAL OCCUPATION                                     SINCE
---------------          --- --------------------                                    --------
Steven R. Appleton......  37 Chairman of the Board of Directors, Chief Executive       1994(1)
                             Officer and President of the Company
James W. Bagley.........  58 Chief Executive Officer, Lam Research Corporation         1997
Jerry M. Hess...........  59 Chairman and Chief Executive Officer of J.M. Hess         1994
                             Construction Company, Inc.
Robert A. Lothrop.......  71 Retired, former Senior Vice President of J.R. Simplot     1994(2)
                             Company
Thomas T. Nicholson.....  61 President of Mountain View Equipment                      1980
Don J. Simplot..........  62 Member of Office of the Chairman and Corporate Vice       1982
                             President of J.R. Simplot Company
John R. Simplot.........  88 Retired, former Chairman of the Board of the J.R.         1980
                             Simplot Company
Gordon C. Smith.........  68 Secretary and Treasurer of SSI Management Corp.           1990

--------
(1) Mr. Appleton also served as a member of the Board of Directors of the Company between April 1991 and July 1992.
(2) Mr. Lothrop also served as a member of the Board of Directors of the Company between August 1986 and July 1992.

  Each of the nominees has been engaged in his principal occupation set forth above during the past five years, except as follows:

  (i) During the past five years, Steven R. Appleton has served in various capacities with the Company, its subsidiaries and affiliates, including President and Chief Operating Officer and Vice President, Manufacturing of the Company; and Chairman of the Board, Chief Executive Officer and President of Micron Semiconductor, Inc. (a former wholly owned subsidiary of the Company). Since April 1995, Mr. Appleton has served as a director of Micron Electronics, Inc., a majority owned subsidiary of the Company.

  (ii) James W. Bagley became the Chief Executive Officer and a director of Lam Research Corporation ("Lam") in August 1997, upon consummation of a merger of OnTrak Systems, Inc. ("OnTrak") into Lam. Lam is, and OnTrak was, a capital equipment supplier. From May 1996 until August 1997, he was Chairman of the Board and Chief Executive Officer of OnTrak. From December 1987 until December 1993, Mr. Bagley was President and Chief Operating Officer for Applied Materials, Inc., a manufacturer of wafer fabrication systems to the semiconductor industry. From January 1994 until October 1995, he was Vice Chairman and Chief Operating Officer of Applied Materials, Inc., and Vice Chairman from November 1995 until May 1996. Mr. Bagley currently is a director of KLA-Tencor Corporation, Teradyne, Inc., Kulicke & Soffe Industries, Inc. and Semi/SEMATECH.

  (iii) Since April 1995, Jerry M. Hess has served as a director of Micron Electronics, Inc., a majority owned subsidiary of the Company.

  (iv) Since April 1995, Robert A. Lothrop has served as a director of Micron Electronics, Inc., a majority owned subsidiary of the Company.

  (v) Thomas T. Nicholson also serves as Vice President of Miller Nicholson, an automobile dealership, and is a partner of CCT Land & Cattle.

  (vi) Don J. Simplot served as the President of Simplot Financial Corporation, a wholly owned subsidiary of the J.R. Simplot Company, from February 1985 until January 1992. In April 1994, Mr. Don Simplot was appointed as a member of Office of the Chairman of the J.R. Simplot Company, a privately held company involved in food processing and in manufacturing and marketing fertilizers and agricultural chemicals. Mr. Don Simplot is also a director of AirSensors, Inc., an alternative fuel conversion equipment company.

  (vii) John R. Simplot served as the Chairman of the Board of Directors of the J.R. Simplot Company prior to his retirement in April 1994. Mr. John R. Simplot currently holds the honorary title of Chairman Emeritus of the J.R. Simplot Company. Since April 1995, Mr. John Simplot has served as a director of Micron Electronics, Inc., a majority owned subsidiary of the Company.

  (viii) Gordon C. Smith has served as the Secretary and Treasurer of SSI Management Corp. since September 1994. Mr. Smith served from May 1988 until his retirement in March 1994 as the President and Chief Executive Officer of the J.R. Simplot Company. Mr. Smith also served in various management positions from July 1980 until January 1992 for Simplot Financial Corporation, a wholly owned subsidiary of the J.R. Simplot Company.

  There is no family relationship between any director or executive officer of the Company, except between John R. Simplot and Don J. Simplot, who are father and son, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended August 28, 1997, except for Joseph M. Daltoso. Mr. Daltoso, who is the Chairman and Chief Executive Officer of the Company's majority owned subsidiary, Micron Electronics, Inc. ("MEI"), failed to report timely on SEC Form 4 (Statement of Changes in Beneficial Ownership) the sale of 17,600 shares of Common Stock of the Company on November 1, 1996. Of the shares sold by Mr. Daltoso in the transaction, 15,000 had been acquired by him on the same day through the exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1996, the Company, J.R. Simplot Company ("JRSC"), the Surprise Valley Partnership and United Water of Idaho, Inc. agreed to jointly design, construct and operate a water pipeline and pump station near the Company's manufacturing facilities in Boise, Idaho. During fiscal 1997, the Company contributed $455,915 toward the project, of which $94,099 was paid to JRSC.

  During the fiscal year ended August 28, 1997, J.R. Simplot Company and its subsidiaries purchased approximately $590,000 worth of computer equipment from Micron Electronics, Inc., a majority owned subsidiary of the Company.

  In January 1997 Joseph M. Daltoso, the Chairman and Chief Executive Officer of MEI paid $781,576 to the Company in full satisfaction of an outstanding promissory note.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of 13 meetings during the fiscal year ended August 28, 1997. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

  The Audit Committee held two meetings during fiscal 1997. Messrs. Hess, Nicholson and Smith served on the Audit Committee during all of fiscal 1997. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent accountants and evaluating the Company's accounting principles and system of internal accounting controls.

  The Compensation Committee held four meetings during fiscal 1997. Mr. Lothrop, Mr. Nicholson and Mr. John Simplot served on the Compensation Committee during all of fiscal 1997. The Compensation Committee is primarily responsible for reviewing and approving the compensation for the Company's officers. (See "Compensation Committee Interlocks and Insider Participation" set forth herein.)

  During fiscal 1997, all incumbent directors attended 75% or more of the total number of meetings of the Board of Directors and of the total number of meetings of all committees of the Board on which they served.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows all compensation paid to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                               ANNUAL COMPENSATION          COMPENSATION
                                      ------------------------------------- ------------
                                                                              OPTIONS     ALL OTHER
 NAME AND PRINCIPAL POSITION   FISCAL  SALARY                  OTHER ANNUAL   GRANTED    COMPENSATION
             (1)                YEAR     (2)   BONUS (3)(4)(5) COMPENSATION (6)(7)(8)(9)     (10)
 ---------------------------   ------ -------- --------------- ------------ ------------ ------------
 Steven R. Appleton..........   1997  $567,404   $2,731,078        $ 0        235,069      $ 5,548
  Chairman, CEO, &              1996   525,769    1,553,179          0         60,000       29,772
   President                    1995   450,000    1,239,540          0        120,000       57,017
 Donald D. Baldwin...........   1997   232,645    1,336,409          0        167,791        5,548
  Vice President of Sales &     1996   217,500      712,646          0         45,000       20,850
   Marketing                    1995   205,000      516,027          0         64,000       20,447
 Eugene H. Cloud.............   1997   194,596      691,485          0         96,388        5,548
  Vice President of             1996   185,615      426,333          0         15,000       10,096
   Marketing                    1995   190,000      431,883          0         48,000       12,627
 Robert M. Donnelly..........   1997   208,558    1,199,230          0        154,520        5,548
  Vice President of Memory      1996   194,231      646,270          0         35,000       10,096
   Products                     1995   190,000      508,528          0         64,000       12,627
 Wilbur G. Stover, Jr........   1997   359,423    1,660,868          0        195,073       39,345
  Vice President of Finance     1996   330,384      844,700          0         50,000       15,111
   & CFO                        1995   233,385      576,845          0         72,000       12,249
 Edward J. Heitzeberg........   1997   230,100    1,354,666          0        114,524       16,890
  Manager, Memory               1996   216,923      788,291          0         45,000       25,295
   Technology                   1995   200,000      613,047          0         80,000       25,000
 Tyler A. Lowrey.............   1997   561,635    1,513,778          0         67,350        5,548
  Former Vice Chairman          1996   525,769    1,531,263          0         60,000       10,096
   & Chief Operations Officer   1995   450,000    1,245,273          0        120,000       15,262

--------
 (1) Represents the Chief Executive Officer and four most highly compensated executive officers, other than the Chief Executive Officer, in their respective positions at the end of fiscal 1997. Mr. Heitzeberg and Mr. Lowrey are listed because they each would have been listed as one of the Company's four most highly compensated executive officers if they had been serving as an executive officer at the end of fiscal 1997. Mr. Heitzeberg resigned as an executive officer of the Company effective as of January 27, 1997. Mr. Heitzeberg continues to work for the Company in the capacity of Manager, Memory Technology. Mr. Lowrey resigned as an executive officer of the Company effective as of September 30, 1996. Mr. Lowrey resigned his active employment with the Company on April 29, 1997.
 (2) Includes compensation deferred by the employee under the Company's
     Section 401(k) retirement plan.
 (3) Includes executive bonuses earned and paid during the fiscal year for financial performance goals relating to previous fiscal years. See the subheading "Payment/Exercise Restrictions" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."

 (4) Includes profit sharing and bonus compensation paid for achievement of performance milestones and the filing and issuance of patents.
 (5) Includes amounts paid in connection with amended Severance Agreements and Agreements Not to Compete in the following amounts: Mr. Appleton, $1,057,991; Mr. Baldwin, $535,022; Mr. Cloud, $267,325; Mr. Donnelly,
     $458,237; Mr. Stover, $705,969; and Mr. Heitzeberg, $573,345. See the
     subheading "Amendments to Severance Agreements" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."
 (6) Includes options to purchase shares of the Company's Common Stock under the Company's 1985 Incentive Stock Option Plan, 1994 Stock Option Plan and the Nonstatutory Stock Option Plan (collectively, the "Stock Plans"). Options granted in fiscal 1995 under the Stock Plans reflect a 2-for-1 stock split effected in the form of a stock dividend as of May 4, 1995.
 (7) Fiscal 1997 amounts include options granted in exchange for options granted in fiscal 1996 which were cancelled pursuant to an option exchange program the Company implemented in fiscal 1997 in the following amounts: Mr. Appleton, 60,000; Mr. Baldwin, 45,000; Mr. Cloud, 15,000; Mr. Donnelly, 35,000; Mr. Stover 50,000; Mr. Heitzeberg, 45,000; and Mr. Lowrey, 60,000. See "OPTION GRANTS IN LAST FISCAL YEAR" and footnote (4) thereto. See also the subheading "Equity Compensation" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."
 (8) Includes options granted at the end of fiscal 1997 as part of an incentive compensation program for fiscal 1998 in the following amounts:
     Mr. Appleton, 70,000; Mr. Baldwin, 55,000; Mr. Cloud, 45,000; Mr. Donnelly, 55,000; Mr. Stover, 60,000; and Mr. Heitzeberg, 20,100. See "OPTION GRANTS IN LAST FISCAL YEAR" and footnote (6) thereto.
 (9) Includes options granted in connection with amended Severance Agreements and Agreements Not to Compete in the following amounts: Mr. Appleton, 45,069; Mr. Baldwin, 22,791; Mr. Cloud, 11,388; Mr. Donnelly, 19,520; Mr.
     Stover, 30,073; and Mr. Heitzeberg, 24,424. See "OPTION GRANTS IN LAST FISCAL YEAR" and footnote (5) thereto. See also the subheading "Amendments to Severance Agreements" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."
(10) Consists of (i) Company contributions made on the named executive's behalf to the Section 401(k) retirement plans; (ii) cash paid to the named executive under the Company's time-off plan; and (iii) cash paid under the Company's sabbatical/longevity bonus program.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on options granted under the Company's 1994 Stock Option Plan and Nonstatutory Stock Option Plan in fiscal 1997 to the Named Executive Officers:

                                               INDIVIDUAL GRANTS
                         -------------------------------------------------------------
                                        PERCENT OF                                        POTENTIAL REALIZABLE VALUE
                                          TOTAL                                           AT ASSUMED ANNUAL RATES OF
                                         OPTIONS    EXERCISE OR FAIR MARKET                STOCK PRICE APPRECIATION
                            OPTIONS     GRANTED TO  BASE PRICE   VALUE ON                     FOR OPTION TERM(2)
                            GRANTED    EMPLOYEES IN     PER       DATE OF   EXPIRATION --------------------------------
          NAME                (#)      FISCAL YEAR     SHARE     GRANT (1)     DATE        0%         5%        10%
          ----           ------------- ------------ ----------- ----------- ---------- ---------- ---------- ----------
Steven R. Appleton...... 60,000 (3)(4)    0.418%      $31.650     $   --      10/2/01  $       -- $  645,842 $1,465,194
                         60,000    (3)    0.418%       29.650         --     10/28/02          --    605,030  1,372,607
                         45,069    (5)    0.314%        7.825      31.30     11/25/02   1,057,995  1,537,754  2,146,405
                         70,000 (3)(6)    0.488%       45.775         --      8/25/03          --  1,089,751  2,472,274
Donald D. Baldwin....... 45,000 (3)(4)    0.313%       31.650         --      10/2/01          --    484,381  1,098,896
                         45,000    (3)    0.313%       29.650         --     10/28/02          --    453,773  1,029,455
                         22,791    (5)    0.159%        7.825      31.30     11/25/02     535,019    777,629  1,085,418
                         55,000 (3)(6)    0.383%       45.775         --      8/25/03          --    856,233  1,942,501
Eugene H. Cloud......... 15,000 (3)(4)    0.104%       31.650         --      10/2/01          --    161,460    366,299
                         25,000    (3)    0.174%       29.650         --     10/28/02          --    252,096    571,920
                         11,388    (5)    0.079%        7.825      31.30     11/25/02     267,333    388,558    542,352
                         45,000 (3)(6)    0.313%       45.775         --      8/25/03          --    700,555  1,589,319
Robert M. Donnelly...... 35,000 (3)(4)    0.244%       31.650         --      10/2/01          --    376,741    854,697
                         45,000    (3)    0.313%       29.650         --     10/28/02          --    453,773  1,029,455
                         19,520    (5)    0.136%        7.825      31.30     11/25/02     458,232    666,022    929,637
                         55,000 (3)(6)    0.383%       45.775         --      8/25/03          --    856,233  1,942,501
Wilbur G. Stover, Jr.... 50,000 (3)(4)    0.348%       31.650         --      10/2/01          --    538,201  1,220,995
                         55,000    (3)    0.383%       29.650         --     10/28/02          --    554,611  1,258,223
                         30,073    (5)    0.209%        7.825      31.30     11/25/02     705,964  1,026,091  1,432,222
                         60,000 (3)(6)    0.418%       45.775         --      8/25/03          --    934,073  2,119,092

Edward J. Heitzeberg.... 45,000 (3)(4)    0.313%       31.650         --      10/2/01          --    484,381  1,098,896
                         25,000    (3)    0.174%       29.650         --     10/28/02          --    252,096    571,920
                         24,424    (5)    0.170%        7.825      31.30     11/25/02     573,353    833,347  1,163,190
                         20,100 (3)(6)    0.140%       45.775         --      8/25/03          --    312,914    709,896
Tyler A. Lowrey......... 60,000 (3)(4)    0.418%       31.650         --      10/2/01          --    645,842  1,465,194
                            100    (3)    0.001%       26.775         --      11/1/02          --        911      2,066
                            417    (3)    0.003%       26.605      31.30     11/25/02       1,958      6,397     12,028
                          6,833    (3)    0.048%       31.300         --     11/25/02          --     72,737     86,385

-------
(1) The "fair market value" on the date of grant is defined under the Company's 1994 Stock Option Plan and the Nonstatutory Stock Option Plan as equal to the average closing price of the Company's Common Stock for the five business days preceding the date of grant. No fair market value is listed if the exercise price of the option is equal to the fair market value on the date of grant (see footnote (3) below).
(2) Potential realizable value is based on an assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the six year option term. Potential realizable value is shown net of exercise price. The numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(3) The exercise price is the "fair market value" on the date of grant, which is defined under the Company's Stock Plans as equal to the average closing price of the Company's Common Stock for the five business days preceding the date of grant. Options granted typically have a six year term and vest over a five (5) year period in increments of twenty percent (20%) per year. Options under the 1994 Stock Option Plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs").

(4) These options were granted as a result of an option exchange program (the "Exchange Program") approved by the Company's Board of Directors on September 30, 1996. Pursuant to the exchange program, employees with options having an exercise price in excess of $30.00 per share under the Company's Stock Plans were entitled to elect to exchange such options for nonstatutory stock options having (i) an exercise price equal to the average closing price of the Company's Common Stock for the five business days preceding October 18, 1996, and (ii) generally the same terms and conditions, including vesting and expiration terms, as the options surrendered; provided, however, that nonstatutory stock options could not be exercised prior to January 18, 1997. See the subheading "Equity Compensation" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."
(5) These options were granted in connection with the amended Severance Agreements and Agreements Not to Compete. See the subheading "Amendments to Severance Agreements" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION."
(6) The options were granted at the end of fiscal 1997, as part of an incentive compensation program for fiscal 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information regarding option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options and SARs at August 28, 1997:

                                                 NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                     OPTIONS/SARS          OPTIONS/SARS
                                                      AT FISCAL             AT FISCAL
                          NUMBER OF                    YEAR-END            YEAR-END(1)
                           SHARES               ---------------------- --------------------
                         ACQUIRED ON   VALUE       EXERCISABLE (E)       EXERCISABLE (E)
          NAME            EXERCISE    REALIZED    UNEXERCISABLE (U)     UNEXERCISABLE (U)
          ----           ----------- ---------- ---------------------- --------------------
Steven R. Appleton......    59,356   $1,902,638        395,669 (E)         $12,921,303 (E)
                                                       154,000 (U)           1,576,488 (U)
Donald D. Baldwin.......         0            0        180,191 (E)           5,397,220 (E)
                                                       112,800 (U)           1,039,200 (U)
Eugene H. Cloud.........    10,000      299,850        152,528 (E)           4,931,768 (E)
                                                        75,600 (U)             589,609 (U)
Robert M. Donnelly......   102,526    2,116,996         58,520 (E)           1,323,972 (E)
                                                       108,800 (U)             982,952 (U)
Wilbur G. Stover, Jr....    16,000      680,832        163,275 (E)           4,486,434 (E)
                                                       127,400 (U)           1,207,747 (U)
Edward J. Heitzeberg....    10,000      242,129        224,424 (E)           6,855,355 (E)
                                                        69,100 (U)             934,558 (U)
Tyler A. Lowrey.........    96,000    2,668,601              0 (E)                   0 (E)
                                                       192,452 (U)           5,220,386 (U)

--------
(1) Represents the difference between the exercise price of the options and $45.712, the average closing price of the Company's Common Stock for the five business days preceding August 28, 1997.

                         10-YEAR OPTION/SAR REPRICINGS

                     [This section intentionally omitted.]

                     [This section intentionally omitted.]


COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no additional or special remuneration for their service as directors. Directors who are not employees of the Company are entitled to receive a director fee of $4,000 for each Board of Directors meeting attended. The Company also reimburses directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors do not receive any additional or special remuneration for their service on any of the committees established by the Board of Directors.

  In June 1997 the Board of Directors amended the Company's 1994 Stock Option Plan (the "1994 Plan") to allow directors to participate in the 1994 Plan and approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later to occur of the date of their appointment to the Board or June 30, 1997, the date of the resolutions approving the program, and (ii) an annual subsequent option to purchase 3,000 shares of the Company's Common Stock. The options granted to the non-employee directors are fully vested on the date of grant and have an exercise price equal to the fair market value at the date of grant. As of September 29, 1997, each of Messrs. Bagley, Hess, Lothrop, Nicholson, Don Simplot, John Simplot and Smith had options outstanding to purchase 13,000 shares at a weighted average exercise price of $39.919 per share.

  Mr. Lothrop has entered into agreements with the Company pursuant to which his receipt of director fees is deferred until the first business day of the calendar year in which he no longer serves as a director of the Company. Deferred amounts, in the case of termination of service as a director, are paid in five annual installments. In the event of death, the balance then owed is paid in a single sum as soon as practicable following the death of the director or former director. All amounts deferred are recorded as a liability in the records of the Company. Such amounts accrue interest monthly at a rate per annum equal to the Company's average investment portfolio yield for such month. Mr. Smith had similar agreements with the Company which were terminated in September 1996.

TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENT

  Severance Agreements

  The Company has entered into Severance Agreements with each of the Named Executive Officers and certain other officers of the Company relating to termination and compensation upon termination. The Severance

Agreements allow either the Company or the officer to terminate the officer's active employment with the Company or the officer's status as an officer of the Company, for any reason, voluntary or involuntary, with or without cause, by providing notice to that effect in writing to the other party. The Severance Agreements generally provide a six month "Transition Period" which begins upon termination of the officer's active employment with the Company or status as an officer of the Company. Mr. Lowrey's Severance Agreement provides for a two year Transition Period, which began on September 30, 1996. During the Transition Period, the officer is entitled to receive all benefits customarily provided to such officer while employed including, but not limited to, salary, bonuses, executive bonuses, benefits and continued vesting of any granted stock options. "Customarily provided" refers to the Company's practices and plans with respect to the officer's benefits and compensation in effect as of the date of the officer's date of termination of active employment or status as an officer ("Termination Date"). However, such terminated officers are not entitled to any new grants of interest in future executive bonus pools, any new grants of stock options, and payment of any compensation that would be deferred past the Transition Period due to payment criteria of an incentive program, as those criteria existed as of the Termination Date. See the subheading "Amendments to Severance Agreements" under the "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION" for a description of amendments made to the Severance Agreements during fiscal 1997. Although Mr. Heitzeberg resigned as an executive officer of the Company on January 27, 1997, pursuant to an amendment to his Severance Agreement Mr. Heitzeberg's Transition Period did not begin upon his resignation. Mr. Heitzeberg currently has in place a Severance Agreement providing for a six month Transition Period.

  Change in Control Arrangement

  On October 31, 1988, the Company's Board of Directors adopted an arrangement whereby, upon any change in control of the Company, all unvested shares and options shall vest, and all unpaid bonuses subject to installments shall be immediately due and payable. "Change in Control" is defined under this arrangement to mean the acquisition by any person or entity, directly, indirectly or beneficially, acting alone or in concert, of more than thirty-five percent (35%) of the Common Stock of the Company then outstanding.


  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SET FORTH HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                       REGARDING EXECUTIVE COMPENSATION

                     [This section intentionally omitted.]

                     [This section intentionally omitted.]

                     [This section intentionally omitted.]

                     [This section intentionally omitted.]

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

                    [This section intentionally omitted.]

2. AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN

  The 1994 Stock Option Plan (the "1994 Plan"), as currently in effect, reserves 7,000,000 shares of the Company's Common Stock for issuance thereunder. On September 29, 1997, the Board of Directors authorized an amendment to the 1994 Plan, subject to shareholder approval, to increase the number of shares available for grant under the 1994 Plan to 32,000,000. The purpose of the amendment is to provide the Company with an additional 25,000,000 shares of Common Stock that can be awarded or granted to officers, employees and consultants of the Company in future years until the expiration of the 1994 Plan in 2004. All such awards or grants under the 1994 Plan will be made only upon approval by the Compensation Committee or the Board of Directors.

  The 1994 Plan was approved by shareholders at the 1994 Annual Meeting. At the 1995 Annual Meeting, shareholders approved an amendment to the 1994 Plan to increase the number of shares reserved for issuance thereunder by 5,000,000 shares. The following summary of the material features of the 1994 Plan is qualified in its entirety by reference to the 1994 Plan. A copy of the 1994 Plan is attached hereto as Appendix A.

PURPOSE OF THE 1994 PLAN AMENDMENT

  The purpose of the proposed amendment is to ensure that the Company has a sufficient number of shares of the Company's Common Stock reserved under the 1994 Plan to accomplish the 1994 Plan's objectives of attracting and retaining the best available personnel, providing additional incentives to employees and consultants and promoting the success of the Company's business. As of August 28, 1997, options to purchase 157,849 shares were available for grant under the 1994 Plan. Assuming approval of the proposed amendment, the 32,000,000 shares reserved for issuance under the 1994 Plan will represent approximately 15% of the Company's Common Stock outstanding as of August 28, 1997.

ADMINISTRATION

  The 1994 Plan is administered by either (i) the Board of Directors, if the Board may administer the 1994 Plan in compliance with Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or (ii) a committee appointed by the Board and constituted so as to permit the 1994 Plan to comply with the provisions of Rule 16b-3. If permitted by Rule 16b-3, the 1994 Plan may be administered by different bodies with respect to directors, employees who are directors, non-director officers, employees who are neither directors nor officers, and consultants. For purposes of this plan description, the term "Committee" shall mean the Compensation Committee of the Board. Members of the Board receive no additional compensation for their services in connection with the administration of the 1994 Plan.

  The Committee has the discretion to select the directors, officers, employees and consultants to whom options may be granted (an "Optionee"), to determine the number of shares granted under each option, and to make all other determinations which it deems necessary or appropriate in the interpretation and administration of the 1994 Plan. Historically, any grants approved by the Committee also have been approved by the Board of Directors. The Committee, in its discretion, may accelerate the vesting of any option, may reduce the exercise price of any option, and amend or modify any option (provided that such amendment may not impair the rights of any Optionee unless mutually agreed upon by the Optionee and the Committee).

  In June 1997 the Board of Directors amended the 1994 Plan to allow directors to participate in the 1994 Plan and approved a program whereby non-employee directors are granted (i) an initial option to purchase 10,000 shares upon the later to occur of the date of their appointment to the Board or June 30, 1997, the date of the resolutions approving the program, and (ii) an annual subsequent option to purchase 3,000 shares of the Company's Common Stock. The options granted to the non-employee directors are fully vested on the date of grant and have an exercise price equal to the fair market value at the date of grant.

ELIGIBLE PARTICIPANTS

  Employees, officers and consultants, including directors and advisors, of the Company are eligible to participate in, and to receive options under, the 1994 Plan. As of August 28, 1997, options to purchase 6,641,745 shares of Common Stock were outstanding under the 1994 Plan and 200,406 shares of Common Stock had been issued upon exercise of options. An Optionee may be granted more than one option under the 1994 Plan and any option that terminates without being exercised reverts to the 1994 Plan and becomes available for future grant. Under the terms of the 1994 Plan, no employee of the Company can be granted options to purchase more than 500,000 shares during any fiscal year, subject to adjustment upon changes in capitalization.

TERMS OF OPTIONS

  The 1994 Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Code, or nonstatutory stock options ("NSOs"). Options granted to consultants and directors who are not also employees are nonstatutory stock options.

  The purchase price per share payable by an Optionee upon the exercise of each ISO granted under the 1994 Plan equals the fair market value of the Company's Common Stock on the date of the grant. The fair market value of a share of the Company's Common Stock is deemed to be the average closing price of the Company's Common Stock as quoted on the New York Stock Exchange for the five (5) business days preceding the date the Option is granted. As of October 10, 1997, the fair market value of a share of the Company's Common Stock was $36.05. The purchase price per share payable by an Optionee upon the exercise of each NSO granted under the 1994 Plan is determined by the Committee.

  The exercise price of an option granted under the 1994 Plan may be paid in cash, check, promissory note, or, at the discretion of the Committee, in shares of the Company's Common Stock, or in any combination thereof. Other methods of payment available under the Plan include the acceptance by the Committee and stockbroker of documentation necessary to perform a cashless exercise transaction or the reduction of any Company liability to an Optionee. In general, if an Optionee's employment with the Company is terminated for any reason, options exercisable as of the date of termination may be exercised for a period of 30 days following such date. Options yet to be exercisable terminate immediately upon the date of the termination. However, the Committee may grant options under the 1994 Plan which survive the termination of an Optionee's employment with the Company and may accelerate the vesting of options upon such terms and conditions as the Committee may determine.

  Options granted under the 1994 Plan cannot be assigned, transferred, pledged, or otherwise encumbered in any way, except in the event of the death of an Optionee, by the Optionee's will, or by the applicable laws of descent or distribution. Options granted under the 1994 Plan are exercisable during an Optionee's lifetime only by the Optionee.

  Options granted under the 1994 Plan are evidenced by a written agreement between the Company and the Optionee, containing the specific terms and conditions of each option. The current form of agreement generally provides for an option term of six (6) years with the shares vesting over a five (5) year period in increments of twenty percent (20%) per year.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  Subject to adjustment in the case of certain changes in the capital structure of the Company, and subject to the shareholders' approval of the amendment to the 1994 Plan as proposed hereby, a maximum of 32,000,000 shares of the Company's Common Stock will be reserved for issuance pursuant to options granted under the 1994 Plan. In the event of a change in the number or nature of the outstanding shares of the Company's Common Stock by reason of a stock dividend, stock split, recapitalization, reorganization, merger, exchange of shares, or other similar capital adjustment, a proportionate adjustment may be made in the number of shares reserved for issuance under the 1994 Plan and will be made to the number, class, and exercise price of shares subject to any outstanding options under the 1994 Plan, in order to maintain the purpose of the original grant.

AMENDMENT AND TERMINATION OF THE 1994 PLAN

  The 1994 Plan was effective upon the adoption by the Company's Board of Directors and approval by the Company's shareholders at the 1994 Annual Meeting. It will terminate ten (10) years from such date, unless earlier terminated by the Board of Directors. However, the Company's Board of Directors may, at any time, terminate the 1994 Plan on an earlier date, provided that such termination will not affect the rights of the Optionees under any outstanding options previously granted under the 1994 Plan. In addition, and subject to the limitations in the 1994 Plan, the Company's Board of Directors may amend the Plan at any time.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the federal income tax consequences of the 1994 Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, Optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise.

  ISOs and NSOs are treated differently for federal tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements.

  An Optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be included in the calculation of the Optionee's alternative minimum tax liability, if any. If an Optionee holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise, the Optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the Optionee's basis in the shares (which generally equals the exercise price). If an Optionee disposes of stock acquired upon exercise of an ISO before satisfying either of the one and two-year holding periods described above, the disposition disqualifies the option from favorable tax treatment as an ISO, and the Optionee will recognize ordinary income in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the Optionee's adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the Optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company is entitled to a deduction in the year the Optionee disposes of the shares in an amount equal to the ordinary income recognized by the Optionee.

  An Optionee is not taxed on the grant of an NSO. On exercise, however, the Optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the Optionee as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following exercise. The Company does not receive a tax deduction for this gain.

  Section 162(m) places a limit of $1,000,000 on the amount of certain compensation that may be deducted by the Company in any tax year with respect to each of the Company's highest paid executives, including compensation relating to stock option exercises. The compensation of the highest paid executives relating to stock option exercises is not subject to the deduction limit if certain limitations set forth in the 1994 Plan and approved by shareholders are applied to stock options granted to executive officers.

PLAN BENEFITS

  Because options under the 1994 Plan are granted at the discretion of the Board of Directors (or such committee, if any, to whom the Board has delegated such authority), it is not possible for the Company to determine and disclose the amount of options that may be granted to the named executive officers and the executive officers as a whole, if the amendment is approved. However, see "Eligible Participants" above for a description of the limitations as to granting of options.

PROPOSED AMENDMENT

  Under the terms of the 1994 Plan, as originally approved by the shareholders, there were 1,000,000 shares reserved for issuance. On May 4, 1995, the Company effected a 2-for-1 stock split of its Common Stock pursuant to a stock dividend. This adjustment caused the 1,000,000 shares reserved for issuance to increase to 2,000,000 shares. Accordingly, following the stock split, the 1994 Plan authorized the issuance of 2,000,000 shares of Common Stock. In January 1996 shareholders approved increasing the number of shares reserved for issuance under the 1994 Plan to 7,000,000 shares. The proposed amendment will increase the number of authorized shares of Common Stock reserved for issuance by an additional 25,000,000 shares by revising the final sentence of Section 3 of the 1994 Plan to read as follows:

    "Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 32,000,000 Shares."

  The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the 1994 Plan.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE AMENDMENT.

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 3, 1998. Coopers & Lybrand L.L.P. has been the Company's independent accountants since fiscal 1985. In the event of a negative vote on the ratification of Coopers & Lybrand L.L.P., the Board of Directors will reconsider its decision to appoint Coopers & Lybrand L.L.P. as the Company's independent accountants. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

4. OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of Proxy will vote, in their discretion, the shares they represent.

                                          THE BOARD OF DIRECTORS

Dated: October 20, 1997

                                  APPENDIX G

                                   FORM 10-Q

                              ------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                              ------------------

    [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

               For the quarterly period ended November 27, 1997

                                      OR

    [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                              ------------------

                       Commission File Number:  1-10658

                            MICRON TECHNOLOGY, INC.

    State or other jurisdiction of incorporation or organization:  Delaware

                              ------------------

      Internal Revenue Service -- Employer Identification No. 75-1618004


                 8000 S. Federal Way, Boise, Idaho  83716-9632
                                (208) 368-4000

                              ------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes     X    No
      -----

     The number of outstanding shares of the registrant's Common Stock as of January 5, 1998 was 211,605,654.

                        PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS
-----------------------------

                            MICRON TECHNOLOGY, INC.

                          Consolidated Balance Sheets
               (Dollars in millions, except for par value data)

                                                                  November 27,   August 28,
As of                                                                1997          1997
-----                                                                ----          ----
                                                                  (Unaudited)
ASSETS
Cash and equivalents                                                $  342.4     $  619.5
Liquid investments                                                     585.8        368.2
Receivables                                                            436.6        458.9
Inventories                                                            481.4        454.2
Prepaid expenses                                                        11.9          9.4
Deferred income taxes                                                   53.4         62.2
                                                                    --------     --------
  Total current assets                                               1,911.5      1,972.4

Product and process technology, net                                     67.8         51.1
Property, plant and equipment, net                                   2,855.1      2,761.2
Other assets                                                            68.3         66.6
                                                                    --------     --------
  Total assets                                                      $4,902.7     $4,851.3
                                                                    ========     ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses                               $  659.7     $  546.1
Short-term debt                                                         10.4         10.6
Deferred income                                                          6.7         14.5
Equipment purchase contracts                                            31.5         62.7
Current portion of long-term debt                                       95.3        116.0
                                                                    --------     --------
  Total current liabilities                                            803.6        749.9

Long-term debt                                                         744.5        762.3
Deferred income taxes                                                  254.7        239.8
Non-current product and process technology                              34.0         44.1
Other liabilities                                                       37.1         35.6
                                                                    --------     --------
  Total liabilities                                                  1,873.9      1,831.7
                                                                    --------     --------

Minority interests                                                     132.6        136.5

Commitments and contingencies

Common stock, $0.10 par value, authorized 1.0 billion shares, issued and outstanding 211.6 million and 211.3 million
  shares, respectively                                                  21.1         21.1
Additional capital                                                     488.1        483.8
Retained earnings                                                    2,387.0      2,378.2
                                                                    --------     --------
  Total shareholders' equity                                         2,896.2      2,883.1
                                                                    --------     --------
  Total liabilities and shareholders' equity                        $4,902.7     $4,851.3
                                                                    ========     ========


See accompanying notes to consolidated financial statements.

                            MICRON TECHNOLOGY, INC.

                     Consolidated Statements of Operations
               (Amounts in millions, except for per share data)
                                  (Unaudited)



                                                  November 27,  November 28,
For the quarter ended                                1997           1996
---------------------                               -----           ----

Net sales                                            $954.6        $728.1
                                                     ------        ------
Costs and expenses:
  Cost of goods sold                                  744.1         572.9
  Selling, general and administrative                 129.1          75.8
  Research and development                             63.9          47.2
                                                     ------        ------
     Total costs and expenses                         937.1         695.9
                                                     ------        ------

Operating income                                       17.5          32.2
Gain on sale of investments                             0.1           9.2
Interest expense, net                                  (1.3)         (2.1)
                                                     ------        ------
Income before income taxes and minority interests      16.3          39.3

Income tax provision                                   (6.5)        (15.6)

Minority interests                                     (0.2)         (3.1)
                                                     ------        ------
Net income                                           $  9.6        $ 20.6
                                                     ======        ======


Earnings per share:
  Primary                                            $ 0.04        $ 0.10
  Fully diluted                                        0.04          0.10
Number of shares used in per share calculations:
  Primary                                             215.9         214.0
  Fully diluted                                       215.9         214.5

Cash dividend declared per share                         --            --


See accompanying notes to consolidated financial statements.

                            MICRON TECHNOLOGY, INC.

                     Consolidated Statements of Cash Flows
                             (Dollars in millions)
                                  (Unaudited)




                                                                        November 27,   November 28,
For the quarter ended                                                       1997         1996
---------------------                                                       ----         ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                               $   9.6        $  20.6
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization                                         136.3          110.3
     Decrease in receivables                                                22.3           32.0
     Increase in inventories                                               (27.2)         (52.7)
     Increase in accounts payable and accrued expenses, net of
       plant and equipment purchases                                        59.1           17.3
     Increase in deferred income taxes                                      17.3           22.1
     Decrease in long-term product and process rights liability            (10.1)          (0.4)
     Other                                                                 (18.1)          (1.3)
                                                                         -------        -------
Net cash provided by operating activities                                  189.2          147.9
                                                                         -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                            (187.9)        (133.5)
Purchase of available-for-sale and held-to-maturity securities            (362.0)          (2.1)
Proceeds from sales and maturities of securities                           151.5           19.4
Purchase of product and process technology                                 (17.8)            --
Other                                                                        1.1           (0.3)
                                                                         -------        -------
Net cash used for investing activities                                    (415.1)        (116.5)
                                                                         -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                    10.6           37.6
Net repayments on borrowings on lines of credit                               --          (90.0)
Payments on equipment purchase contracts                                   (12.9)         (17.8)
Repayments of long-term debt                                               (48.6)         (18.3)
Other                                                                       (0.3)           3.3
                                                                         -------        -------
Net cash used for financing activities                                     (51.2)         (85.2)
                                                                         -------        -------

Net decrease in cash and equivalents                                      (277.1)         (53.8)
Cash and equivalents at beginning of period                                619.5          276.1
                                                                         -------        -------
Cash and equivalents at end of period                                    $ 342.4        $ 222.3
                                                                         =======        =======

SUPPLEMENTAL DISCLOSURES
Income taxes paid, net                                                   $  (3.3)       $  38.4
Interest paid                                                               (6.8)          (7.9)
Noncash investing and financing activities:
  Equipment acquisitions on contracts payable and capital leases            24.6           13.4



See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements
              (All tabular dollar amounts are stated in millions)


1.  Unaudited interim financial statements

    In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the consolidated financial position of Micron Technology, Inc., and subsidiaries (the "Company" or "MTI"), and their consolidated results of operations and cash flows.

    This report on Form 10-Q for the quarter ended November 27, 1997, should be read in conjunction with the Company's Annual Report to Shareholders and/or Form 10-K for the year ended August 28, 1997.

2.  Recently issued financial statements

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." The requirements of this Statement are first effective for the Company's interim period ended February 26, 1998. The Statement requires, in all instances, dual presentation of a basic earnings per share ("EPS"), which excludes dilution, and a diluted EPS, which reflects the potential dilution that could occur if actions taken in respect of convertible securities or other obligations to issue common stock resulted in the issuance of common stock. It also requires a reconciliation of the income available to common stockholders and weighted-average shares of the basic EPS computation to the income available to common stockholders and weighted-average shares plus dilutive potential common shares of the diluted EPS computation. Basic and diluted EPS pursuant to the requirements of Statement No. 128 would be as follows:

                                             Quarter Ended
                                   November 27, 1997  November 28, 1996
                                   -----------------  -----------------

     Basic earnings per share                  $0.05              $0.10
     Diluted earnings per share                 0.04               0.10

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The adoption of SFAS No. 130 is effective for the Company in 1999.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also to be provided. SFAS No. 131 is effective for the Company in 1999.


3.  Supplemental balance sheet information             November 27,   August 28,
                                                           1997          1997
--------------------------------------------------------------------------------
Receivables
--------------------------------------------------------------------------------
     Trade receivables                                    $412.3       $447.2
     Income taxes receivable                                30.4         17.9
     Allowance for returns and discounts                   (18.5)       (29.3)
     Allowance for doubtful accounts                       (10.3)        (9.0)
     Other receivables                                      22.7         32.1
                                                          ------       ------
                                                          $436.6       $458.9
                                                          ======       ======

3.  Supplemental balance sheet information (continued)  November 27,  August 28,
                                                          1997          1997
--------------------------------------------------------------------------------

Inventories
--------------------------------------------------------------------------------
  Finished goods                                         $129.5        $128.6
  Work in progress                                        201.8         195.7
  Raw materials and supplies                              150.1         129.9
                                                         ------        ------
                                                         $481.4        $454.2
                                                         ======        ======

Product and process technology
--------------------------------------------------------------------------------
  Product and process technology, at cost                $129.5        $108.1
  Less accumulated amortization                           (61.7)        (57.0)
                                                         ------        ------
                                                         $ 67.8        $ 51.1
                                                         ======        ======

Property, plant and equipment
--------------------------------------------------------------------------------
  Land                                                $    36.7     $    35.4
  Buildings                                               875.1         817.9
  Equipment                                             2,489.3       2,416.2
  Construction in progress                                758.3         681.9
                                                      ---------     ---------
                                                        4,159.4       3,951.4
  Less accumulated depreciation and amortization       (1,304.3)     (1,190.2)
                                                      ---------     ---------
                                                      $ 2,855.1     $ 2,761.2
                                                      =========     =========

    As of November 27, 1997 property, plant and equipment included unamortized costs of $625.6 million for the Company's semiconductor memory manufacturing facility in Lehi, Utah, of which $589.2 million has not been placed in service and is not being depreciated. Test capacity is expected to be provided by the Lehi facility in the summer of 1998. Completion of the remainder of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital.


Accounts payable and accrued expenses
--------------------------------------------------------------------------------
  Accounts payable                                       $416.1        $277.0
  Salaries, wages and benefits                             71.7          93.7
  Product and process technology payable                   74.5          99.9
  Taxes payable other than income                          42.5          37.3
  Interest payable                                         15.6           6.9
  Other                                                    39.3          31.3
                                                         ------        ------
                                                         $659.7        $546.1
                                                         ======        ======


3.      Supplemental balance sheet information (continued)            November 27,   August 28,
                                                                          1997          1997
----------------------------------------------------------------------------------------------
Debt
----------------------------------------------------------------------------------------------
    Convertible Subordinated Notes payable, due July 2004,
        interest rate of 7%                                                $500.0      $ 500.0

    Notes payable in periodic installments through July 2015,
        weighted average interest rate of 7.43% and 7.33%,
        respectively                                                        297.0        331.3

    Capitalized lease obligations payable in monthly installments through August 2002, weighted average interest rate of
        7.67% and 7.68%, respectively                                        37.7         40.7

    Other                                                                     5.1          6.3
                                                                           ------      -------
                                                                            839.8        878.3
    Less current portion                                                    (95.3)      (116.0)
                                                                           ------      -------
                                                                           $744.5      $ 762.3
                                                                           ======      =======

    During the fourth quarter of 1997 the Company issued $500 million in 7% convertible subordinated notes due July 1, 2004 which are convertible into shares of the company's common stock at $67.44 per share. The notes were offered under a $1 billion shelf registration statement pursuant to which the Company may issue from time to time up to $500 million of additional debt or equity securities.

    MTI has a $500 million unsecured revolving credit agreement expiring in May 2000. The agreement contains certain restrictive covenants pertaining to the Company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. As of November 27, 1997, MTI was in compliance with all covenants under the facility and had no borrowings outstanding under the agreement. There can be no assurance that MTI will continue to be able to meet the terms of the covenants and conditions and be able to borrow under the credit agreement. MEI has an aggregate of $157 million in revolving credit agreements which contain certain restrictive covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. As of November 27, 1997 MEI had aggregate borrowings of approximately $9 million outstanding under the agreements.

    The Company leases certain facilities and equipment under operating leases. Total rental expense on all operating leases was $2.9 million and $1.4 million for the first quarter of 1997 and 1996, respectively. Minimum future rental commitments under operating leases aggregate $11.5 million as of November 27, 1997 and are payable as follows (in millions): 1998, $2.7; 1999, $3.7; 2000, $3.3; 2001, $1.4 and 2002, $0.4.

4.  Advertising costs

    Advertising costs are charged to operations as incurred. Advertising costs expensed in the first quarters of 1998 and 1997 were $20.3 million and $9.6 million, respectively.

5.  Income taxes

    The estimated effective income tax rate for fiscal 1998 is 40.0%. The effective income tax rate primarily reflects the statutory corporate income tax rate, the net effect of state taxation, and provision of tax by the parent on the earnings of domestic subsidiaries not consolidated with the Company for federal income tax purposes.

6.  Earnings per share

    Earnings per share is computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options and affect earnings per share when they have a dilutive effect.

7.  Purchase of minority interest

    In the first quarter of 1998 the Company purchased the 12% minority interest in one of its subsidiaries, Micron Display Technology, Inc. ("MDT"), for $21 million in cash. The cost of the acquired interest was allocated primarily to intangible assets related to field emission flat panel display technology, which is being amortized over a three-year period.

8.  Commitments

    As of November 27, 1997, the Company had commitments of approximately $573.2 million for equipment purchases and $69.5 million for the construction of buildings.

9.  Contingencies

    Periodically, the Company is made aware that technology used by the Company in the manufacture of some or all of its products may infringe on product or process technology rights held by others. The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for infringement prior to the balance sheet date. Determination that the Company's manufacture of products has infringed on valid rights held by others could have a material adverse effect on the Company's financial position, results of operations or cash flows and could require changes in production processes and products. The Company is currently party to various other legal actions arising out of the normal course of business, none of which are expected to have a material effect on the Company's financial position or results of operations.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
--------------------------------------------------------------------------------
OF OPERATIONS
-------------

    The following discussion contains trend information and other forward looking statements (including statements regarding future operating results, future capital expenditures and facility expansion, new product introductions, technological developments and industry trends) that involve a number of risks and uncertainties. The Company's actual results could differ materially from the Company's historical results of operations and those discussed in the forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Certain Factors." All period references are to the Company's fiscal periods ended November 27, 1997, August 28, 1997, or November 28, 1996, unless otherwise indicated.


    Micron Technology, Inc. and its subsidiaries are hereinafter referred to collectively as the "Company" or "MTI". The Company designs, develops, manufactures and markets semiconductor memory products, primarily DRAM, and through its approximately 64% owned subsidiary, Micron Electronics, Inc. ("MEI"), the Company develops, markets, manufactures and supports PC systems.


RESULTS OF OPERATIONS

     Net income for the first quarter of 1998 was $10 million, or $0.04 per fully diluted share, on net sales of $955 million. For the first quarter of 1997 net income was $21 million, or $0.10 per fully diluted share, on net sales of $728 million. For the fourth quarter of 1997, net income was $72 million, or $0.33 per fully diluted share, on net sales of $946 million.

    NET SALES

                                                                First Quarter
                                                    -------------------------------------------
                                                        1998       % Change            1997
                                                    --------------------------------------------
                                                      Net sales %                   Net sales %
                                                    -------------                  -------------
Semiconductor memory products                       $440.1   46.1                 $342.2    47.0
PC systems                                           445.1   46.6                  333.8    45.8
Other                                                 69.4    7.3                   52.1     7.2
                                                    --------------                --------------
    Total net sales                                 $954.6  100.0       31.1%     $728.1   100.0
                                                    =============                 ==============

    Net sales reported under "semiconductor memory products" include sales of MTI semiconductor memory products incorporated in MEI products, which amounted to $12.4 million and $11.3 million in the first quarters of 1998 and 1997, respectively. The caption "Other" primarily includes revenue from contract manufacturing services, government research and development contracts, licensing fees and remote intelligent communication ("RIC") products. In December 1997, MEI entered into an agreement to sell, subject to certain conditions, a 90% interest in its contract manufacturing business. Contract manufacturing services accounted for approximately $60.6 million of the Company's "Other" revenue in the first quarter of 1998.

    Net sales in the first quarter of 1998 increased by 31% as compared to the first quarter of 1997, principally due to increased volumes of semiconductor memory products sold and increased unit sales of PC systems, offset by a sharp decline in average selling prices of semiconductor memory products and a decline in average selling prices for PC systems. The relatively flat sales for the first quarter of 1998 compared to the $946 million of net sales for the fourth quarter of 1997 reflect an increase in revenue from the Company's PC operations which was offset by a decrease in net sales of semiconductor memory products.

    Net sales of semiconductor memory products for the first quarter of 1998 increased by 29% as compared to the first quarter of 1997, primarily due to increased production, which was partially offset by a sharp decline in average selling prices for such products. The Company's principal memory product in the first quarter of 1998 was the 16 Meg DRAM, which comprised approximately 88% of the net sales of semiconductor memory. Total megabits shipped in the first quarter of 1998 more than doubled the megabits shipped in the first quarter of 1997. This increase in production was principally the result of the transition to the 16 Meg DRAM as the Company's principal memory product, ongoing transitions to successive reduced die size ("shrink") versions of existing memory products, enhanced yields on existing memory products and an increase in total wafer outs primarily due to completion of the conversion to 8-inch wafers. Average selling prices per megabit of memory declined approximately 44% from the first quarter of 1997 to the first quarter of 1998 and 25% from the fourth quarter of 1997 to the first quarter of 1998. Average selling prices for the Company's semiconductor memory products continue to decline and in December 1997 were approximately 38% lower than in the first quarter of 1998. As a result of the decline in average selling prices, net sales of semiconductor memory products for the first quarter of 1998 decreased by 9% as compared to the fourth quarter of 1997 despite a 24% increase in megabits shipped for the same period. The increase in megabit shipments for the first quarter of 1998 as compared to the fourth quarter of 1997 was primarily due to ongoing transitions to successive shrink versions of existing memory products, enhanced yields on existing memory products and shifts in the Company's mix of semiconductor memory products to a higher average density. Total wafer outs for the first quarter of 1998 were 10% lower than for the fourth quarter of 1997, primarily as a result of a shift in product mix to SDRAM.

    Net sales of PC systems increased in the first quarter of 1998 compared to the first quarter of 1997 primarily due to a 36% increase in unit sales of PC systems partially offset by a decline in average selling prices for the Company's PC systems, and an increase in non-system revenue. Non-system revenue is revenue received from the sale of PC related products and services separate from the sale of a PC system. The growth in unit sales of PC systems was partially attributable to a higher level of sales to governmental entities and corporate customers. Net sales of PC systems for the first quarter of 1998 were 18% higher than for the fourth quarter of 1997 primarily due to a higher level of non-system revenue, an increase in unit sales of PC systems and a higher average selling price for the Company's PC systems.

    GROSS MARGIN

                                                        First Quarter
                                                   ----------------------
                                                   1998    Change    1997
                                                   -----------------------
Gross margin                                       210.5    35.6%   $155.2
        As a % of net sales                         22.1%             21.3%

    The Company's gross margin percentage was relatively flat for the first quarter of 1998 compared to the first quarter of 1997. The gross margin percentage on sales of the Company's semiconductor memory products improved for the first quarter of 1998 as compared to the fourth quarter of 1997 as a result of increased production efficiencies. The increase in semiconductor gross margin was offset by lower gross margins on sales of the Company's PC systems. The Company's gross margin percentage for the fourth quarter of 1997 was 30% which exceeded the first quarter of 1998 primarily due to a decline in average selling prices for semiconductor memory products, increased pricing pressure on PC systems, and the disposition of PC component inventories.

    The Company's gross margin percentage on sales of semiconductor memory products for the first quarter of 1998 was 32%, compared to 24% and 44% in the first and fourth quarters of 1997, respectively. The increase in gross margin percentage on sales of semiconductor memory products for the first quarter of 1998 compared to the first quarter of 1997 was primarily the result of a decline in per unit manufacturing costs, partially offset by a decline in average selling prices. Decreases in per unit manufacturing costs for the first quarter of 1998 compared to the same period in 1997 were achieved through transitions to shrink versions of existing products, shifts in the Company's mix of semiconductor memory products to a higher average density, and improved manufacturing yields. The decrease in gross margin percentage on semiconductor memory products in the first quarter of 1998 from the fourth quarter of 1997 was primarily the result of the approximate 25% decline in average selling prices per megabit of memory, partially offset by lower per megabit manufacturing costs. The gross margin in the first quarter of 1998 was adversely affected by a $15 million charge related to the valuation of Flash products and benefited by $11 million resulting from a change in estimate of a long-term product and process rights liability.

    The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's ramp of its SDRAM products reached approximately 55% of DRAM wafer starts at the end of the first quarter of 1998. The Company's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in late calendar 1998. Future gross margins may be adversely impacted if the Company is unable to transition to shrink versions of the 16 Meg SDRAM or to the 64 Meg at gross margin rates comparable to those of the Company's current primary products.

    The gross margin percentage for the Company's PC operations for the first quarter of 1998 was 13%, compared to 20% and 16% in the first and fourth quarters of 1997, respectively. In the first quarter of 1998 net sales of PC systems increased but the gross margin decreased due to intense price pressure, particularly on notebook systems, and the disposition of PC component inventories.


 SELLING, GENERAL AND ADMINISTRATIVE

                                                          First Quarter
                                                     ----------------------
                                                     1998    Change    1997
                                                     ----------------------
Selling, general and administrative                  129.1     70.3%  $75.8
        as a % of net sales                           13.5%            10.4%

    The higher level of selling, general and administrative expenses during the first quarter of 1998 as compared to the first quarter of 1997 primarily reflects an increase in the number of administrative employees associated with the Company's expanded PC and semiconductor operations. In addition, selling, general and administrative expenses for the Company's PC operations increased during the first quarter of 1998 as a result of increased advertising costs, bad debt expense and increased technical and professional fees primarily associated with information technology consulting services. Selling, general and administrative expenses for the first quarter of 1998 also reflect a $6 million contribution to a university in support of engineering education. This contribution, along with an increase in advertising costs for the Company's PC operations, contributed to a 28% increase in selling, general and administrative expenses for the first quarter of 1998 as compared to the fourth quarter of 1997.

   RESEARCH AND DEVELOPMENT

                                                        First Quarter
                                                     ---------------------
                                                     1998   Change    1997
                                                     ---------------------
Research and development                             63.9     35.4%  $47.2
        as a % of net sales                           6.7%             6.5%

    Research and development expenses vary primarily with the number of wafers processed, personnel costs, and the cost of advanced equipment dedicated to new product and process development. Research and development efforts are focused on advanced process technology, which is the primary determinant in transitioning to next generation products. Application of advanced process technology currently is concentrated on development of the Company's 16 Meg, 64 Meg and 256 Meg SDRAMs. The PC industry is in the process of transitioning from EDO to SDRAM. The Company's transition to SDRAM as the primary DRAM technology is expected to occur in early calendar 1998. Other research and development efforts are devoted to the design and development of Flash, SRAM, RIC, flat panel display products and PC systems.

    The Company transitioned a substantial portion of its product lines to .30 micron (u) line width processing from .35(u) line width processing in 1997. The Company anticipates completion of the .30(u) transition in 1998 and anticipates that process technology will move to line widths of .25(u), .21(u) and .18(u) in the next several years as needed for the development of future generation semiconductor products.

RECENTLY ISSUED ACCOUNTING STANDARDS

    Recently issued accounting standards include Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," issued by the Financial Accounting Standards Board ("FASB") in February 1997, SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," issued by the FASB in June 1997. Basic and diluted earnings per share pursuant to the requirements of SFAS No. 128, as well as a description of SFAS No. 130 and SFAS No. 131 are disclosed in the notes to the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

    As of November 27, 1997, the Company had cash and liquid investments totaling $928 million, representing a decrease of $59 million during the first quarter of 1998.

    The Company's principal source of liquidity during the first quarter of 1998 was cash flows from operations of $189 million. Cash flow from operations depends significantly on average selling prices and variable cost per unit for the Company's semiconductor memory products. The principal uses of funds in the first quarter of 1998 were $188 million for property, plant and equipment and $63 million for repayments of equipment contracts and debt. During the first three months of 1998, the Company's inventories increased by $27 million, of which $20 million was attributable to an increase in raw materials inventories.

    The Company believes that in order to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. The Company currently estimates it will spend approximately $1 billion in fiscal 1998 for purchases of equipment and construction and improvement of buildings. Subsequent to its first quarter of 1998, the Company experienced further price decreases for its semiconductor memory products and, in consideration of these decreases, is reevaluating its capital expenditures and will adjust such expenditures as appropriate in response to market conditions and expected cash flow needs. As of November 27, 1997, the Company had entered into contracts extending into fiscal 2000 for approximately $573 million for equipment purchases and approximately $69 million for the construction of facilities. Should the Company elect to cancel its outstanding equipment purchase commitments, the Company could be subject to cancellation fees in excess of $135 million. Future capital expenditures will be used primarily to enhance manufacturing efficiencies and product and process technology at the Company's existing facilities. As the Company considers its product and process technology enhancement programs and technology diversification objectives, the Company has evaluated, and continues to evaluate, possible acquisitions, strategic alliances and the purchase of the minority interest of its subsidiaries. In the first quarter of 1998 the Company purchased the 12% minority interest in Micron Display Technology, Inc. for $21 million in cash. The Company has a $1 billion shelf registration statement. In July 1997, the Company issued $500 million in convertible subordinated notes pursuant to the shelf registration statement and may issue from time to time up to an additional $500 million in debt or equity securities.

    MTI has a $500 million unsecured revolving credit agreement expiring in May 2000. The agreement contains certain restrictive covenants pertaining to the Company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. As of November 27, 1997, MTI was in compliance with all covenants under the facility and had no borrowings outstanding under the agreement. There can be no assurance that MTI will continue to be able to meet the terms of the covenants and conditions and be able to borrow under the credit agreement. MEI has an aggregate of $157 million in revolving credit agreements which contain certain restrictive covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. As of November 27, 1997 MEI had aggregate borrowings of approximately $9 million outstanding under the agreements. Cash generated by and credit lines available to MEI are not anticipated to be available to finance other MTI operations.


CERTAIN FACTORS

    In addition to the factors discussed elsewhere in this Form 10-Q and in the Company's Form 10-K for the fiscal year ended August 28, 1997, the following are important factors which could cause actual results or events to differ materially from those contained in any forward looking statements made by or on behalf of the Company.

    The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are the Company's primary semiconductor memory products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time, as evidenced by the 75% decline in average selling prices for the Company's semiconductor memory products for 1997 and the 25% decline in average selling prices for the first quarter of 1998 compared to the fourth quarter of 1997. In addition, average selling prices for the Company's semiconductor memory products in December 1998 were approximately 38% lower than the average selling prices for the first quarter of 1998.

    The selling prices for the Company's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in average selling prices for the Company's semiconductor memory products. For most of fiscal 1997 the rate at which the Company was able to decrease per unit manufacturing costs exceeded the rate of decline in average selling prices, due mainly to a transition to a higher density product. However, in the fourth quarter of 1997 and the first quarter of 1998 the Company was unable to decrease per unit manufacturing costs at a rate commensurate with the decline in average selling prices. In the event that average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company could be materially adversely affected in its operations, cash flows and financial condition. Although worldwide excess capacity exists, certain Asian competitors continue to add capacity for the production of semiconductor memory products. The amount of capacity to be placed into production and future yield improvements by the Company's competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

    Worldwide semiconductor pricing is influenced by currency fluctuations. In calendar 1997 the Korean Won, the New Taiwan Dollar and the Japanese Yen were devalued significantly, dropping approximately 100%, 20% and 10%, respectively, compared to the U.S. dollar. The devaluation of these currencies was particularly severe in the fourth quarter of calendar 1997 and contributed to the current South Korean credit crisis. South Korean semiconductor competitors are likely to be particularly affected by the currency devaluations as a result of substantial debt structures denominated in U.S. dollars. The currency devaluations and the credit crisis could have a particularly significant impact on DRAM pricing if the Company's Asian, and particularly Korean, competitors offer products at significantly lower prices in an effort to maximize cash flows to service near-term dollar denominated obligations. While the Company cannot predict the overall impact of the Asian currency devaluations and the Korean credit crisis, its products may be subject to further downward pricing pressure. If average selling prices for semiconductor memory products continue to decline, the Company may not be able to remain profitable.

    If pricing for the Company's semiconductor products remains at current levels for an extended period of time or declines further, the Company may be required to make changes in its operations, including but not limited to, reduction of the amount or changes in timing of its capital expenditures, renegotiation of existing debt agreements, reduction of production and workforce levels, reduction of research and development, or changes in the products produced.

    Approximately 63% of the Company's sales of semiconductor memory products during the first quarter of 1998 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for the Company's semiconductor memory products. The Company is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for the Company's semiconductor memory products. In recent periods the PC industry has seen a shift in demand towards sub-$1000 PCs. While the Company cannot predict with any degree of accuracy the future impact on the PC and semiconductor industry of this shift, possible effects include, but are not limited to, further downward pricing pressure on PC systems and further downward pricing pressure on semiconductor memory products.

    The Company's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly MEI. MEI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, the Company's ability to accurately forecast demand for its PC products, the Company's ability to effectively manage PC inventory levels, fluctuating market pricing for PCs and semiconductor memory products, fluctuating component costs, changes in product mix, inventory obsolescence, the timing of new product introductions by the Company and its competitors, the timing of orders from and shipments to OEM customers, seasonal government purchasing cycles, manufacturing and production constraints, the effects of product reviews and industry awards, seasonal cycles common in the PC industry, critical component availability, and the failure by MEI to successfully integrate the operations of NetFRAME Systems Incorporated. Changing circumstances, including but not limited to, changes in the Company's core operations, uses of capital, strategic objectives and market conditions, could result in the Company changing its ownership interest in its subsidiaries.

    The Company is engaged in ongoing efforts to enhance its semiconductor production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that the Company will be able to maintain or approximate increases in megabit production at a level approaching that experienced in recent periods or that the Company will not experience decreases in production volume as it attempts to implement future technologies. Further, from time to time, the Company experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. The Company's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

    The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's transition to SDRAM products reached approximately 55% of DRAM wafer starts at the end of the first quarter of 1998. The Company's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in late calendar 1998. It is not unusual to encounter difficulties in manufacturing while transitioning to
shrink versions of existing products or new generation products.   Future gross
margins will be adversely impacted if the Company is unable to transition to shrink versions of the 16 Meg SDRAM or to the 64 Meg SDRAM at gross margin rates at least comparable to those of the Company's current primary products.

    Historically, the Company has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. The Company's cash flow from operations depends primarily on average selling prices and per unit manufacturing costs of the Company's semiconductor memory products. If for any extended period of time average selling prices decline faster than the rate at which the Company is able to decrease per unit manufacturing costs, the Company may not be able to generate sufficient cash
flows from operations to sustain operations.   The Company has a $500 million
unsecured revolving credit agreement which is available to finance its semiconductor operations. However, the agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio and a maximum operating losses covenant, which the Company may not be able to meet if semiconductor market conditions continue to deteriorate. In the event that the Company does not comply with the covenants, there can be no assurance that the Company would be able to successfully renegotiate the agreement or obtain a waiver to the covenants of the existing agreement. In either event, the Company may not be able to draw on the credit facility. Cash generated by, and credit lines available to, MEI are not anticipated to be available to finance other MTI operations.

    Completion of the Company's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in average selling prices for semiconductor memory products. As of November 27, 1997, the Company had invested approximately $626 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.7 billion. Although additional test capacity for Boise production is anticipated to be provided in Lehi in 1998, completion of the remainder of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital. There can be no assurance that the Company will be able to fund the completion of the Lehi manufacturing facility. The failure by the Company to complete the facility would likely result in the Company being required to write off all or a portion of the facility's cost, which could have a material adverse effect on the Company's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that the Company can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

    The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others. The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company.

Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as the Company adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, the Company has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

                          PART II.  OTHER INFORMATION


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS
-------------------------------------------------------

  The registrant's 1997 Annual Meeting of Shareholders was held on November 25,
1997.   At the meeting, the following items were submitted to a vote of the shareholders:

  (a) The following nominees for Directors were elected. Each person elected as a Director will serve until the next annual meeting of shareholders or until such person's successor is elected and qualified.


                                          Votes            Votes Cast
Name of Nominee                         Cast For        Against/Withheld
----------------------------           -----------      ----------------

  Steven R. Appleton                   189,948,273          2,392,942
  James W. Bagley                      190,476,132          1,865,083
  Jerry M. Hess                        190,473,599          1,867,616
  Robert A. Lothrop                    189,870,675          2,470,540
  Thomas T. Nicholson                  190,442,144          1,899,071
  Don J. Simplot                       189,851,706          2,489,509
  John R. Simplot                      189,721,948          2,619,267
  Gordon C. Smith                      190,432,525          1,908,690


  (b) The amendment to the 1994 Stock Option Plan to increase the number of shares reserved for issuance thereunder to 32,000,000 shares was approved with 94,834,478 votes in favor, 55,013,642 votes against, 1,130,052 abstentions and 41,363,043 broker non-votes.

  (c) The ratification and appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the fiscal year ending September 3, 1998 was approved with 191,163,783 votes in favor, 604,724 votes against, 572,708 abstentions and 0 broker non-votes.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K
-----------------------------------------

(a)  The following are filed as a part of this report:

  Exhibit
  Number        Description of Exhibit
  ------        ----------------------

  10.110        1994 Stock Option Plan

  11 Computation of per share earnings for the quarters ended November 27, 1997 and November 28, 1996

  27            Financial Data Schedule

(b) The registrant did not file any reports on Form 8-K during the fiscal quarter ended November 27, 1997.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Micron Technology, Inc.
                              -----------------------------------------------
                              (Registrant)



Dated:  January 12, 1998      /s/ Wilbur G. Stover, Jr.
                              -----------------------------------------------
                              Wilbur G. Stover, Jr. Vice President of Finance
                              and Chief Financial Officer (Principal Financial
                              and Accounting Officer)

                                  APPENDIX H

                                   FORM 10-Q

                               ----------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                               ----------------

    [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                For the quarterly period ended February 26, 1998

                                       OR

    [_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                               ----------------

                        Commission File Number:  1-10658

                            Micron Technology, Inc.

    State or other  jurisdiction of incorporation or organization:  Delaware


                               ----------------

       Internal Revenue Service -- Employer Identification No. 75-1618004


                 8000 S. Federal Way, Boise, Idaho  83716-9632
                                 (208) 368-4000

                               ----------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes     X       No
       ---         ---

     The number of outstanding shares of the registrant's Common Stock as of March 20, 1998 was 212,736,975.

                         PART I.  FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS
-----------------------------

                             MICRON TECHNOLOGY, INC.

                           Consolidated Balance Sheets
                 (Dollars in millions, except for par value data)

                                                                 February 26,   August 28,
As of                                                                1998          1997
---------------------------------------------------------------  -------------  ----------
                                                                  (Unaudited)
ASSETS
Cash and equivalents                                                 $  561.1     $  619.5
Liquid investments                                                      373.8        368.2
Receivables                                                             353.7        458.9
Inventories                                                             448.0        454.2
Prepaid expenses                                                         10.9          9.4
Deferred income taxes                                                    81.5         62.2
                                                                     --------     --------
  Total current assets                                                1,829.0      1,972.4

Product and process technology, net                                      92.0         51.1
Property, plant and equipment, net                                    2,848.3      2,761.2
Other assets                                                             69.8         66.6
                                                                     --------     --------
  Total assets                                                       $4,839.1     $4,851.3
                                                                     ========     ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses                                $  578.9     $  546.1
Short-term debt                                                          10.6         10.6
Deferred income                                                           4.9         14.5
Equipment purchase contracts                                             45.5         62.7
Current portion of long-term debt                                        98.0        116.0
                                                                     --------     --------
  Total current liabilities                                             737.9        749.9

Long-term debt                                                          740.7        762.3
Deferred income taxes                                                   284.1        239.8
Non-current product and process technology                               10.0         44.1
Other liabilities                                                        48.7         35.6
                                                                     --------     --------
  Total liabilities                                                   1,821.4      1,831.7
                                                                     --------     --------

Minority interests                                                      142.9        136.5

Commitments and contingencies

Common stock, $0.10 par value, authorized 1.0 billion shares, issued and outstanding 212.6 million and 211.3 million
  shares, respectively                                                   21.3         21.1
Additional capital                                                      513.4        483.8
Retained earnings                                                     2,340.1      2,378.2
                                                                     --------     --------
  Total shareholders' equity                                          2,874.8      2,883.1
                                                                     --------     --------
  Total liabilities and shareholders' equity                         $4,839.1     $4,851.3
                                                                     ========     ========

See accompanying notes to consolidated financial statements.

                             MICRON TECHNOLOGY, INC.

                      Consolidated Statements of Operations
                 (Amounts in millions, except for per share data)
                                   (Unaudited)



                                                           February 26,      February 27,
For the quarter ended                                         1998               1997
---------------------                                         -----              ----
Net sales                                                   $ 755.4             $ 876.2
                                                            -------             -------
Costs and expenses:
  Cost of goods sold                                          733.1               657.5
  Selling, general and administrative                         135.7                97.4
  Research and development                                     69.9                46.8
  Other operating expense (income)                             24.2                (2.2)
                                                            -------             -------
     Total costs and expenses                                 962.9               799.5
                                                            -------             -------

Operating (loss) income                                      (207.5)               76.7
Gain on sale of investments and subsidiary stock, net         157.1               176.8
Gain on issuance of subsidiary stock, net                       0.5                28.6
Interest income (expense), net                                  1.9                (1.8)
                                                            -------             -------
Income (loss) before income taxes and minority interests      (48.0)              280.3

Income tax benefit (provision)                                  8.9              (131.2)

Minority interests in net income                               (9.0)               (6.4)
                                                            -------             -------
Net (loss) income                                           $ (48.1)            $ 142.7
                                                            =======             =======


Earnings (loss) per share:
  Basic                                                     $ (0.23)            $  0.68
  Diluted                                                     (0.23)               0.67
Number of shares used in per share calculations:
  Basic                                                       211.8               209.7
  Diluted                                                     211.8               213.4




See accompanying notes to consolidated financial statements.

                             MICRON TECHNOLOGY, INC.

                      Consolidated Statements of Operations
                 (Amounts in millions, except for per share data)
                                   (Unaudited)

                                                        February 26,          February 27,
For the six months ended                                    1998                  1997
-----------------------------------------------------  -------------         -------------
Net sales                                                $1,710.0               $1,604.3
                                                         --------               --------
Costs and expenses:
  Cost of goods sold                                      1,477.2                1,230.3
  Selling, general and administrative                       260.2                  173.9
  Research and development                                  133.8                   94.0
  Other operating expense (income)                           28.8                   (2.0)
                                                         --------               --------
     Total costs and expenses                             1,900.0                1,496.2
                                                         --------               --------

Operating (loss) income                                    (190.0)                 108.1
Gain on sale of investments and subsidiary stock, net       157.1                  187.7
Gain on issuance of subsidiary stock, net                     0.6                   27.7
Interest income (expense), net                                0.7                   (3.9)
                                                         --------               --------
Income (loss) before income taxes                           (31.6)                 319.6

Income tax benefit (provision)                                2.3                 (146.8)

Minority interests in net income                             (9.2)                  (9.5)
                                                         --------               --------
Net (loss) income                                        $  (38.5)              $  163.3
                                                         ========               ========


Earnings (loss) per share:
  Basic                                                  $  (0.18)              $   0.78
  Diluted                                                   (0.18)                  0.77
Number of shares used in per share calculations:
  Basic                                                     211.6                  209.4
  Diluted                                                   211.6                  212.9




See accompanying notes to consolidated financial statements.

                             MICRON TECHNOLOGY, INC.

                      Consolidated Statements of Cash Flows
                              (Dollars in millions)
                                   (Unaudited)

                                                                          February 26,   February 27,
For the six months ended                                                      1998           1997
------------------------------------------------------------------------  -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                              $ (38.5)       $ 163.3
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization                                               283.5          227.9
     Gain on sale and issuance of subsidiary stock and investments              (157.7)        (215.4)
     Change in assets and liabilities, net of effects of sale of MCMS:
       Decrease in receivables                                                    62.1           43.8
       Increase in inventories                                                   (16.9)         (80.3)
       Increase in accounts payable and accrued expenses, net of
         plant and equipment purchases                                            31.0          121.7
       Increase in deferred income taxes                                          10.3           59.4
       Increase (decrease) in long-term product and process
         rights liability                                                        (34.1)           0.3
     Other                                                                       (13.8)          27.5
                                                                               -------        -------
Net cash provided by operating activities                                        125.9          348.2
                                                                               -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                                  (381.3)        (228.3)
Proceeds from sale of subsidiary stock, net of MCMS cash                         235.9          199.9
Purchase of available-for-sale and held-to-maturity securities                  (482.4)          (2.2)
Proceeds from sales and maturities of securities                                 490.5           32.7
Other                                                                              6.8            1.1
                                                                               -------        -------
Net cash provided by (used for) investing activities                            (130.5)           3.2
                                                                               -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments on lines of credit                                                               (90.0)
Proceeds from issuance of debt                                                    31.4           70.7
Repayments of debt                                                               (72.5)         (57.6)
Payments on equipment purchase contracts                                         (20.1)         (32.3)
Proceeds from issuance of stock by subsidiary                                      1.4           49.0
Other                                                                              6.0           15.6
                                                                               -------        -------
Net cash used for financing activities                                           (53.8)         (44.6)
                                                                               -------        -------

Net increase (decrease) in cash and equivalents                                  (58.4)         306.8
Cash and equivalents at beginning of period                                      619.5          276.1
                                                                               -------        -------
Cash and equivalents at end of period                                          $ 561.1        $ 582.9
                                                                               =======        =======

SUPPLEMENTAL DISCLOSURES
Interest paid                                                                  $ (12.3)       $ (15.4)
Income taxes refunded (paid)                                                      (3.4)          25.1
Noncash investing and financing activities:
  Equipment acquisitions on contracts payable and capital leases                  48.7           20.5


See accompanying notes to consolidated financial statements.

                    Notes to Consolidated Financial Statements
               (All tabular dollar amounts are stated in millions)


1.  Unaudited interim financial statements

  In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the consolidated financial position of Micron Technology, Inc., and subsidiaries (the "Company" or "MTI"), and their consolidated results of operations and cash flows. Certain reclassifications have been made, none of which affect the results of operations, to present the financial statements on a consistent basis.

  This report on Form 10-Q for the quarter ended February 26, 1998, should be read in conjunction with the Company's Annual Report to Shareholders and/or Form 10-K for the year ended August 28, 1997.

2.  Recently issued financial statements

  In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The adoption of SFAS No. 130 is effective for the Company in 1999.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also to be provided. SFAS No. 131 is effective for the Company in 1999.


3.  Supplemental balance sheet information                 February 26,   August 28,
                                                                1998         1997
------------------------------------------------------     ------------   ----------
Receivables
------------------------------------------------------     ------------   ----------
               Trade receivables                              $283.4       $447.2
               Income taxes receivable                          61.1         17.9
               Allowance for returns and discounts             (12.3)       (29.3)
               Allowance for doubtful accounts                  (7.5)        (9.0)
               Other receivables                                29.0         32.1
                                                              ------   ----------
                                                              $353.7       $458.9
                                                              ======   ==========


Inventories
------------------------------------------------------     ------------   ----------
               Finished goods                                 $149.1       $128.6
               Work in progress                                219.5        195.7
               Raw materials and supplies                       79.4        129.9
                                                              ------   ----------
                                                              $448.0       $454.2
                                                              ======   ==========


Product and process technology
------------------------------------------------------     ------------   ----------
               Product and process technology, at cost        $158.8       $108.1
               Less accumulated amortization                   (66.8)       (57.0)
                                                              ------   ----------
                                                              $ 92.0        $51.1
                                                              ======   ==========





3.  Supplemental balance sheet information (continued)          February 26,   August 28,
                                                                    1998         1997
Property, plant and equipment
--------------------------------------------------              ------------  ------------
  Land                                                             $   35.2    $    35.4
  Buildings                                                           861.7        817.9
  Equipment                                                         2,635.0      2,416.2
  Construction in progress                                            681.8        681.9
                                                                   --------   ----------
                                                                    4,213.7      3,951.4
  Less accumulated depreciation and amortization                   (1,365.4)    (1,190.2)
                                                                   --------   ----------
                                                                   $2,848.3    $ 2,761.2
                                                                   ========    =========

  As of February 26, 1998 property, plant and equipment included unamortized costs of $654.7 million for the Company's semiconductor memory manufacturing facility in Lehi, Utah, of which $618.2 million has not been placed in service and is not being depreciated. Test capacity is expected to be provided by the Lehi facility in the summer of 1998. Completion of the remainder of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital.


Accounts payable and accrued expenses
-----------------------------------------------------------------
  Accounts payable                                                 $259.7   $ 277.0
  Salaries, wages and benefits                                       81.9      93.7
  Product and process technology payable                             96.4      99.9
  Taxes payable other than income                                    41.7      37.3
  Interest payable                                                    6.1       6.9
  Other                                                              93.1      31.3
                                                                   ------   -------
                                                                   $578.9   $ 546.1
                                                                   ======   =======


Debt
-----------------------------------------------------------------  ------   -------
  Convertible Subordinated Notes payable, due July 2004,
     interest rate of 7%                                           $500.0   $ 500.0

  Notes payable in periodic installments through July 2015,
     weighted average interest rate of 7.43% and 7.33%,
     respectively                                                   297.5     331.3

  Capitalized lease obligations payable in monthly installments through August 2002, weighted average interest rate of
     7.67% and 7.68%, respectively                                   36.1      40.7

  Other                                                               5.1       6.3
                                                                   ------   -------
                                                                    838.7     878.3
  Less current portion                                              (98.0)   (116.0)
                                                                   ------   -------
                                                                   $740.7   $ 762.3
                                                                   ======   =======

  During the fourth quarter of 1997 the Company issued $500 million in 7% convertible subordinated notes due July 1, 2004 which are convertible into shares of the Company's common stock at $67.44 per share. The notes were offered under a $1 billion shelf registration statement pursuant to which the Company may issue from time to time up to $500 million of additional debt or equity securities.

-----------------------------------------------------

3.  Supplemental balance sheet information (continued)

  MTI has a $500 million unsecured revolving credit agreement expiring in May 2000. The agreement contains certain restrictive covenants pertaining to the Company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. As of February 26, 1998, MTI was in compliance with all covenants under the facility and had no borrowings outstanding under the agreement. There can be no assurance that MTI will continue to be able to meet the terms of the covenants and conditions and be able to borrow under the credit agreement.

  Micron Electronics, Inc. ("MEI"), a subsidiary of the Company, has an aggregate of $141.7 million in revolving credit agreements which contain certain covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. For the quarter ended February 26, 1998, MEI was in violation of its ratio of debt to EBITDA covenant, which excludes the effect of the gain from the sale of MCMS. MEI obtained a waiver for the violation of the covenant, and as a result was eligible to borrow approximately $42 million under the credit lines, and had aggregate borrowings of approximately $8.6 million outstanding under the agreements as of February 26, 1998.

  The Company leases certain facilities and equipment under operating leases. Total rental expense on all operating leases was $4.1 million and $1.5 million for the second quarters of 1998 and 1997, respectively. Total rental expense in the first six months of 1998 and 1997 was $7.0 and $2.9, respectively. Minimum future rental commitments under operating leases aggregate $35.5 million as of February 26, 1998 and are payable as follows (in millions): 1998, $5.8; 1999, $7.5; 2000, $7.2; 2001, $6.0 and 2002 and thereafter, $9.0.


4.  Gains on investments and subsidiary stock transactions

  On February 26, 1998, MEI completed the sale of 90% of its interest in MCMS, Inc. ("MCMS"), formerly Micron Custom Manufacturing Services, Inc. and formerly a wholly-owned subsidiary of MEI, resulting in a consolidated pre-tax gain of $157 million (approximately $38 million or $0.18 per share after taxes and minority interests). In exchange for the 90% interest in MCMS, MEI received $249.2 million in cash. The sale was structured as a recapitalization of MCMS, whereby Cornerstone Equity Investors IV, L.P. ("Cornerstone"), other investors and certain members of MCMS management, including Robert F. Subia, then a director of MEI, acquired the 90% interest in MCMS.

  In a public offering in February 1997, MTI sold 12.4 million shares of MEI common stock for net proceeds of $200 million and MEI sold 3 million newly issued shares for net proceeds of $48 million, resulting in consolidated pre-tax gains of $164 million and $25 million, respectively, from these transactions (for a total of approximately $94 million or $0.44 per share after taxes). The sales reduced the Company's ownership of the outstanding MEI common stock from approximately 79% to approximately 64%. The Company also recorded pre-tax gains totaling $22 million for 1997 relating to sales of investments. The Company has recognized a deferred tax liability on the resultant gain from the sale of MEI common stock in the second quarter of 1997.

5.  Other operating income (expense)

  Other operating expense for the second quarter of 1998 includes charges of $13 million associated with PC operations resulting from employee termination benefits and consolidation of domestic and international operations and a $3 million write-off of software development costs. In addition, other operating expense includes $4 million related to the disposal and write-down of semiconductor memory operations equipment.

6.  Income taxes

  The effective rate of the tax benefit in the second quarter and first six months of 1998 was 19% and 7%, respectively. The effective rate for the provision of income taxes was 47% and 46%, respectively, for the corresponding periods of 1997. The effective tax rate primarily reflects (1) the statutory corporate income tax rate and the net effect of state taxation, (2) the effect of taxes on the parent of the earnings or loss by domestic subsidiaries not consolidated with the Company for federal income tax purposes and (3) in the second quarter of 1998, the impact of the write-off of a $4.1 million deferred tax asset relating to the Company's consolidation of its NetFRAME enterprise server operations. Because MTI must provide for tax on the earnings of domestic subsidiaries not consolidated for tax purposes, the effective rate may vary significantly from period to period.


7.  Purchase of minority interests

  In the second quarter of 1998 the Company purchased the 11% minority interest in its subsidiary, Micron Quantum Devices, Inc., for $26.2 million in stock and stock options. The cost of the acquired interest was allocated primarily to intangible assets related to flash semiconductor technology, which is being amortized over a three-year period.

  In the first quarter of 1998 the Company purchased the 12% minority interest in its subsidiary, Micron Display Technology, Inc., for $21 million in cash. The cost of the acquired interest was allocated primarily to intangible assets related to field emission flat panel display technology, which is being amortized over a three-year period.

8.  Earnings per share

  Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock method" and convertible debentures using the "if-converted" method.


                                                                Quarter ended                        Six months ended
                                                     ----------------------------------    ----------------------------------
                                                       February 26,       February 27,        February 26,       February 27,
                                                           1998               1997                1998               1997
-----------------------------------------------------------------------------------------------------------------------------

Net income (loss) available for common shareholders,

      Basic and Diluted                                     $(48.1)              $142.7            $ (38.5)            $163.3
                                                            =======              ======            =======             ======

Weighted average common stock outstanding  Basic              211.8               209.7              211.6              209.4
Net effect of dilutive stock options                             --                 3.7                 --                3.5
                                                            -------              ------            -------             ------
Weighted average common stock and common
     stock equivalents  Diluted                               211.8               213.4              211.6              212.9
                                                            =======              ======            =======             ======


Basic earnings per share                                    $ (0.23)             $ 0.68            $ (0.18)            $ 0.78
                                                            =======              ======            =======             ======
Diluted earnings per share                                  $ (0.23)             $ 0.67            $ (0.18)            $ 0.77
                                                            =======              ======            =======             ======


  Earnings per share computations exclude stock options and potential shares for convertible debentures to the extent that their effect would have been antidilutive.

9.  Commitments

  As of February 26, 1998, the Company had commitments of approximately $535.8 million for equipment purchases and $55.0 million for the construction of buildings.

10.  Contingencies

  Periodically, the Company is made aware that technology used by the Company in the manufacture of some or all of its products may infringe on product or process technology rights held by others. The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for infringement prior to the balance sheet date. Determination that the Company's manufacture of products has infringed on valid rights held by others could have a material adverse effect on the Company's financial position, results of operations or cash flows and could require changes in production processes and products. The Company is currently party to various other legal actions arising out of the normal course of business, none of which are expected to have a material effect on the Company's financial position or results of operations.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results
--------------------------------------------------------------------------------
         of Operations
         -------------

  The following discussion contains trend information and other forward looking statements (including statements regarding future operating results, future capital expenditures and facility expansion, new product introductions, technological developments and industry trends) that involve a number of risks and uncertainties. The Company's actual results could differ materially from the Company's historical results of operations and those discussed in the forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Certain Factors." All period references are to the Company's fiscal periods ended February 26, 1998, November 27, 1997, August 28, 1997, or February 27, 1997, unless otherwise indicated. All per share amounts are presented on a diluted basis unless otherwise stated.


  Micron Technology, Inc. and its subsidiaries (collectively the "Company" or "MTI") design, develop, manufacture and market semiconductor memory products, primarily DRAM. The Company, through its approximately 64% owned subsidiary, Micron Electronics, Inc. ("MEI"), develops, markets, manufactures and supports PC systems.


RESULTS OF OPERATIONS

  Net loss for the second quarter of 1998 was $48 million, or $0.23 per share, on net sales of $755 million. Operating losses incurred in the Company's semiconductor memory and PC operations in the second quarter of 1998 were partially offset by a gain on the sale of a 90% interest in MEI's contract manufacturing subsidiary. For the second quarter of 1997 net income was $143 million, or $0.67 per share, on net sales of $876 million. For the first six months of 1998, net loss was $39 million, or $0.18 per share, on net sales of $1,710 million compared to net income of $163 million, or $0.77 per share, on net sales of $1,604 million for the first six months of 1997. The Company reported net sales of $955 million and net income of $10 million, or $0.04 per share, for its first quarter of 1998.

  In the second quarter of fiscal 1998, the Company's semiconductor memory operations incurred an operating loss in excess of $90 million on net sales of $283 million, primarily due to continued sharp declines in average sales prices for the Company's semiconductor memory products. The Company's PC operations incurred an operating loss in excess of $100 million in the second quarter of fiscal 1998 resulting primarily from the effect of significant price declines for PC products, write-downs of inventories, a 10% decline in unit sales from the prior quarter, and actions taken to reposition PC operations to more efficiently and cost-effectively serve core markets.

  Results of operations for the second quarter of 1998 included an aggregate pretax gain of $157 million (approximately $38 million or $0.18 per share after taxes and minority interests) on MEI's sale of a 90% interest in its contract manufacturing subsidiary, Micron Custom Manufacturing Services, Inc. ("MCMS"), for cash proceeds of $249 million.

  Results of operations for the second quarter of 1997 included a pretax gain of $190 million (approximately $94 million or $0.44 per share after taxes) on the sale of a portion of the Company's holdings in MEI common stock, which decreased the Company's ownership in MEI to approximately 64%. Results of operations for the first six months of 1997 also included net after-tax gains of $20 million on sales of other investments.


 NET SALES

                                                     Second Quarter                                        Six Months
                                    ----------------------------------------------    ----------------------------------------------

                                             1998                      1997                  1998                      1997
                                    ----------------------------------------------    ----------------------------------------------

                                       Net sales       %         Net sales      %     Net sales     %           Net sales      %
                                      -------------------       -------------------   -------------------       -------------------
Semiconductor memory products          $283.4       37.5        $401.5        45.8    $  723.5       42.3       $ 743.7       46.4
PC systems                              396.5       52.5         395.4        45.1       841.6       49.2         729.2       45.4
Other                                    75.5       10.0          79.3         9.1       144.9        8.5         131.4        8.2
                                      --------     -----        ------       ------   --------      -----       --------     ------
    Total net sales                    $755.4      100.0        $876.2       100.0    $1,710.0      100.0        $1,604.3    100.0
                                       ======      =====        ======       =====    ========      =====        ========    =====

  Net sales of "Semiconductor memory products" include sales of MTI semiconductor memory products incorporated in MEI products, which amounted to $5.2 million and $12.6 million in the second quarters of 1998 and 1997, respectively, and $17.6 million and $23.9 million in the first six months of 1998 and 1997, respectively. "Other" sales include revenue from MEI's contract manufacturing services subsidiary, which was sold in February

1998, of approximately $63.0 million and $123.6 million in the second quarter and first six months of 1998, respectively.

  Net sales in the second quarter of 1998 decreased by 14% as compared to the second quarter of 1997 principally due to a sharp decline in average selling prices of semiconductor memory products. Net sales for the first six months of 1998 increased by 7% as compared to the first six months of 1997 principally due to an increase in unit sales of PC systems and an increase in non-system revenue. Net sales for the second quarter of 1998 were 21% lower compared to the $955 million of net sales for the first quarter of 1998.

  Net sales of semiconductor memory products for the second quarter and first six months of 1998 decreased by 29% and 3% as compared to the corresponding periods of 1997, primarily due to the continued sharp decline in average selling prices, which was partially offset by an increase in megabits of semiconductor memory products sold. Average selling prices per megabit of memory declined approximately 50% from the second quarter of 1997 to the second quarter of 1998 and 46% from the first six months of 1997 to the first six months of 1998. The Company's principal memory product in the second quarter and first six months of 1998 was the 16 Meg DRAM, which comprised approximately 78% and 84% of the net sales of semiconductor memory in the second quarter and first six months of 1998, respectively. The 16 Meg SDRAM comprised approximately 40% and 28% of the total net sales of semiconductor memory in the second quarter and first six
months of 1998, respectively.   Total megabits shipped increased by 47% and 85%,
respectively, for the second quarter and first six months of 1998 as compared to the same periods in 1997, and total megabits produced increased by approximately 70% and 100%, respectively. These production increases were principally the result of the transition to the 16 Meg DRAM as the Company's principal memory product, ongoing transitions to successive reduced die size ("shrink") versions of existing memory products, and enhanced yields on existing memory products.

  Net sales of semiconductor memory products for the second quarter of 1998 decreased by 36% as compared to the first quarter of 1998 as a result of a 26% decline in average selling prices per megabit of memory and a 13% decrease in megabits shipped. The decrease in megabit shipments from the first quarter to the second quarter of 1998 was principally due to constraints on the Company's test capacity. These test capacity constraints were resolved in the last few weeks of the second quarter, allowing for a 10% increase in megabit production for the second quarter.

  Net sales of PC systems were flat for the second quarter of 1998 compared to the second quarter of 1997 and increased by 15% for the first six months of 1998 compared to the first six months of 1997. Unit sales of PC systems increased by 7% and 20%, respectively, comparing the second quarter and first six months of 1998 with the corresponding periods of 1997. Average per unit revenue for the Company's PC systems declined, while non-system revenue increased for the second quarter and first six months of 1998 compared to the corresponding periods of 1997. Non-system revenue is revenue received from the sale of PC related products and services separate from the sale of a PC system. Net sales of PC systems for the second quarter of 1998 were 11% lower than for the first quarter of 1998 primarily due to a 10% decrease in unit sales of PC systems and a lower level of non-system revenue.


 GROSS MARGIN

                                                          Second Quarter              Six Months
                                               -----------------------------  ------------------------------
                                                  1998   % Change    1997         1998     % Change    1997
                                               -----------------------------  ------------------------------
Gross margin                                     $22.3     (89.8)%  $218.7     $    232.8    (37.7)%  $373.9
 as a % of net sales                               3.0%               25.0%          13.6%              23.3%

  The Company's gross margin percentage for semiconductor memory products and PC systems was lower in the second quarter and first six months of 1998 than in the corresponding periods of 1997, primarily because of severe declines in average sales prices and because of significant write-downs of the Company's notebook inventory. The Company's gross margin percentage for the first quarter of 1998 was 22%.

  The Company's gross margin percentage on sales of semiconductor memory products for the second quarter and first six months of 1998 was 5% and 22%, respectively, compared to 32% and 28% for the corresponding periods of 1997.
The decrease in gross margin percentage on sales of semiconductor memory products for the second quarter and first six months of 1998 compared to the corresponding periods in 1997 was primarily the result of a sharp decline in average selling prices, partially offset by a decline in per unit manufacturing costs. Decreases in per unit manufacturing costs for the second quarter and first six months of 1998 compared to the same periods in 1997 were achieved through transitions to shrink versions of existing products, shifts in the Company's mix of semiconductor memory products to a higher average density, and improved manufacturing yields. The gross margin percentage on the Company's semiconductor memory products for the first quarter of 1998 was 32%. The decline in gross margin percentage for semiconductor memory products from the first quarter to the second quarter of 1998 was primarily the result of the approximate 26% decline in average selling prices per megabit of memory.

  The gross margin percentage for the Company's PC operations for the second quarter and first six months of 1998 was (2)% and 6%, respectively compared to 18% and 19% for the corresponding periods of 1997. The gross margin for the Company's PC operations was 13% for the first quarter of 1998. Gross margins in the second quarter of fiscal 1998 were significantly affected by write-downs of notebook product inventories and by intense price competition in the PC industry.


 SELLING, GENERAL AND ADMINISTRATIVE

                                                        Second Quarter                 Six Months
                                               -----------------------------   -----------------------------
                                                  1998    % Change    1997        1998     % Change    1997
                                               -----------------------------   -----------------------------
Selling, general and administrative              $135.7       39.3%  $97.4     $    260.2      49.6%  $173.9
 as a % of net sales                               18.0%              11.1%          15.2%              10.8%


  The higher level of selling, general and administrative expenses during the second quarter and first six months of 1998 as compared to the same periods of 1997 is primarily attributable to higher levels of personnel, advertising and other costs associated with the Company's PC operations. Selling, general and administrative expense for the second quarter and first six months of 1998 reflect a lower level of performance based compensation than in corresponding periods of 1997. Selling, general and administrative expenses increased by 9% in the second quarter as compared to the first quarter of 1998; this increase was mainly attributable to an increase in personnel costs for the Company's PC operations.

 Research and Development

                                                        Second Quarter                 Six Months
                                               ----------------------------  ----------------------------
                                                  1998   % Change    1997       1998     % Change    1997
                                               ----------------------------  ----------------------------
Research and development                         $69.9       49.4%  $46.8     $   133.8      42.3%  $94.0
 as a % of net sales                               9.3%               5.3%          7.8%              5.9%

  Research and development expenses vary primarily with the number of wafers processed, personnel costs, and the cost of advanced equipment dedicated to new product and process development. Research and development efforts are focused on advanced process technology, which is the primary determinant in transitioning to next generation products. Application of advanced process technology currently is concentrated on development of the Company's 64 Meg and 128 Meg SDRAMs, Double Data Rate (DDR), SynchLink and Rambus memory products. The PC industry is in the process of transitioning from EDO to SDRAM. The Company has transitioned to SDRAM as its primary DRAM technology, and is in the process of increasing the ratio of 64 Meg DRAMs relative to 16 Meg DRAMs in its product mix. Other research and development efforts are devoted to the design and development of Flash, SRAM, embedded memory, RIC, flat panel display products and PC systems.

  The Company anticipates completion of the transition from .30 micron (u) to .25 (u) in fiscal 1999 and anticipates that process technology will move to line widths of .21 (u), .18 (u), and .15 (u) in the next few years as needed for the development of future generation semiconductor products.

OTHER OPERATING EXPENSE (INCOME)

  Other operating expense for the second quarter of 1998 includes charges of $13 million associated with PC operations resulting from employee termination benefits and consolidation of domestic and international operations and $3 million for the write-off of abandoned in-development software projects. In addition, other operating expense includes $4 million related to the disposal and write-down of semiconductor memory operations equipment.

Income taxes

  The effective rate of the tax benefit in the second quarter and first six months of 1998 was 19% and 7%, respectively. The effective rate for the provision of income taxes was 47% and 46%, respectively, for the corresponding periods of 1997. The effective tax rate primarily reflects 1) the statutory corporate income tax rate and the net effect of state taxation, 2) the effect of taxes on the parent of the earnings or loss by domestic subsidiaries not consolidated with the Company for federal income tax purposes and 3) in the second quarter of 1998, the impact of the write-off of a $4.1 million deferred tax asset relating to the Company's consolidation of its NetFRAME enterprise server operations. Because MTI must provide for tax on the earnings of domestic subsidiaries not consolidated for tax purposes, the effective rate may vary significantly from period to period.

Recently Issued Accounting Standards

  Recently issued accounting standards include Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," issued by the Financial Accounting Standards Board ("FASB") in February 1997, SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," issued by the FASB in June 1997. SFAS No. 128 is first effective for the Company for its interim period ended February 26, 1998. Basic and diluted earnings per share pursuant to the requirements of SFAS No. 128 are presented on the face of the income statement and in the notes to
the financial statements.   Descriptions of SFAS No. 130 and SFAS No. 131 are
included in the notes to the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

  As of February 26, 1998, the Company had cash and liquid investments totaling $935 million, representing a decrease of $53 million during the first six months of 1998. Approximately $351 million of the Company's consolidated cash and liquid investments was held by MEI. Cash generated by MEI is not readily available or anticipated to be available to finance operations or other expenditures of MTI.

  The Company's principal sources of liquidity during the first six months of 1998 were net cash proceeds totaling $236 million from the sale of a 90% interest in MEI's contract manufacturing subsidiary, MCMS, and net cash flow from operations of $126 million. Cash flow from operations depends significantly on average selling prices and variable cost per unit for the Company's semiconductor memory products. The principal uses of funds in the first six months of 1998 were $381 million for property, plant and equipment and $93 million for repayments of equipment contracts and debt.

  The Company believes that in order to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. The Company currently estimates it will spend approximately $1 billion in fiscal 1998 for purchases of equipment and construction and improvement of buildings. As of February 26, 1998, the Company had entered into contracts extending into fiscal 2000 for approximately $536 million for equipment purchases and approximately $55 million for the construction of facilities. Should the Company elect to cancel its outstanding equipment purchase commitments, the Company could be subject to cancellation fees in excess of $135 million. Future capital expenditures will be used primarily to enhance manufacturing efficiencies and product and process technology at the Company's existing facilities. As the Company considers its product and process technology enhancement programs and technology diversification objectives, the Company has evaluated, and continues to evaluate, possible acquisitions and strategic alliances. The Company has a $1 billion shelf registration statement under which $500 million in convertible subordinated notes were issued in July 1997 and under which may be issued from time to time up to an additional $500 million in debt or equity securities.

  MTI has a $500 million unsecured revolving credit agreement expiring in May 2000. The agreement contains certain restrictive covenants pertaining to the Company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. As of February 26, 1998, MTI was in compliance with all covenants under the facility and had no borrowings outstanding under the agreement. There can be no assurance that MTI will continue to be able to meet the terms of the covenants and conditions and be able to borrow under the credit agreement.

  MEI has an aggregate of $142 million in revolving credit agreements which contain certain restrictive covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. For the quarter ended February 26, 1998, MEI was in violation of its ratio of debt to EBITDA covenant, which excludes the effect of the gain on the sale of MCMS. MEI obtained a waiver for the violation of the covenant, and as a result was eligible to borrow approximately $42 million under the credit lines, and had aggregate borrowings of approximately $9 million outstanding under the agreements.

CERTAIN FACTORS

  In addition to the factors discussed elsewhere in this Form 10-Q and in the Company's Form 10-K for the fiscal year ended August 28, 1997, the following are important factors which could cause actual results or events to differ materially from those contained in any forward looking statements made by or on behalf of the Company.

  The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are the Company's primary semiconductor memory products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time, as evidenced by the 75% decline in average selling prices for the Company's semiconductor memory products for 1997 and the subsequent 25% and 26% declines in average selling prices for the first and second quarters of 1998 as compared to the preceding quarters.

  The selling prices for the Company's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in average selling prices for the Company's semiconductor memory products. For most of fiscal 1997 the rate at which the Company was able to decrease per unit manufacturing costs exceeded the rate of decline in average selling prices, due mainly to a transition to a higher density product.
However, in the fourth quarter of 1997 and the first six months of 1998 the Company was unable to decrease per unit manufacturing costs at a rate
commensurate with the decline in average selling prices.   In the event that
average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company could be materially adversely affected in its operations, cash flows and financial condition. Although worldwide excess capacity exists, certain Asian competitors continue to add capacity for the production of semiconductor memory products. The amount of capacity to be placed into production and future yield improvements by the Company's competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

  Worldwide semiconductor pricing is influenced by currency fluctuations. In calendar 1997 the Korean Won, the New Taiwan Dollar and the Japanese Yen were devalued significantly, dropping approximately 100%, 20% and 10%, respectively, compared to the U.S. dollar. The devaluation of these currencies was particularly severe in the fourth quarter of calendar 1997 and contributed to the current South Korean credit crisis. South Korean semiconductor competitors are likely to be particularly affected by the currency devaluations as a result of substantial debt structures denominated in U.S. dollars. The currency devaluations and the credit crisis could have a significant adverse impact on DRAM pricing if the Company's Asian, and particularly Korean, competitors offer products at significantly lower prices in an effort to maximize cash flows to service near-term dollar denominated obligations. While the Company cannot predict the overall impact of the Asian currency devaluations and the Korean credit crisis, its products may be subject to further downward pricing pressure. If average selling prices for semiconductor memory products continue to decline, the Company's results of operations will continue to be adversely affected.

  If pricing for the Company's semiconductor products remains at current levels for an extended period of time or declines further, the Company may be required to make changes in its operations, including but not limited to, reduction of the amount or changes in timing of its capital expenditures, renegotiation of existing debt agreements, reduction of production and workforce levels, reduction of research and development, or changes in the products produced.

  Approximately 70% of the Company's sales of semiconductor memory products during the second quarter of 1998 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for the Company's semiconductor memory products. The Company is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for the Company's semiconductor memory products.

In recent periods the PC industry has seen a shift in demand towards sub-$1000 PCs. While the Company cannot predict with any degree of accuracy the future impact on the PC and semiconductor industry of this shift, possible effects include, but are not limited to, further downward pricing pressure on PC systems and further downward pricing pressure on semiconductor memory products.


  The Company's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly MEI. MEI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, MEI's ability to accurately forecast demand for its PC products, fluctuating market pricing for PCs and semiconductor memory products, MEI's ability to effectively manage inventory levels, the lead time and inventory exposure from shipments of products from OEM suppliers, fluctuating component costs, changes in product mix, inventory obsolescence, the timing of new product introductions by MEI and its competitors, seasonal government purchasing cycles, manufacturing and production constraints, the effects of product reviews and industry awards, seasonal cycles common in the PC industry and critical component availability. Changing circumstances, including but not limited to, changes in the Company's core operations, uses of capital, strategic objectives and market conditions, could result in the Company changing its ownership interest in its subsidiaries.

  The Company is engaged in ongoing efforts to enhance its semiconductor production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that the Company will be able to maintain or approximate increases in megabit production at a level approaching that experienced in recent periods or that the Company will not experience decreases in production volume as it attempts to implement future technologies. Further, from time to time, the Company experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. The Company's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

  The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's transition to SDRAM products reached approximately 59% of DRAM wafer starts at the end of the second quarter of 1998. The Company's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in late summer of 1998. It is not unusual to encounter difficulties in manufacturing while transitioning to shrink
versions of existing products or new generation products.   Future gross margins
will be adversely impacted if the Company is unable to efficiently transition to shrink versions of the 64 Meg SDRAM.

  Historically, the Company has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. The Company's cash flow from operations depends primarily on average selling prices and per unit manufacturing costs of the Company's semiconductor memory products. If for any extended period of time average selling prices decline faster than the rate at which the Company is able to decrease per unit manufacturing costs, the Company may not be able to generate sufficient cash
flows from operations to sustain operations.   The Company has a $500 million
unsecured revolving credit agreement which is available to finance its semiconductor operations. However, the agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio and a maximum operating losses covenant, which the Company may not be able to meet if semiconductor market conditions continue to deteriorate. In the event that the Company does not comply with the covenants, there can be no assurance that the Company would be able to successfully renegotiate the agreement or obtain a waiver to the covenants of the existing agreement. In either event, the Company may not be able to draw on the credit facility. Cash generated by, and credit lines available to, MEI are not anticipated to be available to finance other MTI operations.

  Completion of the Company's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in average selling prices for semiconductor memory products. As of February 26, 1998 the Company had invested approximately $655 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.6 billion. Although additional test capacity for Boise production is anticipated to be provided in Lehi in 1998, completion of the remainder of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital. There can be no assurance that the Company will be able to fund the completion of the Lehi manufacturing facility. The failure by the Company to complete the facility would likely result in the Company being required to write off all or a portion of the facility's cost, which could have a material adverse effect on the Company's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that the Company can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

  The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others. The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company. Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as the Company adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, the Company has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

Item 6.  Exhibits and Reports on Form 8-K
-----------------------------------------


(a)  The following are filed as a part of this report:

  Exhibit
  Number    Description of Exhibit
  ------    ------------------------------------


    10.122  Second Amendment to First Amended & Restated Revolving Credit
                Agreement dated February 26, 1998, among the Company and several financial institutions

    27      Financial Data Schedule

(b) The registrant did not file any reports on Form 8-K during the fiscal quarter ended February 26, 1998.

                                    SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Micron Technology, Inc.
                              -----------------------
                              (Registrant)



Dated:  April 1, 1998         /s/ Wilbur G. Stover, Jr.
                              -------------------------
                              Wilbur G. Stover, Jr.
                              Vice President of Finance and Chief Financial
                              Officer (Principal Financial and Accounting
                              Officer)

                                  APPENDIX I

                                   FORM 10-Q

                                --------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                --------------

    [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                  For the quarterly period ended May 28, 1998

                                       OR

   [_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                --------------

                        Commission File Number:  1-10658

                            MICRON TECHNOLOGY, INC.

    State or other  jurisdiction of incorporation or organization:  Delaware

                                --------------

       Internal Revenue Service -- Employer Identification No. 75-1618004


                 8000 S. Federal Way, Boise, Idaho  83716-9632
                                 (208) 368-4000

                                --------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes     X        No
      -----         -----

     The number of outstanding shares of the registrant's Common Stock as of June 26, 1998 was 213,083,622.

                        PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS
-----------------------------

                             MICRON TECHNOLOGY, INC.

                           Consolidated Balance Sheets
                 (Dollars in millions, except for par value data)

                                                           May 28,            August 28,
As of                                                       1998                 1997
-----------------------------------------------------------------------------------------
                                                        (Unaudited)
ASSETS
Cash and equivalents                                      $  507.9               $  619.5
Liquid investments                                           200.5                  368.2
Receivables                                                  397.8                  458.9
Inventories                                                  378.7                  454.2
Prepaid expenses                                               9.3                    9.4
Deferred income taxes                                         77.7                   62.2
                                                          --------               --------
  Total current assets                                     1,571.9                1,972.4

Product and process technology, net                           89.1                   51.1
Property, plant and equipment, net                         2,995.8                2,761.2
Other assets                                                  76.5                   66.6
                                                          --------               --------
  Total assets                                            $4,733.3               $4,851.3
                                                          ========               ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses                     $  527.1               $  546.1
Short-term debt                                                8.5                   10.6
Deferred income                                                5.6                   14.5
Equipment purchase contracts                                 117.3                   62.7
Current portion of long-term debt                             93.3                  116.0
                                                          --------               --------
  Total current liabilities                                  751.8                  749.9


Long-term debt                                               718.0                  762.3
Deferred income taxes                                        283.2                  239.8
Non-current product and process technology                    10.7                   44.1
Other liabilities                                             50.3                   35.6
                                                          --------               --------
  Total liabilities                                        1,814.0                1,831.7
                                                          --------               --------

Minority interests                                           145.4                  136.5

Commitments and contingencies

Common stock, $0.10 par value, authorized
  1.0 billion shares, issued and outstanding
  213.0 million and 211.3 million shares, respectively        21.3                   21.1
Additional capital                                           518.6                  483.8
Retained earnings                                          2,234.0                2,378.2
                                                          --------               --------
  Total shareholders' equity                               2,773.9                2,883.1
                                                          --------               --------
  Total liabilities and shareholders' equity              $4,733.3               $4,851.3
                                                          ========               ========

See accompanying notes to consolidated financial statements.

                             MICRON TECHNOLOGY, INC.

                      Consolidated Statements of Operations
                 (Amounts in millions, except for per share data)
                                   (Unaudited)

                                                                                    May 28,                May 29,
For the quarter ended                                                                 1998                   1997
--------------------------------------------------------------------------------------------------------------------
Net sales                                                                           $  609.9                 $ 965.0
                                                                                    --------                 -------
Costs and expenses:
  Cost of goods sold                                                                   603.6                   650.0
  Selling, general and administrative                                                  109.0                    92.4
  Research and development                                                              66.2                    52.6
  Other operating expense                                                                3.4                     1.1
                                                                                    --------                 -------
     Total costs and expenses                                                          782.2                   796.1
                                                                                    --------                 -------

Operating income (loss)                                                               (172.3)                  168.9
Gain on sale of investments and subsidiary stock, net                                     --                     0.2
Gain (loss) on issuance of subsidiary stock, net                                         0.2                    (0.1)
Interest income, net                                                                     0.8                     1.5
                                                                                    --------                 -------
Income (loss) before income taxes and minority interests                              (171.3)                  170.5

Income tax benefit (provision)                                                          67.3                   (67.8)

Minority interests in net income                                                        (2.1)                   (5.9)
                                                                                    --------                 -------
Net income (loss)                                                                   $ (106.1)                $  96.8
                                                                                    ========                 =======
Earnings (loss) per share:
  Basic                                                                             $  (0.50)                $  0.46
  Diluted                                                                              (0.50)                   0.45
Number of shares used in per share calculations:
  Basic                                                                                212.3                   210.3
  Diluted                                                                              212.3                   214.9



See accompanying notes to consolidated financial statements.

                            MICRON TECHNOLOGY, INC.

                      Consolidated Statements of Operations
                 (Amounts in millions, except for per share data)
                                   (Unaudited)

                                                                                    May 28,               May 29,
For the nine months ended                                                             1998                  1997
--------------------------------------------------------------------------------------------------------------------
Net sales                                                                          $ 2,320.0               $ 2,569.3
Costs and expenses:
  Cost of goods sold                                                                 2,080.8                 1,880.3
  Selling, general and administrative                                                  369.3                   266.2
  Research and development                                                             200.0                   146.6
  Other operating expense (income)                                                      32.1                    (0.9)
                                                                                   ---------                --------
     Total costs and expenses                                                        2,682.2                 2,292.2
                                                                                   ---------                --------

Operating income (loss)                                                               (362.2)                  277.1
Gain on sale of investments and subsidiary stock, net                                  157.1                   187.8
Gain on issuance of subsidiary stock, net                                                0.8                    27.6
Interest income (expense), net                                                           1.4                    (2.4)
                                                                                   ---------                --------
Income (loss) before income taxes and minority interests                              (202.9)                  490.1

Income tax benefit (provision)                                                          69.6                  (214.5)

Minority interests in net income                                                       (11.4)                  (15.4)
                                                                                   ---------                --------
Net income (loss)                                                                  $  (144.7)               $  260.2
                                                                                   =========                ========

Earnings (loss) per share:
  Basic                                                                            $   (0.68)               $   1.24
  Diluted                                                                              (0.68)                   1.22
Number of shares used in per share calculations:
  Basic                                                                                211.9                   209.7
  Diluted                                                                              211.9                   213.8

See accompanying notes to consolidated financial statements.

                            MICRON TECHNOLOGY, INC.

                     Consolidated Statements of Cash Flows
                             (Dollars in millions)
                                  (Unaudited)

                                                                                      May 28,               May 29,
For the nine months ended                                                               1998                  1997
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                                   $  (144.7)               $  260.2
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization                                                       434.7                   350.3
    Gain on sale and issuance of investments and subsidiary stock, net                 (157.9)                 (215.3)
    Change in assets and liabilities, net of effects of sale of MCMS
      Decrease (increase) in receivables                                                 18.0                   (19.6)
      Decrease (increase) in inventories                                                 52.4                  (125.2)
      Increase (decrease) in accounts payable and accrued
         expenses, net of plant and equipment purchases                                 (45.0)                   64.2
      Increase in deferred income taxes                                                  13.2                    72.3
      Decrease in long-term product and process rights liability                        (33.5)                   (0.1)
    Other                                                                               (12.6)                   46.1
                                                                                     --------                --------
Net cash provided by operating activities                                               124.6                   432.9
                                                                                     --------                --------

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment                                         (564.2)                 (359.8)
Proceeds from sale of equipment                                                          31.2                     8.5
Proceeds from sale of subsidiary stock, net of MCMS cash                                235.9                   199.9
Purchase of available-for-sale and held-to-maturity securities                         (611.3)                  (85.0)
Proceeds from sales and maturities of securities                                        796.6                    34.7
Other                                                                                   (37.0)                   (5.7)
                                                                                     --------                --------
Net cash used for investing activities                                                 (148.8)                 (207.4)
                                                                                     --------                --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments on lines of credit                                                          --                   (90.0)
Proceeds from issuance of debt                                                           31.4                    71.6
Repayments of debt                                                                      (99.4)                  (79.1)
Proceeds from issuance of common stock                                                   15.2                    19.9
Payments on equipment purchase contracts                                                (32.6)                  (42.5)
Proceeds from issuance of stock by subsidiary                                             1.8                    53.6
Other                                                                                    (3.8)                   (1.6)
                                                                                     --------                --------
Net cash used for financing activities                                                  (87.4)                  (68.1)
                                                                                     --------                --------

Net (decrease) increase  in cash and equivalents                                       (111.6)                  157.4
Cash and equivalents at beginning of period                                             619.5                   276.1
                                                                                     --------                --------
Cash and equivalents at end of period                                                $  507.9                $  433.5
                                                                                     ========                ========
SUPPLEMENTAL DISCLOSURES
Interest paid                                                                        $   17.7                $   21.7
Income taxes paid, net                                                                   41.3                    79.6
Noncash investing and financing activities:
  Equipment acquisitions on contracts payable and capital leases                        130.2                    32.3


See accompanying notes to consolidated financial statements

                    Notes to Consolidated Financial Statements
               (All tabular dollar amounts are stated in millions)


1.  Unaudited interim financial statements

  In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the consolidated financial position of Micron Technology, Inc., and subsidiaries (the "Company" or "MTI"), and their consolidated results of operations and cash flows. Certain reclassifications have been made, none of which affect the results of operations, to present the financial statements on a consistent basis.

  These unaudited interim financial statements for the quarter ended May 28, 1998, should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company's Form 10-K for the year ended August 28, 1997.


2.  Recently issued accounting standards

  In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The adoption of SFAS No. 130 is effective for the Company in 1999.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also to be provided. SFAS No. 131 is effective for the Company in 1999.

3.  Supplemental balance sheet information               May 28,     August 28,
                                                          1998           1997
--------------------------------------------------------------------------------
Receivables
--------------------------------------------------------------------------------
  Trade receivables                                     $ 248.3       $ 447.2
  Income taxes receivable                                 147.1          17.9
  Allowance for returns and discounts                     (11.9)        (29.3)
  Allowance for doubtful accounts                          (6.5)         (9.0)
  Other receivables                                        20.8          32.1
                                                        -------       -------
                                                        $ 397.8       $ 458.9
                                                        =======       =======

3.  Supplemental balance sheet information (continued)   May 28,     August 28,
                                                          1998           1997
-------------------------------------------------------------------------------
Inventories
-------------------------------------------------------------------------------

  Finished goods                                         $144.7         $128.6
  Work in progress                                        165.6          195.7
  Raw materials and supplies                               68.4          129.9
                                                         ------         ------
                                                         $378.7         $454.2
                                                         ======         ======

Product and process technology
-------------------------------------------------------------------------------
  Product and process technology, at cost                $161.4         $108.1
  Less accumulated amortization                           (72.3)         (57.0)
                                                         ------         ------
                                                         $ 89.1         $ 51.1
                                                         ======         ======

Property, plant and equipment
-------------------------------------------------------------------------------
  Land                                                $    35.1      $    35.4
  Buildings                                               880.1          817.9
  Equipment                                             2,857.5        2,416.2
  Construction in progress                                713.0          681.9
                                                      ---------      ---------
                                                        4,485.7        3,951.4
  Less accumulated depreciation
    and amortization                                   (1,489.9)      (1,190.2)
                                                      ---------      ---------
                                                      $ 2,995.8      $ 2,761.2
                                                      =========      =========

  As of May 28, 1998, property, plant and equipment included unamortized costs of $688.2 million for the Company's semiconductor memory manufacturing facility in Lehi, Utah, of which $649.2 million has not been placed in service and is not being depreciated. Completion of the Lehi production facilities is dependent upon market conditions. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital and production facilities.


Accounts payable and accrued expenses
-------------------------------------------------------------------------------
Accounts payable                                 $    252.2          $ 277.0
Salaries, wages and benefits                           82.9             93.7
Product and process technology payable                 82.0             99.9
Taxes payable other than income                        33.2             37.3
Interest payable                                       14.9              6.9
Other                                                  61.9             31.3
                                                 ----------          -------
                                                 $    527.1          $ 546.1
                                                 ==========          =======

3.  Supplemental balance sheet information (continued)   May 28,     August 28,
                                                          1998           1997
-------------------------------------------------------------------------------
Debt
-------------------------------------------------------------------------------
  Convertible Subordinated Notes payable,
     due July 2004, interest rate of 7%          $ 500.0             $  500.0

  Notes payable in periodic installments
     through July 2015, weighted average
     interest rate of 7.43% and 7.33%,
     respectively                                  274.1                331.3

  Capitalized lease obligations payable
     in monthly installments through August
     2002, weighted average interest rate of
     7.67% and 7.68%, respectively                  34.2                 40.7

  Other                                              3.0                  6.3
                                                 -------             --------
                                                   811.3                878.3
  Less current portion                             (93.3)              (116.0)
                                                 -------             --------
                                                 $ 718.0             $  762.3
                                                 =======             ========


  The 7% convertible subordinated notes due July 1, 2004 are convertible into shares of the Company's common stock at $67.44 per share. The notes were offered under a $1 billion shelf registration statement pursuant to which the company may issue from time to time up to $500 million of additional debt or equity securities.

  MTI has a $500 million revolving credit agreement expiring May 2000. The agreement contains certain restrictive covenants pertaining to the company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. On June 16, 1998, the Company amended the agreement to collateralize the facility with certain accounts receivable, inventory and equipment at its Boise facility and retroactively modify the maximum operating loss covenant for the third quarter of 1998. As of May 28, 1998, MTI had no borrowings outstanding under the agreement.

  On June 10, 1998, Micron Electronics, Inc. ("MEI"), a subsidiary of the Company, replaced its $130 million credit facility with a $100 million unsecured revolving credit facility expiring in June 2001 and now has an aggregate of $110 million in revolving credit agreements which contain certain restrictive covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. As of May 28, 1998, MEI had aggregate borrowings of approximately $6 million outstanding under its credit agreements.

  The Company leases certain facilities and equipment under operating leases. Total rental expense on all operating leases was $4.8 million and $2.4 million for the third quarters of 1998 and 1997, respectively. Total rental expense in the first nine months of 1998 and 1997 was $11.8 million and $5.3 million, respectively. Minimum future rental commitments under operating leases aggregate $34.7 million as of May 28, 1998 and are payable as follows (in millions): 1998, $2.3; 1999, $8.7; 2000, $7.4; 2001, $5.9 and 2002 and
thereafter, $10.4.

4.  Gains on investments and subsidiary stock transactions

  On February 26, 1998, MEI completed the sale of 90% of its interest in MCMS, Inc. ("MCMS"), formerly Micron Custom Manufacturing Services, Inc., formerly a wholly-owned subsidiary of MEI, resulting in a consolidated pre-tax gain of $157.1 million (approximately $37.8 million or $0.18 per share after taxes and minority interests). In exchange for the 90% interest in MCMS, MEI received $249.2 million in cash. the sale was structured as a recapitalization of MCMS, whereby Cornerstone Equity Investors IV, L.P., other investors and certain members of MCMS management, including Robert F. Subia, then a director of MEI, acquired the 90% interest in MCMS.

  In a public offering in February 1997, MTI sold 12.4 million shares of MEI common stock for net proceeds of $200.0 million and MEI sold 3 million newly issued shares for net proceeds of $48.2 million, resulting in consolidated pre-tax gains of $164.6 million and $25.3 million, respectively (for a total of approximately $93.7 million or $0.44 per share after taxes). The sales reduced the Company's ownership of the outstanding MEI common stock from approximately 79% to approximately 64%. The Company also recorded pre-tax gains totaling $22.1 million for 1997 relating to sales of investments. The Company recognized a deferred tax liability on the resultant gain from the sale of mei common stock in the second quarter of 1997.


5.  Other operating income (expense)

  Other operating expense for the first nine months of 1998 includes charges of $13 million associated with PC operations resulting from employee termination benefits and consolidation of domestic and international operations and $5.2 million from the write-off of software development costs. In addition, other operating expense for the first nine months of 1998 includes $9.3 million related to the disposal and write-down of semiconductor memory operations equipment.


6.  Income taxes

  The effective rate of the tax benefit in the third quarter and first nine months of 1998 was 39% and 34%, respectively. The effective rate for the provision of income taxes was 40% and 44%, respectively, for the corresponding periods of 1997. The effective tax rate primarily reflects (1) the statutory corporate income tax rate and the net effect of state taxation, (2) the effect of taxes on the parent of the earnings or loss by domestic subsidiaries not consolidated with the Company for federal income tax purposes and (3) in the second quarter of 1998, the impact of the write-off of a $4.1 million deferred tax asset relating to the Company's consolidation of its NetFRAME enterprise server operations. Because MTI provides for tax on the earnings of domestic subsidiaries not consolidated for tax purposes, the effective rate may vary significantly from period to period.


7.  Purchase of minority interests

  In the second quarter of 1998 the Company purchased the 11% minority interest in its subsidiary, Micron Quantum Devices, Inc., for $26.2 million in stock and stock options. The cost of the acquired interest was allocated primarily to intangible assets related to flash semiconductor technology, which is being amortized over a three-year period.

  In the first quarter of 1998 the Company purchased the 12% minority interest in its subsidiary, Micron Display Technology, Inc., for $20.6 million in cash. The cost of the acquired interest was allocated primarily to intangible assets related to field emission flat panel display technology, which is being amortized over a three-year period.

8.  Earnings per share

  Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock method" and convertible debentures using the "if-converted" method.

                                                                Quarter ended                       Nine months ended
                                                     ----------------------------------    ----------------------------------
                                                          May 28,            May 29,            May 28,            May 29,
                                                           1998               1997                1998               1997
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss) available for common shareholders,
      Basic and Diluted                                $  (106.1)         $   96.8           $  (144.7)          $  260.2
                                                       ---------          --------           ---------           --------

Weighted average common stock outstanding - Basic          212.3             210.3               211.9              209.7
Net effect of dilutive stock options                          --               4.6                  --                4.1
                                                       ---------          --------           ---------           --------
Weighted average common stock and common
     stock equivalents--Diluted                            212.3             214.9               211.9              213.8
                                                       =========          ========           =========           ========
Basic earnings per share                               $   (0.50)         $   0.46           $   (0.68)          $   1.24
                                                       =========          ========           =========           ========
Diluted earnings per share                             $   (0.50)         $   0.45           $   (0.68)          $   1.22
                                                       =========          ========           =========           ========


  Earnings per share computations exclude stock options and potential shares for convertible debentures to the extent that their effect would have been antidilutive.


9.  Commitments

  As of May 28, 1998, the Company had commitments of approximately $483.8 million for equipment purchases and $24.8 million for the construction of buildings.


10. Subsequent Events

  On June 18, 1998, the Company entered into an acquisition agreement with Texas Instruments Incorporated ("TI"), to purchase substantially all of TI's memory operations through the issuance of debt and equity securities. The agreement has been approved by the Boards of Directors of the Company and TI and the closing is subject to several conditions and approvals, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. Under the terms of the agreement, upon closing TI will receive approximately 28.9 million shares of MTI common stock, $740 million principal amount of seven-year, 6.5% notes convertible into an additional approximately 12.3 million shares of MTI common stock, and a $210 million principal amount, seven year, 6.5% subordinated note. The Company will also assume upon closing approximately $190 million of debt associated with TI's Italian memory operations. In addition to TI's memory assets, at the closing the Company will receive $750 million in cash. Under the terms of the agreement, at closing TI and the Company will enter into a ten year royalty-free patent cross license, that commences on January 1, 1999. The parties have also agreed to make cash adjustments to ensure that the working capital of the acquired operations is $150 million (subject to reduction in certain circumstances) at closing.

  On June 22, 1998, the Company entered into an agreement and plan of reorganization with Rendition, Inc. ("Rendition") whereby the Company will acquire Rendition pursuant to a stock-for-stock merger. Rendition designs, develops and markets high-performance, low-cost, multi-functional graphics accelerators to the personal computer market. Pursuant to the merger, shareholders of Rendition will receive approximately 3.7 million shares of MTI common stock. The merger, approved by the Boards of Directors of both companies, requires Rendition shareholder and various regulatory approval, and is subject to other customary closing conditions.


11.  Contingencies

  Periodically, the Company is made aware that technology used by the Company in the manufacture of some or all of its products may infringe on product or process technology rights held by others. The Company has accrued a liability and charged operations for the estimated costs of settlement or adjudication of asserted and unasserted claims for infringement prior to the balance sheet date. Determination that the Company's manufacture of products has infringed on valid rights held by others could have a material adverse effect on the Company's financial position, results of operations or cash flows and could require changes in production processes and products. The Company is currently party to various other legal actions arising out of the normal course of business, none of which are expected to have a material effect on the Company's financial position or results of operations.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results
--------------------------------------------------------------------------------
of Operations
-------------

  The following discussion contains trend information and other forward looking statements (including statements regarding future operating results, future capital expenditures and facility expansion, new product introductions, technological developments, pending acquisitions and the effect thereof and industry trends) that involve a number of risks and uncertainties. The Company's actual results could differ materially from the Company's historical results of operations and those discussed in the forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those identified in "Certain Factors." This discussion should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended August 28, 1997. All period references are to the Company's fiscal periods ended May 28, 1998, February 26 1998, November 27, 1997, August 28, 1997, or May 29, 1997, unless otherwise indicated. All per share amounts are presented on a diluted basis unless otherwise stated.

OVERVIEW

  Micron Technology, Inc. and its subsidiaries (collectively the "Company" or "MTI") design, develop, manufacture and market semiconductor memory products, primarily DRAM. The Company, through its approximately 64% owned subsidiary, Micron Electronics, Inc. ("MEI"), develops, markets, manufactures and supports PC systems.

  The semiconductor industry in general, and the DRAM market in particular, is experiencing an unprecedented downturn. Since the first quarter of fiscal 1996, average selling prices of the Company's semiconductor memory products have declined by approximately 95%. These extreme market conditions, while having an adverse effect on the Company's results of operations, have also resulted in the Company being presented with various strategic opportunities. On June
18, 1998, the Company entered into an acquisition agreement with Texas Instruments Incorporated ("TI") to purchase substantially all of TI's memory operations. The Company believes that the pending acquisition will enable it to enhance its position as the most cost-effective DRAM manufacturer by leveraging its technology into the acquired facilities. However, in light of the current market conditions in the semiconductor industry, the consummation of the transaction with TI is expected to compound the effects of the market downturn on the Company and have a near term adverse effect on the Company's results of operations and cash flows. See "Pending Acquisition" and "Certain Factors."

  Pursuant to the acquisition agreement between the Company and TI, the Company will purchase substantially all of TI's memory operations through the issuance of debt and equity securities. The agreement has been approved by the Boards of Directors of the Company and TI and the closing is subject to several conditions and approvals, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. Under the terms of the agreement, upon closing TI will receive 28.9 million shares of MTI common stock, $740 million principal amount of seven-year, 6.5% notes convertible into an additional 12.3 million shares of MTI common stock, and $210 million principal amount, seven year, 6.5% subordinated notes. The Company will also assume approximately $190 million of debt associated with TI's Italian memory operations. In addition to TI's memory assets, at the closing the Company will receive $750 million in cash. Under the terms of the agreement, at closing TI and the Company will enter into a ten year royalty-free patent cross license, that commences on January 1, 1999. The parties have also agreed to make cash adjustments to ensure that the working capital of the acquired operations is $150 million (subject to reduction in certain circumstances) at closing. See "Pending Acquisition" and "Certain Factors."

  On June 22, 1998, the Company also entered into an agreement and plan of reorganization with Rendition, Inc. ("Rendition") whereby the Company will acquire Rendition pursuant to a stock-for-stock merger. Rendition designs, develops and markets high-performance, low-cost, multi-functional graphics accelerators to the personal computer market. Pursuant to the merger, shareholders of Rendition will receive approximately 3.7 million shares of MTI common stock. The merger, approved by the Boards of Directors of both companies, requires Rendition shareholder and various regulatory approval, and is subject to other customary closing conditions.

  There can be no assurance that the pending transactions with TI or Rendition will be consummated. See "Certain Factors."

RESULTS OF OPERATIONS

  Net loss for the third quarter of 1998 was $106 million, or $0.50 per share, on net sales of $610 million. For the third quarter of 1997 net income was $97 million, or $0.45 per share, on net sales of $965 million. For the first nine months of 1998, net loss was $145 million, or $0.68 per share, on net sales of $2,320 million compared to net income of $260 million, or $1.22 per share, on net sales of $2,569 million for the first nine months of 1997. The Company reported net sales of $755 million and net loss of $48 million, or $0.23 per share, for its second quarter of 1998.

  In the third quarter of 1998, the Company's semiconductor memory operations incurred an operating loss in excess of $150 million on net sales of $290 million, primarily due to continued sharp declines in average sales prices for the Company's semiconductor memory products.

  Results of operations for the first nine months of 1998 included an aggregate pretax gain of $157 million (approximately $38 million or $0.18 per share after taxes and minority interests) on MEI's sale of a 90% interest in its contract manufacturing subsidiary, Micron Custom Manufacturing Services, Inc. ("MCMS"), in February 1998 for cash proceeds of $249 million. Results of operations for the first nine months of 1997 included a pretax gain of $190 million (approximately $94 million or $0.44 per share after taxes) on the sale of a portion of the Company's holdings in MEI common stock, which decreased the Company's ownership in MEI from approximately 79% to approximately 64%. Results of operations for the first nine months of 1997 also included net after-tax gains of $13 million on sales of other investments.


  NET SALES
  ---------

                                            Third Quarter                                   Nine Months
                                --------------------------------------      ------------------------------------------
                                       1998                1997                     1998                     1997
                                --------------------------------------      ------------------------------------------
                                 Net sales    %       Net sales      %      Net sales         %      Net sales        %
                                ---------------       ----------------      -------------------      ------------------
Semiconductor memory products   $290.2      47.6      $510.7      52.9       $1,013.8      43.7      $1,254.4      48.8
PC systems                       310.3      50.9       361.8      37.5        1,151.9      49.7       1,091.0      42.5
Other                              9.4       1.5        92.5       9.6          154.3       6.6         223.9       8.7
                                ------     -----      ------     -----       --------     -----      --------     -----
    Total net sales             $609.9     100.0      $965.0     100.0       $2,320.0     100.0      $2,569.3     100.0
                                ======     =====      ======     =====       ========     =====      ========     =====

  Net sales of "Semiconductor memory products" include sales of MTI semiconductor memory products incorporated in MEI PC products, which amounted to $5.8 million and $18.2 million in the third quarters of 1998 and 1997, respectively, and $23.4 million and $42.1 million in the first nine months of 1998 and 1997, respectively. "Other" net sales for the first nine months of 1998 include revenue of approximately $123.6 million from MCMS, which was sold in February 1998.

  Total net sales in the third quarter and first nine months of 1998 decreased by 37% and 10%, respectively, as compared to the corresponding periods of 1997 principally due to the continued sharp decline in average selling prices of semiconductor memory products. The decline in net sales for these periods also reflects the sale of MCMS late in the second quarter of 1998. Total net sales for the third quarter of 1998 were 19% lower compared to the second quarter of 1998. Net sales of semiconductor memory products were relatively flat from the second quarter to the third quarter of 1998, due to a severe decrease in average selling prices offset by an increase in megabits shipped. The decrease in total net sales was primarily due to a decrease in PC sales and the sale of MCMS.

  Net sales of semiconductor memory products for the third quarter and first nine months of 1998 decreased by 43% and 19% as compared to the corresponding periods of 1997, primarily due to the continued sharp decline in average selling prices, which was partially offset by an increase in megabits of semiconductor memory products sold. Average selling prices per megabit of memory declined approximately 68% from the third quarter of 1997 to the third quarter of 1998 and 56% from the first nine months of 1997 to the first nine months of 1998.
The Company's principal memory product in the third quarter and first nine months of 1998 was the 16 Meg DRAM, which comprised approximately 78% and 83% of the net sales of semiconductor memory, respectively. Approximately

61% of the Company's DRAM revenue in the third quarter of 1998 was attributable to SDRAM products. Total megabits shipped increased by 80% and 84%, respectively, for the third quarter and first nine months of 1998 as compared to the same periods in 1997. These increases in megabits shipped were due to production increases principally resulting from shifts in the Company's mix of semiconductor memory products to a higher average density, ongoing transitions to successive reduced die size ("shrink") versions of existing memory products and enhanced manufacturing yields on existing memory products.

  Net sales of semiconductor memory products were flat from the second quarter of 1998 to the third quarter of 1998 as a 30% decline in average selling price per megabit of memory was offset by a 45% increase in megabits shipped. This increase in megabits shipped was primarily due to shifts in the Company's mix of semiconductor memory products to a higher average density, enhanced yields on existing memory products and an increase in total wafer outs.

  Net sales of PC systems were lower in the third quarter of 1998 compared to the third quarter of 1997 primarily as a result of a 15% decline in average selling prices combined with a 6% decrease in unit sales. Net sales of PC systems were 6% higher in the first nine months of 1998 compared to the first nine months of 1997 primarily as a result of an increase in non-system revenue and an 11% increase in unit sales of PC systems, partially offset by an 11% decrease in average selling prices for the Company's PC systems. Non-system revenue is revenue received from the sale of PC related products and services separate from the sale of a PC system. Net sales of PC systems for the third quarter of 1998 were 22% lower than for the second quarter of 1998 primarily as a result of a 14% decrease in unit sales.


 GROSS MARGIN
 ------------

                                                       Third Quarter                     Nine Months
                                               ----------------------------    ------------------------------
                                                  1998   % Change    1997         1998   % Change    1997
                                               ----------------------------    ------------------------------
Gross margin                                     $ 6.3     (98.0)%  $315.0       $ 239.2   (65.3)%     $689.0
 as a % of net sales                               1.0%               32.6%         10.3%                26.8%

  The Company's gross margin percentage was lower for the third quarter and first nine months of 1998 compared to the corresponding periods of 1997. The decline in gross margin percentages for these periods was principally the result of lower gross margin percentages on sales of the Company's semiconductor memory products resulting principally from a continued severe decline in average sales prices and significant write-downs of the Company's inventory of such products. The Company's gross margin percentage for the second quarter of 1998 was 3%.

  The Company's gross margin percentage on sales of semiconductor memory products for the third quarter and first nine months of 1998 was (20)% and 10%, respectively, compared to 49% and 37% for the corresponding periods of 1997. The gross margin in the third quarter of 1998 was adversely affected by a $30 million write-down of semiconductor memory products as a result of continuing price declines. In addition, the decrease in gross margin percentage on sales of semiconductor memory products for the third quarter and first nine months of 1998 compared to the corresponding periods in 1997 was primarily the result of the continuing sharp decline in average selling prices of 68% and 56%, respectively, partially offset by a decline in per unit manufacturing costs. Decreases in per unit manufacturing costs for the third quarter and first nine months of 1998 compared to the same periods in 1997 were achieved through shifts in the Company's mix of semiconductor memory products to a higher average density, transitions to shrink versions of existing products and improved manufacturing yields on existing products. The gross margin percentage on the Company's semiconductor memory products for the second quarter of 1998 was 5%. The decline in gross margin percentage for semiconductor memory products from the second quarter to the third quarter of 1998 was primarily the result of the approximate 30% decline in average selling prices per megabit of memory.

  The gross margin percentage for the Company's PC operations for the third quarter and first nine months of 1998 was 19% and 10%, respectively, compared to 15% and 17% for the corresponding periods of 1997. Average selling prices for notebook systems in the third quarter of 1998 were higher than the prices anticipated in the previous quarter's write-down of such products and as a result the gross margin in the third quarter was favorably affected by approximately $48 million of sales of these notebook systems. Absent the effects of these sales, the

Company's overall PC gross margin percentage would have been approximately 17% in the third quarter of 1998. The Company's overall PC gross margin percentage for the second quarter of 1998 was (2)%.


 SELLING, GENERAL AND ADMINISTRATIVE
 -----------------------------------

                                                       Third Quarter                    Nine Months
                                               ----------------------------    ---------------------------------
                                                  1998    % Change    1997        1998     % Change    1997
                                               ----------------------------    ---------------------------------
Selling, general and administrative              $109.0       18.0%  $92.4         $369.3      38.7%  $266.2
 as a % of net sales                               17.9%               9.6%          15.9%              10.4%


  The higher level of selling, general and administrative expenses during the third quarter and first nine months of 1998 as compared to the same periods of 1997 is primarily attributable to higher levels of advertising, personnel, technical and professional fees and other costs associated with the Company's PC operations. Selling, general and administrative expense for the third quarter and first nine months of 1998 reflect a lower level of performance based compensation than in corresponding periods of 1997. Selling, general and administrative expenses decreased by 20% in the third quarter as compared to the second quarter of 1998 primarily as the result of MEI's efforts implemented at the end of the second quarter to lower its overall cost structure.


 RESEARCH AND DEVELOPMENT
 ------------------------

                                                       Third Quarter                   Nine Months
                                               ---------------------------    -----------------------------
                                                  1998   % Change    1997       1998     % Change    1997
                                               ---------------------------    -----------------------------
Research and development                         $66.2       25.9%  $52.6        $200.0      36.4%  $146.6
 as a % of net sales                              10.9%               5.5%          8.6%               5.7%

  Research and development expenses vary primarily with the number of wafers processed, personnel costs, and the cost of advanced equipment dedicated to new product and process development. Research and development efforts are focused on advanced process technology, which is the primary determinant in transitioning to next generation products. Application of advanced process technology currently is concentrated on development of the Company's 64 Meg and 128 Meg SDRAMs, Double Data Rate (DDR), SynchLink and Rambus memory products. The Company has transitioned to SDRAM as its primary DRAM technology, and expects to transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product in the fourth quarter of calendar 1998. Other research and development efforts are devoted to the design and development of Flash, SRAM, embedded memory, RIC, flat panel displays and PC systems.

  The Company anticipates completion of the transition from .30(mu) to .25(mu) in calendar 1998 and the transition from .25(mu) to .21(mu) in calendar 1999 and anticipates that process technology will move to line widths of .18(mu) and
 .15(mu) in the next few years as needed for the development of future generation semiconductor products.

OTHER OPERATING EXPENSE (INCOME)
--------------------------------

  Other operating expense for the first nine months of 1998 includes charges associated with PC operations of $13 million resulting from employee termination benefits and consolidation of domestic and international operations and $5 million from the write-off of software development costs, as well as $9 million related to the disposal and write-down of semiconductor memory operations equipment.

INCOME TAXES
------------

  The effective rate of the tax benefit in the third quarter and first nine months of 1998 was 39% and 34%, respectively. The effective rate for the provision of income taxes was 40% and 44%, respectively, for the corresponding periods of 1997. The effective tax rate primarily reflects 1) the statutory corporate income tax rate and the net effect of state taxation, 2) the effect of taxes on the parent of the earnings or loss by domestic subsidiaries not consolidated with the Company for federal income tax purposes and 3) in the second quarter of 1998, the impact of the write-off of a $4 million deferred tax asset relating to the Company's consolidation of its NetFRAME enterprise server operations. Because MTI provides for tax on the earnings of domestic subsidiaries not consolidated for tax purposes, the effective rate may vary significantly from period to period.

RECENTLY ISSUED ACCOUNTING STANDARDS

  Recently issued accounting standards include Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," issued by the Financial Accounting Standards Board ("FASB") in February 1997, SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," issued by the FASB in June 1997. SFAS No. 128 was first effective for the Company for its interim period ended February 26, 1998. Basic and diluted earnings per share pursuant to the requirements of SFAS No. 128 are presented on the face of the income statement and in the notes
to the financial statements.   Descriptions of SFAS No. 130 and SFAS No. 131 are
included in the notes to the financial statements.


LIQUIDITY AND CAPITAL RESOURCES

  As of May 28, 1998, the Company had cash and liquid investments totaling $708 million, representing a decrease of $280 million during the first nine months of 1998. As of May 28, 1998, approximately $340 million of the Company's consolidated cash and liquid investments was held by MEI. Cash generated by MEI is not readily available or anticipated to be available to finance operations or other expenditures of MTI.

  The Company's principal sources of liquidity during the first nine months of 1998 were net cash proceeds totaling $236 million from the sale of a 90% interest in MEI's contract manufacturing subsidiary, MCMS, and net cash flow from operations of $125 million. The principal uses of funds in the first nine months of 1998 were $564 million for property, plant and equipment and $132 million for repayments of equipment contracts and debt.

  The Company believes that in order to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. The Company currently estimates it will spend approximately $900 million in 1998 for purchases of equipment and construction and improvement of buildings at the Company's existing facilities. As of May 28, 1998, the Company had entered into contracts extending into 2000 for approximately $500 million for equipment purchases and approximately $25 million for the construction of facilities. Should the Company elect to cancel its outstanding equipment purchase commitments, the Company could be subject to cancellation fees in excess of $200 million. In addition to the pending acquisition of TI's memory operations, the Company continues to evaluate possible acquisitions and strategic alliances.

  Cash flows from operations for the first nine months of 1998 were significantly lower than cash flows from operations for the first nine months of 1997. Cash flows from operations are significantly affected by average selling prices and variable cost per unit for the Company's semiconductor memory products. For the first nine months of 1998, the rate of decline in average selling prices for semiconductor memory products surpassed the rate at which the Company was able to decrease costs per megabit, and as a result the Company's cash flows have been significantly and adversely affected. In the event current market conditions continue, the Company does not expect to have sufficient internal sources of liquidity to effect its current operational plan and will need to secure additional financing from external sources. The Company is currently evaluating a number of financing alternatives. The Company has a $1 billion shelf registration statement under which $500 million in convertible subordinated notes were issued in July 1997 and under which the Company may issue from time to time up to an additional $500 million in debt or equity securities. There can be no assurance that external sources of liquidity will be available to fund the Company's ongoing operations.

  MTI has a $500 million revolving credit agreement expiring May 2000. The agreement contains certain restrictive covenants pertaining to the Company's semiconductor operations, including a minimum fixed charge coverage ratio and a maximum operating loss covenant. As of May 28, 1998, MTI had no borrowings outstanding under the agreement. On June 16, 1998, the Company amended the agreement to collateralize the facility with certain accounts receivable, inventory and equipment at its Boise facility and retroactively modify the maximum operating loss covenant for the third quarter of 1998. There can be no assurance that the Company will be able to meet the terms of the covenants and conditions in the agreement, borrow under the agreement, renegotiate a satisfactory new agreement or replace the existing agreement with a satisfactory replacement.

  MEI has an aggregate of $110 million in revolving credit agreements, including a $100 million unsecured revolving credit facility expiring in June 2001, which contain certain restrictive covenants pertaining to MEI's operations, including a minimum EBITDA covenant, certain minimum financial ratios and limitations on the amount of dividends declared or paid by MEI. As of May 28, 1998, MEI had aggregate borrowings of approximately $6 million outstanding under its credit agreements.

  Pursuant to the terms of the Company's acquisition agreement with TI, upon closing of the transaction the Company will receive $750 million in cash. In addition, the Company and TI have agreed to make cash adjustments to ensure that the working capital of the acquired operations is $150 million (subject to reduction in certain circumstances). As part of the transaction the Company will also issue notes in an aggregate principal amount of $950 million and assume approximately $190 million of indebtedness related to TI's Italian memory operations. If the acquisition is consummated, the Company currently estimates it will spend approximately $1 billion over the next three years, primarily for equipment, to upgrade the acquired facilities. There can be no assurance, however, that the pending transaction with TI will be consummated. See "Certain Factors" and "Pending Acquisition."


PENDING ACQUISITION

  On June 18, 1998, the Company entered into an acquisition agreement with TI, to purchase substantially all of TI's memory operations and assume certain related liabilities. The agreement has been approved by the Boards of Directors of the Company and TI and the closing of the transaction is subject to several conditions and approvals, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. Under the terms of the agreement, upon closing of the transaction TI will receive approximately 28.9 million shares of MTI common stock, $740 million principal amount of convertible subordinated notes (the "Convertible Notes") and $210 million principal amount of subordinated notes (the "Subordinated Notes"). The Company will also assume approximately $190 million of debt associated with TI's Italian memory operations. In addition to TI's memory assets, upon closing the Company will receive $750 million in cash. Under the terms of the agreement, at closing TI and the Company will enter into a ten year royalty-free patent cross license, that commences on January 1, 1999. The parties have also agreed to make cash adjustments to ensure that the working capital of the acquired operations is $150 million (subject to reduction in certain circumstances) at closing.

  The MTI common stock and Convertible Notes to be issued in the transaction will not be registered under the Securities Act of 1933 and will therefore be subject to certain restrictions on resale. The Company and TI are expected to enter into a Securities Rights and Restrictions Agreement as part of the transaction which will provide TI with certain registration rights and place certain restrictions on TI's voting rights and other activities with respect to MTI shares. TI's registration rights will begin six months after closing of the transaction. The Convertible Notes and the Subordinated Notes to be issued in the transaction will both bear interest at the rate of 6.5% and have a term of seven years. The Convertible Notes will be convertible into approximately 12.3 million shares of MTI Common Stock at a conversion price of $60 per share, and will be pari passu in right of payment with the Company's outstanding 7% Convertible Subordinated Notes due July 1, 2004 (the "Existing Notes"). The Subordinated Notes will be subordinated to the Convertible Notes, the Existing Notes and substantially all the Company's other indebtedness.

  The assets to be acquired by the Company in the transaction include: TI's wafer fabrication operations in Avezzano, Italy; assembly/test operations in Singapore; and wafer fabrication facility in Richardson, Texas. TI closed its Richardson memory manufacturing operation in June 1998. The Company expects to offer employment to most of the remaining TI memory employees. Also included in the pending acquisition is TI's interest in two joint ventures: TECH Semiconductor Singapore ("TECH"), owned by TI, Canon, Inc., Hewlett-Packard Company, and the Singapore Economic Development Board; and KTI Semiconductor ("KTI") in Japan owned by

TI and Kobe Steel, Ltd. TI has an approximate 30% interest in Tech and a 25% interest in KTI and has rights to 100% of the production of each joint venture.

  The Company believes that the pending acquisition will enable it to enhance its position as the most cost-effective DRAM manufacturer by leveraging its technology into existing facilities, including the joint ventures. The Company expects the transfer of its product and process technology into the acquired facilities (wholly-owned and joint venture) will take approximately 12 to 18 months from closing of the transaction. Until such time as the Company is able to complete the transfer of its product and process technology into the acquired facilities, it is expected that the per unit costs associated with products manufactured at the acquired facilities will significantly exceed the per unit costs of products manufactured at the Company's Boise facility. As a result, absent a change in current market conditions, it is expected that consummation of the transaction with TI will have a near term adverse impact upon the Company's results of operations and cash flows.

  The transaction is subject to several conditions, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. In particular, the Company and TI need to obtain the consent of the Italian government as well as each of the partners and bank syndicates to the TECH and KTI joint ventures. The transaction is also subject to customary regulatory approvals (including Hart-Scott-Rodino and European antitrust reviews). If these conditions are met, the transaction is expected to close in the second half of calendar 1998. There can be no assurance, however, that the pending transaction with TI will be consummated. See "Certain Factors."

CERTAIN FACTORS

  In addition to the factors discussed elsewhere in this Form 10-Q and in the Company's Form 10-K for the fiscal year ended August 28, 1997, the following are important factors which could cause actual results or events to differ materially from those contained in any forward looking statements made by or on behalf of the Company.

  The Company has entered into an acquisition agreement with TI to purchase substantially all of TI's memory operations and assume certain related liabilities, but this transaction has not yet been consummated. The transaction is subject to several conditions, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. In particular, the Company and TI need to obtain the consent of the Italian government as well as each of the partners and bank syndicates to the TECH and KTI joint ventures. The transaction is subject to customary regulatory approvals (including Hart-Scott-Rodino and European antitrust reviews). There can be no assurance that the conditions required to effect the transition will be met and that the transaction will ever be consummated.

  The integration and successful operation of the pending business to be acquired is dependent upon a number of factors, including, but not limited to: the Company's ability to transfer its product and process technology into the acquired facilities in a timely and cost-effective manner; the availability of sufficient funds to upgrade certain equipment at the facilities, particularly should the actual cost exceed the Company's current estimate; the ability of TECH and KTI to restructure each of their existing financing arrangements and secure adequate additional financing to provide equipped facilities capable of utilizing MTI's manufacturing processes; the Company's receipt of adequate assistance, service and support from TI during the transition period following consummation of the transaction; the Company's ability to effectively manage global semiconductor manufacturing operations and distribution channels and expand its sales and marketing programs; the Company's ability to retain key employees of the acquired operations; the Company's success in transitioning the key business relationships from TI's memory operations to the Company; the Company's ability to implement and/or integrate information systems capable of handling the expanded operations, including year 2000 compliance; and the Company's ability to successfully integrate differing management structures, all of which require significant management time and resources. In addition, the long-term successful operation of the pending business to be acquired is dependent upon the market for the Company's semiconductor memory products and the Company's long-term ability to reduce manufacturing costs at a rate commensurate with the decline in average selling prices for such products.

  If consummated, it is expected that the pending acquisition will substantially increase the Company's share of the worldwide DRAM market, and as a result the Company would become even more sensitive to fluctuations in pricing for semiconductor memory products. Many customers prefer multiple sources of supply for semiconductor memory products, therefore the Company may not retain all of TI's semiconductor memory market as some of TI's customers are currently customers of the Company. It may become difficult to increase the Company's customer base to a level required to sell the expected increase in production of semiconductor memory products as a result of the transfer of its product and process technology into the TI semiconductor memory production facilities. If the Company is successful in the transfer of its product and process technology into the acquired production facilities the amount of worldwide semiconductor memory capacity could increase, resulting in further downward pricing pressure on the Company's semiconductor memory products.

  The pending acquisition is expected to have a significant effect on the Company's future results of operations and cash flows, including, but not limited to: a considerable negative impact on gross margin in the near term due in part to significantly higher per unit manufacturing costs at the acquired facilities; costs related to the assimilation of the acquired operations; increased interest expense associated with the Convertible Notes and Subordinated Notes to be issued and the Italian debt to be assumed in the transaction; an increase in capital spending relating to the newly acquired facilities; and the potential for further downward pressure on the average selling prices the Company receives on its semiconductor memory products. The Company will account for the pending acquisition as a purchase, which could result in a write-off related to in-process research and development at the time of closing of the acquisition and the creation of intangible assets that could result in significant future amortization expense.

  The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are the Company's primary semiconductor memory products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time, as evidenced by the 75% decline in average selling prices for the Company's semiconductor memory products for 1997 and the sequential 25%, 26% and 30% declines in average selling prices in the first, second and third quarters of 1998 as compared to the preceding quarters.

  The selling prices for the Company's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in average selling prices for the Company's semiconductor memory products. For most of fiscal 1997 the rate at which the Company was able to decrease per unit manufacturing costs exceeded the rate of decline in average selling prices, due mainly to a transition to a higher density product.
However, in the fourth quarter of 1997 and the first nine months of 1998 the Company was unable to decrease per unit manufacturing costs at a rate
commensurate with the decline in average selling prices.   In the event that
average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company could be materially adversely affected in its operations, cash flows and financial condition. The amount of capacity to be placed into production and future yield improvements by the Company and its competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

  In the event that average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company would likely be required to make changes in its operations, including but not limited to, reduction of the amount or changes in the timing of its capital expenditures, renegotiation of existing debt agreements, reduction of production and workforce levels, reduction of research and development, or changes in the products produced.

  Worldwide semiconductor pricing can be and has been influenced by currency fluctuations. In the last twelve months the Korean Won, the New Taiwan Dollar and the Japanese Yen were devalued significantly, dropping approximately 55%, 24% and 21%, respectively, compared to the U.S. dollar. The Company believes the Asian economic crisis, particularly in Korea, has prompted Asian competitors to price DRAM products significantly lower in an attempt to increase exports and realize U.S. dollars to service their near term debts. The Company believes these currency devaluations may have a significant adverse impact on DRAM pricing if the Company's Asian competitors effectively offer products at significantly lower prices as a result of their respective currency devaluations. While the Company cannot predict the overall impact of the Asian currency devaluations, the Company's products may be subject to further downward pricing pressure. If average selling prices for semiconductor memory products continue to decline, the Company's results of operations and cash flow will continue to be adversely affected.

  Approximately 68% of the Company's sales of semiconductor memory products during the third quarter of 1998 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for the Company's semiconductor memory products. The Company is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for the Company's semiconductor memory products. In recent periods the PC industry has seen a shift in demand towards sub-$1000 PCs. While the Company cannot predict with any degree of accuracy the future impact on the PC and semiconductor industry of this shift, possible effects include, but are not limited to, further downward pricing pressure on PC systems and further downward pricing pressure on semiconductor memory products.

  The Company's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly MEI. MEI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, MEI's ability to accurately forecast demand and selling prices for its PC products, fluctuating market pricing for PCs and semiconductor memory products, seasonal government purchasing cycles, inventory obsolescence, MEI's ability to effectively manage inventory levels, changes in product mix, manufacturing and production constraints, fluctuating component costs, the effects of product reviews and industry awards, critical component availability, seasonal cycles common in the PC industry and the timing of new product introductions by MEI and its competitors. Changing circumstances, including but not limited to, changes in the Company's core operations, uses of capital, strategic objectives and market conditions, could result in the Company changing its ownership interest in its subsidiaries.

  The Company is engaged in ongoing efforts to enhance its semiconductor production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that the Company will be able to maintain or approximate increases in megabit production at a level approaching that experienced in recent periods or that the Company will not experience decreases in production volume as it attempts to implement future technologies. Further, from time to time, the Company experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. The Company's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

  The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's transition to SDRAM products reached approximately 70% of DRAM wafer starts at the end of the third quarter of 1998. The Company's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in the fourth quarter of calendar 1998. It is not unusual to encounter difficulties in manufacturing while transitioning to shrink versions of existing products or new generation
products.   Future gross margins will be adversely impacted if the Company is unable to efficiently transition to shrink versions of the 64 Meg SDRAM.

  DRAM manufacturers generally have substantial ongoing capital requirements to maintain or increase manufacturing capacity. Historically, the Company has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. The Company's cash flows from operations are significantly affected by average selling prices and variable cost per megabit for the Company's semiconductor memory products. For the first nine months of 1998, the rate of decline in average selling prices for semiconductor memory products surpassed the rate at which the Company was able to decrease costs per megabit, and as a result the Company's cash flows have been significantly and adversely affected. If for any extended period of time average selling prices decline faster than the rate at which the Company is able to decrease per unit manufacturing costs, the Company may not be able to
generate sufficient cash flows from operations to sustain operations.   The
Company anticipates that it will spend approximately $900 million in fiscal 1998 for purchases of equipment and construction and improvement of buildings at the Company's existing facilities. However, in the event current market conditions continue, the Company does not expect to have sufficient internal sources of liquidity to effect its current operational plan and will need to secure additional financing from external sources. The Company has a $500 million revolving credit agreement, which is available to finance its semiconductor operations. However, the agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio and a maximum operating losses covenant. On June 16, 1998, the Company amended the agreement to collateralize the facility with certain accounts receivable, inventory and equipment at its Boise facility and modify the maximum operating loss covenant for the third quarter of 1998. There can be no assurance that the Company will be able to meet the terms of the covenants and conditions in the agreement, borrow under the agreement, renegotiate a satisfactory new agreement, or replace the existing agreement with a satisfactory replacement, in which event the Company may not have access to the credit facility. Cash generated by, and credit lines available to, MEI are not anticipated to be available to finance other MTI operations. The Company is currently evaluating a number of financing alternatives. There can be no assurance that external sources of liquidity will be available to fund the Company's ongoing operations or the Company's capacity enhancement program. The failure to obtain financing would hinder the Company's ability to make continued investments in its capacity enhancement program, which could materially adversely affect the Company's business and results of operations.

  Completion of the Company's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in average selling prices for semiconductor memory products. As of May 28, 1998, the Company had invested approximately $700 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.6 billion. Completion of the Lehi production facilities is dependent upon market conditions. Test capacity previously expected to be provided by the Lehi facility in 1998 has been further delayed and the Company does not plan to complete the Lehi facility until market conditions warrant. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital and production facilities. There can be no assurance that the Company will be able to fund the completion of the Lehi manufacturing facility. The failure by the Company to complete the facility would likely result in the Company being required to write off all or a portion of the facility's cost, which could have a material adverse effect on the Company's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that the Company can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

  The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others. The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company. Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as the Company engages in worldwide operations and adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, the Company has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
-------------------------------------------------------------------

  Substantially all of the Company's liquid investments and long-term debt are at fixed interest rates, and therefore the fair value of these instruments is affected by changes in market interest rates. However, substantially all of the Company's liquid investments mature within one year. As a result, the Company believes that the market risk arising from its holdings of financial instruments is minimal.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K
-----------------------------------------


(a)  The following are filed as a part of this report:

  Exhibit
  Number    Description of Exhibit
  ------    ----------------------
     2.1    Acquisition Agreement dated June 18, 1998 between Micron Technology,
            Inc. and Texas Instruments Incorporated.

    10.110  1994 Stock Option Plan

    10.113  Nonstatutory Stock Option Plan

    10.123 Third Amendment to First Amended and Restated Credit Agreement dated May 28, 1998, among the Company and several financial institutions

    10.124 Fourth Amendment to First Amended and Restated Credit Agreement dated June 16, 1998, among the Company and several financial institutions

    27      Financial Data Schedule

(b) The registrant did not file any reports on Form 8-K during the fiscal quarter ended May 28, 1998.

                                    SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Micron Technology, Inc.
                              -----------------------
                              (Registrant)



Dated: July 13, 1998          /s/ Wilbur G. Stover, Jr.
                              -------------------------
                              Wilbur G. Stover, Jr., Vice President of Finance
                              and Chief Financial Officer (Principal Financial
                              and Accounting Officer)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors or stockholders to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action. Section 11 of Micron's Certificate and Article VII of Micron's Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law. Micron has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits:


      EXHIBIT NO.                          DESCRIPTION
      -----------                          -----------


            2.1          --  Agreement and Plan of Reorganization dated as of
                             June 22, 1998, between Micron and Rendition
                             (included as Appendix A to the Proxy
                             Statement/Prospectus). The following Exhibits to the Reorganization Agreement are included as separate Exhibits to this Registration Statement:
                             Exhibit 1.1 - Agreement of Merger (see Exhibit 2.2); Exhibit 1.5 - Escrow Agreement (see Exhibit 4.1); Exhibit 4.18 - Non-Competition Agreement (see
                             Exhibit 10.1); Exhibit 4.5.1(b) - Rendition
                             Affiliate Agreement (see Exhibit 4.3); Exhibit 4.5.1(c) - Certificate and Agreement of Rendition Affiliates (see Exhibit 4.4); Exhibit 4.5.2 - Rendition Voting Agreement (see Exhibit 4.2);
                             Exhibit 5.6(b) - Micron Affiliate Agreements (see
                             Exhibit 10.6). The other exhibits to the Reorganization Agreement are not included as Exhibits to this Registration Statement either because they do not contain information which is material to an investment decision or because they contain only information that is disclosed in the Reorganization Agreement or this Registration Statement. A list briefly identifying the contents of all omitted exhibits is incorporated herein by reference to page 53 of the Reorganization Agreement. Micron agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibits.

            2.2          --  Form of Agreement of Merger between Micron and
                             Rendition (included as Appendix B to the Proxy Statement/Prospectus).

           3.1     --  Certificate of Incorporation of Micron, as amended.
                       Incorporated herein by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1995.

           3.2     --  Bylaws of Micron, as amended. Incorporated herein by
                       reference to Micron's Registration Statement on Form S-3 (Reg. No. 333-57973).

          *4.1     --  Form of Indemnity and Escrow Agreement dated as of June
                       22, 1998, among Micron, Rendition, John Zucker (as
                       Rendition Shareholder Representative), certain shareholders of Rendition and Norwest Bank Minnesota,
                       N.A. (as Escrow Agent).

          *4.2     --  Agreement Regarding Voting of Shares of Rendition, dated as of June 22, 1998, among Micron and certain shareholders of Rendition.

          *4.3     --  Rendition Affiliate Agreement, dated as of June 22, 1998, among Micron, Rendition, and each of the affiliates of Rendition.

          *4.4     --  Certificate and Agreement, dated as of June 22, 1998,
                       executed by each of the affiliates of Rendition.

          +5.1     --  Opinion of Holland & Hart LLP regarding the legality of the securities offered.

          +8.1     --  Tax Opinion of Fenwick & West LLP.

          +8.2     --  Tax Opinion of Holland & Hart LLP.

         *10.1     --  Agreement Not to Compete or Solicit dated as of June 22,
                       1998, between Micron and John Zucker, the Chief Executive
                       Officer of Rendition.

        *10.2      --  Severance Agreement, dated as of June 22, 1998, between
                       Micron and John Zucker, the Chief Executive Officer of
                       Rendition.

        *10.3      --  Severance Agreement, dated as of June 22, 1998, between
                       Micron and John Payne, President and Chief Operating
                       Officer of Rendition.

        *10.4      --  Severance Agreement, dated as of June 22, 1998, between
                       Micron and Laura Perrone, Vice President and Chief
                       Financial Officer of Rendition.

        *10.5      --  Form of Severance Agreement entered into between Micron and each of the following officers of Rendition: Jim
                       Peterson (Chief Technical Officer), Jay Eisenlohr (Vice
                       President for Business

                        Development), Robert Mullis (Vice President for Software Engineering), Mike McGregor (Vice President Hardware Engineering) and Patrick Little (Vice President of Sales and Marketing).

            *10.6   --  Form of Micron Affiliate Agreement, to be executed by
                        Micron, Rendition and each of the affiliates of Micron.

           ++10.7   --  Amended and Restated Micron 1994 Stock Option Plan.
                        Incorporated by reference to Micron's Registration
                        Statement on Form S-8 (Reg. No. 333-50353).

             10.8   --  Acquisition Agreement, dated June 18, 1998, between
                        Micron and TI. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

           ++10.9   --  Amended and Restated Micron Nonstatutory Stock Option
                        Plan. Incorporated by reference to Micron's Registration
                        Statement on Form S-8 (Reg. No. 333-50353).

             10.10  --  Third Amendment to First Amended and Restated Credit
                        Agreement dated May 28, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

             10.11  --  Fourth Amendment to First Amended and Restated Credit
                        Agreement dated June 16, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

             10.12  --  Second Amendment to First Amended and Restated Revolving
                        Credit Agreement dated February 26, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 26, 1998.

           ++10.13  --  Form of Indemnification Agreement between Micron and its officers and directors. Incorporated by reference to Micron's Proxy Statement for the 1986 Annual Meeting of Stockholders of Micron.

           ++10.14  --  Board Resolution regarding stock and bonus plan vesting schedules in the event of change in control of Micron. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1989.

                ++10.15  --  Additional provisions related to Management Bonus
                             Arrangements for Certain Executive Officers.
                             Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1989.

                ++10.16  --  Amended and Restated 1985 Incentive Stock Option
                             Plan. Incorporated by reference to Micron's
                             Registration Statements on Forms S-8 (Reg. Nos. 33-38665, 33-38926, and 33-52653).

                  10.17  --  Real Estate Agreement and Addendum dated May 29,
                             1991, between Micron and Thomas T. Nicholson, Allen
                             T. Noble, Don J. Simplot, J. R. Simplot, Ronald C. Yanke, Semienterprises, a partnership and Macron, a partnership. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended September 3, 1992.

                ++10.18  --  Form of Management bonus arrangements for Executive
                             Officers of Micron, and Micron Semiconductor, Inc., for 1994. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended September 2, 1993.

                ++10.19  --  Micron Executive Bonus Plan. Incorporated by
                             reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1995.

                ++10.20  --  Micron Form of Severance Agreement. Incorporated by
                             reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 1996.

                ++10.21  --  Micron 1997 Nonstatutory Stock Option Plan.
                             Incorporated by reference to Micron's Registration Statement on Form S-8 (Reg. No. 333-50353).

                  10.22  --  Registration Rights Agreement dated as of June 28,
                             1996, between Micron and Canadian Imperial Bank of Commerce. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                  10.23  --  Registration Rights Agreement dated as of July 29,
                             1996, between Micron and Canadian Imperial Bank of Commerce. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                  10.24  --  Irrevocable Proxy dated June 28, 1996, by Canadian
                             Imperial Bank of Commerce in favor of Micron. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                  10.25  --  Irrevocable Proxy dated July 29, 1996, by J. R.
                             Simplot Company in favor of Micron. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                ++10.26  --  Form of Agreement and Amendment to Severance
                             Agreement between Micron and its executive officers. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 1997.

                  10.27  --  First Amended and Restated Credit Agreement dated
                             May 28, 1997, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 1997.

                  10.28  --  Indenture, dated as of June 15, 1997, between
                             Micron and the Trustee, relating to Micron's subordinated debt securities. Incorporated by reference to Micron's Report on Form 8-K filed on July 3, 1997.

                  10.29  --  Supplemental Trust Indenture, dated as of June 15,
                             1997, between Micron and the Trustee, relating to the Notes (including the form of Note). Incorporated by reference to Micron's Report on Form 8-K filed on July 3, 1997.

                  10.30  --  Micron Quantum Devices, Inc. 1996 Stock Option
                             Plan. Incorporated by reference to Micron's
                             Registration Statement on Form S-8 (Reg. No. 333-50353).

               +++10.31  --  Micron 1998 Nonstatutory Stock Option Plan.

                  +21.1  --  Subsidiaries of Micron.

                  +23.1  --  Consent of PricewaterhouseCoopers LLP.

                  +23.2  --  Consent of Ernst & Young LLP.

                  +23.3  --  Consent of Holland & Hart LLP (included in Exhibits
                             5.1 and 8.2 hereof).

                  +23.4  --  Consent of Fenwick & West LLP (included in Exhibit
                             8.1 hereof).

                  *23.5  --  Consent of Donaldson, Lufkin & Jenrette Securities
                             Corporation.

                    *24  --  Power of Attorney (included on the signature page to this Registration Statement).

               +99.1  --  Proxy for Rendition Special Meeting.
  ------------------

* Previously filed with the original Registration Statement on July 29, 1998. + Filed herewith.
++ Management contract or compensatory plan.

(b)  Financial Statement Schedules:

     None required.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 25th day of August, 1998.
                              MICRON TECHNOLOGY, INC.

                              /s/ Wilbur G. Stover, Jr.
                              -------------------------
                              By:  Wilbur G. Stover, Jr.
                                   Vice President of Finance,
                                   and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                      Date
---------                          -----                                      ----

/s/ Steven R. Appleton*            Chairman of the Board, Chief Executive     August 25th, 1998
---------------------------------  Officer and President (Principal
Steven R. Appleton                 Executive Officer)

/s/ Wilbur G. Stover, Jr.          Vice President of Finance and Chief        August 25th, 1998
---------------------------------  Financial Officer (Principal Financial
Wilbur G. Stover, Jr.              and Accounting Officer)

/s/ James W. Bagley*               Director                                   August 25th, 1998
---------------------------------
James W. Bagley

/s/ Jerry M. Hess*                 Director                                   August 25th, 1998
---------------------------------
Jerry M. Hess

/s/ Robert A. Lothrop*             Director                                   August 25th, 1998
---------------------------------
Robert A. Lothrop

/s/ Thomas T. Nicholson*           Director                                   August 25th, 1998
---------------------------------
Thomas T. Nicholson

/s/ Don J. Simplot*                Director                                   August 25th, 1998
---------------------------------
Don J. Simplot

/s/ John R. Simplot*               Director                                   August 25th, 1998
---------------------------------
John R. Simplot

/s/ Gordon C. Smith*               Director              August 25th, 1998
---------------------------------
Gordon C. Smith

---------------------------------  Director              August 25th, 1998
William P. Weber

* By: /s/ Wilbur G. Stover, Jr.
     ----------------------------
          (Attorney-in-Fact)

                                 EXHIBIT INDEX
                                 -------------

           EXHIBIT NO.           DESCRIPTION
           -----------           -----------


                 2.1     --  Agreement and Plan of Reorganization dated as of
                             June 22, 1998, between Micron and Rendition
                             (included as Appendix A to the Proxy
                             Statement/Prospectus). The following Exhibits to the Reorganization Agreement are included as separate Exhibits to this Registration Statement:
                             Exhibit 1.1 - Agreement of Merger (see Exhibit 2.2); Exhibit 1.5 - Escrow Agreement (see Exhibit 4.1); Exhibit 4.18 - Non-Competition Agreement (see
                             Exhibit 10.1); Exhibit 4.5.1(b) - Rendition
                             Affiliate Agreement (see Exhibit 4.3); Exhibit 4.5.1(c) - Certificate and Agreement of Rendition Affiliates (see Exhibit 4.4); Exhibit 4.5.2 - Rendition Voting Agreement (see Exhibit 4.2);
                             Exhibit 5.6(b) - Micron Affiliate Agreements (see
                             Exhibit 10.6). The other exhibits to the Reorganization Agreement are not included as Exhibits to this Registration Statement either because they do not contain information which is material to an investment decision or because they contain only information that is disclosed in the Reorganization Agreement or this Registration Statement. A list briefly identifying the contents of all omitted exhibits is incorporated herein by reference to page 53 of the Reorganization Agreement. Micron agrees to furnish supplementally to the Commission, upon request, a copy of any omitted exhibits.

                 2.2     --  Form of Agreement of Merger between Micron and
                             Rendition (included as Appendix B to the Proxy Statement/Prospectus).

                 3.1     --  Certificate of Incorporation of Micron, as amended.
                             Incorporated herein by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1995.

                 3.2     --  Bylaws of Micron, as amended. Incorporated herein
                             by reference to Micron's Registration Statement on Form S-3 (Reg. No. 333-57973).

                *4.1     --  Form of Indemnity and Escrow Agreement dated as of
                             June 22, 1998, among Micron, Rendition, John Zucker
                             (as Rendition Shareholder Representative), certain
                             shareholders of Rendition and Norwest Bank
                             Minnesota, N.A. (as Escrow Agent).
                *4.2     --  Agreement Regarding Voting of Shares of Rendition,
                             dated as of June 22, 1998, among Micron and certain shareholders of Rendition.

                 *4.3     --  Rendition Affiliate Agreement, dated as of June
                              22, 1998, among Micron, Rendition, and each of the affiliates of Rendition.

                 *4.4     --  Certificate and Agreement, dated as of June 22,
                              1998, executed by each of the affiliates of Rendition.

                 +5.1     --  Opinion of Holland & Hart LLP regarding the
                              legality of the securities offered.

                 +8.1     --  Tax Opinion of Fenwick & West LLP.

                 +8.2     --  Tax Opinion of Holland & Hart LLP.

                *10.1     --  Agreement Not to Compete or Solicit dated as of
                              June 22, 1998, between Micron and John Zucker, the
                              Chief Executive Officer of Rendition.

                *10.2     --  Severance Agreement, dated as of June 22, 1998,
                              between Micron and John Zucker, the Chief
                              Executive Officer of Rendition.

                *10.3     --  Severance Agreement, dated as of June 22, 1998,
                              between Micron and John Payne, President and Chief
                              Operating Officer of Rendition.

                *10.4     --  Severance Agreement, dated as of June 22, 1998,
                              between Micron and Laura Perrone, Vice President and Chief Financial Officer of Rendition.

                *10.5     --  Form of Severance Agreement entered into between
                              Micron and each of the following officers of
                              Rendition: Jim Peterson (Chief Technical Officer),
                              Jay Eisenlohr (Vice President for Business
                              Development), Robert Mullis (Vice President for
                              Software Engineering), Mike McGregor (Vice
                              President Hardware Engineering) and Patrick Little
                              (Vice President of Sales and Marketing).

                *10.6     --  Form of Micron Affiliate Agreement, to be executed
                              by Micron, Rendition and each of the affiliates of Micron.

               ++10.7     --  Amended and Restated Micron 1994 Stock Option
                              Plan. Incorporated by reference to Micron's
                              Registration Statement on Form S-8 (Reg. No. 333-
                              50353).

                 10.8     --  Acquisition Agreement, dated June 18, 1998,
                              between Micron and TI. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

               ++10.9    --  Amended and Restated Micron Nonstatutory Stock
                             Option Plan. Incorporated by reference to Micron's
                             Registration Statement on Form S-8 (Reg. No. 333-
                             50353).

                10.10    --  Third Amendment to First Amended and Restated
                             Credit Agreement dated May 28, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

                10.11    --  Fourth Amendment to First Amended and Restated
                             Credit Agreement dated June 16, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 1998.

                10.12    --  Second Amendment to First Amended and Restated
                             Revolving Credit Agreement dated February 26, 1998, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 26, 1998.

              ++10.13    --  Form of Indemnification Agreement between Micron
                             and its officers and directors. Incorporated by reference to Micron's Proxy Statement for the 1986
                             Annual Meeting of Stockholders of Micron.

              ++10.14    --  Board Resolution regarding stock and bonus plan
                             vesting schedules in the event of change in control of Micron. Incorporated by reference to Micron's
                             Annual Report on Form 10-K for the fiscal year ended August 31, 1989.

              ++10.15    --  Additional provisions related to Management Bonus
                             Arrangements for Certain Executive Officers.
                             Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1989.

              ++10.16    --  Amended and Restated 1985 Incentive Stock Option
                             Plan. Incorporated by reference to Micron's
                             Registration Statements on Forms S-8 (Reg. Nos. 33-
                             38665, 33-38926, and 33-52653).

                10.17    --  Real Estate Agreement and Addendum dated May 29,
                             1991, between Micron and Thomas T. Nicholson, Allen
                             T. Noble, Don J. Simplot, J. R. Simplot, Ronald C. Yanke, Semienterprises, a partnership and Macron, a partnership. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended September 3, 1992.

              ++ 10.18   --  Form of Management bonus arrangements for Executive
                             Officers of Micron, and Micron Semiconductor, Inc., for 1994. Incorporated by reference to Micron's
                             Annual Report on Form 10-K for the fiscal year ended September 2, 1993.

              ++ 10.19   --  Micron Executive Bonus Plan. Incorporated by
                             reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 31, 1995.

              ++ 10.20   --  Micron Form of Severance Agreement. Incorporated by
                             reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 1996.

              ++ 10.21   --  Micron 1997 Nonstatutory Stock Option Plan.
                             Incorporated by reference to Micron's Registration
                             Statement on Form S-8 (Reg. No. 333-50353).

                 10.22   --  Registration Rights Agreement dated as of June 28,
                             1996, between Micron and Canadian Imperial Bank of Commerce. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                 10.23   --  Registration Rights Agreement dated as of July 29,
                             1996, between Micron and Canadian Imperial Bank of Commerce. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                 10.24   --  Irrevocable Proxy dated June 28, 1996, by Canadian
                             Imperial Bank of Commerce in favor of Micron. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                 10.25   --  Irrevocable Proxy dated July 29, 1996, by J. R.
                             Simplot Company in favor of Micron. Incorporated by reference to Micron's Annual Report on Form 10-K for the fiscal year ended August 29, 1996.

                 10.26   --  Form of Agreement and Amendment to Severance
                             Agreement between Micron and its executive officers. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended February 27, 1997.

                 10.27   --  First Amended and Restated Credit Agreement dated
                             May 28, 1997, among Micron and several financial institutions. Incorporated by reference to Micron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 1997.

                 10.28   --  Indenture, dated as of June 15, 1997, between
                             Micron and the Trustee, relating to Micron's subordinated debt securities.

                          Incorporated by reference to Micron's Report on Form 8-K filed on July 3, 1997.

               10.29  --  Supplemental Trust Indenture, dated as of June 15,
                          1997, between Micron and the Trustee, relating to the Notes (including the form of Note). Incorporated by reference to Micron's Report on Form 8-K filed on July 3, 1997.

               10.30  --  Micron Quantum Devices, Inc. 1996 Stock Option Plan.
                          Incorporated by reference to Micron's Registration Statement on Form S-8 (Reg. No. 333-50353).

            +++10.31  --  Micron 1998 Nonstatutory Stock Option Plan.

               +21.1  --  Subsidiaries of Micron.

               +23.1  --  Consent of PricewaterhouseCoopers LLP.

               +23.2  --  Consent of Ernst & Young LLP.

               +23.3  --  Consent of Holland & Hart LLP (included in Exhibits
                          5.1 and 8.2 hereof).

               +23.4  --  Consent of Fenwick & West LLP (included in Exhibit 8.1 hereof).

               *23.5  --  Consent of Donaldson, Lufkin & Jenrette Securities
                          Corporation.

                 *24  --  Power of Attorney (included on the signature page to this Registration Statement).

               +99.1  --  Proxy for Rendition Special Meeting.
---------------------------

* Previously filed with the original Registration Statement on July 29, 1998. + Filed herewith.
++ Management contract or compensatory plan.